                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

           (Amendment No. 2 to the Preliminary Proxy Statement)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              GLOBAL CROSSING LTD.
      ----------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

      ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ____

  (2) Aggregate number of securities to which transaction applies: _______

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____

  (4) Proposed maximum aggregate value of transaction: ___________________

  (5) Total fee paid: ____________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid: $ __________________________________________

  (2) Form, Schedule or Registration Statement No.: ______________________

  (3)Filing Party: _______________________________________________________

  (4) Date Filed: ________________________________________________________

                         [LOGO OF GLOBAL CROSSING LTD.]

      , 2000

Dear Shareholder,

  The board of directors cordially invites you to attend a special meeting of
Global Crossing shareholders, which we will hold at    , local time, on       ,
2000, at       .

  As part of our strategic plan to facilitate growth of GlobalCenter, our complex Web hosting and related Internet infrastructure services business, and increase value for shareholders of Global Crossing, our board of directors requests your approval to create a tracking stock that is intended to reflect the separate economic performance of our existing GlobalCenter business, which we will designate as GlobalCenter group stock.

  We currently plan to offer shares of GlobalCenter group stock that represent a portion of the equity value of the GlobalCenter group in a public offering. Upon the completion of the offering, each outstanding share of our existing Global Crossing common stock will be designated as Global Crossing group stock. Global Crossing group stock is intended to reflect the separate performance of our Global Crossing group, consisting of all of our other businesses and the Global Crossing group's ownership of the unsold portion of the GlobalCenter group.

  We intend to dispose of the shares representing the Global Crossing group's remaining interest in the earnings and losses of the GlobalCenter group following the proposed offering. This disposition is expected to include a distribution in the form of a dividend to the holders of Global Crossing group stock. The decision to make such a disposition and the precise method and timing will depend on market conditions and other factors. After this intended disposition of the GlobalCenter group stock, your ownership in Global Crossing will then be represented by two stocks: GlobalCenter group stock--which will reflect the performance of our GlobalCenter business--and Global Crossing group stock--which will reflect the performance of all of our non-GlobalCenter businesses.

  Before we can proceed with the creation and issuance of GlobalCenter group stock, the majority of all votes cast by the holders of Global Crossing common stock must vote in favor of the proposals to increase our authorized share capital and to allow our board of directors to designate our authorized shares of common stock capital into two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock. The special meeting of shareholders has been called specifically for this purpose. We describe the terms of the Global Crossing group stock and GlobalCenter group stock in detail in this proxy statement.

  At the special meeting, we will also ask you to consider and approve companion proposals to approve the adoption of two GlobalCenter stock incentive plans.

  The board of directors of Global Crossing unanimously recommends that you vote FOR the tracking stock proposals and the proposals to adopt the GlobalCenter stock incentive plans.

  This proxy statement provides you with detailed information about each of the proposals. We encourage you to read this entire document carefully.

  Thank you for your continued support.

                                    /s/ GARY WINNICK
                                    GARY WINNICK
                                    Chairman of the Board

See "Risk Factors" beginning on page 23 for some of the matters you should consider.

This document is dated       , 2000 and is being mailed to shareholders on or
about     , 2000.

                         [LOGO OF GLOBAL CROSSING LTD.]

                               ----------------

                   Notice of Special Meeting of Shareholders

                               ----------------

  We will hold a Special General Meeting of Shareholders (the "special
meeting") of Global Crossing Ltd. at     , on       , 2000 at     , local time,
for the following purposes:

  To vote on the following:

  1. To consider and act upon a proposal to increase our authorized share capital to $45,250,000 by the creation of an additional 1,500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share;

  2. To consider and act upon a proposal to allow our board of directors to designate our authorized shares of common stock into two or more classes of common stock, to approve the terms of the Global Crossing group stock and the GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock;

  3. To consider and act upon a proposal to approve the adoption of the GlobalCenter Management Stock Plan; and

  4. To consider and act upon a proposal to approve the adoption of the GlobalCenter 2000 Stock Plan.

  Only shareholders of record at the close of business on     , 2000, which has
been fixed as the record date for notice of the meeting, are entitled to vote at the meeting.

  We urge you to attend the meeting in person or by proxy. If you do not expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

                                     By order of the Board of Directors,

                                     MITCHELL C. SUSSIS
                                     Secretary

      , 2000

  Important: Please sign, date and return the enclosed proxy card as soon as possible. The proxy is revocable and will not be used if you give written notice of revocation to the Secretary of Global Crossing not less than one hour before the time fixed for the beginning of the meeting, if you lodge a later dated proxy or if you attend and vote at the meeting.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Questions & Answers About the Proposals..................................   1

Summary..................................................................   4

Risk Factors.............................................................  23

Cautionary Statement Concerning Forward-Looking Statements...............  43

The Special Meeting......................................................  44
  General................................................................  44
  Date, time and place...................................................  44
  Proposals to be considered at the special meeting......................  44
  Record date; votes per share...........................................  44
  Quorum.................................................................  45
  Votes required.........................................................  45
  How shares will be voted at the special meeting........................  46
  How to revoke a proxy..................................................  46
  Solicitation of proxies................................................  46

The Tracking Stock Proposals.............................................  47
  General................................................................  47
  Authorized and outstanding shares......................................  47
  The proposed public offering...........................................  48
  The intended disposition...............................................  49
  Reasons for the tracking stock proposals...............................  49
  Recommendation of our board of directors...............................  53
  Dividend policy........................................................  53
  Description of Global Crossing group stock and GlobalCenter group stock.................................................................  54
  Additional classes of common stock.....................................  70
  Certain anti-takeover provisions of Bermuda law and our bye-laws.......  70
  United States federal income tax consequences..........................  72
  Stock exchange listings................................................  73
  Stock transfer agent and registrar.....................................  73
  Effect on existing awards and convertible preferred stock..............  73
  No dissenters' rights..................................................  74

Selected Historical Financial Data of Global Crossing Ltd................  75

Selected Historical Combined Financial Data of the GlobalCenter Group....  80

Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Global Crossing Ltd....................................  82

Business of the GlobalCenter Group....................................... 104

Relationship Between the Global Crossing Group and the GlobalCenter
 Group................................................................... 116
  General policy......................................................... 116

                                                                           Page
                                                                           ----
  Amendment and modification of policy.................................... 116
  Role of capital stock committee......................................... 116
  Corporate opportunities................................................. 116
  Relationships between groups............................................ 117
  Dividend policy......................................................... 119
  Financial reporting; allocation matters................................. 119
  GlobalCenter Inc. board of directors.................................... 120
  Tax sharing agreement................................................... 120

The GlobalCenter Stock Incentive Plan Proposals........................... 122
  Management Stock Plan................................................... 122
  2000 Stock Plan......................................................... 123

Global Crossing Executive Compensation.................................... 125
  Summary compensation table.............................................. 127
  Certain compensation arrangements....................................... 127
  Compensation of outside directors....................................... 130
  Option grants in last fiscal year....................................... 130
  Aggregated option exercises in last fiscal year and fiscal year-end option values.......................................................... 131
  Compensation committee interlocks and insider participation............. 131
  Comparison of cumulative total returns.................................. 132

Stock Ownership of Management, Directors and 5% Shareholders of Global
 Crossing................................................................. 133

Submission of Future Shareholder Proposals................................ 135

Where You Can Find More Information....................................... 135

Information Incorporated by Reference..................................... 136

Index to Financial Statements............................................. F-1

 Annex I   Proposed Resolutions of Global Crossing's Shareholders in Connection
           with the Special Meeting
 Annex II  Certificate of Designations of Global Crossing Group Stock and
           GlobalCenter Group Stock
 Annex III Policy Statement Regarding Global Crossing Group Stock and
           GlobalCenter Group Stock Matters
 Annex IV  GlobalCenter Management Stock Plan
 Annex V   GlobalCenter 2000 Stock Plan

                    QUESTIONS & ANSWERS ABOUT THE PROPOSALS

  At the special meeting, we will ask you to consider and vote upon the proposals to increase our authorized share capital and to allow our board of directors to designate our authorized shares of common stock into two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock. Here are some questions and answers relating to the tracking stock proposals and the companion proposals for the approval of the adoption of the GlobalCenter stock incentive plans.

Q:  What am I being asked to vote on?

A: We are asking you to approve the tracking stock proposals and companion proposals approving the adoption of two GlobalCenter stock incentive plans.

Q:  Please briefly describe the tracking stock proposals.

A: The tracking stock proposals consist of two proposals: one to increase our authorized share capital, and one to allow our board of directors to designate our authorized shares of common stock capital into two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock. If the proposed offering of GlobalCenter group stock is completed, our board of directors will designate 3,000,000,000 of our authorized shares of common stock as Global Crossing group stock and 1,000,000,000 of our authorized shares of common stock as GlobalCenter group stock, and redesignate our outstanding common stock as Global Crossing group stock.

Q:  What is a tracking stock and how does it work?

A: A tracking stock is a separate class of a company's common stock that is designed to reflect the separate performance of a group of assets or specific business units, divisions, subsidiaries or equity investments of the company. The holders of Global Crossing group stock and the holders of GlobalCenter group stock will be shareholders of Global Crossing and will not be shareholders of their respective groups.

Q:  What will happen to my shares of Global Crossing common stock?

A: Following the public offering of GlobalCenter group stock, all of your shares of Global Crossing common stock will be redesignated as Global Crossing group stock, which will represent all of the assets and businesses of Global Crossing, including all of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group upon the completion of the proposed offering. Following the intended distribution of the remaining shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group, your shares of Global Crossing group stock will represent all of the assets and businesses of Global Crossing, other than the GlobalCenter business.

Q:  Why are we proposing to create two classes of common stock?

A: We believe that the creation of GlobalCenter group stock will assist the GlobalCenter group in meeting its capital requirements by creating an additional publicly traded equity security that it can use to raise capital and issue for acquisitions and investments. We further believe that separating the performance of the Global Crossing group and the GlobalCenter group and reflecting separately the operating results and growth prospects of each group will permit greater market recognition and more efficient valuation of the Global Crossing group and the GlobalCenter group. At the same time, we believe that the tracking stock proposal allows us to continue to benefit from synergies between the Global Crossing group and the GlobalCenter group and other advantages of doing business under common ownership. We describe these and other reasons for the tracking stock proposals starting on page 49.

Q: How will my interest in Global Crossing be affected if the tracking stock proposals are approved and implemented?

A: If the tracking stock proposals are approved and GlobalCenter group stock is sold to the public, the economic interest retained by you, as the holders of Global Crossing group stock, in the GlobalCenter group will be proportionately reduced. Because the total assets of the GlobalCenter group will increase by the amount of the net proceeds of the proposed public offering, however, the economic value of your holdings in Global Crossing group stock should remain the same, assuming the price we receive for the shares of GlobalCenter group stock we sell reflects their inherent value. Nonetheless, we cannot guarantee that the market price of your Global Crossing group stock will reflect the full value of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group and that the market value of your shares of Global Crossing common stock will not decrease as a result of the implementation of the tracking stock proposals and the proposed offering of GlobalCenter group stock.

   In addition, because the holders of Global Crossing group stock and GlobalCenter group stock will generally vote together as a single class on matters brought to a vote of Global Crossing shareholders, your vote will be diluted after the offering of GlobalCenter group stock because we will have issued more shares with voting rights.

Q:  Do the tracking stock proposals involve a spin-off?

A: No. The tracking stock proposals do not contemplate a distribution or spin-off of any assets or liabilities of Global Crossing or its subsidiaries. Tracking stocks are more complex than traditional common stock and are not directly comparable to common stock of companies that have been spun off by their parent companies. The holders of Global Crossing group stock and the holders of GlobalCenter group stock will continue to be shareholders of Global Crossing and, as such, will be subject to the benefits and risks associated with an investment in Global Crossing and all of our businesses, assets and liabilities.

Q: Why are you issuing a tracking stock instead of spinning off the GlobalCenter group?

A: Issuing a tracking stock will retain for us the advantages of doing business as a single company and allow each group to capitalize on relationships with the other group, such as the ability of the GlobalCenter group to take advantage of the Global Crossing group's high capacity fiber optic network. Issuing a tracking stock will also allow both groups to continue to benefit from common ownership by saving costs in corporate overhead expenses and sharing synergies relating to strategy. However, we cannot assure you that the market price of either GlobalCenter group stock or Global Crossing group stock will accurately reflect the performance of the assets contained in these groups as we intend.

Q: How will the tracking stock proposals affect future financial statement presentation of Global Crossing?

A: We include in this proxy statement the consolidated financial statements of Global Crossing, the combined financial statements of the GlobalCenter group and the pro forma combined financial statements of the Global Crossing group. In addition, financial statements of companies we have recently acquired are incorporated by reference in this proxy statement. Following the issuance of GlobalCenter group stock, we will issue periodically combined financial statements for the GlobalCenter group, combined financial statements for the Global Crossing group and consolidated financial statements for Global Crossing. Presentation of the separate group financial statements of the GlobalCenter group and the Global Crossing group will provide current and potential investors in each group with financial information regarding the underlying businesses of the GlobalCenter group and the Global Crossing group.

Q: Why are the number of authorized shares of common stock and preferred stock being increased?

A: We need to increase the number of authorized shares of common stock for the proposed offering of GlobalCenter group stock and the proposed distribution, to grant awards of

   GlobalCenter group stock under its stock incentive plans and to issue in transactions consistent with our business strategy GlobalCenter group stock, Global Crossing group stock or any additional class of group stock. We need to increase the number of authorized shares of preferred stock in order to retain the flexibility to issue those shares in possible financing and acquisition transactions in the future.

Q:  Why are we adopting the GlobalCenter stock incentive plans?

A: We are adopting the GlobalCenter stock incentive plans to allow us to grant awards based on shares of GlobalCenter group stock.

Q:  Should I vote "FOR" the proposals?

A: Yes. Our directors unanimously recommend that you vote "FOR" each of the proposals. We are soliciting your vote "FOR" both proposals with this proxy statement.

Q:  What do I need to do now?

A: After you carefully read this document, please indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Global Crossing special meeting. You may also vote by
    attending the meeting in person, which will be held at                on
             , 2000.

Q: If my broker holds my shares in "street name," will my broker vote my shares?

A: Your broker will not vote your shares unless you follow the directions your broker provides to you regarding how to vote your shares.

Q:  What do I do if I want to change my vote?

A: You can change your vote by sending in a notice of revocation or a later-dated, signed proxy card to Global Crossing's Secretary before the special meeting or by attending the special meeting in person and voting.

Q:  Should I send in my stock certificates?

A: No. If the tracking stock proposals are adopted, each of your shares of existing common stock will be automatically redesignated as one share of Global Crossing group stock if and when we complete the proposed public offering of GlobalCenter group stock. The stock certificate representing your shares of existing common stock will represent ownership of the same number of shares of Global Crossing group stock.

Q:  Who should I call with questions?

A: If you have any questions about the tracking stock proposals or would like copies of any of the documents we refer to or that we incorporate by reference in this proxy statement, please call our Investor Relations department at (310) 385-5200.

                                    Summary

  This summary, together with the "Questions and Answers About the Proposals" on the preceding pages, highlights important selected information from this proxy statement. To understand the proposals fully and for a more complete description of the legal terms of the proposals, you should read carefully this entire document and the documents we have referred you to.

  In this proxy statement, "we," "us," "our," "ours" and "Global Crossing" refers to Global Crossing Ltd. and its subsidiaries.

                        Global Crossing and GlobalCenter

  For the purpose of establishing a tracking stock, we intend to separate our complex Web hosting and related Internet infrastructure services business-- which we call the GlobalCenter group--from the rest of our businesses--which we call the Global Crossing group. We intend that our GlobalCenter group stock will track the performance of the GlobalCenter group, and intend that our Global Crossing group stock will track the performance of the Global Crossing group. Holders of GlobalCenter group stock and Global Crossing group stock will not have an exclusive claim on the assets of the GlobalCenter group and the Global Crossing group, respectively. Instead, holders of both classes of common stock remain stockholders of Global Crossing and will have a claim on the assets of Global Crossing as a whole.

  Tracking stocks, like GlobalCenter group stock and Global Crossing group stock, are more complex than traditional common stock and are not directly comparable to common stock of companies that have been spun off by their parent companies. Because of:

  . the ability of our board of directors or capital stock committee to reallocate assets and modify policies without shareholder approval;

  .  the complex nature of the terms of tracking stocks; and

  . some terms, including liquidation rights, that are not intended to link the market value of the tracking stock with the performance of the related group's assets;

we cannot assure you that the market price of GlobalCenter group stock and Global Crossing group stock will reflect the performance of the assets contained in these groups as we intend.

The GlobalCenter Group

  The GlobalCenter group is a leading provider of Internet infrastructure services incorporating:

  .  complex Web hosting;

  .  IP network service, using primarily the Global Crossing network;

  .  hardware and software procurement and installation;

  .  content distribution, integration and management services;

  .  systems applications; and

  .  professional services.

  The GlobalCenter group delivers its services primarily to customers seeking rapid, cost-effective services for their mission-critical Internet-related operations. As of March 31, 2000, the GlobalCenter group provided solutions to over 500 customers, including large, well-established enterprises and newer Internet companies. Due largely to rapid growth in both the size of its customer base and demand for outsourced Internet infrastructure services, its annual revenues have grown from $7.7 million in 1997 to $70.9 million in 1999. The GlobalCenter group's net losses were $2.8 million for 1997, $16.8 million for the nine months ended September 30, 1999 and $42.7 million for the three months ended December 31, 1999.

  The GlobalCenter group currently operates ten data centers strategically located near major business centers in northern and southern California; New York City; northern Virginia; London; and Melbourne. Six of these data centers have been commercially operational for more than 12 months and are currently operating at or near full capacity. In addition, it currently has in development 10 data centers in the United States, Europe and the Asia-Pacific region, nine of which it plans to open by the end of this year, bringing the total gross square footage of its data centers to over one million. The GlobalCenter group's data centers incorporate many advanced design features including multi-layer physical security, redundant environmental control and power systems and 24x7x365 monitoring, maintenance and support systems. Highly trained technical support and network operating staff are located on-site at the GlobalCenter group's data centers to provide its customers with installation, support and professional services.

  Each of the GlobalCenter group's data centers other than its Melbourne data center is located directly on the Global Crossing IP-based, fiber optic network. This network is expected to span 101,000 route miles and connect five continents and more than 200 cities in 27 countries by the middle of 2001. The GlobalCenter group believes that its special access to this network will enable it to enjoy significant connectivity advantages over other providers of Internet infrastructure services, including higher availability of network capacity and enhanced, integrated network monitoring and problem resolution. In addition, the extensive geographic reach of the Global Crossing group's IP network and the Global Crossing group's numerous peering and transit relationships with other major Internet service providers, or ISPs, enable the Global Crossing group to avoid many of the congested Internet public exchange points and deliver IP traffic directly to its destination network or intended IP address. A peering relationship is an interconnection between two IP networks that allows either network and its customers to deliver IP traffic to the other's network and its customers without a fee if traffic levels are comparable. A transit relationship is a similar relationship that involves the transport of IP traffic to third party networks for a fee. Each of the GlobalCenter group's data centers also has access to the communications networks of other major carriers.

  The GlobalCenter group's objective is to become the leading global total services provider for its customers' mission-critical Internet infrastructure requirements. To achieve this objective, the GlobalCenter group is implementing a business strategy focused on the following key elements:

  . enhance and expand its portfolio of value-added applications and professional services;

  .  expand its global footprint by opening new data centers;

  . develop and market services tailored to the needs of selected information-intensive industries, including media and entertainment, financial services, retail and business-to-business exchanges;

  . continue to take advantage of its unique relationship with the Global Crossing group, including the Global Crossing group's extensive customer base and partnering relationships;

  .  expand its direct sales force and develop new channels of distribution;

  . develop and strengthen relationships with industry leading technology vendors; and

  . through GlobalCenter Inc., enter into strategic partnerships or make targeted acquisitions to complement its internal development efforts.

  The GlobalCenter group's management team is led by Leo J. Hindery, Jr., Chief Executive Officer of GlobalCenter Inc., Chief Executive Officer of Global Crossing Ltd. and the former President and CEO at AT&T Broadband & Internet Services.

The Global Crossing Group

  The principal activities of the Global Crossing group include offering a variety of integrated telecommunications products and services to customers through its IP-based fiber optic network, including domestic and international voice services, data products, structured bandwidth services and other communications products. In addition, through its installation and maintenance services business conducted through its Global Marine Systems subsidiary, the Global Crossing group installs and maintains undersea fiber optic cable systems for carrier customers worldwide. On July 11, 2000, we entered into an agreement to sell our incumbent local exchange carrier business to Citizens Communications for $3.65 billion in cash subject to adjustments concerning closing date liabilities and working capital balances.

  Shares will also be reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, representing that portion of the earnings and losses of the GlobalCenter group that is not sold to the public in the proposed offering.

                              The Special Meeting

Proposals to be Considered at the Meeting

 The tracking stock proposals

  At the Global Crossing special meeting, you will be asked to consider and vote to approve proposals:

  . to increase our authorized share capital to $45,250,000 by the creation of an additional 1,500,000,000 shares of common stock and 5,000,000 shares of preferred stock;

  . to allow our board of directors to redesignate our authorized shares of common stock into two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock.

  If the proposed public offering of GlobalCenter group stock is completed, our board of directors will designate 3,000,000,000 of our authorized shares of common stock as Global Crossing group stock and 1,000,000,000 of our authorized shares of common stock as GlobalCenter group stock.

  By voting in favor of the tracking stock proposals, you may be forfeiting your rights to challenge these proposals in the future.

 The GlobalCenter stock incentive plan proposals

  In addition, at the Global Crossing special meeting, you will be asked to consider and vote to approve the adoption of two GlobalCenter stock incentive plans: the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan.

  If the tracking stock proposals are approved, we intend to implement them whether or not the GlobalCenter stock incentive plan proposals are approved. If the tracking stock proposals are not approved, we will not implement the GlobalCenter stock incentive plan proposals.

Votes Required to Approve the Proposals

  The favorable vote of a majority of all votes cast by the holders of Global Crossing common stock is required for approval of each proposal.

  Our directors and executive officers beneficially owned approximately 20.84% of the outstanding shares of our existing common stock as of April 24, 2000.

The Proposed Public Offering

  If you approve the tracking stock proposals, we expect to issue in a public offering shares of GlobalCenter group stock representing a portion, currently estimated at approximately 20%, of the equity value of the GlobalCenter group. After the special meeting, we will determine the exact amount to be issued based on the capital requirements of the GlobalCenter group, market conditions at the time of the public offering and other factors. The proceeds of the public offering will be allocated to the GlobalCenter group.

  If the tracking stock proposals are approved and implemented, your shares of Global Crossing common stock will be redesignated as shares of Global Crossing group stock and, prior to any disposition of the remaining shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group as discussed below, you will only hold shares of GlobalCenter group stock to the extent you participate in the proposed offering.

Timing of the Proposed Public Offering

  We currently expect to complete the proposed public offering shortly following shareholder approval of the tracking stock proposals.

  If subsequent considerations arise, our board of directors could decide not to create Global Crossing group stock and GlobalCenter group stock and abandon plans for the implementation of the tracking stock proposals and the proposed offering, even if our shareholders have approved the tracking stock proposals.

Shares Reserved for Issuance for the Benefit of the Global Crossing Group or to the Holders of Global Crossing Group Stock and the Intended Disposition

  Prior to the completion of the proposed offering of GlobalCenter group stock, but after the special meeting, our board of directors will determine the number of shares of GlobalCenter group stock that, if issued, would represent 100% of the earnings and losses of the GlobalCenter group and reserve those shares for issuance for the benefit of the Global Crossing group.

  Immediately following the proposed offering, the shares of the GlobalCenter group reserved for issuance for the benefit of the Global Crossing group and will be reflected in the combined financial statements of the Global Crossing group as "shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock." These reserved shares will not have voting rights.

  Following the proposed offering we intend to dispose of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group. This disposition may include a distribution in the form of a dividend to holders of Global Crossing group stock, an exchange offer, a further sale of GlobalCenter group stock, or a combination thereof. We currently intend to effectuate this disposition at some time after the proposed offering and the expiration of any lock-up period; however, we have not yet determined the exact method and timing of this disposition. There is no guarantee, however, that any disposition will follow the proposed offering.

  We will base our decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all of Global Crossing's shareholders. The disposition may occur in several stages, following which we expect that all of the shares of GlobalCenter group stock currently reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock would be represented by newly issued shares of GlobalCenter group stock.

Even after this distribution, however,

  . all of the assets of the GlobalCenter group and the Global Crossing group will still remain part of, and under control of, Global Crossing, and

  . in the event of a liquidation of Global Crossing, holders of GlobalCenter group stock and Global Crossing group stock would not have an exclusive claim on the assets of the GlobalCenter group or the Global Crossing group, respectively, but rather a claim on the assets of Global Crossing as a whole.

Differences Between Tracking Stocks and Traditional Common Stock

  Tracking stock is a type of common stock that is intended to reflect or "track" the separate performance of a particular business or group of businesses and does not reflect direct ownership of the tracked assets. Tracking stocks, like GlobalCenter group stock and Global Crossing group stock, are more complex than traditional common stock and are not directly comparable to common stock of companies that have been spun off by their parent companies. Tracking stocks contain complicated terms, some of which are not intended to link the market value of the tracking stock with the performance of the tracked assets. In addition, tracking stocks are implemented by a company's board of directors or capital stock committee, typically in a manner that permits reallocation of assets and modification of policies. Finally, in the event of liquidation, holders of tracking stock do not have a direct claim on the tracked assets but rather a general claim on the assets of the company as whole.

  As a result, we cannot assure you that the market price of GlobalCenter group stock and Global Crossing group stock will reflect the performance of the assets contained in these groups as we intend.

Reasons for the Tracking Stock Proposals

  We expect the tracking stock proposals to:

  . assist the GlobalCenter group in meeting its capital needs by creating an additional publicly traded equity security that it can use to raise capital and can issue for acquisitions and investments;

  .  maintain the benefits of doing business under common ownership;

  . increase market awareness of the performance and value of our GlobalCenter business. We expect this will provide greater market recognition and realization of the value, individually and collectively, of Global Crossing and its distinct lines of business represented by each of the GlobalCenter group and the Global Crossing group; and

  . permit the creation of more effective management incentive and retention programs, with the ability to direct business-specific options and securities to employees of each group.

For additional reasons for the tracking stock proposals, see "The Tracking Stock Proposals--Reasons for the tracking stock proposals."

Comparison of Existing Common Stock with Global Crossing Group Stock and GlobalCenter Group Stock

  We have compared below our existing common stock with the proposed Global Crossing group stock and GlobalCenter group stock. You should keep in mind that holders of Global Crossing group stock and GlobalCenter group stock will remain shareholders of a single company. The Global Crossing group and the GlobalCenter group will not be separate legal entities. As a result, you will continue to be subject to benefits and risks associated with an investment in Global Crossing and its businesses, assets and liabilities. Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group.

 Dividends

  Existing common stock. Historically, we have not paid dividends on our existing common stock. Dividends are declared at the discretion of our board of directors.

  Tracking stocks. We presently do not anticipate paying dividends on either tracking stock. Dividends, if any, will be declared at the discretion of our board of directors.

 Voting rights

  Existing common stock. Holders of existing common stock have one vote per share, subject to certain restrictions described on page 61.

  Tracking stocks. Holders of Global Crossing group stock will have one vote per share. Holders of GlobalCenter group stock will have more than, less than or exactly one vote per share depending on the relative average market values of the two classes of stock over a specified period prior to the record date for the vote, subject to a limitation on the voting power of holders of GlobalCenter group stock to 25% of the total voting power of all outstanding shares of Global Crossing common stock and to certain other restrictions described on page 61.

  The holders of the two classes of stock will vote together as a single class on each matter on which holders of common stock are generally entitled to vote, except in the case of any proposal to increase or decrease the authorized shares of the relevant class or amend the terms of that class, and except for the limited single class voting rights provided under Bermuda law, Nasdaq listing rules or stock exchange rules or as otherwise determined by our board of directors.

 Conversion at option of Global Crossing

  Existing common stock. We do not have the option of converting shares of our existing common stock into any other security of Global Crossing.

  Tracking stocks. We may, at any time and without shareholder approval, convert either tracking stock into the other tracking stock at our option:

  . at a 20% premium during the first year following the completion of the proposed public offering of GlobalCenter group stock;

  . at a 15% premium during the second year following the implementation of the tracking stock proposals; and

  .  at a 10% premium thereafter.

  Any optional conversion as described above can only be effected if, as of close of business on the last day of the 20-trading day period, the market capitalization of the class of common stock being issued in the conversion exceeds the market capitalization of the class of common stock being converted.

  The premiums described above are intended for the protection of holders of GlobalCenter group stock and Global Crossing group stock, particularly during the initial period following the group stock classification, since a decision by our board of directors to convert one class of stock into the other may be made without shareholder approval. The decrease in the premium from 20% to 10% over the first two years the GlobalCenter group stock is outstanding is intended to allow greater flexibility to us in using these provisions over time by decreasing the dilutive effect of such a conversion on holders of shares of the class of stock not being converted. Provisions similar to these, with comparable declining premiums, are included in the terms of tracking stocks of other public companies that have issued tracking stock.

  If we exercise our conversion right as a result of a "tax event," as that term is defined under "The Tracking Stock Proposals--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase-- Conversion of common stock at option of Global Crossing at any time," we will convert your shares without any premium.

  In addition, if our board of directors determines to issue one or more additional classes of common stock, shares of that class or those classes could be converted into Global Crossing group stock or GlobalCenter group stock on terms determined by our board of directors at the time of issuance.

 Repurchase for stock of subsidiary

  Existing common stock. We do not have the option of requiring the repurchase of shares of our existing common stock.

  Tracking stocks. We will have the right at any time and without shareholder approval to require the repurchase of shares of Global Crossing group stock for stock of one or more of our subsidiaries that holds all of the assets and liabilities of the Global Crossing group. Similarly, we will have the right at any time and without shareholder approval to require the repurchase of GlobalCenter group stock for stock of one or more of our subsidiaries that holds all of the assets and liabilities of the GlobalCenter group.

  In addition, if our board of directors determines to issue one or more additional classes of common stock, we will have the right at any time and without shareholder approval to require the repurchase of shares of that class or those classes of common stock for stock of one or more of our subsidiaries that holds all of the assets and liabilities of the related group or groups.

 Rights on sale of all or substantially all assets of a group

  Existing common stock. Holders of existing common stock have no special rights triggered by a sale of all or substantially all of the assets of a group.

  Tracking stocks. If we sell all or substantially all--that is, at least 80%-- of the assets attributed to either group, subject to a limited number of exceptions and without shareholder approval, we must either:

  . distribute an amount equal to the net proceeds of the sale through a special dividend or repurchase, or

  . convert each share of that group's tracking stock into a number of shares of the other group's tracking stock at the premiums discussed above under "Conversion at option of Global Crossing".

  We may elect to pay the special dividend or repurchase price either in the same form in which the proceeds of the disposition were received or in any other combination of cash, securities or other property that our board of directors determines in good faith will have an aggregate market value of not less than the fair value of the net proceeds. Our board of directors will not be required to obtain a third party fairness opinion in connection with this determination.

  If we sell substantially all--but not all--of the assets attributed to a group and we distribute the net proceeds by special dividend or partial repurchase, then at any time within two years after completing the distribution we will have the right to convert the remaining outstanding shares of that group's stock into shares of the other group's stock at a premium of 10%.

  We will not be required to effect a distribution or conversion if we receive in the sale primarily equity securities of the acquiror or its parent, and the acquiror or its parent is or will be primarily engaged in one or more businesses similar or complementary to the group whose assets are sold.

  A spin-off to shareholders one or more of our subsidiaries holding all of the assets and liabilities of either the GlobalCenter group or the Global Crossing group would result in a repurchase of shares of the related group stock for shares of common stock of the subsidiary to be spun off and would not be considered a disposition of all or substantially all of the assets of the applicable group under the provisions discussed above.

  If we create additional classes of common stock, we can convert the class of stock of the group whose assets are disposed of into one of those classes. Any conversion of Global Crossing group stock or GlobalCenter group stock into an additional class of common stock would be subject to the same premium provisions that would apply to a conversion of Global Crossing group stock into GlobalCenter group stock or GlobalCenter group stock into Global Crossing group stock.

 Winding up

  Existing common stock. If Global Crossing is wound up, holders of existing common stock would share assets remaining for distribution to holders of common stock in equal amounts per share of existing common stock.

  Tracking stocks. Holders of Global Crossing group stock and GlobalCenter group stock would share assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share. Each share of Global Crossing group stock will have one liquidation unit. Each share of GlobalCenter group stock will have a number of liquidation units based upon the relative market values of GlobalCenter group stock and Global Crossing group stock over the 20-trading day period ending on the 40th trading day after the initial issuance of the GlobalCenter group stock.

  If we create one or more additional classes of common stock, each share of such class will have such number of liquidation units as our board of directors will determine. Except for anti-dilution adjustments, we will not change the number of liquidation units per share of GlobalCenter group stock or any additional class of common stock without the approval of the holders of each class of stock voting separately.

Policy Statement of Global Crossing's Board of Directors

  Our board of directors may amend, modify or rescind our policy statement, or may adopt additional or other policies or may make exceptions with respect to the application of these policies, in its sole discretion and without shareholder approval. However, our board of directors will only make such changes or exceptions consistent with its fiduciary duty to Global Crossing and all of its shareholders.

  Our policy statement provides that we will resolve all material matters as to which the holders of Global Crossing group stock and the holders of GlobalCenter group stock may have potentially divergent interests in a manner that our board of directors or capital stock committee determines to be in the best interests of Global Crossing and all of its shareholders.

  Our policy statement also provides that Global Crossing will seek to manage the Global Crossing group and the GlobalCenter group in a manner designed to maximize the operations, unique assets and value of both groups, and with complementary deployments of personnel, capital and facilities, with the continuing goal of positioning Global Crossing as a premier provider of global IP and data services for both wholesale and retail customers.

  Our policy statement establishes guidelines to help us allocate debt, corporate overhead, interest and taxes on an objective basis. Our policy statement also provides for:

  . favorable access by the GlobalCenter group to the Global Crossing group's IP-based high capacity fiber optic network;

  .  the centralized management of most financial activities;

  . the transfer of assets resulting from commercial transactions that our board of directors determines to be in the ordinary course of business between the groups on arm's-length terms;

  .  the transfer of assets between groups at fair value;

  . the allocation of corporate opportunities in the best interests of Global Crossing; and

  .  access by the groups to Global Crossing's intellectual property.

  Our policy statement provides that a capital stock committee, comprised of three independent directors, will exercise certain delegated powers with respect to the GlobalCenter group and the Global Crossing group. These powers initially will include the power to interpret, make determinations under, and oversee the implementation of the policy statement and adopt additional general policies governing the relationship between the GlobalCenter group and the Global Crossing group.

  For more information regarding the policy statement, see "Relationship Between the Global Crossing Group and the GlobalCenter Group."

Risk Factors

  When evaluating the tracking stock proposals, you should be aware of the risk factors we describe under "Risk Factors" starting on page 23.

United States Federal Income Tax Considerations

  We have been advised by our counsel that the receipt of Global Crossing group stock will not be taxable to you. However, the United States Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of the features of Global Crossing group stock and GlobalCenter group stock. The Internal Revenue Service has also announced that it will not issue rulings on the characterization of stock with characteristics similar to Global Crossing group stock and GlobalCenter group stock. Therefore, the tax treatment of the tracking stock proposals are subject to some uncertainty.

  In addition, the Clinton Administration proposed legislation in February 2000 that, if enacted, would impose a tax on shareholders that receive stock similar to Global Crossing group stock or GlobalCenter group stock in exchange for other stock in the company or in a distribution by the company. If this proposal is enacted, you could be subject to tax on your receipt of Global Crossing group stock or GlobalCenter group stock. If our shareholders approve tracking stock proposals, our board of directors will evaluate legislative developments relating to this tax proposal prior to creating any class of tracking stock. For more information regarding the tax consequences of the tracking stock proposals, see "The Tracking Stock Proposals--United States federal income tax consequences."

Listing

  We expect to list Global Crossing group stock under the trading symbol "GBLX" and GlobalCenter group stock under the trading symbol "GCTR" on the Nasdaq National Stock Market and the Bermuda Stock Exchange.

The GlobalCenter Stock Incentive Plan Proposals

  We are also asking you to vote on related proposals to approve the adoption of two GlobalCenter stock incentive plans: the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan. These plans would, among other things, reflect the tracking stock proposal by authorizing us to grant to our employees, officers and directors awards based on shares of GlobalCenter group stock. We intend to grant awards to employees based primarily on the group for which our employees work.

Recommendation of the Board of Directors

  Our board of directors has carefully considered each of these proposals and believes that the approval of these proposals by the shareholders is advisable and in the best interests of Global Crossing. Our board of directors unanimously recommends that you vote "FOR" each of these proposals.

           SELECTED HISTORICAL FINANCIAL DATA OF GLOBAL CROSSING LTD.

  The table below shows selected historical financial data for Global Crossing Ltd. This data has been prepared using our consolidated financial statements as of the dates indicated and for each of the years ended December 31, 1999 and 1998, for the period from March 19, 1997, the date of our inception, to December 31, 1997 and for the three months ended March 31, 1999 and 2000.

In reading the following selected historical financial data, please note the following:

  . The financial data as of March 31, 2000 and for the three months ended
    March 31, 1999 and 2000 are derived from our unaudited consolidated financial statements included elsewhere in this proxy statement. We have made adjustments, consisting of normal recurring adjustments necessary to present our financial position as of March 31, 2000 and the results of operations for the three months ended March 31, 1999 and 2000, which in the opinion of our management are necessary for a fair presentation. Results of operations for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results that we expect for the full year or for any future period.

  . The statement of operations data for the year ended December 31, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through December 31, 1999; the results of Frontier Corporation for the period from September 30, 1999, date of acquisition, through December 31,1999; and the results of Racal Telecom for the period from November 24, 1999, date of acquisition, through December 31, 1999. The Consolidated Balance Sheet as of December 31, 1999 includes amounts related to Global Marine Systems, Frontier Corporation and Racal Telecom. This information should be read in conjunction with pro forma financial information of Global Crossing Ltd. and notes incorporated by reference into this proxy statement.

  . During the year ended December 31, 1999, we recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities". See the "Cumulative effect of change in accounting principles" item in the Statement of Operations Data.

  . On March 24, 2000, we increased our interest in the PC-1 cable system from 57.75% to 64.50% for approximately $21 million by acquiring the remaining ownership of another partner in PC-1 and the PC-1 shareholder agreement was amended, which enabled us to exercise effective control over PC-1. As a result of these changes, we have, effective January 1, 2000, consolidated PC-1's operating results.

  . On January 12, 2000, we established a joint venture, called Hutchison
    Global Crossing, with Hutchison Whampoa Limited to pursue fixed-line telecommunications and Internet opportunities in Hong Kong. For its 50% share, Hutchison Whampoa Limited contributed to the joint venture its building-to-building fixed-line telecommunications network in Hong Kong and a number of Internet-related assets. In addition, Hutchison Whampoa Limited has agreed that any fixed-line telecommunications activities it pursues in China will be carried out by the joint venture. For our 50% share, we provided to Hutchison Whampoa Limited $400 million in Global Crossing Ltd. convertible preferred stock, convertible into shares of Global Crossing group stock at a rate of $45 per share, and committed to contribute to the joint venture international telecommunications capacity rights on Global Crossing's network and global media distribution center capabilities which together are valued at $350 million, as well as $50 million in cash. We intend to integrate our interest in Hutchison Global Crossing into our Asia Global Crossing joint venture.

  . On December 15, 1999, we issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million. Each share of preferred stock is convertible into 4.6948 shares of Global Crossing group stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%.

  . On November 24, 1999, we completed our acquisition of Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

  . On November 12, 1999, Global Crossing Holdings Ltd., our wholly-owned subsidiary, issued two series of senior unsecured notes. The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million. The New Senior Notes are guaranteed by Global Crossing Ltd. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

  . On November 5, 1999, we issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of Global Crossing group stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%.

  . On September 28, 1999, we completed the acquisition of Frontier
    Corporation in a merger transaction valued at over $10 billion, with Frontier shareholders receiving 2.05 shares of Global Crossing common stock for each share of Frontier common stock held. Frontier is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

  . On July 2, 1999, we completed our acquisition of the Global Marine
    Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

  . On May 16, 1999, we entered into a definitive agreement to merge with U S
    WEST, Inc. On July 18, 1999, we and U S WEST agreed to terminate our merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid us a termination fee of $140 million in cash and returned 2,231,076 shares of Global Crossing common stock purchased in a related tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to us for this capacity of $140 million over the next two years. During the year ended December 31, 1999, we recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.

  . The "Termination of advisory services agreement" item in the Statements of Operations Data includes a charge for the termination of the advisory services agreement as of June 30, 1998. We acquired the rights from those entitled to fees payable under the advisory services agreement in consideration from the issuance of common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to us under a related advance agreement. As a result of this transaction, we recorded a non-recurring charge in the approximate amount of $138 million during the year ended December 31, 1998. In addition, we recognized as an expense approximately $2 million of advisory fees incurred prior to termination of the contract.

  . We granted warrants to Pacific Capital Group, Inc., a shareholder, and some of our affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was originally allocated to "Construction in progress" in the amount of $112 million and as "Investment in and advances to/from affiliates" in the amount of $163 million. See the "property and equipment" item in the Balance Sheet Data. The "Investment in and advance to/from affiliates" item in the balance sheet data includes $163 million as of December 31, 1999 and 1998, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, is calculated as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue and amounts relating to the termination of the advisory services agreement. This definition is consistent with financial covenants contained in our major financial agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. This information should not be considered as an alternative to any measure of performance as promulgated under GAAP. Our calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

   The selected consolidated financial data as of December 31, 1997, 1998 and 1999, for the period from March 19, 1997, the date of our inception, to December 31, 1997, and for the years ended December 31, 1998 and 1999, respectively, are derived from our audited consolidated financial statements and should be read in conjunction with our audited consolidated financial statements and notes included elsewhere in this proxy statement.

                               Period from
                              March 19, 1997                                   Three Months Ended
                          (Date of Inception) to  Year Ended    Year Ended          March 31,
                               December 31,      December 31,  December 31,  ------------------------
                                   1997              1998          1999         1999         2000
                          ---------------------- ------------  ------------  -----------  -----------
                                   (in thousands, except share and per share information)
                                                                                   (Unaudited)
Statement of Operations
 Data:
Revenue.................       $        --       $   419,866   $ 1,664,824   $   176,319  $ 1,119,516
                               -----------       -----------   -----------   -----------  -----------
Expenses:
Cost of sales...........                --           178,492       850,483        69,387      579,907
Operations,
 administration and
 maintenance............                --            18,140       134,266        12,026      144,578
Sales and marketing.....             1,366            31,748       152,115        10,437      104,318
Network development.....                78            14,204        33,304         7,376       19,209
General and
 administrative.........             1,618            56,797       250,202        35,815      166,751
Depreciation and
 amortization...........                39               541       124,294           211      140,943
Goodwill and intangibles
 amortization...........                --                --       127,621            --      131,634
Termination of advisory
 services agreement.....                --           139,669            --            --           --
                               -----------       -----------   -----------   -----------  -----------
                                     3,101           439,591     1,672,285       135,252    1,287,340
                               -----------       -----------   -----------   -----------  -----------
Operating (loss)
 income.................            (3,101)          (19,725)       (7,461)       41,067     (167,824)
Equity in income (loss)
 of affiliates..........                --            (2,508)       15,708        (2,736)      (5,140)
Minority interest.......                --                --        (1,338)           --      (15,731)
Other income (expense):
 Interest income........             2,941            29,986        67,407        14,392       22,798
 Interest expense.......                --           (42,880)     (139,077)      (23,779)     (85,676)
 Other expense, net.....                --                --       180,765            --       (5,628)
Provision for income
 taxes..................                --           (33,067)     (126,539)      (16,142)      (5,000)
                               -----------       -----------   -----------   -----------  -----------
 (Loss) income before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle.............              (160)          (68,194)      (10,535)       12,802     (262,201)
Extraordinary loss on
 retirement of debt.....                --           (19,709)      (45,681)           --           --
                               -----------       -----------   -----------   -----------  -----------
(Loss) income before
 cumulative effect of
 change in accounting
 principle..............              (160)          (87,903)      (56,216)       12,802     (262,201)
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1,400.................                --                --       (14,710)      (14,710)          --
                               -----------       -----------   -----------   -----------  -----------
Net loss................              (160)          (87,903)      (70,926)       (1,908)    (262,201)
Preferred stock
 dividends..............           (12,690)          (12,681)      (66,642)      (13,044)     (45,258)
Repurchase of preferred
 stock..................                --           (34,140)           --            --           --
                               -----------       -----------   -----------   -----------  -----------
Net loss applicable to
 common shareholders....       $   (12,850)      $  (134,724)  $  (137,568)  $   (14,952) $  (307,459)
                               ===========       ===========   ===========   ===========  ===========
Net Loss per Common
 Share:
Loss applicable to
 common shareholders
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle
 Basic and diluted......       $     (0.04)      $     (0.32)  $     (0.15)  $     (0.00) $     (0.39)
                               ===========       ===========   ===========   ===========  ===========
Extraordinary item
 Basic and diluted......       $        --       $     (0.06)  $     (0.09)  $        --  $        --
                               ===========       ===========   ===========   ===========  ===========
Cumulative effect of
 change in accounting
 principle
 Basic and diluted......       $        --       $        --   $     (0.03)  $     (0.04) $        --
                               ===========       ===========   ===========   ===========  ===========
Net loss applicable to
 common shareholders
 Basic and diluted......       $     (0.04)      $     (0.38)  $     (0.27)  $     (0.04) $     (0.39)
                               ===========       ===========   ===========   ===========  ===========
Shares used in computing
 basic and diluted loss
 per share..............       325,773,934       358,735,340   502,400,851   410,797,073  778,780,323
                               ===========       ===========   ===========   ===========  ===========
Operating Data:
Cash from operating
 activities.............       $     5,121       $   208,727   $   506,084   $   (19,441) $   240,158
Cash from investing
 activities.............          (428,743)         (430,697)   (4,009,977)     (158,008)  (1,030,576)
Cash from financing
 activities.............           425,075         1,027,110     4,330,799       (64,796)     407,872
Adjusted EBITDA.........       $     2,263       $   364,948   $   708,181   $   128,208  $   388,591

                                                                December 31,
                                                       ---------------------------------   March 31,
                                                         1997       1998        1999         2000
                                                       --------  ----------  -----------  -----------
                                                               (in thousands)             (Unaudited)
Balance Sheet Data:
Current assets including cash and cash equivalents
 and restricted cash and cash equivalents............  $ 27,744  $  976,615  $ 2,946,533  $ 2,615,603
Long term restricted cash and cash equivalents.......        --     367,600      138,118       69,545
Long term accounts receivable........................        --      43,315       52,052       42,419
Capacity available for sale..........................        --     574,849           --           --
Property and equipment, net..........................   518,519     433,707    6,026,053    7,985,651
Other assets.........................................    25,934      65,757      661,442      735,746
Investments in and advances to/from affiliates, net..        --     177,334      323,960      604,291
Goodwill and intangibles, net........................        --          --    9,557,422    9,436,715
                                                       --------  ----------  -----------  -----------
  Total assets.......................................  $572,197  $2,639,177  $19,705,580  $21,489,970
                                                       ========  ==========  ===========  ===========
Current liabilities..................................  $ 90,817  $  256,265  $ 1,852,593  $ 2,233,153
Long term debt.......................................   312,325   1,066,093    5,018,544    6,031,662
Deferred revenue.....................................        --      25,325      383,287      489,331
Deferred credits and other...........................     3,009      34,174      796,606      819,485
                                                       --------  ----------  -----------  -----------
Total liabilities....................................   406,151   1,381,857    8,051,030    9,573,631
Minority interest....................................        --          --      351,338      478,030
Mandatorily redeemable and cumulative convertible
 preferred stock.....................................    91,925     483,000    2,084,697    2,485,267
Shareholders' equity:
  Common stock.......................................     3,258       4,328        7,992        8,030
  Treasury stock.....................................        --    (209,415)    (209,415)    (209,415)
  Other shareholders' equity.........................    71,023   1,067,470    9,578,927    9,575,617
  Accumulated deficit................................      (160)    (88,063)    (158,989)    (421,190)
                                                       --------  ----------  -----------  -----------
Total shareholders' equity...........................    74,121     774,320    9,218,515    8,953,042
                                                       --------  ----------  -----------  -----------
Total liabilities and shareholders' equity...........  $572,197  $2,639,177  $19,705,580  $21,489,970
                                                       ========  ==========  ===========  ===========

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                           OF THE GLOBALCENTER GROUP

  The table below provides selected historical combined financial data of the GlobalCenter group, an integrated business of Global Crossing Ltd. We prepared this information using the historical combined financial data from the GlobalCenter group's combined financial statements at and for the three-month periods ended March 31, 1999 and 2000, the three-month period ended December 31, 1999, the nine-month period ended September 30, 1999, and each of the years in the two-year period ending December 31, 1998 included elsewhere in this proxy statement. The statement of operations data for the year ended December 31, 1997 and balance sheet data as of December 31, 1997 are derived from the audited combined financial statements included elsewhere in this proxy statement. We derived the combined statement of operations and the assets and liabilities data below for the three-month period ended December 31, 1999, the nine month period ended September 30, 1999 and the year ended December 31, 1998 from combined financial statements audited by Arthur Andersen LLP, independent public accountants. The financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are derived from the GlobalCenter group's unaudited combined financial statements. The GlobalCenter group has made adjustments, consisting of normal recurring adjustments necessary to present its financial position as of March 31, 2000 and the results of operations for the three months ended March 31, 1999 and 2000, which in the opinion of the GlobalCenter group's management are necessary for a fair presentation. Results of operations for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year or for any future period.

  GlobalCenter Inc. was acquired by Frontier Corporation in February 1998 in a pooling-of-interests transaction. On September 28, 1999, we acquired Frontier Corporation in a merger transaction. A subsidiary of Frontier Corporation was the owner of substantially all of the assets of the GlobalCenter group. For financial reporting purposes, our merger with Frontier Corporation was deemed to have occurred on September 30, 1999. In connection with the merger, the assets and liabilities of the GlobalCenter group were adjusted to their respective fair values under the purchase method of accounting. We have included the assets and liabilities of the GlobalCenter group and the related consolidated results of operations for periods prior to October 1, 1999 under the heading "Old GlobalCenter," and for periods subsequent to September 30, 1999 under the heading "New GlobalCenter." The fair value adjustments to the GlobalCenter group's assets and liabilities from the merger, including goodwill and other intangibles and the associated amortization, are shown in the New GlobalCenter Statement of Operations Data and Balance Sheet and Other Data.

  The presentation in the "Pro Forma GlobalCenter Group" column provides prospective purchasers of GlobalCenter group stock with a basis for comparing the year ended December 31, 1999 to the year ended December 31, 1998, in the table we have also combined the operating results of the Old GlobalCenter for the nine months ended September 30, 1999 with the operating results of New GlobalCenter for the three months ended December 31, 1999. This combination includes adjustments for depreciation of property and equipment and pro forma amortization of goodwill and intangibles for the nine months ended September 30, 1999 resulting from our merger with Frontier Corporation. Depreciation, amortization and certain other line items included in the operating results, and property, equipment and goodwill balances included in the balance sheet of the GlobalCenter group are not directly comparable between periods because the three-month New GlobalCenter period ended December 31, 1999 includes the effects of purchase accounting adjustments related to our merger with Frontier Corporation, while prior periods do not. For this and other reasons, the selected combined historical financial data provided below should be read in conjunction with the Combined Financial Statements of the GlobalCenter Group and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the GlobalCenter Group," each of which appears elsewhere in this proxy statement.

                                                                        Pro Forma
                                                              New      GlobalCenter     Old          New
                                Old GlobalCenter          GlobalCenter    Group     GlobalCenter GlobalCenter
                         -------------------------------- ------------ ------------ ------------ ------------
                                                                                            Unaudited
                            Year Ended       Nine Months  Three Months  Unaudited      Three Months Ended
                           December 31,         Ended        Ended      Year Ended          March 31,
                         -----------------  September 30, December 31, December 31, -------------------------
                          1997      1998        1999          1999         1999         1999         2000
                         -------  --------  ------------- ------------ ------------ ------------ ------------
                                              (in thousands)

Statement of Operations
 Data:
Revenues:
  Service revenues...... $ 6,511  $ 19,600    $ 29,951      $ 17,753    $  47,704     $ 6,451      $ 24,562
  Equipment revenues....   1,228     3,640      17,228         5,971       23,199       4,496        13,747
                         -------  --------    --------      --------    ---------     -------      --------
    Total revenues......   7,739    23,240      47,179        23,724       70,903      10,947        38,309
Costs and expenses:
  Cost of service
   revenues.............   5,257    14,804      36,451        17,328       53,779       9,363        21,442
  Cost of equipment
   revenues.............     995     3,208      15,573         5,365       20,938       4,057        13,089
  Sales and marketing...   1,966     8,948       9,531         6,088       15,619       2,110         6,455
  General and
   administrative.......   2,044     4,694       6,897         3,067        9,964       1,216         5,835
  Depreciation and
   amortization.........     912     4,023       4,242         1,913        6,428       1,103         3,155
  Goodwill and
   intangibles
   amortization.........     325     1,294         974        37,135      148,540         324        37,135
  Merger costs..........      --     2,060          --            --           --          --            --
                         -------  --------    --------      --------    ---------     -------      --------
    Total costs and
     expenses...........  11,499    39,031      73,668        70,896      255,268      18,173        87,111
                         -------  --------    --------      --------    ---------     -------      --------
Loss from operations....  (3,760)  (15,791)    (26,489)      (47,172)    (184,365)     (7,226)      (48,802)
Other income (expense),
 net....................      45        55         (44)          114           70         (18)         (211)
                         -------  --------    --------      --------    ---------     -------      --------
Loss before income
 taxes..................  (3,715)  (15,736)    (26,533)      (47,058)    (184,295)     (7,244)      (49,013)
Income tax benefit......     941     4,911       9,742         4,333       14,075       2,660         7,933
                         -------  --------    --------      --------    ---------     -------      --------
Net loss................ $(2,774) $(10,825)   $(16,791)     $(42,725)   $(170,220)    $(4,584)      (41,080)
                         =======  ========    ========      ========    =========     =======      ========
Operating Data:
Cash (used in) provided
 by operating
 activities............. $(3,147) $ (5,752)   $(10,057)     $ (1,543)   $ (11,600)    $(4,020)     $  6,517
Cash used in investing
 activities.............   1,285    28,978      20,871        69,399       90,270       4,891        59,084
Cash from financing
 activities............. $ 1,847  $ 34,238    $ 30,928      $ 70,942    $ 101,870     $ 8,911      $ 52,490

                                        Old GlobalCenter    New GlobalCenter
                                        ----------------- ---------------------
                                             As of December 31,      Unaudited
                                        ---------------------------- March 31,
                                          1997     1998      1999       2000
                                        -------- -------- ---------- ----------
                                                (dollars in thousands)

Balance Sheet and Other Data:
Goodwill and intangibles, net.......... $  8,764 $  7,470 $1,488,265 $1,411,130
Total assets...........................   18,172   48,021  1,596,083  1,628,628
Total liabilities......................    8,221   12,084     65,938     87,070
Group equity...........................    9,951   35,937  1,530,145  1,541,558
Total liabilities and group equity..... $ 18,172 $ 48,021 $1,596,083 $1,628,628
Number of data centers.................        2        6          8         10
Data center gross square footage.......   23,000   72,000    238,000    314,000

  Selected Pro Forma Financial and Operating Data of the Global Crossing Group

  The following unaudited pro forma condensed combined financial information of the Global Crossing group has been prepared to demonstrate how this group might have looked if (1) the Global Marine Systems acquisition and related financing,
(2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the IPC and IXnet acquisitions, (6) the offering of our 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (7) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999, (8) the offering of our 7% cumulative convertible preferred stock completed on December 15, 1999, (9) the offering of our 6 3/4% cumulative convertible preferred stock and 21,673,706 shares of our common stock completed on April 14, 2000 and (10) the tracking stock proposals had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture.

  The pro forma information illustrates the allocation of assets, liabilities and operations between the Global Crossing group and GlobalCenter group following the approval and implementation of the tracking stock proposals. Holders of GlobalCenter group stock and Global Crossing group stock will not have an exclusive claim on the assets of the GlobalCenter group and the Global Crossing group, respectively. Instead, holders of both classes of common stock remain stockholders of Global Crossing and will have a claim on the assets of Global Crossing as a whole. Legal ownership of the assets comprising the Global Crossing group and GlobalCenter group will remain held by Global Crossing Ltd.

  The pro forma information, while helpful in illustrating the financial characteristics of the Global Crossing group, does not attempt to predict or suggest future results. You should not rely on pro forma financial information as an indication of the future results that the Global Crossing group will experience after approval and implementation of the tracking stock proposals.

  You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing Ltd., Global Marine Systems, Frontier Corporation, Racal Telecom, HCL Holdings IPC and IXnet, and related Global Crossing pro forma information, each of which is included or incorporated by reference in this proxy statement.

                        Pro Forma Global Crossing Group
              Unaudited Pro Forma Condensed Combined Balance Sheet
                              as of March 31, 2000
                                 (in thousands)

                                                                    Global
                                                                   Crossing
                                                                     Group
                                                                   Pro Forma
                                                                  -----------
ASSETS
Current Assets:
 Cash, restricted cash and investments........................... $ 3,220,590
 Accounts receivable, net........................................     965,362
 Other assets and prepaid costs..................................     368,815
                                                                  -----------
   Total Current Assets..........................................   4,554,767
Restricted cash and cash equivalents.............................      69,545
Accounts receivable..............................................      42,419
Property and equipment, net......................................   7,940,792
Goodwill and other intangibles, net..............................  11,238,142
Investment in and advances to/from affiliates, net...............     604,291
Other assets, net................................................     885,635
                                                                  -----------
   Total Assets.................................................. $25,335,591
                                                                  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction costs...................................... $   570,461
 Accounts payable and accrued liabilities........................     997,198
 Accrued interest and preferred dividends........................     162,260
 Deferred revenue................................................     257,602
 Income taxes payable............................................      88,325
 Current portion of long term debt...............................      61,965
 Other current liabilities.......................................     258,337
                                                                  -----------
   Total Current Liabilities.....................................   2,396,148
 Long term debt..................................................   6,257,812
 Deferred revenue................................................     489,331
 Deferred credits and other......................................     812,460
                                                                  -----------
   Total Liabilities.............................................   9,955,751
                                                                  -----------
MINORITY INTEREST................................................     478,030
                                                                  -----------
MANDATORILY REDEEMABLE AND CUMULATIVE CONVERTIBLE PREFERRED
 STOCK...........................................................   3,598,267
                                                                  -----------
SHAREHOLDERS' EQUITY:
 Common stock....................................................       8,821
 Treasury stock..................................................    (209,415)
 Other shareholders' equity......................................  11,925,327
 Accumulated deficit.............................................    (421,190)
                                                                  -----------
                                                                   11,303,543
                                                                  -----------
   Total Liabilities and Shareholders' Equity.................... $25,335,591
                                                                  ===========

                      Pro Forma Global Crossing Group
        Unaudited Pro Forma Condensed Combined Statements of Operations

                   For the Three Months Ended March 31, 2000
               (in thousands, except share and per share amounts)

                                                          Global Crossing Group
                                                                Pro Forma
                                                          ---------------------
Operating Revenues.......................................      $ 1,168,947
                                                               -----------
Operating Expenses:
  Operating, selling, general and administrative.........        1,061,459
  Merger related expenses................................           23,288
  Depreciation and amortization..........................          146,414
  Goodwill and intangibles amortization..................          174,813
                                                               -----------
                                                                 1,405,974
                                                               -----------
Operating loss...........................................         (237,027)
Equity in loss of affiliates.............................           (5,140)
Minority interest........................................          (15,731)
Other income (expense):
  Interest expense.......................................          (93,123)
  Interest income........................................           22,798
  Other income (expense).................................           (6,185)
                                                               -----------
Loss before provision for income taxes, .................         (334,408)
  (Provision) benefit for income taxes...................          (14,152)
                                                               -----------
Net loss ................................................         (348,560)
 Preferred stock dividends...............................          (64,664)
                                                               -----------
Net loss applicable to common shareholders ..............      $  (413,224)
                                                               ===========
Loss per common share:
  Loss applicable to common shareholders
   Basic and diluted.....................................      $     (0.48)
                                                               ===========
  Shares used in computing information applicable to
   common shareholders
   Basic and diluted.....................................      857,864,029
                                                               ===========

                      Pro Forma Global Crossing Group
        Unaudited Pro Forma Condensed Combined Statements of Operations

                      For the Year Ended December 31, 1999
               (in thousands, except share and per share amounts)

                                                          Global Crossing Group
                                                                Pro Forma
                                                          ---------------------
Operating Revenues.......................................      $ 4,423,916
                                                               -----------
Operating Expenses:
  Operating, selling, general and administrative.........        3,629,688
  Merger related expenses................................           99,119
  Depreciation and amortization..........................          380,362
  Goodwill and intangibles amortization..................          681,777
                                                               -----------
                                                                 4,790,946
                                                               -----------
Operating income (loss)..................................         (367,030)
Equity in income (loss) of affiliates....................             (143)
Minority interest........................................           (1,338)
Other income (expense):
  Interest expense.......................................         (523,558)
  Interest income........................................           76,528
  Other income (expenses)................................          179,430
                                                               -----------
Income (loss) before provision for income taxes,
 extraordinary item and cumulative effect of change in
 accounting principle....................................         (636,111)
  (Provision) benefit for income taxes...................         (184,728)
                                                               -----------
Income (loss) before extraordinary item and cumulative
 effect of change in accounting principle................       (1,099,571)
 Preferred stock dividends...............................         (278,732)
                                                               -----------
Income (loss) applicable to common shareholders before
 extraordinary item and cumulative effect of change in
 accounting principle....................................       (1,099,571)
 Diluted earnings adjustment.............................              --
                                                               -----------
Income (loss) applicable to common shareholders before
 extraordinary item and cumulative effect of change in
 accounting principle ...................................      $  (820,839)
                                                               ===========
Income (loss) per common share:
  Income (loss) applicable to common shareholders before
   extraordinary item and cumulative effect of change in
   accounting principle
   Basic and diluted.....................................      $     (1.29)
                                                               ===========
  Shares used in computing information applicable to
   common shareholders
   Basic and diluted.....................................      849,438,857
                                                               ===========

                                  RISK FACTORS

  You should carefully consider the following risks and other information contained in this proxy statement before deciding to vote in favor of the proposals.

  You currently own shares of Global Crossing common stock and, as a shareholder of Global Crossing, are subject to risks arising from all of our operations. Upon completion of the public offering of GlobalCenter group stock or issuance of GlobalCenter group stock in another manner, each share of Global Crossing common stock you currently own will be redesignated as one share of Global Crossing group stock. Upon the intended disposition to holders of Global Crossing group stock of shares of GlobalCenter group stock, holders of Global Crossing group stock will also own GlobalCenter group stock, and will have the opportunity to decide whether to retain or sell either or both classes of common stock, depending on their investment objectives. For these reasons, the risk factors below emphasize:

  . risks relating to our new and more complex capital structure, which are the key risks of the tracking stock proposals that are applicable to you as a holder of Global Crossing group stock and, after the intended disposition of GlobalCenter group stock, will also be applicable to you as a holder of that stock, and

  . risks related to the business of the GlobalCenter group, to which you are currently subject as a holder of Global Crossing common stock, but which are more material to you as a holder of GlobalCenter group stock if the disposition is implemented as intended.

Risks Relating to a Capital Structure with Two or More Separate Classes of Common Stock

You will remain shareholders of one company and, therefore, financial effects from one group could adversely affect the other.

  The holders of Global Crossing group stock and the holders of GlobalCenter group stock will be shareholders of a single company, Global Crossing. The Global Crossing group and the GlobalCenter group will not be separate legal entities. As a result, shareholders will be subject to all of the risks of an investment in Global Crossing and all of our businesses, assets and liabilities. The issuance of Global Crossing group stock and GlobalCenter group stock and the allocation of assets and liabilities and shareholders' equity between the Global Crossing group and the GlobalCenter group will not result in a distribution or spin-off to shareholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group. For example, pursuant to a tax sharing agreement, subsidiaries that are part of the GlobalCenter group could be liable for United States federal income tax liability incurred by subsidiaries that are part of the Global Crossing group, and vice versa.

  Financial effects arising from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group or the market price of the stock relating to the other group. In addition, if we or any of our subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect our ability to incur debt on behalf of the other group or increase our costs of borrowing. Net losses of either the Global Crossing group or the GlobalCenter group and dividends and distributions on shares of Global Crossing group stock or GlobalCenter group stock will reduce the funds available to pay dividends or other distributions on each class of stock under Bermuda law. For these reasons, you should read our consolidated financial information included in this proxy statement with the combined financial information we provide for each group included in this proxy statement.

We cannot assure you that the market prices of Global Crossing group stock and GlobalCenter group stock will reflect the separate performance of the Global Crossing group and the GlobalCenter group, as we intend.

  Tracking stocks, like Global Crossing group stock and GlobalCenter group stock, are more complex than traditional common stocks and are not directly comparable to common stock of companies that have been spun off by their parent companies. For the following reasons and the other risks and uncertainties relating to this capital structure, we cannot assure you that the market prices of Global Crossing group stock and GlobalCenter group stock will reflect the separate performance of the Global Crossing group and the GlobalCenter group, as we intend.

  . Our board of directors may change or make exceptions to our policy statement without shareholder approval to the detriment of one group.

  Our board of directors intends to adopt the policy statement that we describe in this proxy statement under "Relationship Between the Global Crossing Group and the GlobalCenter Group" to govern the relationship between the Global Crossing group and the GlobalCenter group. Our board of directors may, at any time and without shareholder approval, amend, modify or rescind the policies set forth in the policy statement with respect to the allocation of corporate opportunities, financing arrangements, corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies. It could also make exceptions with respect to their application depending on particular facts and circumstances. It is likely that our board of directors would amend these policies or adopt new policies if it decides to issue additional classes of common stock. A decision to amend, modify or rescind these policies, or adopt additional policies, could have different effects on the holders of Global Crossing group stock and the holders of GlobalCenter group stock or could adversely affect the holders of one class of stock relative to the holders of the other classes of stock.

  . The complex nature of the terms of the two classes of stock may adversely affect the market prices of the two classes of stock.

  The complex nature of the terms of the Global Crossing group stock and the GlobalCenter group stock and the potential difficulties investors may have in understanding these terms may adversely affect the market prices of the two classes of stock. Examples include:

  . the rights of our board of directors to convert GlobalCenter group stock into Global Crossing group stock or vice versa; and

  . the discretion of our board of directors to make determinations relating to a variety of matters affecting the rights of the holders of Global Crossing group stock and GlobalCenter group stock, such as dividends and cash management and allocation matters.

  In addition, investors may discount the value of Global Crossing group stock and GlobalCenter group stock because they are part of a common enterprise rather than stand-alone entities.

  . The terms of the Global Crossing group stock and the GlobalCenter group stock as a whole may not effectively link the market values of Global Crossing group stock and GlobalCenter group stock with the separate performance of the groups.

  Some of the terms of the Global Crossing group stock and the GlobalCenter group stock are not intended to link the market values of the Global Crossing group stock and the GlobalCenter group stock with the separate performance of the groups. For example, the liquidation rights of the Global Crossing group stock and the GlobalCenter group stock are fixed soon after the time of issuance of GlobalCenter group stock and may not bear any relationship to the respective market values of the Global Crossing group and the GlobalCenter group at the time of any liquidation of Global Crossing. The absence of other terms, such as the lack of a formula requiring the payment of dividends based on performance, could make it less likely that Global

Crossing group stock and GlobalCenter group stock will have market value effectively linked to the separate performance of the Global Crossing group and the GlobalCenter group.

  . The market price of Global Crossing group stock may not reflect the value of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock prior to the intended disposition.

  The market price of Global Crossing group stock should reflect the value of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. If the market price of GlobalCenter group stock increases, the value of these reserved shares should increase. However, investors may not fully value the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. As a result, we cannot assure you that the market price of Global Crossing group stock will increase if the market price of GlobalCenter group stock increases prior to the intended disposition of the reserved shares.

Holders of Global Crossing group stock and GlobalCenter group stock will have shareholder rights specific to their group only in limited circumstances.

  The holders of Global Crossing group stock and the holders of GlobalCenter group stock generally will not have shareholder rights specific to their corresponding groups. Instead, holders will have customary shareholder rights relating to Global Crossing as a whole. For example, the holders of Global Crossing group stock and the holders GlobalCenter group stock will vote together as a single class to elect the board of directors of Global Crossing and to approve a sale of all or substantially all of the assets of Global Crossing. The holders of Global Crossing group stock and the holders of GlobalCenter group stock will only have the following rights with respect to their particular group:

  . a right to a dividend, repurchase or conversion if the sale of all or substantially all of the assets of their group occurs; and

  . a right to vote on matters as a separate class in the circumstances described under "The Tracking Stock Proposals--Description of Global Crossing group stock and GlobalCenter group stock--Voting rights."

  Our board of directors owes a fiduciary duty to Global Crossing as a whole and its shareholders and will not have not owe separate fiduciary duties to the holders of Global Crossing group stock and the holders of GlobalCenter group stock. In addition, holders of GlobalCenter group stock will not have any voting rights with respect to the election of the board of directors of GlobalCenter Inc.

Limits exist on the voting power of Global Crossing group stock and GlobalCenter group stock.

  . In circumstances where the two classes of stock vote together as a single voting group, holders of GlobalCenter group stock will not be able to control the outcome of shareholder voting.

  The holders of Global Crossing group stock, to the extent they vote in a similar manner, could control the outcome of a vote--even if the matter involves a divergence or conflict of the interests of the holders of Global Crossing group stock and the holders of GlobalCenter group stock. These matters may include mergers and other extraordinary transactions. This control results because the multiple classes of stock will generally vote together as a single class, except in limited circumstances where a separate class vote is required to (1) to increase or decrease the authorized shares of that class of stock, other than to effectuate a permitted conversion or distribution, (2) to amend the terms of that class of stock and (3) as otherwise required under Bermuda law, Nasdaq listing rules or stock exchange rules.

  We expect that Global Crossing group stock will have a substantial majority of the combined voting power of Global Crossing group stock and GlobalCenter group stock because:

  --the relative voting power per share of Global Crossing group stock and GlobalCenter group stock is based on the relative market values per share of the two classes of stock and we expect that initially

   Global Crossing group stock will have a substantially larger market value than GlobalCenter group stock, in part because of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock; and

  --the aggregate voting power of all outstanding shares of GlobalCenter group stock is limited to 25% of the total voting power of all outstanding shares of Global Crossing common stock, regardless of the market value of GlobalCenter group stock.

As a result, the shareholders that own only GlobalCenter group stock cannot ensure that their voting power will be sufficient to protect their interests.

  . In circumstances where holders of GlobalCenter group stock would hold more than 25% of the total voting power of all outstanding shares of common stock of Global Crossing, the voting power of each share of GlobalCenter group stock will be reduced.

  The total voting power of the holders of GlobalCenter group stock could increase as a result of:

  --the issuance of shares of GlobalCenter group stock;

  --an increase in average market value of outstanding GlobalCenter group stock relative to Global Crossing group stock;

  --the repurchase of shares of Global Crossing group stock; or

  --a decrease in the average market value of outstanding Global Crossing group stock relative to GlobalCenter group stock.

However, in circumstances where holders of GlobalCenter group stock would otherwise hold more than 25% of the total voting power of all outstanding shares of common stock of Global Crossing, the voting power of each share of GlobalCenter group stock will be reduced so that all outstanding shares of GlobalCenter group stock represent only 25% of the total voting power of all outstanding shares of Global Crossing common stock.

  Our intended disposition of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock and any issuance of additional shares of GlobalCenter group stock for strategic investments, in acquisitions and other transactions could cause reductions in the voting power of each share of GlobalCenter group stock. As a result of any reduction, the holders of Global Crossing group stock and the holders of GlobalCenter group stock would hold voting power in Global Crossing that is not consistent with their relative economic interests in Global Crossing.

  . In circumstances where a separate class vote is required, the GlobalCenter group stock can block action.

  If Bermuda law, Nasdaq listing rules, stock exchange rules or our board of directors requires a separate vote on a matter by the holders of GlobalCenter group stock, or in the case of any proposal to increase or decrease the authorized shares of GlobalCenter group stock or to amend the terms of that class where a separate vote of holders of that class is required, those holders could prevent approval of the matter--even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as one class, were to vote in favor of it.

  . Holders of one group's stock will not be entitled to vote on a sale of the assets attributed to that group, except in limited circumstances.

  Assuming the assets attributed to either group represent less than substantially all of the assets of Global Crossing as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount, including all or substantially all of the properties and assets attributed to that group, because Bermuda law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. In exercising its discretion, our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of stock of the group whose assets are being sold or with the smallest effect on the stock of the other group. Furthermore, upon a sale or disposition of less than substantially all of the assets of the Global Crossing group or the GlobalCenter group, our board of directors is under no obligation to make any distribution to shareholders of the proceeds of the sale or disposition.

  In addition, under Bermuda law, our board of directors could decline to sell the assets of a group, despite the request of a majority of the holders of the stock of that group.

Sales or other issuances of GlobalCenter group stock will dilute your voting power in Global Crossing.

  The holders of Global Crossing group stock and the holders of GlobalCenter group stock will generally vote together as a single group on those matters on which they are entitled to vote. As a result, subject to the limitation on the voting power of the holders of GlobalCenter group stock to 25% of the total voting power of all Global Crossing shareholders, the issuance of GlobalCenter group stock in the proposed public offering or otherwise, such as in acquisitions, for strategic investments, for purchases of interests of minority partners or for other transactions, will reduce your voting power in Global Crossing.

Potential conflicts of interest exist between the holders of Global Crossing group stock and the holders of GlobalCenter group stock that may be difficult to resolve by our board of directors or that may be resolved adversely to one of the groups.

  The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of Global Crossing group stock and the holders of GlobalCenter group stock diverge, conflict or appear to diverge or conflict.

  . Operational and financial decisions could favor one group over the other, adversely affecting the market value of the other group.

  Our board of directors could in its sole discretion and without shareholder approval, from time to time, make operational and financial decisions or implement policies that affect disproportionately the businesses of a particular group. These decisions could include:

  --allocation of financing opportunities in the public markets;

  --allocation of business opportunities, resources and personnel, and whether and to what extent the groups compete with each other; and

  --transfers of funds or other assets between groups and other inter-group transactions.

In each case, the opportunities or resources allocated, or services, funds or assets transferred, to one group may be equally suitable for the other group. Furthermore, any such decision may benefit one group more than the other. For example, the decision to obtain funds for one group may adversely affect the ability of the other group to obtain funds sufficient to implement its growth strategy or may increase the cost of those funds.

  The policy statement to be adopted by our board of directors to govern the relationship between the Global Crossing group and the GlobalCenter group is intended to address many of the operational and financial conflicts that may arise between the groups. Our board of directors may amend, modify or rescind the policies set forth in the policy statement, however, in its sole discretion and without shareholder approval, consistent with its fiduciary duties to Global Crossing and all of its shareholders.

  . Proceeds of the issuance of GlobalCenter group stock could be allocated to either the Global Crossing group or the GlobalCenter group, which could favor one group over the other.

  Our board of directors could choose to sell shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. In that event, our board of directors would allocate the proceeds of the offering of those shares of GlobalCenter group stock to the Global Crossing group. Any such decision to sell shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock could disadvantage the GlobalCenter group because it could adversely affect its ability to obtain funds to finance its growth strategies. Conversely, our board of directors could choose to sell shares of GlobalCenter group stock not reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. In that event, our board of directors would allocate the proceeds of the offering of those shares of GlobalCenter group stock to the GlobalCenter group. Any such decision to sell shares not reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock could disadvantage the Global Crossing group because it could adversely affect its ability to implement its key business strategies.

  . Consideration received in mergers or consolidations may be allocated in a manner that favors one group over the other, adversely affecting the market value of the other group.

  Because our bye-laws do not specify how consideration to be received in a merger or consolidation involving Global Crossing will be allocated between the holders of Global Crossing group stock and the holders of GlobalCenter group stock, our board of directors will make that determination. That determination could favor the holders of one group's stock at the expense of the holders of other group's stock.

  . Our board of directors may pay more or less dividends on one group's stock than if that group were a separate company.

  Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on Global Crossing group stock and GlobalCenter group stock in any legal amount. Our board of directors could, in its sole discretion and without shareholder approval, declare and pay dividends on Global Crossing group stock, on GlobalCenter group stock, or on both, in equal or unequal amounts. While we historically have not paid dividends on our common stock, our board of directors could pay more dividends on one group's stock than would be financially prudent if that group were a stand-alone entity. Our board of directors is not required to consider the relative available distribution amount for each class, the amount of dividends previously declared on each class or the respective voting or liquidation rights of each class. In addition, Bermuda law and our bye-laws impose limitations on the amount of dividends which may be paid on each class of stock. For additional information on these limitations, see "The Tracking Stock Proposals--Description of Global Crossing group stock and GlobalCenter group stock--Dividends."

  . Holders of one class of stock may be adversely affected by an optional conversion into the other group's stock.

  Our board of directors could, in its sole discretion and without shareholder approval, determine to convert shares of Global Crossing group stock into shares of GlobalCenter group stock, or vice versa, so long as the market capitalization of the class of common stock being issued in the conversion exceeds the market capitalization of the class of common stock being converted. Because a conversion would be at a premium, it may be disadvantageous to the holders of the class of stock being issued in the conversion because it would dilute the interests in Global Crossing of the holders of that class of stock. In addition, any conversion at either group could occur a time when either or both classes of stock may be considered to be undervalued. Any conversion would also preclude the holders of the class of stock being converted from retaining their investment in a security that is intended to reflect separately the performance of the assets held by that group. It also might give the holders of the class of stock being converted a lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of that group.

Sales or other issuances of GlobalCenter group stock will reduce your proportionate interest in the GlobalCenter group.

  We intend that, prior to the intended disposition, the holders of Global Crossing group stock will participate in the performance of our GlobalCenter business through the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. The price at which GlobalCenter group stock will be sold to the public in the proposed offering will be determined by negotiations with the underwriters. Holders of Global Crossing group stock will suffer an immediate loss in value if the offering price is below the inherent value of GlobalCenter group stock.

  In addition, the price at which any shares of GlobalCenter group stock may be sold or issued in the future, such as in acquisitions, for strategic investments, for purchases of interests of minority partners or for other transactions, may not reflect accurately the value of GlobalCenter group stock. If these sales or other issuances occur at a price that is below the inherent value of GlobalCenter group stock:

  . prior to the intended disposition, the holders of Global Crossing group stock and the holders of GlobalCenter group stock will suffer an immediate loss in value; and

  . after the intended disposition, the holders of GlobalCenter group stock will suffer an immediate loss in value.

Our board of directors will have the ability to control transfers of funds or other assets between the Global Crossing group and the GlobalCenter group without shareholder approval.

  Our board of directors may at any time and without shareholder approval decide to transfer cash or other assets between groups, which may result in:

  . a corresponding change in the number of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock; or

  . a loan, or repayment of a loan, from one group to the other group, subject to the terms of our policy statement.

  Any increase in the number of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock resulting from an equity contribution by the Global Crossing group to the GlobalCenter group, or any decrease in the number of these reserved shares resulting from a transfer of funds from the GlobalCenter group to the Global Crossing group, would be determined by reference to the then-current market value of GlobalCenter group stock. Such an increase or decrease, however, could occur at a time when such shares are considered undervalued. After there are no longer any shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, our board of directors could reserve for issuance shares of Global Crossing group stock for the benefit of the GlobalCenter group or the holders of GlobalCenter group stock. In that case, similar considerations would apply to transfers made between the groups.

  Under our policy statement, either the Global Crossing group or the GlobalCenter group may make loans to the other group at the weighted average interest rate of the consolidated indebtedness of Global Crossing and on such other terms and conditions as our board of directors or capital stock committee determines to be in the best interests of Global Crossing. Our policy statement contemplates that loans from one group to the other group will be made on this basis regardless of the interest rates, terms and conditions on which those funds may have been acquired.

Holders of Global Crossing group stock and GlobalCenter group stock may not have any remedies if any action by directors and officers has a disadvantageous effect on the stock of their group.

  Shareholders may not have any remedies if any action or decision of our directors or officers has a disadvantageous effect on the holders of one class of stock compared to the holders other class of stock. Although we are not aware of any Bermuda court adjudicating such an action in the context of our anticipated capital structure, recent cases in Delaware involving tracking stocks have indicated that decisions by directors or officers involving treatment of tracking stock shareholders should be judged under the business judgment rule unless self-interest is shown. The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to Global Crossing if that person acts in a manner he or she believes in good faith to be in the best interests of Global Crossing. Nevertheless, a Bermuda court hearing a case involving such a challenge may decide to apply principles of Bermuda law different from the principles of Delaware law discussed above, or may develop new principles of law, in order to decide such a case.

Greater stock ownership held in the form of either Global Crossing group stock or GlobalCenter group stock could cause directors and officers to favor one group over the other.

  Because the actual value of the stock ownership of our directors and officers' in the Global Crossing group and the GlobalCenter group is anticipated to vary significantly, it is possible that they could favor one group over the other due to their stock and other benefits. However, while our directors and officers may be inclined to favor one group over another, they have a fiduciary duty to all shareholders of Global Crossing.

  Our Chairman and Chief Executive Officer, Leo J. Hindery Jr., is also Chief Executive Officer of GlobalCenter Inc. Mr. Hindery may make operational decisions that affect disproportionately the business of a group. Mr. Hindery owns options to purchase 2,500,000 shares of Global Crossing group stock and shares of GlobalCenter group stock.

Decisions by our directors and officers that affect the market values of Global Crossing group stock and GlobalCenter group stock could adversely affect your voting and conversion rights.

  The number of shares of one class of stock issuable upon the conversion of the other class of stock and the relative voting power per share of each class of stock will vary depending upon the relative market values of Global Crossing group stock and GlobalCenter group stock, subject to the 25% voting power limit on GlobalCenter group stock. The market value of either or both classes of stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of stock compared to the other class of stock. These decisions could involve changes to our policy statement, transfers of assets between groups, allocations of corporate opportunities between groups or changes in dividend policies.

Our board of directors may cause a mandatory spin-off of one group.

  Our board of directors may, without shareholder approval, declare that all outstanding shares of either class of stock will be exchanged for shares of one or more qualifying subsidiaries of Global Crossing. Such an exchange would result in the qualifying subsidiary or subsidiaries becoming independent of Global Crossing and the holders of the class of stock exchanged owning shares directly in that subsidiary or those subsidiaries. If our board of directors chooses to exchange one class of stock, the market value of the common stock received in that exchange could be or become less than the market value of the class of stock exchanged.

Holders of one class of stock may receive less consideration upon a sale of all or substantially all of the assets attributed to their group than if their group were a separate company.

  The proposed Certificate of Designations provides that if we sell all or substantially all of the assets of either group, we must, subject to certain exceptions:

  . distribute to the holders of that group's stock by special dividend or repurchase an amount equal to the net proceeds of the sale; or

  . convert the outstanding shares of that group's stock into shares of the other group's stock based on the average market values of the two classes of stock at a 20% premium for the first year following the completion of the proposed offering of GlobalCenter group stock, at a 15% premium during the second year and at a 10% premium thereafter.

  If the group whose assets are sold were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of the group's stock. In addition, we cannot assure you that the net proceeds per share of that group's stock will be equal to or more than the market value per share of that class of stock prior to or after announcement of a sale. For additional information on the terms and conditions of the mandatory dividend, repurchase or conversion upon a sale of the assets of a group, see "The Tracking Stock Proposals--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase--Mandatory dividend, repurchase or conversion of stock if disposition of group assets occurs."

It will not be possible for a third party to acquire the GlobalCenter group without Global Crossing's consent.

  If the GlobalCenter group were a stand-alone entity, a potential acquiror could seek control of the GlobalCenter group by means of a tender offer or proxy contest. However, because the GlobalCenter group is part of Global Crossing, a potential acquiror interested in acquiring only the GlobalCenter group without negotiation with our management would be required to seek control of Global Crossing, including the required voting power represented by the outstanding shares of Global Crossing group stock. This may discourage potential interested bidders from seeking to acquire either group, reducing the potential for a takeover premium and adversely impacting the market value of GlobalCenter group stock.

In the future, we may issue additional classes of common stock, without shareholder approval, including by reallocating assets and liabilities from an existing group to a new group.

  In addition to Global Crossing group stock and GlobalCenter group stock, the tracking stock proposals will allow our board of directors to authorize the issuance of shares of one or more classes of common stock. If approved, our board of directors will have the authority to do so in its sole discretion and without further shareholder approval, except as may be provided by Bermuda law, Nasdaq listing rules or the rules of any stock exchange on which any class of outstanding common stock may then be listed or by the provisions of our bye-laws as determined by our board of directors.

  If we issue additional classes of common stock, we may establish a new group to which that class of common stock relates by allocating to it newly acquired assets or by reallocating to it the assets and liabilities from either or both of the Global Crossing group and the GlobalCenter group. In the latter case, shares of stock of the new group would be reserved for issuance for the benefit of the group or groups to which those assets and liabilities were previously attributed.

  The issuance of additional classes of common stock would make our capital structure and decisions relating to inter-group transactions and related matters more complicated. In addition, our board of directors would likely amend our policy statement at that time to provide for the new group and transactions between it and both the Global Crossing group and the GlobalCenter group. The new class of stock would be convertible into either Global Crossing group stock or GlobalCenter group stock, or vice versa, at premiums determined by our board of directors.

The United States Internal Revenue Service could assert that the receipt of tracking stock is taxable.

  While we believe the redesignation of our outstanding common stock into Global Crossing group stock will not be taxable to you, there are no court decisions or other authorities bearing directly on the effect of the features of Global Crossing group stock and GlobalCenter group stock. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the Global Crossing group stock and the GlobalCenter group stock. It is possible, therefore, that the Internal Revenue Service could successfully assert that the redesignation of our outstanding common stock into Global Crossing group stock as well as the subsequent conversion of one class of stock into the other could be taxable to you and to us.

A Clinton Administration proposal could have adverse tax consequences for us or for holders of Global Crossing group stock or GlobalCenter group stock.

  The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as Global Crossing group stock and GlobalCenter group stock. This proposal would, among other things, treat the receipt of stock similar to Global Crossing group stock and GlobalCenter group stock for other stock in the issuing corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of Global Crossing group stock or, if we make the proposed distribution, on your receipt of GlobalCenter group stock. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and we cannot predict whether Congress will act upon this proposal or any other proposal relating to tracking stock.

  We may convert shares of Global Crossing group stock or GlobalCenter group stock into shares of the other class without any premium if there is more than an insubstantial risk of adverse United States federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or results in certain legislative action. For additional information regarding the ability of Global Crossing Ltd. to convert shares under these circumstances and tax consequences of owning shares of GlobalCenter group stock, see "The Tracking Stock Proposals--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase--Conversion of common stock at option of Global Crossing at any time" and "--United States federal income tax consequences."

Provisions governing our common stock could discourage a change of control of Global Crossing and the payment of a premium for your shares.

  Our bye-laws contain provisions that, among other things,

  . limit the total voting power of any shareholder that beneficially owns more than 9.5% of the voting power of common stock to 9.5% of the aggregate voting power of all Global Crossing common stock and

  . prohibits any transfer of shares of common stock or any interest in those shares that results in a shareholder (other than certain existing shareholders) beneficially owning more than 9.5% of the outstanding shares of common stock, without the approval of a majority of the members of our board of directors and of a majority of votes cast by shareholders at a meeting called to approve the transfer.

  In addition, our bye-laws provide for a "staggered" board of directors consisting of three classes, with each class serving for a term of three years.

  Each of these provisions could make it difficult for any person to acquire control of Global Crossing without approval of our board of directors, and therefore makes it less likely that you would receive payment of a takeover premium that is typically paid to shareholders in such an acquisition.

We cannot assure you that the market price of Global Crossing group stock or the combined market value of Global Crossing group stock and GlobalCenter group stock will equal or exceed the market price of our existing common stock.

  We cannot assure you that investors will value Global Crossing group stock and GlobalCenter group stock based on the reported financial results and prospects of their respective groups or the dividend policies established by our board of directors with respect to each group.

  Further, we cannot assure you that:

  . the market value of Global Crossing group stock following the proposed public offering of GlobalCenter group stock, but before the proposed disposition to the holders of Global Crossing group stock of all of the remaining shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock; or

  . the combined market value of Global Crossing group stock and GlobalCenter group stock after the proposed distribution will equal or exceed the market value of our existing common stock. In addition, during the period following the proposed public offering and before any disposition of GlobalCenter group stock to the holders of Global Crossing group stock, the market value of GlobalCenter group stock could be adversely affected by the intended disposition. This, in turn, may adversely impact the market value of Global Crossing group stock. Until an orderly market develops for GlobalCenter group stock, trading prices of Global Crossing group stock and GlobalCenter group stock may fluctuate significantly. In addition, investors may discount the value of Global Crossing group stock and GlobalCenter group stock because they are part of a common enterprise rather than stand-alone entities.

Future sales, dispositions and/or issuances of GlobalCenter group stock could adversely affect its market price and the GlobalCenter group's access to capital in the future.

  The market price of GlobalCenter group stock could be materially adversely affected by any sales, dispositions and/or issuances of substantial amounts of GlobalCenter group stock in the public market, whether as a result of:

  .  the proposed public offering of GlobalCenter group stock;

  . the intended disposition of all or part of the shares representing the Global Crossing group's ownership of the GlobalCenter group; or

  . any issuances of GlobalCenter group stock in acquisitions, for strategic investments and other transactions;

or the perception that these sales, dispositions and/or issuances might occur. If the market price of GlobalCenter group stock is depressed as a result of these factors, it could hurt the GlobalCenter group's access to capital in the future.

The stock price of GlobalCenter group stock may be volatile after the proposed public offering because shares of GlobalCenter group stock have not been publicly traded.

  We cannot assure you that an active market will develop or be sustained after the proposed public offering of GlobalCenter group stock. The market price after the proposed public offering may vary significantly from the offering price in response to any of the following factors, some of which are beyond the control of the GlobalCenter group:

  . variations in the GlobalCenter group's quarterly operating results;

  . changes in financial estimates or investment recommendations by securities analysts relating to GlobalCenter group stock;

  . announcements by the GlobalCenter group or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . the potential for future sales or distributions of GlobalCenter group stock;

  . investors' perceptions of investments relating to the GlobalCenter group;

  . investors' perceptions of investments relating to us;

  . the impact of the intended disposition of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock;

  . investors' perceptions about tracking stock generally; and

  . fluctuations in the market price and volume of traded shares generally.

Risks Relating to the Business of the GlobalCenter Group

The GlobalCenter group has a limited operating history and its business model is still evolving, which makes it more difficult for you to evaluate the group and its prospects.

  The GlobalCenter group's limited operating history makes evaluating its business operations and its prospects difficult. The GlobalCenter group's range of service offerings has changed since its inception and its business model is still new and developing. The GlobalCenter group recently began offering a wider range of applications and professional services with the aim of becoming a total Internet services provider to differentiate itself from other Web hosting companies. Because many of these services are new, it cannot be sure that businesses will buy them. As a result, the revenue and income potential of the GlobalCenter group's business is unproven. In addition, its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new, rapidly evolving and highly-competitive market for Internet infrastructure services, including complex Web hosting services. To address these risks, among other things, the GlobalCenter group must:

  . provide reliable, technologically current and cost-effective services;

  . continue to upgrade and expand its global infrastructure;

  . market its brand name and services effectively;

  . develop new and extend its current business partnerships; and

  . attract and retain qualified personnel.

  The GlobalCenter group's ability to achieve its goals depends significantly on its ability to partner with leading vendors of hardware, software and Internet infrastructure applications, as well as professional service providers, to develop and offer services that the market will want. This entails risks, such as the risk that the GlobalCenter group will not be able to partner, or, even if it does, that its selected partners will not provide it with the necessary resources to remain a leader in its industry.

The GlobalCenter group has a history of significant losses and expects these losses to continue in the foreseeable future.

  The GlobalCenter group has experienced operating losses and negative cash flows from operations in the past. The GlobalCenter group's net losses for the three months ended March 31, 2000, the three months ended December 31, 1999, the nine months ended September 30, 1999 and each of the years ended December 31, 1998 and 1997 were $41.1 million, $42.7 million, $16.8 million, $10.8 million and $2.8 million, respectively. While the GlobalCenter group's revenues have grown in recent periods, this growth may not continue. In connection with the GlobalCenter group's expansion plans, it anticipates making significant investments in its data center infrastructure, as well as in sales, marketing, technical and customer support personnel. As a result of its expansion plans, we expect the GlobalCenter group's net losses and negative cash flows from operations to continue for the foreseeable future. We cannot assure you that the GlobalCenter group will ever become or remain profitable or that it will generate positive cash flows from operations.

The GlobalCenter group may be unable to secure additional financing when it needs it.

  Historically, GlobalCenter has relied on Global Crossing Ltd. or Frontier Corporation to satisfy its capital requirements. Global Crossing Ltd. is not obligated, however, to serve as a source of funding. According to the GlobalCenter group's current business plan, it expects that the proceeds from this offering will provide it sufficient capital to sustain current operations and capital expenditure plans for the next 12 to 18 months. However, the GlobalCenter group's business is rapidly growing and capital intensive. Any material changes to its funding requirements could require it to secure additional funding. The sources from which the GlobalCenter group may satisfy its future financing requirements may include funding from third parties, the proceeds from the issuance of additional GlobalCenter group stock or additional funding from Global Crossing Ltd. We cannot assure you that the GlobalCenter group will be able to secure additional financing on an acceptable basis, if at all.

The rapid expansion of the GlobalCenter group's data centers produces a significant strain on its business and requires it to expend substantial resources. Any delay in its expansion plans or failure to attract customers could have a material adverse effect on the business of the GlobalCenter group.

  The expansion of the GlobalCenter group's business through the opening of additional data centers in geographically diverse locations is one of its key strategies. The GlobalCenter group currently has 10 data centers located in metropolitan areas in northern and southern California; northern Virginia; New York City; London; and Melbourne. The GlobalCenter group is currently developing 10 additional data centers, nine of which it plans to open in 2000. To expand successfully, the GlobalCenter group must be able to assess markets, locate and secure new data center sites, install data center facilities and establish interconnections with the Global Crossing network or the networks of other providers. To manage this expansion effectively, the GlobalCenter group must continue to improve its operational and financial systems and expand, train and manage its employee base. The GlobalCenter group's inability to establish additional data centers or effectively manage its expansion would limit its revenue growth, which would have a material adverse effect upon its business.

  The GlobalCenter group expects to expend substantial resources for leases and/or the purchase of real estate, significant improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new data center. Moreover, the GlobalCenter group expects to make significant investments in sales and marketing and the development of new services as part of its expansion strategy. If the net proceeds of this offering are not sufficient to fund its growth, and if the GlobalCenter group fails to generate sufficient cash flows or raise sufficient funds in the future, it may be required to delay or abandon some or all of its development and expansion plans or otherwise forego market opportunities, making it difficult for it to generate additional revenue and to respond to competitive pressures. Any delay in the completion of its new facilities may make the GlobalCenter group less attractive to customers, which would adversely affect its business.

  In general, it takes the GlobalCenter group at least six months after a data center site is leased to construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the data center opens, and it takes an extended period of time for the GlobalCenter group to approach break-even capacity utilization. As a result, the GlobalCenter group expects that individual data centers will experience losses for one year or longer from the time they are opened. The GlobalCenter group incurs further expenses to test market its services in markets where there is no data center. Growth in the number of its data centers is likely to increase the amount and duration of losses. In addition, if the GlobalCenter group does not attract customers to new data centers in a timely manner, or at all, those data centers would continue to experience losses, which could materially adversely affect the GlobalCenter Group's business.

The GlobalCenter group's strategy is based on the belief that the Web hosting business will continue to grow and that businesses will outsource an increasing portion of their more sophisticated Internet-related functions. If this belief is incorrect, the GlobalCenter group is unlikely to become or remain profitable.

  The GlobalCenter group's future growth, if any, will depend on the continued trend of businesses to outsource an increasing portion of their Internet-related operations, including their Web hosting needs and management systems, and its ability to provide and market dependable services effectively. In addition, the GlobalCenter group's strategy is based on its belief that businesses will outsource an increasing portion of their more sophisticated Internet-related functions, and the GlobalCenter group is therefore planning to invest a significant amount in developing products and services to meet this expected demand. We cannot be sure, however, that the market for the GlobalCenter group's services will develop, that its services will be adopted, or that businesses will use Internet-based services in the degree or manner that the GlobalCenter group expects. It is possible that, at some point, businesses may find it cheaper, more secure or otherwise preferable to host their Web sites internally and decide not to outsource the management of their Web sites. If the GlobalCenter group is unable to react quickly to changes in the market, if the market fails to develop or develops more slowly than expected, or if its services do not achieve market acceptance, then the GlobalCenter group is unlikely to become or remain profitable.

The market for Web hosting and for other Internet infrastructure services is highly competitive and there are few substantial barriers to entry. The GlobalCenter group may be unable to compete effectively and achieve its operating and financial objectives due to this significant competition.

  The market for Web hosting and for other Internet infrastructure services is highly competitive and there are few substantial barriers to entry. The GlobalCenter group's current and potential competitors in the market include Web hosting service providers, Internet service providers, commonly known as ISPs, telecommunications companies and large information technology outsourcing firms. The GlobalCenter group's competitors may operate in one or more of these areas, and they include companies such as AboveNet Communications, AT&T, British Telecom, Cable & Wireless, Digex, Digital Island, EDS, Exodus Communications, Globix, Genuity, IBM, Intel, KPNQwest, Level 3 Communications, MCI WorldCom, PSINet, NaviSite, Qwest Communications International and USinternetworking.

  Many of the GlobalCenter group's competitors have substantially greater resources, more customers, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their applications and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those the GlobalCenter group provides. As the GlobalCenter group moves toward its goal of becoming a total Internet infrastructure services provider, the nature of its competition may change in ways it will not anticipate. The GlobalCenter group also believes the Web hosting market is likely to experience consolidation in the near future, which could result in increased price and other competition that would make it more difficult for it to compete. For further discussion of the GlobalCenter group's competitive position, see "Business of the GlobalCenter Group--Competition."

  The GlobalCenter group's business depends largely on network services it receives from the Global Crossing group. Any disruption of these services or the Global Crossing group's inability to maintain its peering and transit relationships could be costly and could prevent the GlobalCenter group from adequately serving its customers.

  The GlobalCenter group relies primarily on the Global Crossing group for its network capacity. The Global Crossing group operates its own global IP network, which qualifies it as a tier-one service provider of Internet connectivity services. A "tier-one service provider" is a company with an international IP network which provides a presence in major cities in the United States and Europe, geographically diverse peering connections, specified transport speeds and round-the-clock network support services. If the Global Crossing network experiences disruption, the GlobalCenter group's services may be disrupted as well, which would be detrimental to the GlobalCenter group's customers. Frequent or sustained disruptions in the Global Crossing network could harm the GlobalCenter group's business. If the Global Crossing group were unable to provide the GlobalCenter group sufficient network capacity, it would need to rapidly secure an alternative provider of these services. As a result, the GlobalCenter group could incur transition costs and its monthly costs of operations could increase. In addition, such a transition could have a detrimental effect on the service it provides its customers.

  The Internet is composed of many ISPs that operate their own networks and interconnect with other ISPs at various peering points. Peering and transit relationships are a competitive factor that allow some Web hosting companies to provide faster data transmission than others. If the Global Crossing group fails to adapt its network infrastructure to meet industry requirements for peering or loses its peering or transit relationships for any other reason, then the GlobalCenter group's transmission rates could be reduced, resulting in a decrease in the quality of services it provides to its customers.

The GlobalCenter group would not be able to provide adequate service to its customers if it were unable to secure sufficient network capacity to meet its future needs on reasonable terms or at all.

  The GlobalCenter group must continue to expand and adapt its network arrangements to accommodate an increasing amount of data traffic and changing customer requirements. If the GlobalCenter group's future network capacity requirements exceed the capacity the Global Crossing group is able to provide to the GlobalCenter group, it may have to pay higher prices for such additional network capacity from others or such capacity might not be available at all. The GlobalCenter group's failure to achieve or maintain high capacity data transmission could negatively affect its level of service to its existing customers and limit its ability to attract new customers, which would harm its business.

The GlobalCenter group's quarterly and annual results may fluctuate. If the GlobalCenter group's results of operations fall below analysts' expectations, the market price of GlobalCenter group stock and the value of your investment could be reduced.

  The GlobalCenter group's results of operations fluctuate on a quarterly and annual basis. It expects to continue experiencing significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, including the factors discussed in this section, many of which are outside of the GlobalCenter group's control.

  Due to these factors, revenues and operating results are difficult to forecast. The GlobalCenter group believes that period to period comparisons of its operating results will not necessarily be meaningful and you should not rely on them as indications of its future performance. However, the market price of GlobalCenter group stock may reflect the expectations of securities analysts or investors relating to the GlobalCenter group's results of operations. If, in some future periods, the GlobalCenter group's results of operations fall below these expectations, it could negatively affect the market price of GlobalCenter group stock and the value of your investment in Global Crossing group stock and, after the intended disposition, in GlobalCenter group stock.

The GlobalCenter group's data centers and the networks it relies on are sensitive to harm from human actions and natural disasters. Any resulting disruption could significantly damage its business.

  The GlobalCenter group's ability to provide reliable service largely depends on the performance and security of its data centers and equipment, and of the network infrastructure of its connectivity providers, particularly the Global Crossing IP network infrastructure. The GlobalCenter group's customers often maintain confidential information on servers located in its data centers, such as credit card and bank account numbers. The GlobalCenter group's data centers and equipment, the networks it uses, and its customers' information are subject to damage and unauthorized access from human error and tampering, breaches of security, natural disasters, power loss, capacity limitations, software defects, telecommunications failures, intentional acts of vandalism, including computer viruses, and other factors that have caused, and will continue to cause, interruptions in service or reduced capacity for customers. The GlobalCenter group's data centers have experienced and may in the future experience delays or interruptions in service as a result of accidental or intentional actions of Internet users or others. For example, in February 2000, hackers flooded one of the GlobalCenter group's customer's Web sites with an enormous number of requests, which disrupted its services. Despite precautions the GlobalCenter group has taken and plans to take, the occurrence of a security breach, natural disaster, interruption in service or other unanticipated problems could seriously damage its business and cause it to lose customers. Additionally, the time and expense required to alleviate security problems could be significant and could impair its operating results.

By providing services to customers with mission-critical Internet operations GlobalCenter could potentially expose itself to lawsuits for customers' lost profits or other damages.

  Because the GlobalCenter group's services are critical to many of its customers' businesses, any significant interruption in its services could result in lost profits or other indirect or consequential damages to its customers. The GlobalCenter group's customers are required to sign service agreements which incorporate GlobalCenter's standard terms and conditions. Although these terms disclaim its liability for any such damages, a customer could still bring a lawsuit against the GlobalCenter group claiming lost profits or other consequential damages as the result of a service interruption or other Web site problems that the customer may attribute to the GlobalCenter group. The GlobalCenter group cannot be sure a court would enforce any limitations on its liability, and the outcome of any lawsuit may depend on the specific facts of the case and the legal and policy considerations involved. While the GlobalCenter group believes it would have meritorious defenses to any such claims, it cannot be sure it would prevail. In such cases, the GlobalCenter group could be liable for substantial damage awards. Such damage awards might exceed its liability insurance by unknown but significant amounts, which would seriously harm the GlobalCenter group's profitability or increase its losses.

The GlobalCenter group provides service level commitments to its customers, so any significant degradation in service could force it to reduce its fees enough to harm its business.

  The GlobalCenter group's customer contracts provide service level agreements related to the continuous availability of its data center and network services. The GlobalCenter group's commitment is generally limited to a credit consisting of reduction in monthly fees for disruptions in Internet transmission services. If the GlobalCenter group incurs significant service degradation in connection with system downtime, it will be forced to reduce its fees and its business would be harmed. As customers outsource more mission-critical operations to the GlobalCenter group, it risks increased liability claims and customer dissatisfaction if its systems fail to meet its customers' expectations.

If the GlobalCenter group does not respond effectively and on a timely basis to rapid technological change and evolving industry standards, its services could become obsolete or no longer competitive.

  Internet and networking technology is changing rapidly. The GlobalCenter group's future success will depend largely on its ability to:

  . offer services that incorporate leading technologies;

  . address the increasingly sophisticated and varied needs of its current and prospective customers;

  . respond to technological advances and emerging industry standards on a timely and cost-effective basis; and

  . continue offering services that are compatible with products and services of other vendors.

   Although the GlobalCenter group often works with various vendors in testing newly developed products, we cannot be sure these products will be compatible with its infrastructure or that these products will adequately address changing customer needs. Although the GlobalCenter group currently intends to support emerging standards, we cannot be sure that industry standards will be established or, if they become established, that GlobalCenter will be able to conform to these new standards in a timely or cost-effective fashion and maintain a competitive position in the market. Keeping pace with technological advances may require substantial expenditures and lead time. The GlobalCenter group's failure to conform to the prevailing standards, or the failure of common standards to emerge, could harm its business. In addition, products, services or technologies developed by others may render its services obsolete or no longer competitive.

The GlobalCenter group's business will not continue to grow unless Internet usage continues to grow and Internet performance remains adequate.

  The increased use of the Internet for retrieving, sharing and transferring information among businesses and consumers has only recently begun to develop on a mass scale. The GlobalCenter group's success will depend on the continued growth in Internet usage, in particular on the growth of its use as a commercial and entertainment distribution tool. The growth of the Internet is subject to a high level of uncertainty and depends on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communications, security concerns and increases in data transport capacity. If the Internet as a commercial medium fails to grow or develops more slowly than expected, then the GlobalCenter group's business is unlikely to grow as expected.

  The recent growth in the use of the Internet in general has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the demand for the GlobalCenter group's services. The performance of the GlobalCenter group's Web hosting services is ultimately limited by and relies on the speed and reliability of the networks operated by Global Crossing and third parties. Consequently, the growth of the market for the GlobalCenter group's services depends on improvements being made to these networks.

The GlobalCenter group's business could be harmed if its management team, which has worked together at GlobalCenter for only a brief time, is unable to work effectively, or if it is unable to retain and attract key personnel.

  GlobalCenter has hired most of its senior management within the last six months. As a result, its management team has worked for GlobalCenter for only a brief time. The GlobalCenter group's success will depend, in significant part, on the continued services of its senior management personnel and of its key technical and sales personnel. If other companies offer GlobalCenter's key employees substantial compensation or option packages, they may choose to accept other employment. Neither we nor any of our subsidiaries have employment agreements for any GlobalCenter employees other than Mr. Hindery, or key man insurance for any GlobalCenter employees.

  The GlobalCenter group's success will also depend largely on its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel, particularly additional management in the areas of application integration and technical support. Competition for such personnel is intense. GlobalCenter may not be able to hire or retain the necessary personnel to implement its business strategy, or it may need to pay higher compensation for employees than it currently expects. If the GlobalCenter group is unable to attract and retain such personnel, its growth would be limited and its business would be harmed.

The GlobalCenter group may be unable to achieve its operating and financial objectives if it cannot manage its anticipated growth effectively.

  The GlobalCenter group is experiencing, and expects to continue experiencing, rapid growth with respect to the building of its domestic and international data centers, expansion of its service offerings, expansion of its customer base and increases in the number of employees. This growth has placed, and the GlobalCenter group expects it to continue to place, a significant strain on its financial, management, operational and other resources, including its ability to ensure customer satisfaction. This expansion also requires significant time commitments from its senior management and places a significant strain on their ability to manage the existing business. In addition, the GlobalCenter group is required to manage multiple relationships with a growing number of third parties as it seeks to complement its service offerings.

  In order to manage this growth, the GlobalCenter group will need to:

  . expand and enhance its operating and financial procedures and controls;

  . replace or upgrade its operational and financial management information systems; and

  . attract, train, manage and retain key employees.

  In early 2000, the GlobalCenter group began to implement and upgrade its operational and financial systems, procedures and controls, including evaluating the implementation of a new billing system and IT system. Implementation of those systems and improvements could be disruptive to the GlobalCenter group's business.

The GlobalCenter group may experience difficulty in integrating future acquisitions or joint ventures which could harm its operating results.

  GlobalCenter Inc. may acquire businesses with complementary products, services and technologies that will be allocated to the GlobalCenter group. After purchasing a company, GlobalCenter could have difficulty in assimilating that company's technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for GlobalCenter. These difficulties could disrupt the GlobalCenter group's ongoing business, distract its management and employees and increase its expenses. In addition, future acquisitions by GlobalCenter Inc. may require it to incur additional debt, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

  As part of the GlobalCenter group's expansion, GlobalCenter Inc. may also pursue relationships and joint ventures with companies located in or with relationships in the markets it wishes to enter, or who have specific technologies, products or services it needs to serve its customers. GlobalCenter Inc. may not have a majority interest in or control of the governing body of any such joint venture. There is a risk that the other joint venture partner may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or of GlobalCenter. A joint venture partner may be unable to meet its economic or other obligations and GlobalCenter may be required to fulfill those obligations. In addition, if GlobalCenter Inc. does not have a majority interest in a joint venture, it may not have control of the operation or assets of that joint venture.

Because the GlobalCenter group is planning significant international expansion in the next year, difficulties presented by international economic, political, legal, accounting and business factors could harm its business.

  One component of the GlobalCenter group's strategy is to expand into international markets. It currently has two data centers outside of the United States, one in London, England and one in Melbourne, Australia. The GlobalCenter group has also announced plans to open new data centers later this year in Europe and Australia. In addition, GlobalCenter Inc. has entered into a joint venture agreement with Asia Global Crossing, an affiliated company, pursuant to which this joint venture will open data centers in Asia. In order to further expand the GlobalCenter group's international operations, GlobalCenter Inc. may enter into additional joint ventures or outsourcing agreements with third parties, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. If GlobalCenter Inc. is unable to do any of these things in a timely and cost-effective manner, it could be precluded from successfully developing its international operations. In addition, the GlobalCenter group may depend on third parties to be successful in its international operations, but we cannot assure you that the GlobalCenter group will be successful in securing such third party relationships.

  In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect the GlobalCenter group's ability to expand operations and may result in higher relative costs for its international operations. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  . challenges in staffing and managing foreign operations;

  . differences in technology standards;

  . employment laws and practices in foreign countries;

  . longer payment cycles and problems in collecting accounts receivable;

  . political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  . potentially adverse tax consequences.

Laws in the United States and elsewhere regarding the Internet are largely unsettled, but are becoming an increasing focus for lawmakers. Changes in these laws could require the GlobalCenter group to expend significant resources to comply or could limit its business.

  The GlobalCenter group provides services over the Internet in the United States and in many foreign countries, and it facilitates the activities of its customers in these jurisdictions. As a result, the GlobalCenter group may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in jurisdictions even if it does not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, GlobalCenter could be subject to regulation, taxation, enforcement or other liability in unexpected ways, which could make it more expensive to conduct its business or limit its ability to conduct its business. Regulation of the Internet may also harm GlobalCenter's customers' businesses, which could lead to reduced demand for its services.

  The law in the United States relating to the liability of online and Internet service providers for information disseminated through their systems remains largely unsettled. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, consumer protection, libel and taxation, apply to the Internet. The growth and development of the market for online commerce may also prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online.

  The United States Congress has recently considered enacting Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit materials. The Federal Trade Commission has recently commenced investigations of the practices of certain Internet companies relating to privacy and consumer protection laws. The European Union recently enacted its own privacy regulations. The application of existing laws or promulgation of new laws could require the GlobalCenter group to expend substantial resources to comply with such laws or discontinue some service offerings. Increased attention to liability issues could also divert management attention, result in unanticipated expenses and harm its business.

  The GlobalCenter group's business is not currently subject to direct regulation by the Federal Communications Commission, or the "FCC," or any other government agency, other than as to regulations applicable to business in general. However, in the future it may be subject to regulation by the FCC or other federal or state agencies, which could increase its costs and harm its business. For further discussion of the regulations to which the GlobalCenter group may be subject, see "Business of the GlobalCenter Group--Government Regulation."

  Global Crossing Ltd. is subject to United States and international regulation relating to its existing network and its future expansion of its network. If Global Crossing's network or expansion plans were limited by governmental regulation, it could have a material adverse effect on the GlobalCenter group's business. For a discussion of risks relating to the business of Global Crossing Ltd., see "Business--Forward Looking Statements and Risk Factors" in Global Crossing Ltd.'s Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this proxy statement.

As the host of information carried on the Internet, the GlobalCenter group could be held liable for the information disseminated through its network.

  If the GlobalCenter group and other Web hosting and network providers become liable for information carried on or disseminated through their systems, the GlobalCenter group could be required to implement measures to reduce exposure to legal liability. This may require the expenditure of substantial funds, or discontinuance of various service or product offerings. The costs of defending against any claims and potential adverse outcomes of these claims could adversely affect the GlobalCenter group's profitability or increase its losses. While the GlobalCenter group carries professional liability insurance, it may not be adequate to compensate GlobalCenter or may not cover it in the event it becomes liable for information carried on or disseminated through its network. The law relating to the liability of online services companies, private network operators and ISPs for information carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation.

  In addition, some ISPs and other online services companies could deny network access to the GlobalCenter group and its customers if it allows undesired content to be transmitted through its network. Although the GlobalCenter group prohibits customers by contract from distributing illegal material or engaging in practices such as sending unsolicited commercial e-mail advertisements, we cannot be sure that the GlobalCenter group's customers will not violate these prohibitions, which could cause the GlobalCenter group to face significant liability.

The GlobalCenter group may be unable to protect its intellectual property rights or to license the intellectual property that it expects to need in the future from others.

  The GlobalCenter group relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain of its proprietary rights. It has no patented technology that would bar competitors from its market. Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its data or technology. In addition, the laws of various foreign countries may not protect its products, services or intellectual property rights to the same extent as do the laws of the United States.

  The GlobalCenter group does not currently rely in a material way on technologies licensed from third parties, but it expects that, as it continues to offer new services through partnerships with third parties, its reliance on licensed technology will grow. The GlobalCenter group cannot be sure these licenses will be available to it on commercially reasonable terms or at all. The inability to use such technology could require it to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm its business.

  Other parties may claim that the GlobalCenter group has infringed their proprietary rights. Such claims, whether or not meritorious, may require it to expend significant financial and managerial resources, result in injunctions against it, or impose damages it must pay. The GlobalCenter group may need to obtain a license from third parties who allege that it has infringed their rights, but such license may not be available on terms acceptable to it or at all.

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                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

  This proxy statement and the information incorporated by reference in this proxy statement include forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements.

  A number of important factors, including those risks and uncertainties described as "Risk Factors" both in this proxy statement and in our Annual Report on Form 10-K, could affect future operating results and financial position and cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties are not exhaustive. These and other developments could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. We have no obligation, and we do not intend, to publicly release the results of any revisions to these forward-looking statements to reflect subsequent events or circumstances.

                              THE SPECIAL MEETING

General

  We are furnishing this document to you in connection with the solicitation of proxies by our board of directors for use at the special meeting of shareholders and any adjournment or postponement of the meeting.

Date, time and place

  We will hold the special meeting at      on       , 2000 at   , local time,
subject to any adjournments or postponements.

Proposals to be considered at the special meeting

  For more information regarding the proposals described below, see "The Tracking Stock Proposals" beginning on page 47 and "The GlobalCenter Stock Incentive Plan Proposals" beginning on page 122.

 The tracking stock proposals

  At the special meeting, you will be asked to consider and vote to approve:

  . a proposal to increase our authorized share capital to $45,250,000 by the creation of an additional 1,500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, and

  . a proposal to allow our board of directors to designate our authorized shares of common stock into two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock.

 The GlobalCenter stock incentive plan proposals

  In addition, at the special meeting, you will be asked to consider and vote to approve the adoption of the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan.

  We are submitting these proposals for your approval pursuant to our bye-laws and the requirements of the National Association of Securities Dealers applicable to companies with securities quoted on the Nasdaq National Market. In addition, we are submitting each of the GlobalCenter stock incentive plan proposals for your approval in order for those plans to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986.

Record date; votes per share

  Our board of directors has fixed the close of business on     , 2000 as the
record date for the determination of shareholders entitled to vote at the special meeting. On that date, the outstanding voting shares of our capital
stock consisted of      shares of common stock. You will be entitled to attend
and vote at the meeting only if you were a shareholder of record of common
stock as of the close of business on       , 2000.

  On a poll, each share entitled to vote at the meeting, other than shares held by holders of greater than 9.5% of the total votes cast in connection with any shareholder action by a holder whose voting power will be limited as described in the next two paragraphs, will be entitled to one vote plus any additional votes that may be allocated to each share based on a formula contained in our bye-laws and described in the next two paragraphs.

  For purposes of the following discussion, when we refer to "Controlled Shares" we mean, among other things, all shares of Global Crossing common stock that a shareholder is deemed (1) to own directly, indirectly or constructively pursuant to Section 958 of the U.S. Internal Revenue Code or (2) to own beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations under that act.

  Under our bye-laws, on a poll each share of common stock will have one vote, except that if, and so long as, the Controlled Shares of (1) any shareholder constitute more than 9.5% of the total votes cast in connection with any shareholder action or (2) Canadian Imperial Bank of Commerce and its affiliates constitute more than 20% of the voting power of the total votes cast in connection with any shareholder action, the voting rights with respect to the Controlled Shares owned by that shareholder will be limited, in the aggregate, to a voting power of 9.5% of the total votes cast or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of the total votes cast based on a formula contained in our bye-laws. The additional votes that could be cast by that shareholder or the Canadian Imperial Bank of Commerce and its affiliates if there were no restrictions on voting rights will be allocated to the other holders of common stock, pro rata based on their number of shares of common stock. However, no shareholder that has been allocated any additional votes may exceed the limitation on voting rights as a result of that allocation. For additional information relating to voting restrictions on shareholders, see "Description of Global Crossing Capital Stock--Voting restrictions."

  On the record date for determination of the holders entitled to vote at the special meeting, each share of Global Crossing common stock, other than shares held by any 9.5% or larger shareholder, would have been entitled on a poll to
approximately      votes.

Quorum

  The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50% of the votes of all outstanding shares of Global Crossing common stock will constitute a quorum at the special meeting.

  Abstentions and shares held by brokers that are represented at the special meeting without specific instructions by shareholders on how to vote those shares, which we refer to as "broker non-votes," will be counted as present for purposes of determining whether there is a quorum at the special meeting.

  Approval of the GlobalCenter stock incentive plan proposals additionally requires that holders of a majority of all outstanding shares actually cast votes on each of the proposals. For these proposals, therefore, abstentions and broker non-votes will be the equivalent of voting against the proposals and will have the practical effect of reducing the likelihood that this requirement will be satisfied.

Votes required

  The following shareholder votes are required for approval of each proposal:

 The tracking stock proposals

  The favorable vote of a majority of all votes cast by the holders of Global Crossing common stock is required to adopt each of the tracking stock proposals. Some of the proposed resolutions contained in the tracking stock proposals, if approved, will become effective only if and when the proposed public offering of GlobalCenter group stock is completed.

  By voting in favor of the tracking stock proposals at the special meeting, shareholders may be forfeiting their rights to challenge the tracking stock proposals in the future.

 The GlobalCenter stock incentive plan proposals

  The favorable vote of a majority of all votes cast by the holders of Global Crossing common stock is required to adopt each of the GlobalCenter stock incentive plan proposals.

  If the tracking stock proposals are approved, we intend to implement it whether or not the GlobalCenter stock incentive plan proposals are approved. If the tracking stock proposals are not approved, we will not implement the GlobalCenter stock incentive plan proposals.

  As of April 24, 2000, directors and executive officers of Global Crossing were entitled to vote approximately 20.84% of the outstanding votes entitled to be cast by Global Crossing shareholders at the special meeting after giving effect to the voting limitations of large shareholders.

How shares will be voted at the special meeting

  Shares of Global Crossing common stock represented by a proxy properly executed and received before the vote at the special meeting will be voted on a poll in the manner directed on the proxy card, unless the proxy is revoked in advance of the vote.

  Properly executed blank proxy cards will be voted (1) in favor of the
proposals described in the notice of the       , 2000 special meeting to
shareholders and (2) in the discretion of the authorized proxies with respect to any other business that may properly come before the special meeting or any adjournment or postponement of the meeting.

  Abstentions and shares held by brokers and represented at the special meeting without specific instructions by shareholders on how to vote those shares will not be voted and will not be counted either as a vote for or against the proposals to be voted on at the special meeting.

  To be valid, proxy cards must be received at the offices of our transfer
agent, EquiServe, by       , 2000. As an alternative to appointing a proxy, a
shareholder which is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at our principal executive offices not later than one hour before the time fixed for the beginning of the special meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

How to revoke a proxy

  You may revoke your proxy at any time before it is voted by (1) so notifying the Secretary of Global Crossing in writing at the address of our principal executive offices not less than one hour before the time fixed for the beginning of the meeting, (2) signing and dating a new and different proxy card or (3) voting your shares in person or by an appointed agent or representative at the special meeting. You may not revoke your proxy by merely attending the special meeting.

  Our board of directors is not currently aware of any business that will be brought before the special meeting other than the proposals described in the
notice of the       , 2000 special meeting to shareholders. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of proxies

  We will bear the costs of soliciting proxies from the holders of Global Crossing common stock. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of Global Crossing may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees of Global Crossing who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Global Crossing's transfer agent, EquiServe, has agreed to assist Global Crossing in connection with the tabulation of proxies.

                          THE TRACKING STOCK PROPOSALS

General

  At the special meeting, we will ask you to consider and approve proposals which provide for the implementation of the tracking stock structure. These proposals, which are included in Annex I to this proxy statement, are to:

  . increase our authorized share capital to $45,250,000 by the creation of an additional 1,500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

  . allow our board of directors to designate our common stock into two or more separate classes of common stock, with 3,000,000,000 shares authorized to be issued as Global Crossing group stock and 1,000,000,000 shares as GlobalCenter group stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock.

  If the tracking stock proposals are implemented, your rights as shareholders will continue to be governed by Bermuda law and our bye-laws and schedules attached thereto, which have been filed with the Securities and Exchange Commission. The Certificate of Designations for the Global Crossing group stock and the GlobalCenter group stock, which will be attached as a schedule to our bye-laws, will contain the terms of Global Crossing group stock and GlobalCenter group stock. Accordingly, you should read carefully the proposed Certificate of Designations attached to this proxy statement as Annex II.

  If these proposals are approved and we complete our proposed public offering of GlobalCenter group stock, we will file a Memorandum of Increase in Share Capital with the Registrar of Companies of Bermuda reflecting the increase in our authorized share capital. No regulatory approvals are required for the consummation of the tracking stock proposals.

  By voting in favor of the tracking stock proposals at the special meeting, shareholders may be forfeiting their rights to challenge the tracking stock proposals in the future.

Authorized and outstanding shares

  Current capital structure

  We are currently authorized to issue 3,020,000,000 shares of stock, consisting of 3,000,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of April 24, 2000, (1) 817,653,894 shares of common stock, (2) 10,000,000 shares of 6 3/8% cumulative convertible preferred stock, (3) 2,600,000 shares of 7% cumulative convertible preferred stock, (4) 400,000 shares of 6 3/8% cumulative convertible preferred stock, series B, and (5) 4,600,000 shares of 6 3/4% cumulative convertible preferred stock were issued and outstanding.

  Proposed capital structure

  Common stock. The tracking stock proposals will authorize us to issue up to 4,500,000,000 shares of common stock, of which 3,000,000,000 shares will be designated Global Crossing group stock and 1,000,000,000 shares will be designated GlobalCenter group stock. If approved by shareholders, the tracking stock proposals will redesignate each outstanding share of our outstanding common stock into one share of Global Crossing group stock effective upon the completion of the proposed public offering of GlobalCenter group stock.

  Preferred stock. The tracking stock proposals will authorize us to issue up to 25,000,000 shares of preferred stock. The preferred stock, if authorized, could be issued at the discretion of the our board of directors without any further approval by shareholders, except as required by applicable law or regulation, in connection with acquisitions, efforts to raise additional capital for us and other corporate purposes. Our board of directors has no present plan or intention to issue any of the additional shares of preferred stock authorized by the tracking stock proposals.

  Issuances of additional common stock and preferred stock without shareholder approval

  Common stock. After the completion of the proposed public offering of GlobalCenter group stock, our board of directors may issue the authorized but unissued shares of Global Crossing group stock and GlobalCenter group stock from time to time for any proper corporate purposes. Our board of directors also may decide to authorize the issuance of shares of one or more classes of common stock relating to an additional business group as described below, in addition to Global Crossing group stock and GlobalCenter group stock. Our board of directors will have the authority to issue additional shares of GlobalCenter group stock or Global Crossing group stock or shares of additional classes of common stock in its sole discretion and without further shareholder approval, except as may be provided by Bermuda law or the rules of the Nasdaq National Market or any stock exchange on which any class of outstanding common stock may then be listed.

  If our board of directors decides to issue additional classes of common stock, Global Crossing may establish a new group to which such new class of common stock relates either by allocating to it newly acquired assets or by reallocating to it assets and liabilities from any one or more of the Global Crossing group, the GlobalCenter group and any previously created additional group. If our board of directors decides to reallocate assets and liabilities, shares of stock of the new group would be reserved for issuance for the benefit of the group or groups to which those assets and liabilities were previously attributed. Our board of directors does not currently have any plan to issue any additional class of common stock.

  Our board of directors may at any time and without shareholder approval increase the number of shares allocated to Global Crossing group stock or any additional class of common stock, but not GlobalCenter group stock, so long as the number of shares in all classes of common stock immediately after the increase does not exceed the total number of shares of the authorized common stock of Global Crossing. Approval of the holders of GlobalCenter group stock in most cases would be required to increase the number of authorized shares allocated to GlobalCenter group stock. In addition, shareholder approval would be required to effect any decrease in the number of shares previously allocated to any class of common stock.

  Preferred stock. The tracking stock proposals would authorize our board of directors, from time to time, to divide the preferred stock into classes or series, to designate each class or series and to determine for each class or series its respective rights and preferences. Any series or class of preferred stock could, as determined by our board of directors at the time of issuance, rank, with respect to dividends, voting rights, redemption and liquidation rights, senior to the Global Crossing common stock. The preferred stock to be authorized is of the type commonly known as "blank-check" preferred stock.

  The creation and issuance of preferred stock may constitute a variation of certain rights of the Global Crossing common stock. It is not possible to state the precise effects of the authorization of the preferred stock upon the rights of the holders of existing Global Crossing common stock, Global Crossing group stock or GlobalCenter group stock until our board of directors determines the respective preferences, limitations and relative rights of the holders of the class as a whole or of any series or class of the preferred stock. Holders of Global Crossing common stock do not have preemptive rights to purchase shares in future issuances.

The proposed public offering

  We currently plan to offer in the proposed public offering shares of GlobalCenter group stock in an amount, currently estimated at 20% of total shares of GlobalCenter group stock, based on capital requirements of the GlobalCenter group, market conditions at the time of the public offering and other factors. We will allocate all of the net proceeds of the proposed offering to the GlobalCenter group.

  We currently expect to complete the proposed offering shortly following shareholder approval of the tracking stock proposals.

  If subsequent considerations arise, our board of directors could decide not to implement the tracking stock structure and abandon plans for the proposed offering, even if our shareholders have approved the tracking stock proposals.

  Prior to the completion of the proposed offering of GlobalCenter group stock and after the special meeting, our board of directors will designate the initial number of shares of GlobalCenter group stock to be reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. For additional information regarding the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, see "Description of Global Crossing group stock and GlobalCenter group stock-- Shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock" below.

The intended disposition

  We intend to dispose of the remaining shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group following the proposed offering in the form of additional GlobalCenter group stock. This disposition may include a distribution in the form of a dividend to holders of Global Crossing group stock, an exchange offer, a further sale of GlobalCenter group stock, or a combination thereof. We currently intend to effectuate this disposition at some time after this offering and the expiration of any lock-up period; however, we have not yet determined the exact method and timing of this disposition. There is no guarantee, however, that any disposition will follow this offering.

  We expect to base our decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all of Global Crossing's shareholders. The disposition may occur in several stages, following which we expect that, all of the shares of GlobalCenter group stock currently reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock would be represented by newly issued shares of GlobalCenter group stock.

  Even after this disposition, however,

  . all of the assets of the GlobalCenter group and the Global Crossing group will still remain part of, and under control of, Global Crossing, and

  . in the event of a liquidation of Global Crossing, holders of GlobalCenter group stock and Global Crossing group stock would not have an exclusive claim on the assets of the GlobalCenter group or the Global Crossing group, respectively, but rather a claim on the assets of Global Crossing as a whole.

Reasons for the tracking stock proposals

  Our board of directors recommended the tracking stock proposals following its review of various alternatives to provide a mechanism to increase market awareness of the performance and value of our GlobalCenter business. In addition to the creation of a tracking stock, our board of directors also considered the alternatives of an initial public offering of shares of stock in GlobalCenter Inc. and a spin-off of GlobalCenter Inc. to the shareholders of Global Crossing. Our board of directors considered the following factors in approving, and recommending that shareholders approve, the tracking stock proposals.

  In making its determination, our directors determined that implementation of the tracking stock proposals would have the following advantages:

  . Greater market recognition and more efficient valuation. Creating two distinct classes of common stock that separate the performance of the Global Crossing group and the GlobalCenter group and reflect separately the operating results and growth prospects of each group will permit greater market recognition and more efficient valuation of the Global Crossing group and the GlobalCenter group than exists today with one class of common stock. Separate public information about the GlobalCenter group should result in broader and more focused coverage by research analysts. As a result, investors should better understand the GlobalCenter group and Global Crossing as a whole. Having two publicly traded equity securities will allow potential equity investors to apply different and more specific criteria in valuing the Global Crossing group and the GlobalCenter group.

  . Greater financial flexibility. We believe that the creation of the GlobalCenter group stock will provide us with greater financial flexibility. We expect that GlobalCenter group stock will assist the GlobalCenter group in meeting its capital needs by creating an additional publicly traded equity security that we can use to raise capital for the group. We also believe that we could issue GlobalCenter group stock in potential acquisitions and investments. This would allow shareholders of an acquired entity the opportunity to participate more directly in the success of the GlobalCenter business rather than participating in the much larger and more diversified business of the Global Crossing enterprise.

  . More effective management incentives. GlobalCenter group stock will permit us to structure distinctive and more effective incentive and retention programs for our management and employees. Stock options and other incentive awards to management and employees of the GlobalCenter group will be tied more directly to the performance of the group in which they work.

  . Advantages of doing business under common ownership. In contrast to a spin-off, the tracking stock proposals will retain for us the advantages of doing business as a single company that retains complete legal ownership of each group and allow each group to capitalize on relationships with the other group. As a single organization, we expect to continue to take advantage of the strategic and operational benefits of synergies relating to technology and network sharing and cost savings in corporate overhead expenses.

  . Preserves capital structure flexibility. The tracking stock proposals retain future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as spin-offs and split-offs, and the creation and issuance of other tracking stocks reflecting other distinct business groups. The tracking stock proposals also preserve our flexibility to unwind the tracking stock structure.

  Our board of directors also considered that the implementation of the tracking stock proposals are not expected to be taxable for U.S. federal income tax purposes to Global Crossing or to you. In addition, our board of directors considered the performance of similar equity securities issued by other telecommunications companies, such as US WEST, Inc., Sprint Corporation and AT&T.

  Our board of directors also considered the following potential negative consequences of the tracking stock proposals:

  .  Uncertainty of market valuation. We cannot predict exactly:

    --the degree to which the market price of Global Crossing group stock and GlobalCenter group stock will reflect the separate performances of the Global Crossing group and the GlobalCenter group, particularly given the fact that the holders of each of these classes of stock are shareholders of a single company and thus subject to all of the risks of an investment in Global Crossing and all of its businesses, assets and liabilities and the other risks discussed under "Risk Factors";

    --the impact of the tracking stock proposals on the market price of our existing common stock prior to their adoption;

    --the impact of the issuance of GlobalCenter group stock on the market price of Global Crossing group stock upon the completion of the proposed public offering of GlobalCenter group stock; or

    --whether the issuance of Global Crossing group stock and GlobalCenter group stock will increase the total market capitalization of Global Crossing.

  . More complex corporate governance. The tracking stock proposals introduce additional corporate governance issues, such as the fiduciary obligation of our board of directors to holders of Global Crossing group stock and GlobalCenter group stock. Although our board of directors does not have a separate fiduciary duty to the holders of Global Crossing group stock or the holders of GlobalCenter group stock, the interests of the two groups could diverge or conflict, or appear to diverge or conflict, and issues could arise in resolving some conflicts with the result that our board of directors may benefit one group over the other group with respect to any particular issue.

  . Complex capital structure. The tracking stock proposals wills make the capital structure of Global Crossing more complex and could confuse investors, thereby adversely affecting the valuation of the two groups. In addition, a more complex capital structure will lead to increased costs, including costs related to preparing combined financial statements for each group in addition to the consolidated financial statements of Global Crossing.

  . Uncertainty of market reaction to decisions relating to tracking stock. The market prices of Global Crossing group stock and GlobalCenter group stock could be affected by the market reaction to decisions by our board of directors and management that investors perceive as affecting differently one class of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups and the allocation of assets, expenses, liabilities and corporate opportunities and financing resources between them.

  . Limiting unsolicited acquisition offers. The existence of a tracking stock structure, as opposed to traditional common stock, may limit potential unsolicited acquisitions person a person interested in acquiring only one group without negotiation with our management would still be required to seek control of the voting power represented by all of the outstanding capital stock of Global Crossing entitled to vote on that acquisition, including the classes of common stock related to the other groups.

  . Potential adverse effects in connection with acquisitions. The issuance of a tracking stock in connection with future acquisitions by us could have various adverse effects, such as the possible inability or increased difficulty of obtaining a ruling from the U.S. Internal Revenue Service for an acquisition designed to be tax-free.

  . Potential risks associated with an investment in a single company. The holders of Global Crossing group stock and the holders of GlobalCenter group stock will continue to bear the risks associated with an investment in a single company, Global Crossing, and all of Global Crossing's businesses, assets and liabilities.

  . Potential adverse tax consequences. The Internal Revenue Service could successfully assert that the redesignation of our outstanding common stock as Global Crossing group stock could be taxable to you and/or us. In addition, the Clinton Administration's Fiscal Year 2001 Budget Proposal included a provision that would treat the receipt of stock similar to Global Crossing group stock and

     GlobalCenter group stock for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this provision is enacted following the implementation of the tracking stock structure, we might be required to change our plan to dispose of GlobalCenter group stock or change our capital structure by unwinding the tracking stock structure to avoid adverse tax consequences.

  Our board of directors also considered that, under the terms of the Global Crossing group stock and the GlobalCenter group stock, we may, in certain circumstances, elect to convert one class of our stock into another at a premium to market value. These provisions, including the amount and calculation of the applicable premium, are described in detail under "--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase." The premiums are intended for the protection of the holders of the class of stock being converted since a decision by us to convert that stock may be made without the consent of the holders. Provisions similar to these, with comparable premiums, are included in the terms of tracking stocks of other public companies that have issued tracking stock. Accordingly, we believe these premiums are necessary in order for us to be able to successfully market the GlobalCenter group stock in the offering, which we believe to be in the best interests of Global Crossing and its shareholders. Thus, notwithstanding the potential dilutive effect to the holders of Global Crossing group stock in the event our board of directors elects to convert the GlobalCenter group stock for Global Crossing group stock under these provisions, we believe these provisions to be in the best interests of Global Crossing and all of its shareholders.

  Our board of directors determined that, on balance, the potential advantages of the tracking stock proposals outweigh any potentially negative consequences of the proposals. In considering the alternatives of an initial public offering of stock of GlobalCenter Inc. and a spin-off of GlobalCenter Inc. to the shareholders of Global Crossing, our board of directors recognized that certain of the above-mentioned benefits would also be achieved by these alternatives, and many of the negative consequences would be avoided. For instance, these alternatives would permit the market to review separate financial information for the groups and would provide the financial flexibility of separate publicly traded securities representing the groups. In addition, neither of these alternatives would have required the complex capital structure proposed to effect the tracking stocks. Notwithstanding the foregoing, our board of directors determined that a tracking stock would be more advantageous to Global Crossing and its shareholders. In making this determination, our board of directors concluded that tracking stock will better enable us to retain the advantages of doing business as a single company. These advantages include our ability to continue to take advantage of the strategic and operational benefits of synergies existing between the groups relating to technology and network sharing, in addition to maintaining cost savings in corporate overhead expenses. These advantages would not necessarily be available in the case of an initial public offering of shares of GlobalCenter Inc. even if we continued to control GlobalCenter Inc. after the offering, and would likely be unavailable if and when the sale of shares in GlobalCenter Inc. reduced our ownership below a control position. In view of all of the foregoing, our board of directors unanimously recommends approval of the tracking stock proposals.

  Our board of directors believes that an increase in our authorized shares of common stock and preferred stock at this time is in the best interests of Global Crossing so that we can implement the tracking stock proposals and have available the number of shares needed for possible acquisitions, capital raising, future conversion, dividends and current and proposed stock incentive plans.

  As described under "--Conversion and repurchase," our board of directors has the right to convert Global Crossing group stock into another class of our stock at specified premiums payable in shares of that group's stock. Similarly, our board of directors has the right to convert GlobalCenter group stock into another class of our stock at specified premiums payable in shares of that group's stock. The number of shares issuable in a conversion will vary based on the relative market values of the outstanding classes of stock and the number of outstanding shares of stock being converted. Our board of directors also may pay a dividend in shares of a class of stock. If our board of directors determines that a conversion or a share dividend is in the best interests of Global Crossing, but at that time sufficient authorized shares of stock are not available, our shareholders would be required to approve an increase in our authorized share capital.

  We will also reserve 41,205,883 shares of GlobalCenter group stock for issuance under the GlobalCenter stock incentive plans to be effective, subject to your approval, upon the completion of the proposed public offering of GlobalCenter group stock. For information on the effect of the tracking stock proposals on outstanding awards under the 1998 Global Crossing Stock Incentive Plan, see "--Effect on existing awards and convertible preferred stock" on page 73.

  Other than the issuance of shares of GlobalCenter group stock in the proposed public offering, the expected disposition of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group following the proposed public offering in the form of additional GlobalCenter group stock and the issuance of shares of GlobalCenter group stock under the GlobalCenter stock incentive plans to be effective upon the completion of the proposed public offering of GlobalCenter group stock, we have no present understanding or agreement for the issuance of any additional shares of Global Crossing group stock or GlobalCenter group stock or for the issuance of any class of additional common stock. Although our board of directors has no present intention of doing so, the additional shares or additional classes of stock that would be authorized for issuance if the tracking stock proposal is implemented could be issued in one or more transactions that would make a takeover of Global Crossing more difficult and, therefore, less likely, even though a takeover might be financially beneficial to Global Crossing and our shareholders. For additional information on provisions of Bermuda law and our bye-laws that might deter a takeover, see "--Certain anti-takeover provisions of Bermuda law and our bye-laws." We have no knowledge of any person or entity that intends to seek a controlling interest in Global Crossing or to make a takeover proposal.

Recommendation of our board of directors

  Our board of directors has carefully considered the tracking stock proposals and believes that the approval of these proposals by the shareholders is advisable and in the best interests of our company and our shareholders. Our board of directors unanimously recommends that you approve these proposals.

Dividend policy

  Historically, we have not paid dividends on our existing common stock. Dividends, if any, are declared at the discretion of our board of directors. We presently do not anticipate paying dividends on either tracking stock. Dividends on the Global Crossing group stock and the GlobalCenter group stock, if any, will be declared at the discretion of our board of directors.

  Because each of the Global Crossing group and the GlobalCenter group is expected to require significant capital commitments to finance its operations and fund its future growth, Global Crossing does not expect to pay any dividends on shares of either Global Crossing group stock or GlobalCenter group stock for the foreseeable future. If and when our board of directors does determine to pay any dividends on shares of Global Crossing group stock or GlobalCenter group stock, this determination will be based primarily on the results of operations, financial condition and capital requirements of the relevant group and of Global Crossing as a whole and such other factors as our board of directors considers relevant. Payment of dividends on Global Crossing group stock and GlobalCenter group stock also may be restricted by the terms of some of the loan agreements, indentures and other transactions entered into by Global Crossing from time to time.

  In making its dividend decisions regarding Global Crossing group stock and GlobalCenter group stock, our board of directors will rely on the respective combined financial statements of the Global Crossing group and the GlobalCenter group. See the combined financial statements of the GlobalCenter group and the pro forma combined financial statements of the Global Crossing group included in this proxy statement.

  Bermuda law limits the amount of dividends we can pay on either group's stock. For more information on these limitations, see "--Description of Global Crossing group stock and GlobalCenter group stock--Dividends."

Description of Global Crossing group stock and GlobalCenter group stock

  We have summarized below the material terms of Global Crossing group stock and GlobalCenter group stock. We encourage you to read the proposed Certificate of Designations which is attached to this proxy statement as Annex II.

 The Global Crossing group and the Global Center group

  We designed GlobalCenter group tracking stock to track the economic performance of the GlobalCenter group. The Certificate of Designations defines the "Global Crossing Group" generally as the interest of the Global Crossing group or any of its affiliates in all of the businesses in which Global Crossing or any of its affiliates or any of their predecessors or successors is or has been engaged, directly or indirectly, and the respective assets and liabilities of Global Crossing or any of its affiliates, other than that portion of the GlobalCenter group represented by the outstanding shares of GlobalCenter group stock. The Certificate of Designations defines the "GlobalCenter Group" generally as all of the businesses, assets, properties and liabilities of GlobalCenter Inc. and its subsidiaries. The Certificate of Designations contains adjustments to the definition of the GlobalCenter group to reflect, among other things, related assets and liabilities (including contingent liabilities), net income and net losses arising after the date of such financial statements, contributions and allocations of assets, liabilities and businesses between the groups and acquisitions and dispositions.

 Shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock

  Prior to the completion of the proposed public offering of GlobalCenter group stock, the shares representing 100% of the earnings and losses of the GlobalCenter group will be reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. Prior to the completion of the proposed public offering and after the special meeting, our board of directors will determine the number of the reserved shares that, if issued, would represent 100% of the earnings and losses of the GlobalCenter group. That number will be determined based on:

  .  the future prospects of the GlobalCenter group and Global Crossing;

  . sales, earnings and certain other financial and operating information of Global Crossing in recent periods;

  . the price-earnings or price-sales ratios, the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the GlobalCenter group;

  .  prevailing equity market conditions; and

  . the anticipated range of the offering price of GlobalCenter group stock in the proposed offering.

These considerations are similar to those that will be considered in determining the public offering price of GlobalCenter group stock in the proposed public offering.

  The shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock represent the earnings and losses of the GlobalCenter group that is not represented by shares of GlobalCenter group stock issued to the public.

  The outstanding shares fraction represents the ownership of the GlobalCenter group that is represented by shares of GlobalCenter group stock issued to the public compared to 100% of the equity value of the GlobalCenter group. The outstanding shares fraction equals the number of shares of GlobalCenter group stock outstanding divided by the sum of the number of shares of GlobalCenter group stock outstanding and the number of shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. The outstanding shares fraction will equal one, and the shares representing 100% of the earnings and losses of the GlobalCenter group will be reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock will equal zero, at any time that all of the earnings and losses of the GlobalCenter group are represented by the outstanding GlobalCenter group stock.

  The following illustration demonstrates the calculation of the outstanding shares fraction. If:

  . 20 million shares of GlobalCenter group stock were outstanding as a result of the initial public offering;

  . 80 million shares of GlobalCenter group stock were reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock.

then the outstanding shares fraction with respect to the GlobalCenter group would equal 20% based on the following calculation:

   number of shares of GlobalCenter group stock      =
                   outstanding                           outstanding shares
--------------------------------------------------       fraction
   number of shares of GlobalCenter group stock
                  outstanding +

  number of shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock.

        20 million shares                             =  20%
    ---------------------------------
        20 million shares + 80
         million shares


  The number of shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock shall be:

  . adjusted to reflect equitably any subdivision, by stock split or otherwise, or combination, by reverse stock split or otherwise, of GlobalCenter group stock or any distribution of shares of GlobalCenter group stock to holders of GlobalCenter group stock or any reclassification of GlobalCenter group stock;

  .  decreased by:

    . the number of shares of GlobalCenter group stock issued or sold by us that, immediately prior to that issuance or sale, were included in the number of shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock;

    . the number of shares of GlobalCenter group stock issued upon conversion, exchange or exercise of convertible securities that, immediately prior to the issuance or sale of these convertible securities, were included in the number of shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock;

    . the number of shares of GlobalCenter group stock issued by us as a share dividend or in connection with any reclassification or exchange of shares, including any exchange offer, to holders of Global Crossing group stock;

    . the number of shares of GlobalCenter group stock issued upon the conversion, exchange or exercise of any convertible securities issued by us as a share dividend or in connection with any reclassification or exchange of shares, including any exchange offer, to holders of Global Crossing group stock;

    . the number equal to the percentage of the outstanding shares repurchased after a disposition of substantially all, but not all, of the assets attributed to the GlobalCenter group times the number of shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock;

    . the number equal to the quotient of (x) the aggregate fair value as of the date of contribution of assets transferred from the GlobalCenter group to the Global Crossing group in consideration of a reduction in the number of shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock divided by (y) the average market value of one share of GlobalCenter group stock over the 20-trading day period ending on the date of such contribution;

  .  increased by:

    . the number of outstanding shares of GlobalCenter group stock repurchased by us for consideration that is attributed to the Global Crossing group;

    . the number equal to the quotient of (x) the fair value of assets attributed to the Global Crossing group that are contributed to the GlobalCenter group in consideration of an increase in the number of shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, divided by
       (y) the average market value of one share of GlobalCenter group stock over the 20-trading day period ending on the date of such contribution; and

    . the number of shares of GlobalCenter group stock into or for which convertible securities deemed held by the Global Crossing group are deemed converted, exchanged or exercised;

  . increased or decreased under those other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

  At any time shares of GlobalCenter group stock are reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, the outstanding shares fraction will be used to allocate to the Global Crossing group any dividend or repurchase payment made to holders of GlobalCenter group stock.

  Our board of directors also may pay dividends in shares of GlobalCenter group stock on shares of Global Crossing group stock to the extent the number of shares issued in connection with the share dividend is less than or equal to the number of shares reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock. Distributions of assets attributed to the GlobalCenter group on shares of Global Crossing group stock are similarly limited.

  If there are no longer any shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, and our board of directors has reserved shares of Global Crossing group stock for issuance for the benefit of the GlobalCenter group or to the holders of GlobalCenter group stock, our board of directors may pay dividends in shares of Global Crossing group stock or distribute assets attributed to the Global Crossing group on shares of GlobalCenter group stock but only subject to limitations similar to those described above when shares of GlobalCenter group stock are reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock.


  Shares of stock of any group may be reserved for issuance for the benefit of another group, unless our board of directors determines otherwise at the time of initial issuance. However, shares of stock of any group may only be reserved for issuance for the benefit of another group so long as no shares of the other group are then reserved for issuance for the benefit of the first group. Accordingly, shares of Global Crossing group stock may be reserved for issuance for the benefit of the GlobalCenter group only if at such time there are no shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group. If shares of Global Crossing group stock were reserved for issuance for the benefit of the GlobalCenter group, similar changes to the number of shares reserved for issuance would be made if transactions similar to those described above occurred with respect to Global Crossing group stock or the Global Crossing group. Similar provisions would also apply if shares of GlobalCenter group stock were reserved for issuance for the benefit of an additional group or if shares of stock of an additional group were reserved for issuance for the benefit of the GlobalCenter group.

 Dividends

  The Certificate of Designations relating to Global Crossing group stock and GlobalCenter group stock provides that dividends on Global Crossing group stock or GlobalCenter group stock will be limited to the lesser of:

  . the funds of Global Crossing legally available for distributions under Bermuda law; and

  . the available distribution amount for the Global Crossing group, which is the same amount that would be legally available for the payment of dividends on GlobalCenter group's stock if the GlobalCenter group were a separate company under Bermuda law.

The available distribution amount for a particular group is calculated as follows:

  .  the outstanding shares fraction for that group,

  multiplied by

  .  the lesser of:

    . any amount in excess of the minimum amount necessary to pay debts attributed to that group as they become due; and

    . the realizable value of the assets attributed to that group less the sum of the total liabilities attributed to that group together with the amount of the issued share capital and share premium account attributable to that group.

  Under Bermuda law, the amount of legally available funds of Global Crossing is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of our legally available funds will reflect the amount of:

  .  any net losses of each group, including any additional groups;

  . any distributions made on Global Crossing group stock, GlobalCenter group stock, any additional class of common stock or any preferred stock; and

  . any repurchases of Global Crossing group stock, GlobalCenter group stock, any additional class of common stock or any preferred stock.

Dividend payments on Global Crossing group stock or GlobalCenter group stock could be precluded because legally available funds are not available under Bermuda law, even though the available distribution amount test for the particular group was met. We cannot assure you that there will be an available distribution amount for any group or, if met, that we will have legally available funds to pay such a dividend.

  Subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above, our board of directors will be able, in its sole discretion, to declare and pay dividends exclusively on Global Crossing group stock, exclusively on GlobalCenter group stock, exclusively on any additional tracking stock or on any combination of class of stock, in equal or unequal amounts. In making its dividend decisions, our board of directors will not be required to consider the relative available distribution amounts for any group, the amount of dividends previously declared on any class of stock, the respective voting or liquidation rights of any class or any other factor.

  The terms of some of our debt instruments also place limitations on our ability to pay dividends.

  If shares of GlobalCenter group stock are still reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock at the time of any dividend on the outstanding shares of GlobalCenter group stock, we will credit to the Global Crossing group, and charge against the GlobalCenter group, a corresponding amount of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock.

 Voting rights

  The holders of GlobalCenter group stock and the holders of Global Crossing group stock, as well as the holders of any additional class of common stock that might subsequently be created and upon which similar voting power is vested, will be entitled to vote on any matter on which our shareholders are, by Bermuda law, Nasdaq listing rules or stock exchange rules or by the provisions of our bye-laws as determined by our board of directors, entitled to vote, subject to certain restrictions described below.

  The holders of GlobalCenter group stock, the holders of Global Crossing group stock and the holders of any additional class of common stock that might subsequently be created and upon which similar voting power is vested will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except as described below.

  On all matters as to which all classes of common stock will vote together as a single class, subject to certain restrictions described below:

  . each share of GlobalCenter group stock then outstanding will have a number of votes equal to the quotient of the average market value of one share of GlobalCenter group stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the holders of stock entitled to vote, divided by the average market value of one share of Global Crossing group stock during the same period. However, if this calculation results in the holders of GlobalCenter group stock holding more than 25% of the total voting power of all outstanding shares of common stock, the vote of each share of GlobalCenter group stock will be reduced so that all of the outstanding shares of GlobalCenter group stock represent 25% of the total voting power of all outstanding shares of common stock. The 25% limitation on the total voting power of all outstanding shares of common stock will be eliminated if the outstanding shares of Global Crossing group stock are converted into shares of the GlobalCenter group; and

  . each share of Global Crossing group stock then outstanding will have one vote.

  If we issue shares of an additional class of common stock, each share of such additional class of common stock will have a number of votes, including a fraction of one vote or no vote, as our board of directors determines at the time of issuance. Shares of stock of any group reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock will have no voting rights.

  Accordingly, the relative per share voting rights of GlobalCenter group stock, Global Crossing group stock and any additional class of common stock that is entitled to a number of votes per share based on market values will fluctuate depending on changes in the relative market values of shares of the classes of common stock.

  Global Crossing group stock will have and will retain a substantial majority of the combined voting power of GlobalCenter group stock and Global Crossing group stock because:

  . we expect that initially the aggregate market value of the outstanding shares of Global Crossing group stock will be substantially greater than the aggregate market value of the outstanding shares of GlobalCenter group stock; and

  . the aggregate voting power of all of the outstanding shares of GlobalCenter group stock is limited to 25% of the total voting power of all outstanding shares of common stock, regardless of the market value of the GlobalCenter group stock.

  Fluctuations in the relative voting rights of GlobalCenter group stock, Global Crossing group stock and any additional class of common stock that is subsequently created and entitled to a number of votes per share based on market values could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of our common stock to acquire such percentage by acquiring the class of common stock having a greater number of votes per share.

  We will set forth the number of outstanding shares of GlobalCenter group stock, Global Crossing group stock and any additional class of common stock in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a shareholders' meeting the number of outstanding shares and per share voting rights of GlobalCenter group stock, Global Crossing group stock and additional group stock, if any.

  If shares of only GlobalCenter group stock are outstanding, each share will have one vote and, in situations where GlobalCenter group stock is entitled to vote as a separate voting group with respect to any matter, each share of GlobalCenter group stock will, for purposes of such vote, also have one vote on such matter.

  The holders of Global Crossing group stock or GlobalCenter group stock will not have any rights to vote separately as a class on any matter, except in the case of any required proposal to (1) increase or decrease the authorized shares of the relevant class, other than an increase in authorized shares required to effectuate a conversion of one group into the other group or a distribution to holders of Global Crossing group stock of all or a portion of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, or (2) amend the terms of that class, and except for the limited single class voting rights provided under Bermuda law, Nasdaq listing rules or stock exchange rules or by the provisions of our bye-laws as determined by our board of directors. In addition to the approval of holders of a majority of all shares of stock voting together as a single voting group present at the meeting, the approval of a majority of the outstanding shares of GlobalCenter group stock or Global Crossing group stock present at a meeting, voting as a separate voting group, would be required under Bermuda law to approve any amendment to our bye-laws or the Certificate of Designations relating to that class of common stock that would, among other things, change the designation, rights, preferences or limitations of the shares of that class.

  The following illustration demonstrates the calculation of the number of votes to which each share of GlobalCenter group stock would be entitled on all matters on which the holders of GlobalCenter group stock and the holders of Global Crossing group stock vote as a single voting group, where the average market values calculation does not result in the holders of GlobalCenter group stock holding more than 25% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of GlobalCenter group stock is not required. If:

  . 10 million shares of GlobalCenter group stock and 400 million shares of Global Crossing group stock were outstanding;

  . the average market value for the 20-trading day valuation period was $20 for GlobalCenter group stock; and

  . the average market value for the 20-trading day valuation period was $40 for Global Crossing group stock;

then each share of Global Crossing group stock would have one vote and each share of GlobalCenter group stock would have 0.5 votes based on the following calculation:

average market value
   of GlobalCenter           $20 per share            0.5 votes per
     group stock        =  --------------     =          share of
----------------------       $40 per share             GlobalCenter
average market value                                   group stock
 of Global Crossing
     group stock

  As a result, the shares of GlobalCenter group stock would represent 5 million votes, which equals 1.2% of the total voting power of Global Crossing, and the shares of Global Crossing group stock would represent 400 million votes, which equals 98.8% of the total voting power of Global Crossing. These amounts are calculated as follows:



 0.5 votes per share   X     10 million outstanding    =   5 million votes for
   of GlobalCenter           shares of GlobalCenter         GlobalCenter group
     group stock                  group stock                     stock

 1 vote per share of         400 million shares of          400 million votes
   Global Crossing     X     Global Crossing group     =   for Global Crossing
     group stock                     stock                     group stock

  5 million votes for GlobalCenter               1.2% of total voting power
             group stock                    = held by GlobalCenter group stock
-------------------------------------
  5 million votes for GlobalCenter
            group stock +
    400 million votes for Global
        Crossing group stock

    400 million votes for Global              98.8% of total voting power held
        Crossing group stock                =  by Global Crossing group stock
-------------------------------------
  5 million votes for GlobalCenter
            group stock +
    400 million votes for Global
        Crossing group stock

  The following illustration demonstrates the calculation of the number of votes to which each share of GlobalCenter group stock would be entitled on all matters on which the holders of Global Crossing group stock and the holders of GlobalCenter group stock vote as a single voting group, where the average market values calculation does result in the holders of GlobalCenter group stock holding more than 25% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of GlobalCenter group stock is required. If:

  . 200 million shares of GlobalCenter group stock and 400 million shares of Global Crossing group stock were outstanding;

  . the average market value for the 20-trading day valuation period was $50 for GlobalCenter group stock; and

  . the average market value for the 20-trading day valuation period was $40 for Global Crossing group stock;

then each share of Global Crossing group stock would have one vote and each share of GlobalCenter group stock would have 1.25 votes based on the following calculation:

average market value
   of GlobalCenter                  $50 per                  1.25 votes per
     group stock          =          share           =          share of
---------------------             ------------                GlobalCenter
average market value                $40 per                   group stock
 of Global Crossing                  share
     group stock

 1.25 votes per        200 million                              38.5% of total
    share of           outstanding                               voting power
  GlobalCenter    X     shares of       =   250 million      =     held by
  group stock          GlobalCenter            votes             GlobalCenter
                       group stock                               group stock

  Because the total voting power of GlobalCenter group stock would exceed the 25% limitation, we would calculate the maximum number of votes to which the holders of GlobalCenter group stock are entitled in the aggregate by using this formula:

                     x                       25% of total voting power
                ------------          =           of common stock
                   x + y

where:

  . x = the maximum number of votes to which the holders of outstanding shares of GlobalCenter group stock are entitled in the aggregate; and

  . y = the number of votes to which the holders of the outstanding shares of Global Crossing group stock are entitled, based on one vote per share.

Applied to the foregoing facts, this formula results in the following:

                       x
                ----------------      =      0.25
                     x + y

                       x
                ----------------      =      0.25
                      x +
                 4,000,000,000

                               x      =      0.25 x + 100,000,000

                          0.75 x      =      100,000,000

                               x      =      133,333,333 maximum votes for
                                             holders of GlobalCenter
                                             group stock

  Global Crossing would then calculate the maximum number of votes per share of GlobalCenter group stock as follows:

          x                         133,333,333               0.667 votes per
---------------------      =        ------------     =            share of
the number of shares                200,000,000                 GlobalCenter
   of GlobalCenter                                              group stock
     group stock
     outstanding

   Voting restrictions

  Under our bye-laws, if any shareholder owns, directly, indirectly or constructively under Section 958 of the U.S. Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated under that act, more than 9.5% of the total voting power of Global Crossing common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20% of the total voting power of Global Crossing common stock, the number of votes of that shareholder will be limited to 9.5% of the aggregate voting power of Global Crossing common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of the aggregate voting power of Global Crossing common stock, based on a formula contained in the bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on voting rights will be allocated to the other shareholders, pro rata based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitation as a result of that allocation.

  Holders of shares of Global Crossing group stock and holders of GlobalCenter group stock are subject to the voting restrictions currently imposed on holders of our existing Global Crossing common stock.

 Conversion and repurchase

  Our current bye-laws do not provide for either mandatory or optional conversion or repurchase of our existing common stock. The proposed resolution will permit the conversion or repurchase of Global Crossing group stock and GlobalCenter group stock as described below.

   Conversion of common stock at option of Global Crossing at any time

  Except as described below, our board of directors may at any time convert each share of Global Crossing group stock into a number of shares of GlobalCenter group stock or another class of our common stock, as determined by our board of directors at the time of conversion, equal to the applicable percentage described below of the ratio of the average market value of one share of Global Crossing group stock to the average market value of one share of the other class of our common stock during a 20-trading day period. Similarly, except as described below, our board of directors may at any time convert each share of GlobalCenter group stock into a number of shares of Global Crossing group stock or another class of our common stock, as determined by our board of directors at the time of conversion, equal to a percentage of the ratio of the average market value of one share of GlobalCenter group stock to the average market value of one share of the other class of our common stock during a 20-trading day period. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders. The applicable percentage of the ratio of the average market values will be 120% during the first year following the completion of the planned initial public offering of GlobalCenter group stock, 115% during the second year and 110% thereafter.

  Any optional conversion as described above can only be effected if, as of close of business on the last day of the 20-trading day period, the market capitalization of the class of common stock being issued in the conversion exceeds the market capitalization of the class of common stock being converted.

  In addition, if our board of directors determines to issue one or more classes of additional common stock, shares of that class or those classes could be convertible into Global Crossing group stock or GlobalCenter group stock on terms determined by our board at the time of issuance.

  The premiums described above that are provided upon any conversion of GlobalCenter group stock or Global Crossing group stock are intended for the protection of the holders of that class of stock, particularly during the initial period following the group stock classification, since a decision by Global Crossing Ltd. to convert that class of stock may be made without the consent of the holders of that class of stock. The decrease in the premium from 20% to 10% over the first two years the GlobalCenter group stock is outstanding is intended to allow greater flexibility to Global Crossing Ltd. in using these provisions over time by decreasing the dilutive effect of such a conversion on holders of shares of the class of stock not being converted. Provisions similar to these, with comparable declining premiums, are included in the terms of tracking stocks of other public companies that have issued tracking stock. Accordingly, we believe these premiums are necessary in order for us to be able to successfully market the GlobalCenter group stock in the planned initial public offering of that class of common stock, while balancing the need for Global Crossing Ltd. to maintain flexibility in its capital structure.

  If a tax event occurs at any time, a factor of 100% rather than the percentages discussed above will be applied to the ratio of the average market values. This means that the holders of the class of stock being converted will not receive any premium in a conversion.

  The term "tax event" means the receipt by Global Crossing of an opinion of tax counsel to the effect that, as a result of (a) any amendment to, official clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of Bermuda or the United States or any political subdivision or taxing authority thereof or therein, including:

  .  the enactment of any legislation;

  . the publication of any judicial or regulatory decision, determination, pronouncement; or

  . any announced proposed change in law by an applicable legislative committee or the chair thereof, but not including a legislative proposal by an administration until acted upon by the applicable legislative committee or chair thereof, regardless of whether the amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving us, the Global Crossing group or the GlobalCenter group and regardless of whether the amendment, clarification, change or proposed change is subject to appeal, there is more than an insubstantial risk that (b):

  . any issuance of Global Crossing group stock or GlobalCenter group stock would be treated for tax purposes as a sale or other taxable disposition by us or any of our subsidiaries of any of the assets, operations or relevant subsidiaries to which Global Crossing group stock or GlobalCenter group stock relates;

  . the issuance or existence of Global Crossing group stock or GlobalCenter group stock would subject us, our subsidiaries or affiliates, or our or their successors or shareholders to the imposition of any tax or other adverse tax consequences that, in the reasonable discretion and good faith of Global Crossing, are more than de minimis; or

  . either Global Crossing group stock or GlobalCenter group stock is not, or at any time in the future will not be, treated for tax purposes solely as common stock of Global Crossing.

  For purposes of rendering such an opinion, tax counsel will assume that any such legislative or administrative proposals will be adopted or enacted as proposed. For the avoidance of doubt, a tax event does not include the occurrence of any of the events listed in (a) above, if, as a result of a "grandfathering" provision, such event results in not more than an insubstantial risk that the issuance or existence of either Global Crossing group stock or GlobalCenter group stock would result in any of the consequences described in (b) above.

  These provisions allow us the flexibility to recapitalize two classes of our stock into one class of our stock that would, after the recapitalization, represent an equity interest in the combined businesses of the Global Crossing group or the GlobalCenter group, as the case may be, and the group related to the class of our stock into which Global Crossing group stock or GlobalCenter group stock, as the case may be, is converted. The optional conversion could be exercised at any future time if our board of directors determines that, under particular facts and circumstances then existing, an equity structure consisting of these two classes of stock was no longer in the best interests of Global Crossing. A conversion could be exercised, however, at a time that is disadvantageous to the holders of one class of stock. For additional information on the risks of a conversion and the limited remedies available to shareholders, see "Risk Factors--Holders of Global Crossing group stock and GlobalCenter group stock may not have any remedies if any action by directors and officers has a disadvantageous effect on the stock of their group" and "-- Potential conflicts of interest exist between Global Crossing group stock and GlobalCenter group stock that may be difficult to resolve by our board of directors or that may be resolved adversely to one of the classes."

  Conversion would be based upon the relative market values of Global Crossing group stock or GlobalCenter group stock, as the case may be, and the group related to the class of our stock into which Global Crossing group stock or GlobalCenter group stock, as the case may be, is converted. Many factors could affect the market values of Global Crossing group stock, GlobalCenter group stock or the other class of stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values also could be affected by decisions by our board of directors or our management that investors perceive to affect differently one class of stock compared to the other. These decisions could include changes to our tracking stock policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

  The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one class of common stock into shares of another class of our common stock at our option at any time after the second year after the completion of the proposed initial public offering of GlobalCenter group stock. If:

  .  a tax event has not occurred;

  . 10 million shares of GlobalCenter group stock and 400 million shares of Global Crossing group stock were outstanding immediately prior to the conversion;

  . the average market value of one share of GlobalCenter group stock over the 20-trading day valuation period was $20; and

  . the average market value of one share of Global Crossing group stock over the 20-trading day valuation period was $40;

then each share of GlobalCenter group stock could be converted into 0.55 shares of Global Crossing group stock based on the following calculation:

                   average market value of        shares of Global Crossing
  110%      X     GlobalCenter group stock     =  group stock
                    ------------------------
               average market value of Global
                    Crossing group stock

  1.1       X           $20 per share          =  0.55 shares of Global
                    ------------------------      Crossing group stock
                        $40 per share

   Repurchase for stock of subsidiary

  Our board of directors may at any time repurchase on a pro rata basis all of the outstanding shares of Global Crossing group stock or GlobalCenter group stock for shares of the common stock of one or more of our wholly-owned subsidiaries that own all of the assets and liabilities attributed to the relevant group.

  If there are still shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock at the time of any such repurchase of GlobalCenter group stock, the number of shares of those subsidiaries that we will exchange for GlobalCenter group stock in such repurchase will be equal to the product of the outstanding shares fraction and the number of shares of common stock of each subsidiary that will be outstanding immediately after the repurchase. We will retain the balance of the shares of those subsidiaries for the Global Crossing group or distribute them to the holders of Global Crossing group stock.

  If there are no longer any shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock and shares of Global Crossing group stock are instead reserved for issuance for the benefit of the GlobalCenter group or to the holders of GlobalCenter group stock at the time of any such repurchase of GlobalCenter group stock, we will exchange, in addition to shares of one or more subsidiaries that own all of the assets and liabilities attributed to the GlobalCenter group, all of the remaining shares of Global Crossing group stock reserved for issuance for the benefit of the GlobalCenter group or to the holders of GlobalCenter group stock to either (1) the holders of GlobalCenter group stock or (2) one or more of those GlobalCenter group subsidiaries.

  We may repurchase shares of Global Crossing group stock or GlobalCenter group stock for subsidiary stock only if we have legally available funds under Bermuda law.

  These provisions are intended to give us increased flexibility with respect to spinning off the assets of one of the groups by transferring the assets of that group to one or more wholly-owned subsidiaries. As a result of any such repurchase, the holders of each Global Crossing group stock and the holders of GlobalCenter group stock would hold securities of separate legal entities operating in distinct lines of business. We currently do not have any intention of spinning off the assets of the GlobalCenter group; however, this repurchase could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of Global Crossing group stock and GlobalCenter group stock is no longer in the best interests of Global Crossing as a whole.

  The following illustration demonstrates the provisions with respect to a repurchase of all of GlobalCenter group stock for shares of the common stock of one of our wholly-owned subsidiaries that owns all of the assets and liabilities attributed to the GlobalCenter group. If:

  .  20 million shares of GlobalCenter group stock were outstanding;

  . 80 million shares of GlobalCenter group stock were reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, resulting in a 20% outstanding shares fraction; and

  . 100 million shares of common stock of that GlobalCenter group subsidiary would be outstanding immediately after the repurchase;

then we will exchange 20 million shares of common stock of that GlobalCenter group subsidiary for GlobalCenter group stock based on the following calculation:


                           the number of shares of            shares of
  outstanding      X       common stock of that           =   GlobalCenter
shares fraction            GlobalCenter group                 group subsidiary
                           subsidiary that will be
                           outstanding immediately
                           after the repurchase

   0.20            X           100 million                =   20 million
                                                              shares



As a result of the outstanding shares fraction, we would retain the remaining 80 million shares of common stock of that GlobalCenter group subsidiary for the Global Crossing group.

   Mandatory dividend, repurchase or conversion of stock if disposition of group assets occurs

  If we dispose of all or substantially all of the properties and assets attributed to either the Global Crossing group or the GlobalCenter group in a transaction or series of related transactions other than those described below under "--Exceptions to the mandatory dividend, repurchase or conversion requirement if a disposition occurs," we are required to take action that returns the value of the net proceeds of those assets to the holders of that group's stock. That action could take the form of a dividend, a repurchase of shares or a conversion into another class of our stock.

  Accordingly, if we dispose of all or substantially all of the properties and assets attributed to the Global Crossing group or the GlobalCenter group in a transaction or series of related transactions other than those described below, we will:

  . pay a dividend to the holders of shares of that group's stock in cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

  . if the disposition involves all of the properties and assets, repurchase all outstanding shares of that group's stock for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

  . if the disposition involves substantially all, but not all, of the properties and assets, repurchase a number of shares of that group's stock for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; the number of shares so repurchased will have in the aggregate an average market value, during the 10-day trading period beginning on the 51st trading day following the disposition date; or

  . convert each outstanding share of that group's stock into a number of shares of another class of our common stock, as determined by our board of directors at the time of conversion, equal to the applicable percentage, described above under "Conversion of common stock at option of Global Crossing at any time," of the ratio of the average market value of one share of stock of the group whose assets are disposed to the average market value of one share of the other class of our common stock during the 10-day trading period beginning on the 51st trading day following the disposition date.

  We may only pay a dividend or repurchase shares of Global Crossing group stock and GlobalCenter group stock if we have legally available funds under Bermuda law and the amount to be paid to holders is less than or equal to the available distribution amount for the group. We will pay the dividend or complete the repurchase or conversion on or prior to the 120th trading day following the disposition date.

  For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to either group means a portion of the properties and assets that represents at least 80% of the then fair value of the properties and assets attributed to that group.

  The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

  . any taxes we estimate will be payable by us, or which we estimate would have been payable but for the utilization of tax benefits attributable to another group, in respect of the disposition or in respect of any resulting dividend or repurchase;

  . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses;

  . any liabilities of or attributed to the group whose assets are disposed, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise and any liabilities for future purchase price adjustments and any preferential amounts; and

  . any accumulated and unpaid dividends in respect of any preferred stock attributed to that group.

  We may elect to pay the dividend or repurchase price either in the same form in which the proceeds of the disposition were received or in any other combination that our directors determines will have an aggregate market value of not less than the fair value of the net proceeds. For these purposes, (1) the fair value of securities that have been publicly traded for a period of at least 15 months will equal the market value of the securities, if determinable and (2) the fair value of securities that have been publicly traded for a period of less than 15 months, securities for which the market value is not determinable and property other than cash or securities will be determined in good faith by our board of directors. Our board of directors will not be required to obtain a third party fairness opinion in connection with this determination.

  The following illustration demonstrates the provisions requiring a mandatory dividend, repurchase or conversion if a disposition occurs following the second year after the consummation of this offering. If:

  .  20 million shares of GlobalCenter group stock were outstanding;

  . 80 million shares of GlobalCenter group stock were reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock, resulting in a 20% outstanding shares fraction;

  . the net proceeds of the sale of substantially all, but not all, of the assets of the GlobalCenter group equals $100 million;

  . the average market value of GlobalCenter group stock during the 10-trading day valuation period was $20 per share; and

  . the average market value of Global Crossing group stock during the 10-trading day valuation period was $40 per share;

then we could do any of the following:

  (1) pay a dividend to the holders of GlobalCenter group stock equal to:

                       X             net proceeds          =   dividend per
    outstanding                -------------------------       share
  shares fraction                number of outstanding
                                shares of GlobalCenter
                                      group stock

                       X             $100 million          =   $1 per share
     0.20                      -------------------------

                                20 million shares

  Because of the reserved shares of GlobalCenter group stock, we would credit to the Global Crossing group, and charge against the GlobalCenter group, $80 million.

  (2) repurchase for $20 per share a number of shares of GlobalCenter group stock equal to:


                                                               shares of
                       X             net proceeds          =   GlobalCenter
    outstanding                -------------------------       group stock
  shares fraction               average market value of
                               GlobalCenter group stock

                       X              $10 million          =
     0.20                      -------------------------       1,000,000
                                     $20 per share             shares



  At the same time, because of the reserved shares of GlobalCenter group stock, we will effectively treat as repurchased 4.0 million reserved shares of GlobalCenter group stock for $20 per share by crediting to the Global Crossing group, and charging against the GlobalCenter group, $80 million.

  (3) convert each outstanding share of GlobalCenter group stock into a number of shares of Global Crossing group stock equal to:


                                average market value of
        110%           X       GlobalCenter group stock    =   shares of
                               -------------------------       Global Crossing
                                average market value of        group stock
                                 Global Crossing group
                                         stock

        1.1            X             $20 per share         =   0.55 shares of
                               -------------------------       Global Crossing
                                     $40 per share             group stock

  Our board of directors may, within two years after a dividend or repurchase following a disposition of substantially all, but not all, of the properties and assets attributed to the Global Crossing group or the GlobalCenter group, convert each outstanding share of that group's stock into a number of shares of another class of our stock, as determined by our board of directors at the time of conversion, equal to 110% of the ratio of the average market values of one share of stock of the group whose assets are disposed to one share of the other class of our stock over a 20-trading day period, unless we would be entitled to convert without any premium as described under "--Conversion of common stock at option of Global Crossing at any time." In that event, there will be no premium. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

  The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one class of stock into shares of another class of our stock within two years after a dividend following a disposition of substantially all of the group's assets. If:

  . the average market value of GlobalCenter group stock during the 20-trading day valuation period was $20 per share; and

  . the average market value of Global Crossing group stock during the 20-trading day valuation period was $80 per share;

then each share of GlobalCenter group stock could be converted into 0.275 shares of Global Crossing group stock based on the following calculation:


                                 average market value of
        110%         X          GlobalCenter group stock    =     shares of
                                -------------------------           Global
                                 average market value of        Crossing group
                                  Global Crossing group             stock
                                          stock

                                      $20 per share            0.275 shares
        1.1          X          -------------------------   =
                                      $80 per share

  Exceptions to the mandatory dividend, repurchase or conversion requirement if a disposition occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to either group in a transaction or class of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

  . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls such acquiror or successor; and

  . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

The purpose of this exception is to enable us technically to "dispose" of properties or assets of a group to other entities, including joint ventures, engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a repurchase or conversion of, the class of stock of that group, so long as we receive an equity interest in that entity. We are not required to control that entity, whether by ownership or contract provisions.

  We also are not required to effect a dividend, repurchase or conversion if the disposition is:

  . of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution and the distribution of our assets to shareholders;

  . on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of the stock of the group whose assets are disposed and, to the extent that shares of the group whose assets are being disposed are reserved for issuance for the benefit of another group not subject to the disposition, the group not subject to the disposition;

  . made to any person or entity controlled by us, as determined by our board of directors; or

  . a disposition conditioned upon the affirmative vote of a majority of all votes cast by the holders of that group's stock, voting as a separate class.

  Notices if disposition of group assets occurs. Not later than the 20th trading day after the consummation of a disposition, we will announce publicly by press release:

  .  the net proceeds of the disposition;

  . the number of shares outstanding of the stock of the group whose assets are disposed;

  . the number of shares of that group's stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities; and

  . if applicable, the outstanding interest fraction on the date of the notice.

  Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will pay a dividend or repurchase shares of stock with the net proceeds of the disposition or convert the shares of stock of the group whose assets are disposed into another class of our stock.

  We will mail to each holder of shares of the group whose assets are disposed the additional notices and other information required by our bye-laws.

  Selection of shares for repurchase. If fewer than all of the outstanding shares of a class of stock are to be repurchased, we will repurchase those shares proportionately from among the holders of outstanding shares of that class of stock or by such method as may be determined by our board of directors to be equitable.

  Fractional interests; transfer taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either class of stock upon any conversion, repurchase, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

  We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on repurchase or conversion of shares.

 Liquidation rights

  Currently, in the event of our dissolution after payment or provision for payment of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, the holders of existing common stock are entitled to share equally in our remaining net assets.

  Under the Certificate of Designations, in the event of our dissolution, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled, the holders of Global Crossing group stock, the holders of GlobalCenter group stock and the holders of any additional tracking stock will be entitled to receive our assets remaining, if any, for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such class.

  The liquidation rights of the class will be as follows:

  . each share of Global Crossing group stock will have one liquidation unit; and

  . each share of GlobalCenter group stock will have a number of liquidation units equal to the quotient of the average market value of a share of GlobalCenter group stock over the 20-trading day period ending on the 40th trading day after the initial issuance of the GlobalCenter group stock, divided by the average market value of a share of Global Crossing group stock over the same period; and

  . if we issue an additional class or classes of common stock, each share of an additional class of common stock will have a number of liquidation units, including a fraction of one liquidation unit, as our board of directors shall determine at the time of issuance.

  After the number of liquidation units to which each share of GlobalCenter group stock is entitled has been calculated in accordance with this formula, the number of liquidation units to which each share of Global Crossing group stock or GlobalCenter group stock is entitled will not be changed without the approval of the holders of each class of stock voting as a separate class, except in the limited circumstances described below. As a result, after the date of the calculation of the number of liquidation units to which GlobalCenter group stock is entitled, the liquidation rights of the holders of the respective class of stock may not bear any relationship to the relative market values or the relative voting rights of the two classes.

  No holder of Global Crossing group stock will have any special right to receive specific assets of the Global Crossing group and no holder of GlobalCenter group stock will have any special right to receive specific assets of the GlobalCenter group in the case of our dissolution.

  If we subdivide or combine the outstanding shares of a class of stock or declare a dividend or other distribution of shares of a class of stock to holders of that class of stock, the number of liquidation units of the other class of stock will be appropriately adjusted. This adjustment will be made by our board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of stock.

  Neither a consolidation, merger or share exchange of Global Crossing into or with any other corporation, nor any sale, conveyance, lease, exchange or transfer of all or substantially all of our assets, will, alone, cause the dissolution of Global Crossing, for purposes of these liquidation provisions.

 Determinations by the board of directors

  Any determinations made in good faith by our board of directors with respect to a class of common stock will be final and binding on all of our shareholders.

 Preemptive rights

  The holders of any class of stock will not have any preemptive rights.

Additional classes of common stock

  If the tracking stock proposal is approved, our board of directors may decide to authorize the issuance of shares of one or more classes of common stock in addition to Global Crossing group stock and GlobalCenter group stock, although we do not have any current plan to do so. Our board of directors will have the authority to do so in its sole discretion and without further shareholder approval, except as may be provided by Bermuda law or Nasdaq National Market rules or the rules of any stock exchange on which any class of outstanding common stock may then be listed.

  If our board of directors decides to issue additional classes of common stock, Global Crossing may establish a new group to which such new class of common stock relates either by allocating to it newly acquired assets or by reallocating to it assets and liabilities from any one or more of the Global Crossing group, the GlobalCenter group or any previously created additional group. In the latter case, shares of stock of the new group would be reserved for issuance for the benefit of the group or groups to which those assets and liabilities were previously attributed.

  At the time of issuance of any class of additional common stock, our board of directors will determine the dividend, voting and liquidation rights and conversion, repurchase and other provisions applicable to that additional common stock. Any additional common stock issued may be convertible into either Global Crossing group stock or GlobalCenter group stock on such terms as may be determined by our board of directors.

  Our board of directors also may determine at the time of issuance of any additional common stock that shares of either Global Crossing group stock or GlobalCenter group stock, or both, would be reserved for issuance for the benefit of the additional group or to the holders of the additional common stock. Alternatively, our board of directors may permit the Global Crossing group or the GlobalCenter group, or both, to determine that shares of stock of the additional group be reserved for issuance for the benefit of the Global Crossing group or the GlobalCenter group.

Certain anti-takeover provisions of Bermuda law and our bye-laws

  The following discussion concerns certain provisions of Bermuda law and our bye-laws that could be viewed as having the effect of discouraging an attempt to obtain control of Global Crossing.

 Authorized but unissued shares of common stock and preferred stock

  The tracking stock proposals may have an anti-takeover effect. The flexibility vested in our board of directors to authorize the issuance of additional common stock and preferred stock in one or more classes or series could enhance our board of directors' bargaining capability on behalf of shareholders in a takeover situation and could, under some circumstances, be used to render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Global Crossing securities or the removal of incumbent management, even if such a transaction were favored by the holders of the requisite number of the then outstanding shares of our capital stock. For example, our board of directors could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price. Accordingly, you might be deprived of an opportunity to consider a takeover proposal which a third party might consider if Global Crossing did not have authorized but unissued shares of capital stock.

  In addition, the existence of tracking stock, as opposed to a stand-alone entity, may limit potential unsolicited acquisitions since a person interested in acquiring only one group without negotiation with our management would still be required to seek control of the voting power represented by all of the outstanding common stock of Global Crossing entitled to vote on that acquisition, including the classes of common shares related to the other groups.

 Shareholder nominations and proposals

  Our bye-laws provide that any shareholder may present a nomination for a directorship or a proposal at an annual meeting of shareholders only if the nominee for director has been approved by the board of directors or advance notice of a nomination or proposal has been delivered to Global Crossing not less than 120 days or more than 150 days prior to date which is 12 months after the anniversary of the release of the proxy statement to shareholders for the annual meeting held in the prior year.

  The foregoing notice must describe, among other things, all information relating to each nominee for director that is required to be disclosed in solicitations of proxies for election of directors and the number of shares owned by such person.

  These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

 Voting and transfer restrictions

  Voting restriction. Pursuant to our bye-laws, each share of Global Crossing common stock has one vote, except that if any shareholder owns, directly, indirectly or constructively under Section 958 of the Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated under that act, more than 9.5% of the voting power of the common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20% of the total voting power of the Global Crossing capital stock, the number of votes of that shareholder will be limited to 9.5% of the aggregate voting power of the Global Crossing common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of the aggregate voting power of the Global Crossing capital stock, based on a formula contained in the bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on voting rights will be allocated to the other shareholders, pro rata based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitation as a result of that allocation.

  Transfer restriction. The bye-laws also provide that any transfer of shares of common stock or any interest in those shares that results in a shareholder, other than Pacific Capital Group, GKW Unified Holdings, Canadian Imperial Bank of Commerce, Continental Casualty Company or MRCo or their affiliates or certain lenders to any of them, beneficially owning within the meaning of
Section 13(d) of the Exchange Act, directly or indirectly, 5% of the outstanding shares of common stock, if that shareholder is a natural person, or otherwise 9.5% of the outstanding shares of common stock, without the approval of a majority of the members of the board of directors and of a majority of votes cast by shareholders at a meeting called to approve the transfer will not be registered in the share register and will be void and of no effect. Amendments to the voting reallocation and transfer restriction provisions of the bye-laws require the approval of the Global Crossing board of directors and shareholders holding at least 75% of the votes of all outstanding shares of common stock. In the event of any amendment to these bye-laws, under certain circumstances, Global Crossing has the obligation to indemnify and hold harmless any shareholder who, as a result of that amendment, becomes subject to treatment as a "U.S. Shareholder" for purposes of Section 951 et seq. of the Internal Revenue Code from and against all losses, costs, damages, liabilities and expenses directly or indirectly arising out of that treatment.

  These voting reallocation and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than certain existing owners, to acquire control of Global Crossing without approval of our board of directors.

 Staggered board

  Our board of directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors.

  The classification of directors makes it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our board of directors. The classification provisions of our bye-laws could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Global Crossing.

United States federal income tax consequences

 General

  The following discussion is a summary of material United States federal income tax consequences of the implementation of the tracking stock proposal. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, published positions of the Internal Revenue Service, which we refer to as the "IRS," and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to Global Crossing group stock or GlobalCenter group stock, or the Treasury could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the implementation of the tracking stock proposal.

  This discussion addresses only those of you who hold your existing common stock and would hold your Global Crossing group stock as a capital asset. This discussion does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances. This discussion does not apply to you if you are a foreign person, a dealer in securities or currencies, a trader in securities that has elected the mark-to-market method of accounting for your securities, a tax-exempt organization, an S corporation or other pass-through entity, a mutual fund, a small business investment company, a regulated investment company, an insurance company or other financial institution, a broker-dealer, a United States person whose "functional currency" is not the U.S. dollar, or are otherwise subject to special treatment under the federal income tax laws. This discussion also does not apply to those of you who hold your existing common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle. You should consult your own tax advisor with regard to the application of the federal income tax laws, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

 Tax implications to you of the implementation of the tracking stock proposal

  In the opinion of Simpson Thacher & Bartlett, Global Crossing's counsel, for federal income tax purposes GlobalCenter group stock will be considered common stock of Global Crossing Ltd. This means that:

  . you will not recognize any income, gain or loss on the reclassification of your existing common stock for shares of Global Crossing group stock;

  . your basis in Global Crossing group stock received will equal your basis in our existing common stock exchanged therefor;

  . your holding period of Global Crossing group stock will include the holding period of the existing common stock; and

  . any gain or loss recognized upon a subsequent sale or exchange of Global Crossing group stock will be capital gain or loss.

 Tax implications to you of a conversion of Global Crossing group stock or GlobalCenter group stock

  Generally, you will not recognize any income, gain or loss if we exercise any of our options to convert one class of common stock into the other class of common stock, and you will have a carryover adjusted tax basis in the shares of common stock that you receive and generally a holding period that includes the holding period of the common stock you surrendered in the conversion.

 No IRS ruling

  No ruling has been sought from the IRS. The IRS has announced that it will not issue any advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Simpson Thacher & Bartlett's opinion is not binding on the IRS. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of Global Crossing group stock and GlobalCenter group stock. It is possible, therefore, that the IRS could assert that the receipt of Global Crossing group stock as well as any subsequent conversion of one class of common stock into the other class of common stock could be taxable to you and to us.

 Clinton Administration proposal

  The Clinton Administration recently proposed legislation dealing with tracking stock such as Global Crossing group stock and GlobalCenter group stock. This proposal would, among other things, treat the receipt of stock similar to Global Crossing group stock and GlobalCenter group stock for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of Global Crossing group stock after the date of enactment. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock. We may convert Global Crossing group stock or GlobalCenter group stock into shares of the other class without any premium on such conversion if there is more than an insubstantial risk of adverse United States federal income tax developments. See "--Conversion and repurchase--Conversion of common stock at option of Global Crossing at any time." The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action.

Stock exchange listings

  We expect Global Crossing group stock and GlobalCenter group stock to be listed on the Nasdaq National Market and the Bermuda Stock Exchange. Global Crossing group stock will be listed under the symbol GBLX. GlobalCenter group stock will be listed under the symbol GCTR.

Stock transfer agent and registrar

  Our existing stock transfer agent and registrar, EquiServe, will act as the stock transfer agent and registrar for both Global Crossing group stock and GlobalCenter group stock.

Effect on existing awards and convertible preferred stock

  If the proposed offering of GlobalCenter group stock is completed, each outstanding award for our existing common stock under our 1998 Global Crossing
Ltd. Stock Incentive Plan will be redesignated into an award for        .

  Similarly, following the completion of the proposed offering of GlobalCenter group stock, holders of our outstanding shares of convertible preferred stock will be entitled to convert each share of Global Crossing convertible preferred stock into one share of Global Crossing group stock at the current conversion price. In addition, if we effect the proposed distribution of GlobalCenter group stock to the holders of Global Crossing group stock, subsequent to such distribution holders of our outstanding shares of convertible preferred stock will be entitled to convert each share of Global Crossing convertible preferred stock into one share of Global Crossing group stock at a conversion price reduced to reflect the fair market value of the GlobalCenter group stock that was distributed.

No dissenters' rights

  Under Bermuda law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.

           SELECTED HISTORICAL FINANCIAL DATA OF GLOBAL CROSSING LTD.

  The table below shows selected historical financial data for Global Crossing Ltd. This data has been prepared using our consolidated financial statements as of the dates indicated and for each of the years ended December 31, 1999 and 1998, for the period from March 19, 1997, the date of our inception, to December 31, 1997 and for the three months ended March 31, 1999 and 2000.

  In reading the following selected historical financial data, please note the following:

  . The financial data as of March 31, 2000 and for the three months ended
    March 31, 1999 and 2000 are derived from our unaudited consolidated financial statements included elsewhere in this proxy statement. We have made adjustments, consisting of normal recurring adjustments necessary to present the financial position as of March 31, 2000 and the results of operations for the three months ended March 31, 1999 and 2000, which in the opinion of our management are necessary for a fair presentation. Results of operations for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results that we expect for the full year or for any future period.

  . The statement of operations data for the year ended December 31, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through December 31, 1999; the results of Frontier Corporation for the period from September 30, 1999, date of acquisition, through December 31, 1999; and the results of Racal Telecom for the period from November 24, 1999, date of acquisition, through December 31, 1999. The Consolidated Balance Sheet as of December 31, 1999 includes amounts related to Global Marine Systems, Frontier Corporation and Racal Telecom. This information should be read in conjunction with pro forma financial information of Global Crossing Ltd. and related notes included elsewhere in this proxy statement.

  . During the year ended December 31, 1999, we recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities". See the "Cumulative effect of change in accounting principles" item in the Statement of Operations Data.

  . On March 24, 2000, we increased our interest in the PC-1 cable system from 57.75% to 64.50% for approximately $21 million by acquiring the remaining ownership of another partner in PC-1 and the PC-1 shareholder agreement was amended, which enabled us to exercise effective control over PC-1. As a result of these changes, we have, effective January 1, 2000, consolidated PC-1's operating results.

  . On January 12, 2000, we established a joint venture, called Hutchison
    Global Crossing, with Hutchison Whampoa Limited, to pursue fixed-line telecommunications and Internet opportunities in Hong Kong. For its 50% share, Hutchison Whampoa Limited contributed to the joint venture its building-to-building fixed-line telecommunications network in Hong Kong and a number of Internet-related assets. In addition, Hutchison Whampoa Limited has agreed that any fixed-line telecommunications activities it pursues in China will be carried out by the joint venture. For our 50% share, we provided to Hutchison Whampoa Limited $400 million in Global Crossing Ltd. convertible preferred stock, convertible into shares of Global Crossing group stock at a rate of $45 per share, and committed to contribute to the joint venture international telecommunications capacity rights on Global Crossing's network and global media distribution center capabilities which together are valued at $350 million, as well as $50 million in cash. We intend to integrate our interest in Hutchison Global Crossing into our Asia Global Crossing joint venture.

  . On December 15, 1999, we issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million. Each share of preferred stock is convertible into 4.6948 shares of Global Crossing group stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%.

  . On November 24, 1999, we completed our acquisition of Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

  . On November 12, 1999, Global Crossing Holdings Ltd., a wholly-owned subsidiary of Global Crossing, issued two series of senior unsecured notes. The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million. The new senior notes are guaranteed by Global Crossing Ltd. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

  . On November 5, 1999, we issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of Global Crossing group stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%.

  . On September 28, 1999, we completed our acquisition of Frontier
    Corporation in a merger transaction valued at over $10 billion, with Frontier Corporation shareholders receiving 2.05 shares of Global Crossing common stock for each share of Frontier Corporation common stock held. Frontier Corporation is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

  . On July 2, 1999, we completed our acquisition of the Global Marine
    Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

  . On May 16, 1999, we entered into a definitive agreement to merge with U S
    WEST, Inc. On July 18, 1999, we and U S WEST agreed to terminate our merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid us a termination fee of $140 million in cash and returned 2,231,076 shares of Global Crossing common stock purchased in a related tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to us for this capacity of $140 million over the next two years. During the year ended December 31, 1999, we recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.

  . The "Termination of advisory services agreement" item in the Statements of Operations Data includes a charge for the termination of the advisory services agreement as of June 30, 1998. We acquired the rights from those entitled to fees payable under the advisory services agreement in consideration from the issuance of common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to us under a related advance agreement. As a result of this transaction, we recorded a non-recurring charge in the approximate amount of $138 million during the year ended December 31, 1998. In addition, we recognized as an expense approximately $2 million of advisory fees incurred prior to termination of the contract.

  . We granted warrants to Pacific Capital Group, Inc., a shareholder, and some of our affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was originally allocated to "Construction in progress" in the amount of $112 million and as "Investment in and advances to/from affiliates" in the amount of $163 million. See the "property and equipment" item in the Balance Sheet Data. The "Investment in and advance to/from affiliates" item in the balance sheet data includes $163 million as of December 31, 1999 and 1998, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . Adjusted EBITDA is defined as operating income (loss), plus goodwill and intangibles amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue and amounts relating to the termination of the advisory services agreement. This definition is consistent with financial covenants contained in Global Crossing's major financial agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. Our management uses Adjusted EBITDA to monitor Global Crossing's compliance with its financial covenants and to understand the financial indicators investors and analysts are using to measure Global Crossing's performance. This information should not be considered as an alternative to any measure of performance as promulgated under GAAP. Our calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

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

   The selected consolidated financial data as of December 31, 1997, 1998 and 1999, for the period from March 19, 1997 (Date of Inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, respectively, are derived from our audited consolidated financial statements and should be read in conjunction with our audited consolidated financial statements and notes included elsewhere in this proxy statement.

                               Period from
                              March 19, 1997                                   Three Months Ended
                          (Date of Inception) to  Year Ended    Year Ended          March 31,
                               December 31,      December 31,  December 31,  ------------------------
                                   1997              1998          1999         1999         2000
                          ---------------------- ------------  ------------  -----------  -----------
                                   (in thousands, except share and per share information)
                                                                                   (Unaudited)
Statement of Operations
 Data:
Revenue.................       $        --       $   419,866   $ 1,664,824   $   176,319  $ 1,119,516
                               -----------       -----------   -----------   -----------  -----------
Expenses:
Cost of sales...........                --           178,492       850,483        69,387      579,907
Operations,
 administration and
 maintenance............                --            18,140       134,266        12,026      144,578
Sales and marketing.....             1,366            31,748       152,115        10,437      104,318
Network development.....                78            14,204        33,304         7,376       19,209
General and
 administrative.........             1,618            56,797       250,202        35,815      166,751
Depreciation and
 amortization...........                39               541       124,294           211      140,943
Goodwill and intangibles
 amortization...........                --                --       127,621            --      131,634
Termination of advisory
 services agreement.....                             139,669            --            --           --
                               -----------       -----------   -----------   -----------  -----------
                                     3,101           439,591     1,672,285       135,252    1,287,340
                               -----------       -----------   -----------   -----------  -----------
Operating (loss)
 income.................            (3,101)          (19,725)       (7,461)       41,067     (167,824)
Equity in income (loss)
 of affiliates..........                --            (2,508)       15,708        (2,736)      (5,140)
Minority interest.......                --                --        (1,338)           --      (15,731)
Other income (expense):
 Interest income........             2,941            29,986        67,407        14,392       22,798
 Interest expense.......                --           (42,880)     (139,077)      (23,779)     (85,676)
 Other expense, net.....                --                --       180,765            --       (5,628)
Provision for income
 taxes..................                --           (33,067)     (126,539)      (16,142)      (5,000)
                               -----------       -----------   -----------   -----------  -----------
 (Loss) income before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle.............              (160)          (68,194)      (10,535)       12,802     (262,201)
Extraordinary loss on
 retirement of debt.....                --           (19,709)      (45,681)           --           --
                               -----------       -----------   -----------   -----------  -----------
(Loss) income before
 cumulative effect of
 change in accounting
 principle..............              (160)          (87,903)      (56,216)       12,802     (262,201)
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1,400.................                --                --       (14,710)      (14,710)          --
                               -----------       -----------   -----------   -----------  -----------
Net loss................              (160)          (87,903)      (70,926)       (1,908)    (262,201)
Preferred stock
 dividends..............           (12,690)          (12,681)      (66,642)      (13,044)     (45,258)
Repurchase of preferred
 stock..................                --           (34,140)           --            --           --
                               -----------       -----------   -----------   -----------  -----------
Net loss applicable to
 common shareholders....       $   (12,850)      $  (134,724)  $  (137,568)  $   (14,952) $  (307,459)
                               ===========       ===========   ===========   ===========  ===========
Net Loss per Common
 Share:
Loss applicable to
 common shareholders
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle
 Basic and diluted......       $     (0.04)      $     (0.32)  $     (0.15)  $     (0.00) $     (0.39)
                               ===========       ===========   ===========   ===========  ===========
Extraordinary item
 Basic and diluted......       $        --       $     (0.06)  $     (0.09)  $        --  $        --
                               ===========       ===========   ===========   ===========  ===========
Cumulative effect of
 change in accounting
 principle
 Basic and diluted......       $        --       $        --   $     (0.03)  $     (0.04) $        --
                               ===========       ===========   ===========   ===========  ===========
Net loss applicable to
 common shareholders
 Basic and diluted......       $     (0.04)      $     (0.38)  $     (0.27)  $     (0.04) $     (0.39)
                               ===========       ===========   ===========   ===========  ===========
Shares used in computing
 basic and diluted loss
 per share..............       325,773,934       358,735,340   502,400,851   410,797,073  778,780,323
                               ===========       ===========   ===========   ===========  ===========
Operating Data:
Cash from operating
 activities.............       $     5,121       $   208,727   $   506,084   $   (19,441) $   240,158
Cash from investing
 activities.............          (428,743)         (430,697)   (4,009,977)     (158,008)  (1,030,576)
Cash from financing
 activities.............           425,075         1,027,110     4,330,799       (64,796)     407,872
Adjusted EBITDA.........       $     2,263       $   364,948   $   708,181   $   128,208  $   388,591

                                                                December 31,
                                                       ---------------------------------   March 31,
                                                         1997       1998        1999         2000
                                                       --------  ----------  -----------  -----------
                                                               (in thousands)             (Unaudited)
Balance Sheet Data:
Current assets including cash and cash equivalents
 and restricted cash and cash equivalents............  $ 27,744  $  976,615  $ 2,946,533  $ 2,615,603
Long term restricted cash and cash equivalents.......        --     367,600      138,118       69,545
Long term accounts receivable........................        --      43,315       52,052       42,419
Capacity available for sale..........................        --     574,849           --           --
Property and equipment, net..........................   518,519     433,707    6,026,053    7,985,651
Other assets.........................................    25,934      65,757      661,442      735,746
Investments in and advances to/from affiliates, net..        --     177,334      323,960      604,291
Goodwill and intangibles, net........................        --          --    9,557,422    9,436,715
                                                       --------  ----------  -----------  -----------
  Total assets.......................................  $572,197  $2,639,177  $19,705,580  $21,489,970
                                                       ========  ==========  ===========  ===========
Current liabilities..................................  $ 90,817  $  256,265  $ 1,852,593  $ 2,233,153
Long term debt.......................................   312,325   1,066,093    5,018,544    6,031,662
Deferred revenue.....................................        --      25,325      383,287      489,331
Deferred credits and other...........................     3,009      34,174      796,606      819,485
                                                       --------  ----------  -----------  -----------
Total liabilities....................................   406,151   1,381,857    8,051,030    9,573,631
Minority interest....................................        --          --      351,338      478,030
Mandatorily redeemable and cumulative convertible
 preferred stock.....................................    91,925     483,000    2,084,697    2,485,267
Shareholders' equity:
  Common stock.......................................     3,258       4,328        7,992        8,030
  Treasury stock.....................................        --    (209,415)    (209,415)    (209,415)
  Other shareholders' equity.........................    71,023   1,067,470    9,578,927    9,575,617
  Accumulated deficit................................      (160)    (88,063)    (158,989)    (421,190)
                                                       --------  ----------  -----------  -----------
Total shareholders' equity...........................    74,121     774,320    9,218,515    8,953,042
                                                       --------  ----------  -----------  -----------
Total liabilities and shareholders' equity...........  $572,197  $2,639,177  $19,705,580  $21,489,970
                                                       ========  ==========  ===========  ===========

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                           OF THE GLOBALCENTER GROUP

  The table below provides selected historical combined financial data of the GlobalCenter group, an integrated business of Global Crossing. We prepared this information using the historical combined financial data from the GlobalCenter group's combined financial statements at and for the three-month period ended March 31, 1999 and 2000, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999 and each of the years in the two-year period ending December 31, 1998 included elsewhere in this proxy statement. The statement of operations data for the year ended December 31, 1997 and balance sheet data as of December 31, 1997 are derived from audited combined financial statements included elsewhere in this proxy statement. We derived the combined statement of operations and the assets and liabilities data below for the three-month period ended December 31, 1999, the nine month period ended September 30, 1999 and the year ended December 31, 1998 from combined financial statements audited by Arthur Andersen LLP, independent public accountants. The financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are derived from the GlobalCenter group's unaudited consolidated financial statements. The GlobalCenter group has made adjustments, consisting of normal recurring adjustments necessary to present its financial position as of March 31, 2000 and the results of operations for the three months ended March 31, 1999 and 2000, which in the opinion of the GlobalCenter group's management are necessary for a fair presentation. Results of operations for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year or for any future period.

  GlobalCenter Inc. was acquired by Frontier Corporation in February 1998 in a pooling-of-interests transaction. On September 28, 1999, we acquired Frontier Corporation in a merger transaction. A subsidiary of Frontier Corporation was the owner of substantially all of the assets of the GlobalCenter group. For financial reporting purposes, our merger with Frontier Corporation was deemed to have occurred on September 30, 1999. In connection with the merger, the assets and liabilities of the GlobalCenter group were adjusted to their respective fair values under the purchase method of accounting. We have included the assets and liabilities of the GlobalCenter group and the related consolidated results of operations for periods prior to October 1, 1999 under the heading "Old GlobalCenter," and for periods subsequent to September 30, 1999 under the heading "New GlobalCenter." The fair value adjustments to the GlobalCenter group's assets and liabilities from the merger, including goodwill and other intangibles and the associated amortization, are shown in the New GlobalCenter Statement of Operations Data and Balance Sheet and Other Data.

  The presentation in the "Pro Forma GlobalCenter Group" column provides prospective purchasers of GlobalCenter group stock with a basis for comparing the year ended December 31, 1999 to the year ended December 31, 1998, in the table we have also combined the operating results of the Old GlobalCenter for the nine months ended September 30, 1999 with the operating results of New GlobalCenter for the three months ended December 31, 1999. This combination includes adjustments for depreciation of property and equipment and pro forma amortization of goodwill and intangibles for the nine months ended September 30, 1999 resulting from our merger with Frontier Corporation. Depreciation, amortization and certain other line items included in the operating results, and property, equipment and goodwill balances included in the balance sheet of the GlobalCenter group are not directly comparable between periods because the three-month New GlobalCenter period ended December 31, 1999 includes the effects of purchase accounting adjustments related to our merger with Frontier Corporation, while prior periods do not. For this and other reasons, the selected combined historical financial data provided below should be read in conjunction with the Combined Financial Statements of the GlobalCenter Group and related notes which appear elsewhere in this proxy statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the GlobalCenter Group" which appears following this table.

                                                                        Pro Forma
                                                              New      GlobalCenter     Old          New
                                Old GlobalCenter          GlobalCenter    Group     GlobalCenter GlobalCenter
                         -------------------------------- ------------ ------------ ------------ ------------
                                                                                            Unaudited
                            Year Ended       Nine Months  Three Months  Unaudited      Three Months Ended
                           December 31,         Ended        Ended      Year Ended          March 31,
                         -----------------  September 30, December 31, December 31, -------------------------
                          1997      1998        1999          1999         1999         1999         2000
                         -------  --------  ------------- ------------ ------------ ------------ ------------
                                              (in thousands)

Statement of Operations
 Data:
Revenues:
  Service revenues...... $ 6,511  $ 19,600    $ 29,951      $ 17,753    $  47,704     $ 6,451      $ 25,562
  Equipment revenues....   1,228     3,640      17,228         5,971       23,199       4,496        13,747
                         -------  --------    --------      --------    ---------     -------      --------
    Total revenues......   7,739    23,240      47,179        23,724       70,903      10,947        38,309
Costs and expenses:
  Cost of service
   revenues.............   5,257    14,804      36,451        17,328       53,779       9,363        21,442
  Cost of equipment
   revenues.............     995     3,208      15,573         5,365       20,938       4,057        13,089
  Sales and marketing...   1,966     8,948       9,531         6,088       15,619       2,110         6,455
  General and
   administrative.......   2,044     4,694       6,897         3,067        9,964       1,216         5,835
  Depreciation and
   amortization.........     912     4,023       4,242         1,913        6,428       1,103         3,155
  Goodwill and
   intangibles
   amortization.........     325     1,294         974        37,135      148,540         324        37,135
  Merger costs..........      --     2,060          --            --           --          --            --
                         -------  --------    --------      --------    ---------     -------      --------
    Total costs and
     expenses...........  11,499    39,031      73,668        70,896      255,268      18,173        87,111
                         -------  --------    --------      --------    ---------     -------      --------
Loss from operations....  (3,760)  (15,791)    (26,489)      (47,172)    (184,365)     (7,226)      (48,802)
Other income (expense),
 net....................      45        55         (44)          114           70         (18)         (211)
                         -------  --------    --------      --------    ---------     -------      --------
Loss before income
 taxes..................  (3,715)  (15,736)    (26,533)      (47,058)    (184,295)     (7,244)      (49,013)
Income tax benefit......     941     4,911       9,742         4,333       14,075       2,660         7,933
                         -------  --------    --------      --------    ---------     -------      --------
Net loss................ $(2,774) $(10,825)   $(16,791)     $(42,725)   $(170,220)    $(4,584)      (41,000)
                         =======  ========    ========      ========    =========     =======      ========
Operating Data:
Cash (used in) provided
 by operating
 activities............. $(3,147) $ (5,752)   $(10,057)     $ (2,545)   $ (12,602)    $(4,020)     $  6,517
Cash used in investing
 activities.............   1,285    28,978      20,871        68,397       89,268       4,891        59,084
Cash from financing
 activities............. $ 1,847  $ 34,238    $ 30,928      $ 70,942    $ 101,870     $ 8,911      $ 52,567

                                        Old GlobalCenter    New GlobalCenter
                                        ----------------- ---------------------
                                             As of December 31,      Unaudited
                                        ---------------------------- March 31,
                                          1997     1998      1999       2000
                                        -------- -------- ---------- ----------
                                                (dollars in thousands)

Balance Sheet and Other Data:
Goodwill and intangibles, net.......... $  8,764 $  7,470 $1,488,265 $1,411,130
Total assets...........................   18,172   48,021  1,596,083  1,628,628
Total liabilities......................    8,221   12,084     65,938     87,070
Group equity...........................    9,951   35,937  1,530,145  1,541,558
Total liabilities and group equity..... $ 18,172 $ 48,021 $1,596,083 $1,628,628
Number of data centers.................        2        6          8         10
Data center gross square footage.......   23,000   72,000    238,000    314,000

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS OF GLOBAL CROSSING LTD.

GLOBAL CROSSING LTD.

Recent Financial Accounting Developments

  During the third and fourth quarters of 1999, changes in our business activities, together with a newly effective accounting standard, caused us to modify some of our practices regarding recognition of revenue and costs related to sales of capacity. None of the accounting practices described below affect its cash flows.

  As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN 43), which became effective July 1, 1999, we have accounted revenue from terrestrial circuits sold after that date as operating leases and have amortized that revenue over the terms of the related contracts. Previously, we had recognized these sales as current revenue upon activation of the circuits. This deferral in revenue recognition has no impact on cash flow.

  With the consummation of our acquisition of Frontier Corporation on September 28, 1999, service offerings became a significant source of our revenue. Consequently, we initiated service contract accounting for our subsea systems during the fourth quarter, because we, since that date, no longer hold subsea capacity exclusively for sale. As a result, since the beginning of the fourth quarter, we have depreciated investments in both subsea and terrestrial systems over their remaining economic lives and have recognized revenue related to service contracts over the terms of the contracts. We have recognized revenue and costs related to the sale of subsea circuits upon activation, if the criteria of sales-type lease accounting have been satisfied with respect to those circuits.

  During the fourth quarter, our global network service capabilities were significantly expanded by the activation of several previously announced systems and by the integration of other networks obtained through acquisition and joint venture agreements. With this network expansion, we began offering our customers flexible bandwidth products to multiple destinations, which makes the historical practice of fixed, point-to-point routing of traffic and restoration capacity both impractical and inefficient. To ensure the required network flexibility, we will modify our future capacity purchase agreements and our network management in a manner that precludes the use of sales-type lease accounting.

  Because of these contract changes and the network management required to meet customer demands for flexible bandwidth, multiple destinations and system performance, we anticipate that most of the contracts for subsea circuits entered into after January 1, 2000 will be part of a service offering and, therefore, will not meet the criteria of sales-type lease accounting and will be accounted for as operating leases. Consequently, we will defer revenue related to those circuits and amortize it over the appropriate term of the contract. In certain circumstances, if a contract meets all of the requirements of sales-type lease accounting, we will recognize revenue without deferral upon payment and activation.

  We note that accounting practice and authoritative guidance regarding the applicability of sales-type lease accounting to the sale of capacity is still evolving. Based on the accounting practices described above, we believe that additional changes, if any, in accounting practice or authoritative guidance affecting sales of capacity would have little or no impact on our financial position, results of operations, cash flows and the financial statements taken as a whole.

Results of Operations for the Three Months Ended March 31, 2000 and March 31,
1999

  During the second half of 1999, we completed our merger with Frontier Corporation and our acquisitions of Global Marine Systems and Racal Telecom. We refer to these acquisitions together as the "Acquisitions." The increase in revenue and expenses for the three months ended March 31, 2000 compared to the three months ended March 31, 1999 is primarily due to these transactions. As the Acquisitions occurred subsequent to March 31, 1999, the comparability of the results of operations for the three months ended March 31, 2000 and 1999 is limited.

  Revenue. Revenue for the three months ended March 31, 2000 increased 535% to $1,120 million as compared to $176 million for the three months ended March 31, 1999. Cash revenue (revenue plus the cash portion of the change in deferred revenue) for the three months ended March 31, 2000 increased 511% to $1,285 million compared to $200 million for the three months ended March 31, 1999. The increase is due to the Acquisitions, which are included in the results of the first quarter of 2000, partially off-set by our business practice of selling capacity under terms that require amortization of revenue over the contract life rather than terms that qualify for immediate revenue recognition.

  On a pro forma basis, giving effect to the Acquisitions as of December 31, 1998, revenues for the three months ended March 31, 2000 increased 9% to $1,120 as compared to $1,031 million for the three months ended March 31, 1999. The increase in pro forma revenue is primarily due to an increase in revenue from data products.

  Cost of sales. Cost of sales for the three months ended March 31, 2000 was $580 million, or 52% of revenue, compared to $69 million, or 39% of revenue, for the three months ended March 31, 1999. The increase is primarily attributable to the increase in revenue. Reduced margins for the three months ended March 31, 2000 compared to the three months ended March 31, 1999 were due to lower margins in the businesses acquired and lower prices of subsea capacity sold to customers.

  Non-cash cost of undersea capacity sold was $99 million and $54 million during the three months ended March 31, 2000 and 1999, respectively.

  Operations, administration and maintenance. Operations, administration and maintenance costs for the three months ended March 31, 2000 were $145 million, or 13% of revenue, compared to $12 million, or 7% of revenue, for the three months ended March 31, 1999. The increase is primarily a result of the costs incurred in connection with the development of our network operations center, the expansion of our network and the expenses of the 1999 acquired companies.

  Sales and marketing. Sales and marketing expenses for the three months ended March 31, 2000 were $104 million, or 9% of revenue, compared to $10 million, or 6% of revenue, for the three months ended March 31, 1999. The increase was due to the additional expenses attributable to the 1999 acquired companies, expenses related to additions in headcount, plus occupancy costs, marketing costs and other promotional expenses.

  Network development. Network development costs for the three months ended March 31, 2000 were $19 million, or 2% of revenue, compared to $7 million, or 4% of revenue, for the three months ended March 31, 1999. The increase is due to the additional expenses attributable to the 1999 acquired companies, additional salaries, employee benefits, including stock compensation and professional fees associated with the expansion of our network.

  General and administrative. General and administrative expenses for the three months ended March 31, 2000 were $167 million, or 15% of revenue, compared to $36 million, or 20% of revenue, for the three months ended March 31, 1999. The increase was comprised principally of salaries, employee benefits, including stock compensation and recruiting for our need for increased staffing for multiple fiber optic systems, travel, professional fees, insurance costs and occupancy costs. The increase in general and administrative expenses is primarily attributable to the additional expenses of the 1999 acquired companies.

  Depreciation and amortization. Depreciation and amortization for the three months ended March 31, 2000 was $141 million, or 13% of revenue, compared to $0.2 million for the three months ended March 31, 1999. The increase is due to the Acquisitions and depreciation of subsea systems placed in service.

  Goodwill and intangibles amortization. Goodwill and intangibles amortization for the three months ended March 31, 2000 was $132 million resulting from the Acquisitions, which occurred after March 31, 1999.

  Minority interest. Minority interest for the three months ended March 31, 2000 was $16 million and relates to minority interest in net income of Pacific Crossing Ltd. and Asia Global Crossing.

  Interest income and interest expense. Interest income for the three months ended March 31, 2000 was $23 million, compared to $14 million for the three months ended March 31, 1999. The increase is due to interest earned on cash raised from financings and on capacity purchase agreement deposits. Interest expense for the three months ended March 31, 2000 was $86 million, compared to $24 million for the three months ended March 31, 1999. The increase is due to higher levels of debt outstanding resulting from the Acquisitions and capital spending on the expansion of the Global Crossing network.

  Provision for income taxes. Provision for income taxes of $5 million and $16 million for the three months ended March 31, 2000 and 1999, respectively, provide for taxes on profits earned from telecommunications services, installation and maintenance and other income where our subsidiaries have a presence in taxable jurisdictions.

  Cumulative effect of change in accounting principle. We adopted Statement of Position 98-5 (SOP 98-5), "Reporting on the Cost of Start-Up Activities," issued by the American Institute of Certified Public Accountants, on January 1, 1999. SOP 98-5 requires that certain start-up expenditures previously capitalized during system development must now be expensed. We incurred a one-time charge during the three months ended March 31, 1999 of $15 million, net of tax benefit of $1,400, that represents start-up costs incurred and capitalized during previous periods.

  Net loss. Net loss for the three months ended March 31, 2000 was $262 million compared to $2 million for the three months ended March 31, 1999.

  Preferred stock dividends. Preferred stock dividends for the three months ended March 31, 2000 were $45 million compared to $13 million for the three months ended March 31, 1999. The increase is due to the additional issuances of preferred stock, the proceeds of which are used to fund acquisitions and capital spending.

  Net loss applicable to common shareholders. During the three months ended March 31, 2000, we reported net loss applicable to common shareholders of $307 million compared to $15 million for the three months ended March 31, 1999.

  Adjusted EBITDA. Our operating (loss) income plus depreciation and amortization, goodwill and intangibles amortization, stock related expense and the cash portion of the change in deferred revenue, which we refer to as Adjusted EBITDA, was $389 million for the three months ended March 31, 2000 compared to $128 million for the three months ended March 31, 1999. The increase in Adjusted EBITDA is due to the Acquisitions and the increase in the cash portion of the change in deferred revenue for the three months ended March 31, 2000 compared to the three months ended March 31, 1999. The definition of Adjusted EBITDA is consistent with financial covenants contained in our major financial agreements. Our management uses Adjusted EBITDA to monitor its compliance with Global Crossing's financial warrants and to measure the performance and liquidity of its reportable segments. This information should not be considered an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

Results of Operations for the Years Ended December 31, 1999 and December 31,
1998

   HISTORICAL

  In 1999, we completed our merger with Frontier Corporation and our acquisitions of Global Marine Systems and Racal Telecom. Results for 1999 include operations of Global Marine Systems from July 2, 1999, Frontier Corporation from October 1, 1999 and Racal Telecom from November 24, 1999. Due to these transactions, the comparability of our results of operations for the years ended December 31, 1999 and 1998 is limited.

  Revenue. Revenue for 1999 increased 296% to $1,665 million as compared to $420 million for 1998. The increase in revenue is attributable to our merger with Frontier Corporation and our acquisitions of Global Marine Systems and Racal Telecom, as well as growth from our existing business.

  Cost of sales. Cost of sales during 1999 was $850 million (51% of revenue) compared to $178 million (43% of revenue) in 1998. This increase is primarily attributable to the Frontier Corporation merger and the Global Marine Systems and Racal Telecom acquisitions. Lower margins are partially due to lower prices of capacity sold to customers and wholesale cost of capacity purchased from unconsolidated joint ventures (Global Access Limited and Pacific Crossing Ltd.), our profit on which is included in equity in income of affiliates.

  Non-cash cost of undersea capacity sold was $292 million and $141 million during the years ended December 31, 1999 and 1998, respectively. For 1998 and the first nine months of the year ended December 31, 1999, we calculated costs of undersea capacity sold for the Atlantic Crossing cable system based on the ratio of the period's actual revenue to total expected future revenues given a minimum projected sales capacity of 1024 circuits (512 circuits in 1998) times the construction cost of the system. Beginning in the fourth quarter of 1999, we began to depreciate its undersea capacity and calculate cost of sales based on the estimated net book value of the circuit at the time of sale.

  Operations, administration and maintenance. Operations, administration and maintenance for the year ended December 31, 1999 was $134 million (8% of revenue), compared to $18 million (4% of revenue) for the year ended December 31, 1998. The increase is primarily the result of costs incurred in connection with the development of our network operations center, expansion of our network and the expenses of acquired companies.

  Sales and marketing. Sales and marketing costs for the year ended December 31, 1999 were $152 million (9% of revenue), compared to $32 million (8% of revenue) for the year ended December 31, 1998. The increase is primarily attributable to additions in headcount, occupancy costs, plus marketing costs, commissions paid and other promotional expenses to support our rapid growth and the expenses of acquired companies.

  Network development. Network development costs for the year ended December 31, 1999 were $33 million (2% of revenue), compared to $14 million (3% of revenue) for the year ended December 31, 1998. The increase is primarily attributable to the additional salaries, employee benefits, including stock compensation, travel and professional fees associated with the construction of our network.

  General and administrative. General and administrative expenses for the year ended December 31, 1999 were $250 million (14% of revenue), compared to $57 million (14% of revenue) for the year ended December 31, 1998. Such charges are comprised principally of salaries, employee benefits, including stock compensation and recruiting fees reflecting our staffing for multiple systems, travel, professional fees, insurance costs and occupancy costs. The increase in general and administrative expenses is primarily attributable to our merger with Frontier Corporation and our acquisitions of Global Marine Systems and Racal Telecom.

  Depreciation and amortization. Depreciation and amortization for the year ended December 31, 1999 was $124 million (8% as a percentage of revenue), compared to $.54 million for the year ended December 31, 1998. This increase was driven by charges from the newly acquired companies and depreciation of subsea systems as of October 1, 1999.

  Goodwill amortization. Goodwill amortization for the year ended December 31, 1999 of $128 million (8% of revenue) resulted from our merger with Frontier Corporation and our acquisitions of Global Marine Systems and Racal Telecom during the year ended December 31, 1999. There was no goodwill amortization for the year ended December 31, 1998.

  Operating loss. We incurred an operating loss for the year ended December 31, 1999 of $7 million, compared to a loss of $20 million (5% of revenue) for the year ended December 31, 1998.

  Interest income and Interest expense. Interest income for the year ended December 31, 1999 was $67 million, compared to $30 million for the year ended December 31, 1998. The increase is due to earnings on investments of funds from financings and operations for the year ended December 31 1999. Interest expense for the year ended December 31, 1999 was $139 million, compared to $43 million for the year ended December 31, 1998, due to our merger with Frontier Corporation and our acquisitions of Global Marine Systems and Racal Telecom and increases in debt outstanding to support our capital spending.

  Other income, net. Other income, net for the year ended December 31, 1999 resulted primarily from a $210 million payment to us by US West, Inc. in connection with the termination of its merger agreement with us, less related expenses.

  Provision for income taxes. The income tax provision of $127 million and $33 million for the years ended December 31, 1999 and 1998, respectively, provide for taxes on profits earned from telecommunications services, installation and maintenance services, ILEC services and other income where our subsidiaries have a presence in taxable jurisdictions.

  Extraordinary loss from retirement of debt. Extraordinary loss from retirement of debt of $46 million for the year ended December 31, 1999 compared to $20 million for the year ended December 31, 1998. During 1999, we recognized an extraordinary loss of $15 million in connection with the prepayment of existing debt in connection with the issuance of our $3 billion Senior Secured Credit Facility and an additional $31 million for the early extinguishment of $2 billion, in principal value, under the Senior Secured Credit Facility. During 1998, we recognized an extraordinary loss of $20 million in connection with the repurchase of Global Telesystems Holdings' outstanding senior notes, comprising a premium of $10 million and a write-off of $10 million of unamortized deferred financing costs.

  Cumulative effect of change in accounting principle. We adopted Statement of Position 98-5 (SOP 98-5), "Reporting on the Cost of Start-Up Activities," issued by the American Institute of Certified Public Accountants, during the year ended December 31, 1999. SOP 98-5 requires that certain start-up expenditures previously capitalized during system development must now be expensed. We incurred a one-time charge during the first quarter of $15 million, net of tax benefit, that represents start-up costs incurred and capitalized during previous periods.

  Net loss. During the year ended December 31, 1999, we reported a net loss of $71 million compared to a net loss of $88 million for the prior year.

  Net loss applicable to common shareholders. During the years ended December 31, 1999 and 1998, we reported a net loss applicable to common shareholders of $138 million and $135 million, respectively.

  Adjusted EBITDA. Adjusted EBITDA of $708 million in 1999 increased 94% from $365 million for the year ended December 31, 1998. The increase is primarily due to the inclusion of Frontier Corporation, Global Marine Systems and Racal as well as growth from our existing businesses for the year ended December 31, 1999. Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue and amounts relating to the termination of an advisory services agreement. This definition is consistent with financial covenants contained in our major financial agreements. Our management uses Adjusted EBITDA to monitor its compliance with Global Crossing's financial covenants and to measure the performance and liquidity of its reportable segments. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

 PRO FORMA REVENUE

  This section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" focuses on pro forma revenue for the periods covered giving effect to the acquisitions from the beginning of each period. Our management believes that pro forma revenue provide the most meaningful comparability among periods presented, since historical results reflect full-company operations only after the close of the Frontier Corporation merger and the acquisitions of Racal Telecom and Global Marine Systems. However, pro forma revenue are not necessarily indicative of the results that would have been achieved had such transactions actually occurred at the beginning of each period, nor are they necessarily indicative of our future results.

  The following reflects pro forma revenue for the years ended December 31, 1999 and 1998.

                                                           For the year ended
                                                              December 31,
                                                          ---------------------
                                                             1999       1998
                                                          ---------- ----------
                                                             (In thousands)
  Telecommunications services ........................... $3,071,553 $2,591,066
  Installation and maintenance services..................    334,153    322,017
  Incumbent local exchange carrier services..............    729,231    701,935
  Corporate and other....................................      4,960     28,503
                                                          ---------- ----------
                                                           4,139,897  3,643,521
                                                          ---------- ----------

  Pro forma revenue--Telecommunications services. Pro forma revenue for the telecommunications services segment for the years ended December 31, 1999 and 1998 resulted from sales of the following products:

                                                          For the year ended
                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
                                                         (In thousands, except
                                                               minutes)
PRODUCT REVENUE:
  Switched Voice....................................... $ 1,386,124 $ 1,416,088
  CLEC (Local and LD)..................................     223,021     153,109
                                                        ----------- -----------
    Total Business Voice Products......................   1,609,145   1,569,197
  Data.................................................   1,274,689     782,087
  Consumer long distance...............................     187,719     239,782
                                                        ----------- -----------
TOTAL PRODUCT REVENUE.................................. $ 3,071,553 $ 2,591,066
                                                        =========== ===========
MINUTES................................................  20,472,178  14,481,697
                                                        =========== ===========

  In North America, data products continued to grow at triple digit rates--data product revenue, primarily private line, from telecommunication carrier customers grew 588% for the full year. Frame relay revenue, sales from dedicated internet and web hosting revenue increased 304%, 159% and 187%, respectively, over the prior year. Competitive Local Exchange Carrier (CLEC) revenue increased 46% year-on-year.

  Revenue from telecommunication commercial customers increased to $1.27 billion for the year ended December 31, 1999 from $1.26 billion for the year ended December 31, 1998. Revenue from telecommunication consumer customers fell to $188 million for the year ended December 31, 1999 from $240 million for the year ended December 31, 1998. Revenue from telecommunication carrier customers experienced a 48% increase in revenue year-on-year, from $1.09 billion to $1.61 billion, driven by strong growth in international city to city circuit activations and an 87% increase in wholesale minutes sold on a year-on-year basis.

  Pro forma revenue--Installation and maintenance services. Pro forma revenue increased by 4% year-on-year, despite delays in the installation of TAT-14 and U.S.-Japan cables, which had been scheduled for installation during the fourth quarter of 1999. Global Marine Systems added three ships to their fleet during the year to service our growth in subsea cable installations. Revenue from maintenance increased from $117 million to $139 million, while revenue from installation decreased from $205 million to $195 million.

  Pro forma revenue--ILEC services. The following table provides supplemental pro forma detail for the ILEC segment:

                                                                      December
                                                                         31,
                                                                     -----------
                                                                     1999  1998
                                                                     ----- -----
                                                                         (In
                                                                     thousands)
ACCESS LINES:
  Commercial........................................................   335   327
  Consumer..........................................................   737   718
                                                                     ----- -----
TOTAL ACCESS LINES.................................................. 1,072 1,045
                                                                     ===== =====

  The ILEC segment continued to exceed service metrics required by the New York State Public Service Commission. Revenue increased by 4% year-on-year. Market deployment of the consumer ADSL product, Lightning Link, was initiated in selected markets in the fourth quarter.

Historical Results of Operations for the Year Ended December 31, 1998 and the Period from March 19, 1997 (Date of Inception) to December 31, 1997

  Revenue. During the year ended December 31, 1998, we executed firm commitments to sell capacity on its systems plus the sale of dark fiber on its Pan European Crossing System totaling $911 million. Of this amount, we recognized revenue of $418 million on sales of capacity relating to Atlantic Crossing for the year ended December 31, 1998, in addition to revenue from operations and maintenance services of $6 million.

  Cost of sales. For the year ended December 31, 1998, we recognized $178 million in cost of capacity sold, resulting in a gross margin on capacity sales of 57%. Cost of capacity sold for the year ended December 31, 1998 also includes $38 million relating to terrestrial capacity sold which we had purchased from third parties. We calculated undersea cost of capacity sold for Atlantic Crossing based on the ratio of the period's actual revenue to total expected revenue, assuming minimum projected sales capacity of 512 circuits, multiplied by the construction cost of the system. This calculation of cost of sales matches costs with the relative value of each sale. There were no sales or related costs recognized during the period from March 19, 1997 (Date of Inception) to December 31, 1997, as we were in our development stage.

  Operations, administration and maintenance. We incurred operations, administration and maintenance costs of $18 million during the year ended December 31, 1998. We entered into an agreement with Tyco Submarine Systems relating to operations, administration and maintenance of Atlantic Crossing, which limits our total operations, administration and maintenance expense for the system. We anticipate that our operations, administration and maintenance costs will be largely recovered through charges to our customers under the terms of CPAs. There were no operations, administration and maintenance costs during the period from March 19, 1997, the date of our inception, to December 31, 1997, as we were in our development stage.

  Sales and marketing. During the year ended December 31, 1998, we incurred sales and marketing expenses of $32 million, including selling commissions of $20 million incurred on capacity sales recognized during this period. During the period from March 19, 1997, the date of our inception to December 31, 1997, we incurred sales and marketing costs of approximately $1 million. The increase from 1997 was due to additions in personnel and occupancy costs, plus marketing, commissions paid and other promotional expenses to support our rapid growth.

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  Network development. We incurred network development costs during the year ended December 31, 1998 of $14 million relating to the development of systems. During the period from March 19, 1997, the date of our inception, to December 31, 1997, these costs were $0.1 million. The increase from 1997 was due to additional personnel, and costs to explore new projects.

  General and administrative. General and administrative expenses totaled $57 million during the year ended December 31, 1998 and were comprised principally of salaries, employee benefits, including stock compensation and recruiting fees for staffing of multiple systems, travel, insurance costs and rent expenses. During the period from March 19, 1997, the date of our inception, to December 31, 1997, we incurred general and administrative costs of $2 million.

  Termination of Advisory Services Agreement with PCG Telecom Services LLC. In connection with the development and construction of Atlantic Crossing, we entered into an advisory services agreement with PCG Telecom Services LLC, an affiliate, providing for the payment by us of an advisory fee of 2% of the gross revenue of Atlantic Crossing over a 25 year term. Our board of directors also approved similar advisory fees and authorized us to enter into similar agreements with respect to other cable systems under development by us. We acquired the rights of the persons entitled to the fees payable under these agreements in consideration for the issuance to such persons of shares of our common stock, which had at the time of issuance an aggregate value of $135 million, and the cancellation of approximately $3 million owed to us under a related advance agreement. In addition, we recognized approximately $2 million of advisory fees incurred prior to termination of the contract.

  Equity in loss of affiliates. During 1998, we entered into joint venture agreements to construct and operate Pacific Crossing and Global Access Ltd. Pacific Crossing is owned and operated by Pacific Crossing Ltd. We have an economic interest in Pacific Crossing Ltd. represented by a 50% direct voting interest and, through one of our joint venture partners, a further 8% economic non-voting interest. We have a 49% interest in Global Access Ltd., which operates Global Access Ltd. Our equity in the loss of Pacific Crossing Ltd. for the year ended December 31, 1998 was $3 million.

  Interest income. We reported interest income of $30 million during the year ended December 31, 1998 and $3 million during the period from March 19, 1997, the date of our inception, to December 31, 1997. Such interest income represents earnings on cash raised from financing, its initial public offering, the issuance by Global Crossing Holdings of preferred stock, operations and CPA deposits.

  Interest expense. During the year ended December 31, 1998, we incurred $93 million in interest costs, including the amortization of finance costs and debt discount. Of this amount, we capitalized to construction in progress interest of $50 million and expensed $43 million. During the period from March 19, 1997, the date of our inception, to December 31, 1997, we incurred interest expense of $10 million, which was capitalized to construction in progress.

  Provision for income taxes. The income tax provision of $33 million for the year ended December 31, 1998 provides for taxes on profits earned from capacity sales and operations, administration and maintenance revenue where our subsidiaries have a presence in taxable jurisdictions. During the period from March 19, 1997, the date of our inception, to December 31, 1997, we incurred operating losses, which relate to non-taxable jurisdictions and therefore cannot be applied against future taxable earnings. Accordingly, no tax provision or deferred tax benefit was recorded as of December 31, 1997.

  Extraordinary item. During May 1998, we recognized an extraordinary loss of $20 million in connection with the repurchase of Global Telesystem Holdings' outstanding senior notes, comprising a premium of $10 million and a write-off of $10 million of unamortized deferred financing costs.

  Net loss. We incurred a net loss of $88 million for the year ended December 31, 1998, compared to a net loss of $0.2 million in the period from March 19, 1997, the date of our inception, to December 31, 1997. The

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

net loss for the year ended December 31, 1998 reflects an extraordinary loss on retirement of the Global Telesystems Holdings' senior notes of $20 million and a non-recurring charge of $140 million relating to the termination of the advisory services agreement. Our net income before these items was $72 million.

  Preferred stock dividends. During the year ended December 31, 1998, we recorded preferred stock dividends of approximately $13 million. Preferred stock dividends for the period from March 19, 1997, the date of our inception, to December 31, 1997 were $13 million. Of the $13 million recorded in 1998, $4 million relates to the Global Crossing Holdings preferred stock issued during December 1998.

  Redemption of preferred stock. The redemption of Global Telesystems Holding outstanding preferred stock occurred in June 1998 and resulted in a $34 million charge against equity. This amount was comprised of a $16 million redemption premium and a write-off of $18 million of unamortized discount and issuance costs. The redemption premium and write-off of unamortized discount and issuance costs are treated as a deduction to arrive at net loss applicable to common shareholders in the consolidated statements of operations.

  Net loss applicable to common shareholders. During the year ended December 31, 1998, we reported a net loss applicable to common shareholders of $135 million. This loss reflects preferred stock dividends of $13 million and the redemption cost of Global Telesystems Holdings preferred stock of $34 million. During the period from March 19, 1997, the date of our inception, to December 31, 1997, we incurred a net loss applicable to common shareholders of $13 million after Global Telesystems Holdings preferred stock dividends of $13 million.

  Pro Forma Adjusted EBITADA. Our pro forma operating (loss) income plus pro forma depreciation and amortization, goodwill and intangibles amortization, stock related expense and the pro forma cash portion of the change in deferred revenue, which we refer to as "Pro Forma Adjusted EBITDA," was $1,151 million for the twelve months ended December 31, 1998. The increase in Pro Forma Adjusted EBITDA is due to an increase in Pro Forma Adjusted EBITDA is due to an increase in pro forma revenues, partially offset by an increase in pro forma operating expenses. The definition of Adjusted EBITDA is consistent with financial covenants contained in our major financial agreements. Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

Liquidity and Capital Resources

  We estimate that the total remaining cost of developing and deploying the announced systems on the Global Crossing network to be approximately $4 billion, excluding costs of potential future upgrades. We anticipate that all of these systems will be completed by mid-2001. The remaining financing needed to complete the Global Crossing network and to fund working capital requirements is expected to be obtained from issuances of common or preferred stock, bank financing or through other corporate financing. Some of this financing is expected to be incurred by our wholly-owned subsidiaries or joint venture companies as well as by us.

  In April 2000, we issued 21,673,706 shares of its common stock for net proceeds of approximately $694 million and 4,000,000 shares of 6 3/4% cumulative convertible preferred stock at a liquidation preference of $250 for net proceeds of approximately $970 million. In May 2000, pursuant to an over-allotment option held by the underwriters of the preferred stock, we issued an additional 600,000 shares of 6 3/4% cumulative convertible preferred stock for net proceeds of approximately $146 million. We are using the proceeds of these offerings for general corporate purposes, principally capital for the expansion of our business.

  On December 15, 1999, we issued $650 million aggregate liquidation preference of 7% cumulative convertible preferred stock. The preferred stock is convertible into common stock of Global Crossing based

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


upon a conversion price of $53.25 per share. We are using the proceeds of this offering primarily to fund investments in fiber optic cable and telecommunications systems and equipment, through both construction and acquisition, as well as for general corporate purposes.

  On November 24, 1999 we entered into a GBP 675 million (approximately $1,091 million as of December 31, 1999) credit facility to finance the acquisition of Racal Telecom. The facility consists of two term loans due November 24, 2007. As of December 31, 1999, we had an outstanding balance of $646 million under this facility. Interest is payable at a rate equal to the London interbank borrowing rate from time to time plus 2.5% (equivalent to 8.44% as of December 31, 1999).

  On November 12, 1999, Global Crossing Holdings Ltd. issued $1.1 billion in aggregate principal amount of its 9 1/2% senior notes due 2009, and $0.9 billion in aggregate principal amount of its 9 1/8% senior notes due 2006. The proceeds were partially used to pay down the term loans under our corporate credit facility.

  On November 5, 1999, we issued $1.0 billion liquidation preference of 63/8% cumulative convertible preferred stock. The preferred stock is convertible into common stock of Global Crossing based upon a conversion price of $45.000 per share.

  On July 2, 1999, we entered into a $3 billion senior secured corporate credit facility with a group of several lenders and The Chase Manhattan Bank as administrative agent. The initial proceeds under the facility were used to refinance outstanding balances under the AC-1 and MAC project finance facilities, to refinance balances under a vendor financing arrangement with Lucent, to refinance debt used for the purchase of the Global Marine business from Cable and Wireless and for general corporate purposes. The facility consisted of two term loans and revolving credit facility maturing on July 2, 2004. The term loans were paid in full during fiscal year 1999 from a portion of the proceeds from the issuance of the Global Crossing Holdings Ltd. senior notes mentioned above. As of December 31, 1999, we had a remaining available balance of $308 million under the senior revolving facility. Interest on the revolving credit facility is payable at a rate equal to the London interbank borrowing rate from time to time plus 2.25% (equivalent to 8.44% as of December 31, 1999).

  We have extended limited amounts of financing to customers in connection with certain capacity sales. The financing terms provide for installment payments of up to four years. We believe that our extension of financing to our customers will not have a material effect on our liquidity.

  Cash provided by and used in operating activities was $240 million and $(19) million for the three months ended March 31, 2000 and 1999, respectively. The balances principally represent cash received from capacity sales and interest income received, less sales and marketing, network development and general and administrative expenses paid.

  Cash used in investing activities was $1,031 million and $158 million for the three months ended March 31, 2000 and 1999, respectively. The balances represent cash paid for construction in progress, purchases of property and equipment and investments in affiliates.

  Cash provided by financing activities was $408 million for the three months ended March 31, 2000 and primarily represents borrowings under the senior secured corporate facility, proceeds from the issuance of common stock and a decrease in restricted cash and cash equivalents, partially offset by repayments of borrowings under long term debt and payment of dividends on preferred stock. Cash used in financing activities was $65 million for the three months ended March 31, 1999 and primarily relates to repayments of borrowings under the AC-1 credit facility and the increase in restricted cash and cash equivalents.

  Cash provided by operating activities was $506 million and $209 million for the years ended December 41, 1999 and 1998, respectively. the balances principally represent cash received from capacity sales, and interest income received, less sales and marketing, network development, general and administrative and interest expenses paid.

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

  Cash used in investing activities was $4,010 million and $431 million for the years ended December 31, 1999 and 1998, respectively, and represents cash paid for construction in progress, acquisitions, net of cash acquired, purchases of property, plant and equipment and cash investments in affiliates.

  Cash provided by financing activities was $4,331 million for the year ended December 31, 1999 and primarily represents borrowings under the senior secured corporate facility, issuance of senior notes and proceeds from the issuance of preferred stock, partially offset by repayments of borrowings under long term debt. Cash provided by financing activities was $1,027 million for the year ended December 31, 1998 and primarily relates to proceeds from borrowings under the AC-1 and MAC Credit Facilities, proceeds from the issuance of Global Crossing Holdings senior notes, the Global Crossing Holdings preferred stock and our initial public offering, less amounts paid to finance and organization costs, the issuance of common preferred stock, the repayment of long term debt, the redemption of the Global Telesystems Holdings preferred stock, the retirement of the Global Crossing Holdings senior notes and the increase in amounts held in restricted cash and cash equivalents.

  We have a substantial amount of indebtedness. Based upon the current level of operations, our management believes that our cash flows from operations, together with available borrowings under our credit facility, and our continued ability to raise capital, will be adequate to meet our anticipated requirements for working capital, capital expenditures, acquisitions and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future. There can be no assurance, however, that our business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If we are unable to generate sufficient cash flow and raise capital to service our debt, we may be required to reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing.

Subsequent Events

 Tyco Litigation

  We and our subsidiary, South American Crossing (Subsea) Ltd., filed a lawsuit, on May 22, 2000, against Tyco Submarine Systems Ltd., in the United States District Court for the Southern District of New York. Our complaint alleges fraud, theft of trade secrets, breach of contract, and defamation related to Tyco's agreements to install the South American Crossing fiber-optic cable system. We are seeking damages, including punitive damages, in excess of $1 billion and attorneys' fees and costs, as well as a declaration that the construction and development agreement with Tyco is void due to Tyco's alleged fraud and injunctive relief barring Tyco from further misappropriation of trade secrets and confidential information. On June 13, 2000, Tyco answered the complaint, denying material allegations and asserting a variety of defenses to such claims. Additionally, Tyco asserted counterclaims that South American Crossing (Subsea) Ltd. breached its construction and development agreement with Tyco. Tyco seeks damages of not less than $150 million, attorneys' fees and costs and a declaration that, among other things, the construction and development agreement with Tyco is a valid, enforceable contract and that South American Crossing (Subsea) Ltd. breached the contract or, in the alternative, terminated the contract for convenience. On July 5, 2000, we answered Tyco's counterclaims, denying the material allegations.

  In addition, on May 22, 2000, our subsidiary, Atlantic Crossing Ltd., together with certain of its affiliates, filed arbitration claims against Tyco for breaches of its obligations in connection with various contracts for the development of its Atlantic Crossing-1 fiber-optic cable system. We are seeking unspecified monetary damages, a declaration that the various contracts for the development of Atlantic Crossing-1 are terminated and a return of misappropriated intellectual property. On June 22, 2000, Tyco responded to such claims, denying material allegations. Tyco additionally asserted counterclaims that we and our subsidiaries breached their various obligations under the development contracts. Tyco seeks among other things the denial of all relief sought by us and awards aggregating not less than $155 million and unspecified damages for breach of the agreements.

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


  We do not believe that the commencement of these actions will have an impact on our network and/or the timely completion of any of our systems. We have contracted with a diverse group of major suppliers for the construction of its announced systems, including Alcatel, Bestel, Global Marine System, ImpSat, KDD/SCS, Lucent, Nortel and Tyco. With respect to the announced segments of our network, Tyco is under contract with us for slightly more than five percent of the remaining work to achieve completion. Tyco is still completing work under contracts with us for two of our cable systems which are scheduled to be completed this year.

  Tyco has also contracted with Level3 for Atlantic Crossing-2, a transatlantic cable that will be 50% owned by us. We expect Tyco to fulfill its obligations under those contracts, and will be vigilant about protecting our interests in these projects.

 ILEC Transaction

  On July 11, 2000, we entered into an agreement to sell our incumbent local exchange carrier business, acquired as part of its acquisition of Frontier Corporation last fall, to Citizens Communications for $3.65 billion in cash, subject to adjustments concerning closing date liabilities and working capital balances. We and Citizens Communications also entered into a strategic agreement under which we will provide long distance services to the ILEC business. The agreement is subject to both federal and state regulatory approvals which are expected to take approximately nine months to obtain.

GLOBALCENTER GROUP

  The following discussion of our financial condition and results of operations should be read in conjunction with the selected combined historical financial data and combined financial statements and the related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such a difference include those set forth under "Risk Factors." Although our management is under no legal obligation to continue to provide combined financial statements for the GlobalCenter group in conformity with accounting principles generally accepted in the United States, it intends to do so for so long as shares of GlobalCenter group stock remain outstanding.

Overview

   GlobalCenter Inc. was acquired by Frontier Corporation in February 1998 in a pooling-of-interests transaction. In September 1999, we acquired Frontier Corporation using the purchase method of accounting. As a result of this acquisition, the fair value of goodwill and other intangibles directly related to the GlobalCenter group was determined to be approximately $1.5 billion. The goodwill and other intangible assets are being amortized on a straight-line basis over 10 years. The GlobalCenter group expects annual amortization of the existing goodwill and other intangibles to be approximately $148.5 million in the future. GlobalCenter Inc. is an indirect wholly owned subsidiary of Global Crossing and owns all of the operating assets and liabilities of the GlobalCenter group. The goodwill and other intangible assets of the GlobalCenter group are owned by GlobalCenter Holding Co., an indirect wholly owned subsidiary of Global Crossing. This is a discussion of the operations, assets and liabilities of the GlobalCenter group and not any separately incorporated entity.

  Prior to the completion of the proposed offering, the GlobalCenter group obtained the majority of its network access from third party telecommunications providers based on agreements with market-based pricing terms. Some of those third party agreements required price escalation or contract renegotiation in the event of unequal traffic flows. The GlobalCenter group also obtained some of its network access from Frontier Corporation prior to October 1999. After the acquisition of Frontier Corporation on September 30, 1999, the GlobalCenter group has obtained substantially all of its network access from the Global Crossing group. Following the completion of this offering, its IP transit capacity will be provided by the Global Crossing group based on preferred market-based pricing, taking into account volume, term and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group. The GlobalCenter group will pay for access based on this preferred market-based pricing and its actual usage. The GlobalCenter group expects that the price it pays for access will be lower in the future than in previous periods.

  Since October 1, 1999, the GlobalCenter group has received administrative services from the Global Crossing group that include information systems support, tax services, payroll and benefit administration and certain other accounting and administrative services. From March 1, 1998 through September 30, 1999, Frontier Corporation provided these services to the GlobalCenter group. Its costs for these services were based on total actual costs allocated to the GlobalCenter group using bases that management considered reasonable given the nature of the costs and the usage by the GlobalCenter group. The Global Crossing group will continue to provide certain administrative services on a similar cost allocation basis.

  The GlobalCenter group currently operates 10 data centers and plans to open nine additional data centers during 2000. It typically takes the GlobalCenter group at least six months after a data center site is leased to construct the data center facility, install equipment and telecommunications infrastructure and to hire operations and sales personnel. As a result, the GlobalCenter group makes a large capital investment and incurs significant start-up costs before generating customer revenues at any new data center. Start-up costs are expensed as incurred. The GlobalCenter group expects a new data center to incur losses for a year or longer until reaching break-even utilization. Largely as a result of these costs, the GlobalCenter group has experienced operating losses and negative cash flows from operations in each annual period. The GlobalCenter group's net losses for

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

the three months ended March 31, 2000 and December 31, 1999, the nine months ended September 30, 1999 and each of the years ended December 31, 1998 and 1997 were $41.1 million, $42.7 million, $16.8 million, $10.8 million and $2.8 million, respectively.

  As of March 31, 2000, stock options to purchase approximately 9.6% of GlobalCenter Inc. common stock or GlobalCenter group stock, subject to election by the employee, had been approved for grant under the Management Stock Plan. The aggregate exercise price of such options is approximately $191 million. Upon approval of the Management Stock Plan by the shareholders, the GlobalCenter group will record deferred stock compensation equal to the difference between the exercise price and the fair value of shares at the date of approval. The resulting deferred stock compensation will be amortized in accordance with the terms of vesting of such options and consistent with the accounting policy adopted by Global Crossing.

  Our board of directors will have the ability to control transfers of funds or other assets and allocate revenues and expenses between the Global Crossing group and the GlobalCenter group consistent with its fiduciary duty to Global Crossing as a whole and its shareholders. Our board of directors can make operational and financial decisions that could favor the Global Crossing group over the GlobalCenter group, or vice versa, determine the allocation of proceeds from future issuances of GlobalCenter group stock, determine the allocation of any consideration received in a merger or consolidation transaction and change the amounts or methodologies for allocations of corporate expenses between the GlobalCenter group and Global Crossing group. This flexibility could potentially make it difficult to assess the future prospects of the GlobalCenter group based on the past performance of the GlobalCenter group.

Results of Operations

  Three Months Ended March 31, 2000 compared with the Three Months Ended March 31, 1999

  GlobalCenter Inc. was acquired by Frontier Corporation in February 1998 in a pooling-of-interests transaction. On September 28, 1999, we acquired Frontier Corporation, the owner of substantially all the assets of the GlobalCenter Group, in a merger transaction. For financial reporting purposes, our merger with Frontier Corporation was deemed to have occurred on September 30, 1999. In connection with the merger, the assets and liabilities of the GlobalCenter group were adjusted to their respective fair values under the purchase method of accounting. GlobalCenter included the assets and liabilities of the GlobalCenter group and the related consolidated results of operations for periods prior to October 1, 1999 under the heading "Old GlobalCenter," and for periods subsequent to September 30, 1999 under the heading "New GlobalCenter." Depreciation, amortization and certain other line items included in the operating results of New GlobalCenter are not directly comparable to Old GlobalCenter because the three-month period ended March 31, 2000 includes the effects of purchase accounting adjustments related to our merger with Frontier Corporation, while prior periods do not.

  Revenues. The GlobalCenter group's service revenues consist of fees from customers for Web hosting, IP network services, content distribution, systems applications and professional services. The GlobalCenter group typically provides its services under one-to-three year contracts with minimum customer commitments for connectivity and services. Service revenues are recognized as the services are provided. Service revenues also include fees for equipment installation. Revenues for equipment installation are recognized when installation of the equipment is complete. The Global Center group's equipment revenues consist of revenue derived from the resale to its customers of computers, computer peripherals and networking equipment which the Global Center group buys from third parties upon receipt of a customer order. The GlobalCenter group assists its customer with equipment selection, procurement and installation to facilitate and accelerate the customer's entry into the data center. Equipment revenues are recognized when equipment installation in a data center is complete. Equipment that has been purchased on behalf of customers but not yet transferred to the customer or installed is recorded as equipment held for resale.

  The GlobalCenter group's total revenues increased 250% to $38.3 million for the quarter ended March 31, 2000 from $10.9 million for the quarter ended March 31, 1999, as a result of increase in service revenues and

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

equipment revenues. Service revenues increased 281% to $24.6 million for the quarter ended March 31, 2000 from $6.5 million for the quarter ended March 31, 1999. The GlobalCenter group's equipment revenues increased 206% to $13.7 million for the quarter ended March 31, 2000 from $4.5 million for the quarter ended March 31, 1999.

  The growth in the GlobalCenter group's service revenue was primarily the result of opening new data centers, adding new customers and services, and increasing revenues from existing customers. During the first quarter of 2000, the GlobalCenter group opened two new data centers. Data center square footage increased by 176% at March 31, 2000 compared to March 31, 1999. The GlobalCenter group's largest data center opened at the end of 1999 with sales in this data center commencing in January 2000.

  The GlobalCenter group's equipment revenues increased primarily because more customers in its new data centers chose to purchase their equipment from the GlobalCenter group rather than directly from a third party vendor. Equipment sales as a percentage of total revenue and in absolute dollars can and will fluctuate from period to period depending on the timing and number of new data centers the GlobalCenter group opens, the mix of new and existing customers and the requirements of those customers of new and replacement equipment. The GlobalCenter group expects that, as a general matter, equipment sales will constitute a smaller portion of its total revenues in the future.

  Cost of Revenues. Cost of service revenues is comprised of telecommunication costs for the backbone network and costs for connectivity to other networks and telecommunications providers. Other expenses in cost of service revenues include salaries, benefits, rent and other expenses for operation of our data centers, customer service and network engineering personnel. Cost of equipment revenues is the cost of third-party equipment sold to the GlobalCenter group's customers.

  Cost of service revenues increased 129% to $21.4 million for the quarter ended March 31, 2000 from $9.4 million for the comparable period in 1999. This increase was primarily due to increased network usage by GlobalCenter group's customers, and rent and facilities costs for the addition and expansion of its data centers. GlobalCenter group expects increases to continue with the addition of new customers and addition and expansion of its data centers. Cost of service revenues decreased as a percentage of service revenue from 145% in the quarter ended March 31, 1999 to 87% in the quarter ended March 31, 2000 primarily due to better utilization of network capacity. In the future, network cost of service will be based on preferred market-based pricing and actual usage under GlobalCenter group's arrangement with the Global Crossing group.

  Cost of equipment revenues increased 223% to $13.1 million for the quarter ended March 31, 2000 from $4.1 million for the quarter ended March 31, 1999, due to increased equipment sales. The cost of equipment, as a percentage of equipment revenues, increased to 95% during the quarter ended March 31, 2000 from 90% during the quarter ended March 31, 1999, as a result of competitive price pressure in the market.

  Sales and Marketing. The GlobalCenter group's sales and marketing expenses consist of salaries, commissions, benefits and other expenses for direct sales, sales support, product marketing, and public relations personnel, as well as costs associated with marketing programs, collateral material, and corporate marketing activities, including public relations.

  Sales and marketing expenses increased 206% to $6.5 million for the quarter ended March 31, 2000 from $2.1 million for the comparable period in 1999. The increase is primarily a result of having additional direct sales and marketing personnel and other sales and marketing expenses in connection with new data centers and our expanding operations and services. The GlobalCenter group expects its sales and marketing expenses to continue to increase with the addition of new data centers in the future. As a percent of total revenue, sales and marketing expenses decreased from 19% in the quarter ended March 31, 1999 to 17% in the quarter ended March 31, 2000 primarily due to the increase in revenues.

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

  General and Administrative. The GlobalCenter group's general and administrative expenses consist of payroll and benefit administration, information systems services, accounting and back office support, headquarters facility costs, executive salaries and other general and administrative costs, including the GlobalCenter group's allocation of corporate administrative services. Since October 1, 1999, the Global Crossing group has provided payroll and benefits administration, purchasing and certain other accounting and corporate administrative services. The GlobalCenter group pays the Global Crossing group a monthly fee for these support services. Expenses for the three months ended March 31, 2000 include $1.0 million for these services. From March 1, 1998 through September 30, 1999, Frontier Corporation provided these services and corporate administration to the GlobalCenter group. Expenses for the three months ended March 31, 1999, included $0.6 million for these services.

  The GlobalCenter group's total general and administrative expenses increased 380% to $5.8 million for the quarter ended March 31, 2000 from $1.2 million for the same period in 1999, primarily because it hired additional management and administrative personnel to support expanding operations. The GlobalCenter group expects its general and administrative expenses to continue to increase with the addition of new data centers in the future. General and administrative expenses as a percent of total revenue increased from 11% in the first quarter of 1999 to 15% in the first quarter of 2000 primarily due to the increase in personnel and related costs to support its growth between comparison periods.

  Depreciation and Amortization. Depreciation and amortization expenses consist of depreciation of leasehold improvements and network infrastructure improvements, furniture and amortization of capital lease equipment. Depreciation and amortization expense increased 186% to $3.2 million for the quarter ended March 31, 2000 from $1.1 million for the same period of 1999, primarily as a result of the new data centers and the related leasehold and network investments.

  Goodwill and Intangibles Amortization. In connection with our merger with Frontier Corporation in September 1999, we contributed approximately $1.5 billion of goodwill and intangible assets to the GlobalCenter group. The goodwill and identified intangibles are being amortized over 10 years using the straight-line method. The GlobalCenter group recognized amortization expense of $37.1 million in the quarter ended March 31, 2000 related to this goodwill and intangible assets.

  The GlobalCenter group also recorded goodwill totaling approximately $9.1 million in connection with an acquisition completed in November 1997. The goodwill from this transaction was amortized over a seven-year period using the straight-line method until our acquisition of Frontier Corporation in September 1999. The GlobalCenter group recognized amortization expense of $0.3 million in the quarter ended March 31, 1999 related to this goodwill.

  Income Tax Benefit. Income taxes have been calculated on a pro-rata basis. The GlobalCenter group's benefit for income taxes is based on the increase or decrease in tax liability of the Global Crossing North America, formerly Frontier Corporation, consolidated tax group resulting from the inclusion of items in the Global Crossing North America consolidated tax return which are attributable to the GlobalCenter group. The GlobalCenter group's benefit in the quarter ended March 31, 2000 and the quarter ended March 31, 1999 reflects the use of the GlobalCenter group tax losses in the Global Crossing North America consolidated tax return.

  Net Loss. The GlobalCenter group's net loss was $41.1 million for the three months ended March 31, 2000 compared to $4.6 million for the three months ended March 31, 1999. The increase in net loss was primarily due to the difference in goodwill and intangibles amortization that resulted from our acquisition of GlobalCenter Inc. in September 1999 as part of the Frontier Corporation merger, increased depreciation and amortization from additions to property and equipment over the course of the year and operating expenses that are in excess of revenues. The GlobalCenter group is currently in an expansion phase, adding additional data centers and related personnel. The GlobalCenter group expects a new data center to incur losses for a year or longer before reaching break-even utilization.

   Pro Forma Year Ended December 31, 1999 Compared with the Year Ended December 31, 1998

  For purposes of the following discussion and to provide a meaningful basis for comparing the year ended December 31, 1999 to the year ended December 31, 1998, we have combined, as shown below and in the selected historical financial data of the GlobalCenter group, the operating results of Old GlobalCenter for the nine months ended September 30, 1999 with the operating results of New GlobalCenter for the three months ended December 31, 1999. The pro forma presentation for the year ended December 31, 1999 includes adjustments for depreciation of property and equipment and amortization of goodwill and intangibles for the nine months ended September 30, 1999, resulting from our merger with Frontier Corporation as follows:

                                 Old                         New
                            GlobalCenter                 GlobalCenter  Pro Forma
                             Nine Months                 Three Months    Twelve
                                Ended                       Ended     Months Ended
                            September 30,  Pro Forma     December 31, December 31,
                              1999 (1)    Adjustments      1999 (4)       1999
                            ------------- -----------    ------------ ------------
                                             ($ in thousands)
   Revenues:
     Service revenues......   $ 29,951     $     --        $ 17,753    $  47,704
     Equipment revenues....     17,228           --           5,971       23,199
                              --------     ---------       --------    ---------
       Total revenues......     47,179     --                23,724       70,903
                              --------     ---------       --------    ---------
   Costs and expenses:
     Cost of service
      revenue..............     36,451           --          17,328       53,779
     Cost of equipment
      revenue..............     15,573           --           5,365       20,938
     Sales and marketing...      9,531           --           6,088       15,619
     General and
      administrative.......      6,897           --           3,067        9,964
     Depreciation and
      amortization.........      4,242           273 (2)      1,913        6,428
     Goodwill and
      intangibles
      amortization.........        974          (974)        37,135      148,540
                                             111,405 (3)
                              --------     ---------       --------    ---------
       Total costs and
        expenses...........     73,668       110,704         70,896      255,268
                              --------     ---------       --------    ---------
   Loss from operations....    (26,489)     (110,704)       (47,172)   $(184,365)
   Other income (expense),
    net....................        (44)          --             114           70
                              --------     ---------       --------    ---------
   Loss before income
    taxes..................    (26,533)     (110,704)       (47,058)    (184,295)
   Income tax benefit......      9,742           --           4,333       14,075
                              --------     ---------       --------    ---------
   Net loss................   $(16,791)    $(110,704)      $(42,725)   $(170,220)
                              ========     =========       ========    =========

(1) This column represents the results of operations of the GlobalCenter group for the nine months ended September 30, 1999 prior to our acquisition of Frontier Corporation.

(2) This adjustment reflects the depreciation and amortization of the approximately $1.7 million increase in the fair value assigned to the assets acquired over the related book value for the nine months ended September 30, 1999. We are amortizing this adjustment using the straight-line method over the average useful life of the underlying assets. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

(3) This adjustment reflects the amortization expense of the excess consideration over the net assets acquired (goodwill) of approximately $1.48 billion for the nine months ended September 30, 1999. We are amortizing goodwill and other intangible assets on the straight-line method over 10 years. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

(4) This column represents the historical results of operations of the GlobalCenter group for the three months ended December 31, 1999. On September 28, 1999, we acquired Frontier Corporation. For financial reporting purposes, our merger with Frontier Corporation was deemed to have occurred on September 30, 1999. In connection with the merger, the assets and liabilities of the GlobalCenter group were adjusted to their respective fair values pursuant to the purchase method of accounting.

  Revenues. The GlobalCenter group's total revenues increased 205% to $70.9 million for the year ended December 31, 1999 from $23.2 million for the year ended December 31, 1998, as a result of an increase in service revenues and equipment revenues. Service revenues increased 143% to $47.7 million for the year ended December 31, 1999 from $19.6 million for the year ended December 31, 1998. The GlobalCenter group's equipment revenues increased 537% to $23.2 million for the year ended December 31, 1999 from $3.6 million for the year ended December 31, 1998.

  The growth in the GlobalCenter group's service revenue was primarily the result of opening new and expanding existing data centers, adding new customers and services, and increasing revenues from existing customers. During 1999, the GlobalCenter group opened two new data centers, and expanded a third. Data center square footage increased by 230% at December 31, 1999 compared to December 31, 1998. The largest data center addition in 1999 opened at the end of the fourth quarter with sales in this data center commencing in January 2000.

  The GlobalCenter group's equipment revenues increased primarily because more customers in its new data centers chose to purchase their equipment from the GlobalCenter group rather than directly from a third party vendor.

  Cost of Revenues. Cost of service revenues increased 263% to $53.8 million for the year ended December 31, 1999 from $14.8 million for the comparable period in 1998. This increase was primarily due to increased network usage by the GlobalCenter group's customers, and rent and facilities costs for the addition and expansion of its data centers. Cost of service revenues increased as a percentage of service revenue from 76% in 1998 to 113% in 1999 primarily due to the addition of network capacity in advance of its utilization.

  Cost of equipment revenues increased 553% to $20.9 million for the year ended December 31, 1999 from $3.2 million for the year ended December 31, 1998, due to increased equipment sales. The cost of equipment remained fairly consistent as a percentage of equipment revenues, increasing to 90% during 1999 from 88% during 1998.

  Sales and Marketing. Sales and marketing expenses increased 75% to $15.6 million for the year ended December 31, 1999 from $8.9 million for the comparable period in 1998. The increase is primarily a result of having additional direct sales and marketing personnel and other sales and marketing expenses in connection with new data centers and the GlobalCenter group's expanding operations and services. As a percent of total revenue, sales and marketing expenses decreased from 39% in 1998 to 22% in 1999 primarily due to the significant increase in revenue between comparison periods.

  General and Administrative. Since October 1, 1999, the Global Crossing group has provided to the GlobalCenter group support services including information systems support, tax return preparation and advisory services, payroll and benefits administration, purchasing and certain other accounting and administrative services. The GlobalCenter group pays the Global Crossing group a monthly fee for these support services. Expenses for the three months ended December 31, 1999 include $0.9 million for these services. From March 1, 1998 through September 30, 1999, Frontier Corporation provided these services to the GlobalCenter group. Expenses for the nine months ended September 30, 1999 include $1.7 million for these services.

  The GlobalCenter group's total general and administrative expenses increased 112% to $10.0 million for the year ended December 31, 1999 from $4.7 million for the same period in 1998, primarily because it hired additional management and administrative personnel to support expanding operations. General and administrative expenses as a percentage of revenue decreased from 20% to 14% for the same period primarily due to the significant increase in revenue between comparison periods.

  Depreciation and Amortization. Pro forma depreciation and amortization expense increased 60% to $6.4 million for the year ended December 31, 1999 from $4.0 million for the same period of 1998, primarily as a result of the new data centers and the related leasehold and network investments.

  Goodwill and Intangibles Amortization. In connection with our merger with Frontier Corporation in September 1999, we contributed approximately $1.5 billion of goodwill and intangible assets to the GlobalCenter group. The goodwill and identified intangibles are being amortized over 10 years using the straight-line method. Pro forma amortization for the year ended December 31, 1999, was $148.5 million.

  The GlobalCenter group also recorded goodwill totaling approximately $9.1 million in connection with an acquisition completed in November 1997. The goodwill from this transaction was amortized over a seven-year period using the straight-line method until our acquisition of Frontier Corporation in September 1999.

  Net Loss. The GlobalCenter group's pro forma net loss was $170.2 million for the year ended December 31, 1999 compared to $10.8 million for the year ended December 31, 1998. The increase in net loss was primarily due to the difference in goodwill and intangibles amortization that resulted from our acquisition of GlobalCenter Inc. as part of the Frontier Corporation merger, increased depreciation and amortization from additions to property and equipment over the course of the year and operating expenses that are in excess of revenues.

   Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

  Revenues. Total revenues increased 200% to $23.2 million for the year ended December 31, 1998 from $7.7 million for the year ended December 31, 1997. Service revenues increased 201% to $19.6 million for the year ended December 31, 1998 from $6.5 million for the year ended December 31, 1997. The GlobalCenter group's equipment revenues increased from $1.2 million for the year ended 1997 to $3.6 million for the year ended December 31, 1998, an increase of 196%.

  The overall increase in the GlobalCenter group's revenues was primarily the result of opening new data center locations, the addition of new customers, equipment sales to new customers and increased sales to existing customers. During 1998, the GlobalCenter group opened four additional data centers, tripling its available square footage. The largest of the new data centers became operational during the fourth quarter of 1998.

  Cost of Revenues. Cost of service revenues increased 182% to $14.8 million for the year ended December 31, 1998 from $5.3 million for the year ended December 31, 1997. This increase was due primarily to higher telecommunications expenses associated with increased volume of usage by customers, the expansion of the GlobalCenter group's network and the addition of new data centers, as well as an increase in the number of network administration and customer support personnel. Cost of service revenues decreased as a percentage of service revenues from 81% in 1997 to 76% in 1998 due to the fixed nature of data center lease and maintenance costs and the increasing revenue for the periods.

  Cost of equipment revenues increased 222% to $3.2 million for the year ended December 31, 1998 from $1.0 million for the year ended December 31, 1997. This increase resulted from more customers in the GlobalCenter group's new data centers choosing to purchase their equipment from the GlobalCenter group rather than direct from a third party vendor.

  Sales and Marketing. The GlobalCenter group's sales and marketing expenses increased 355% to $8.9 million for the year ended December 31, 1998 from $2.0 million for the year ended December 31, 1997. As a percent of total sales, sales and marketing expense increased from 25% in 1997 to 39% in 1998. The increase in sales and marketing expenses is related to the increase in the number of data centers. As the GlobalCenter group adds data centers, it increases the sales and marketing personnel and related costs to obtain new customers and to sell and market new products.

   General and Administrative. The GlobalCenter group's general and administrative expenses increased 130% to $4.7 million for the year ended December 31, 1998 from $2.0 million for the year ended December 31, 1997. The increase was a result of increased personnel costs associated with increasing the GlobalCenter group's management, administrative and accounting personnel and processes and related costs to support the growth in its overall customer base. General and administrative expense decreased as a percentage of total revenue to 20% for the year ended December 31, 1998 from 26% for the year ended December 31, 1997 as a result of the increase in revenues.

  Depreciation and Amortization. Depreciation and amortization expense increased 341% to $4.0 million for the year ended December 31, 1998 from $0.9 million for the year ended December 31, 1997, primarily due to increased investment in network and increased data center capacity.

  Goodwill and Intangibles Amortization. The GlobalCenter group recorded goodwill totaling $9.1 million in connection with an acquisition completed in November 1997. The goodwill from this transaction was amortized over a seven-year period using the straight-line method.

  Merger Costs. In connection with Frontier Corporation's acquisition of GlobalCenter Inc. that was accounted for as a pooling, approximately $2.1 million of merger costs have been reflected in the accompanying statement of operations.

  Net Loss. The GlobalCenter group's net loss was $10.8 million for the year ended December 31, 1998 compared to $2.8 million for the year ended December 31, 1998. The increase in the level of net loss was primarily due to operating expenses that were in excess of revenues and costs related to Frontier Corporation's accquisition of GlobalCenter Inc. in February 1998. Operating expenses increased as a result of new data centers opened.

Liquidity and Capital Resources

  Our board of directors and its capital stock committee each has a wide degree of discretion over the cash management policies of both the GlobalCenter group and the Global Crossing group, consistent with their fiduciary duties to Global Crossing as a whole. Pursuant to this discretion, our board of directors and its capital stock committee may freely transfer cash generated by the GlobalCenter group to the Global Crossing group and vice versa, as well as determine the allocation of proceeds from future issuances of GlobalCenter group stock. In addition, the timing and decision to finance capital expenditures of the GlobalCenter group remains at the discretion of our board of directors. Pursuant to the policy statement, our board of directors has the authority to determine the uses of the net proceeds allocated to the GlobalCenter group. Our board of directors can amend, modify or rescind the policy statement in its sole discretion and without shareholder approval. This flexibility could potentially make it difficult to assess the GlobalCenter group's liquidity and capital resource needs.

  The construction and expansion of the GlobalCenter group's data centers and the marketing and distribution of its service offerings will continue to require substantial capital investment. To date, the GlobalCenter group has funded its operations through internally generated funds and permanent capital contributions from the Global Crossing group and, prior to September 30, 1999, from Frontier Corporation. Based on its current business plan, the GlobalCenter group expects the proceeds from this offering to provide sufficient capital to sustain current operations and capital expenditure plans for the next 12 to 18 months. We have no current plans to issue additional GlobalCenter group stock in the next 12 to 18 months; however, competitive or other factors beyond our control may cause us to change our business plan and increase our future financing requirements. The sources from which we may satisfy our future financing requirements may include funding from third parties, the issuance of additional GlobalCenter group stock or additional funding from the Global Crossing group, although there is no obligation on the Global Crossing group's part to provide any additional funding. We would choose the source of our financing based on the relative costs of capital that existed among such sources at the time.

  Net cash used in operating activities in 1997, 1998, and 1999 was $3.1 million, $5.8 million, and $11.6 million, respectively. Net cash used in operating activities in each of these periods was primarily the result of operating losses and changes in working capital. Net cash provided by operations for the three months ended March 31, 2000 of $6.6 million was primarily the result of an increase in accounts payable and accrued liabilities.

  Net cash used in investing activities in 1997, 1998, 1999 and for the three months ended March 31, 2000 was $1.3 million, $29.0 million, $90.3 million and $59.1 million, respectively. Net cash used in investing activities in each of these periods was primarily the result of capital expenditures for data centers and their infrastructure, leasehold improvements, furniture and fixtures, and other equipment.

  We will manage some of the GlobalCenter group's financial activities on a centralized basis. Allocations that are treated as loans from the GlobalCenter group to the Global Crossing group and loans from the Global Crossing group to the GlobalCenter group will be made at the weighted average interest rate of the consolidated indebtedness of Global Crossing Ltd. and on such other terms and conditions as our board of directors or its capital stock committee determines to be in the best interest of Global Crossing. Any fees incurred in connection with debt incurred will be allocated to the borrowing group.

  The GlobalCenter group also expects to require funds to make product development investments. For example, it engaged Tanning Technology Corporation to provide consulting and project services to help it expand its service and product solutions and to provide an infrastructure to scale Internet businesses. GlobalCenter Inc. has a commitment with Tanning Technology to purchase services aggregating $10 million over the 12-month term of the agreement beginning in February 2000. GlobalCenter Inc. also purchased
$10 million of Tanning Technology common stock in February 2000.

Recent Accounting Pronouncement

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which is required to be adopted by Global Crossing in the quarter ending December 31, 2000. SAB 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. GlobalCenter management is currently assessing the impact of SAB 101 on the results of operations and financial position of the GlobalCenter group. GlobalCenter management does not expect the effects of SAB 101 to have a material effect on the accompanying financial statements of the GlobalCenter group.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. Because the GlobalCenter group does not currently hold any derivative instruments and does not engage in hedging activities, management expects that the adoption of SFAS No. 133 will not have a material impact on the GlobalCenter group's financial position, results of operations or cash flows. It will be required to implement SFAS No. 133 for the year ending December 31, 2001.

Year 2000

  Prior to December 31, 1999, we took all actions necessary to insure that our business operations would be Year 2000 compliant. In particular, we established a Year 2000 compliance task force, reviewed the status of systems, submitted information requests to third party service providers, received assurances regarding Year 2000 compliance from our major suppliers and developed contingency plans to address any potential Year 2000 compliance failure. Neither the Global Crossing group nor the GlobalCenter group experienced any significant malfunctions or errors in their respective operating or business systems when the date changed from 1999 to 2000. Based on its operations since January 1, 2000, the GlobalCenter group does not expect any significant impact to ongoing business as a result of the Year 2000 issue. In addition, it is not aware of any significant Year 2000 issues or problems that may have arisen for its significant customers and suppliers.

Euro Conversion

  On January 1, 1999 a single currency called the Euro was introduced in Europe. Eleven of the fifteen member countries of the European Union agreed to adopt the Euro as their common legal currency on that date. Fixed conversion rates between these countries' existing currencies (legacy currencies) and the Euro were established as of that date. The legacy currencies are scheduled to remain legal tender in these participating countries between January 1, 1999 and January 1, 2002 (not later than July 1, 2002). During this transition period, parties may settle transactions using either the Euro or a participating country's legacy currency.

  Transition to the Euro will create a number of issues for the GlobalCenter group. Business issues that must be addressed include product pricing policies and ensuring the continuity of business and financial contracts. Finance and accounting issues will include the conversion of bank accounts and other treasury and cash management activities.

  The GlobalCenter group continues to address these transition issues and does not expect the transition to the Euro to have a material effect on its results of operations or financial condition. The GlobalCenter group does not expect the cost of system modifications to be material and it will continue to evaluate the impact of the Euro conversion.

Quantitative and Qualitative Disclosures About Market Risk

   Interest Rate Risk

  The GlobalCenter group's major market risk exposure is changing interest rates. We will manage most of its financial activities including investing surplus funds, the issuance and repayment of debt and managing its interest rate risk. Our policy is to manage interest rates through the use of a combination of fixed and floating rate debt. We may use interest rate swaps to manage interest rate exposures when appropriate, based upon market conditions, and not engage in such transactions for speculative purposes.

   Foreign Currency Risk

  As of December 31, 1999, the functional currency of the GlobalCenter's group's current foreign operations located in Australia and England is the United States dollar. The GlobalCenter group's foreign currency transactions are recorded based on exchange rates at the time such transactions arise. Its existing operations, assets and liabilities as of December 31, 1999 that are denominated in currencies other than the United States dollar are not material. As the manager for most of the GlobalCenter group's financing activities, we use foreign currency forward transactions to hedge exposure to foreign currency exchange rate fluctuations.

                       BUSINESS OF THE GLOBALCENTER GROUP

Overview

  The GlobalCenter group is a leading provider of Internet infrastructure services incorporating:

  . complex Web hosting;

  . IP network services, using primarily the Global Crossing network;

  . hardware and software procurement and installation;

  . content distribution, integration and management services;

  . systems applications; and

  . professional services.

Industry Background

  As a result of its rapid growth, the Internet has become an important new global communications and commerce medium. This new medium has given enterprises an opportunity to interact in new and different ways with their customers, employees, suppliers and partners. Furthermore, the Internet has become an additional point of competitive differentiation across a broad variety of commercial sectors and geographies, and a large number of companies have now embraced the Internet either proactively or reactively to grow or defend their market position.

  Companies are responding to the opportunities and challenges presented by Internet technologies by rapidly increasing their investment in Web sites and Internet-enabled services. Over the last several years, newer Internet companies that focus solely on distributing products and services over the Internet have emerged and, more recently, mainstream businesses have begun to use Web sites to complement traditional business models and distribution channels.

  The rapidly growing number of companies focused on implementing Internet strategies has created a significant shortage of Internet-focused systems developers and networking personnel. At the same time, Internet operations are becoming more complex and challenging for enterprises to operate. For example, in order to establish a high quality, reliable Web site or to run Web-based applications on the Internet, businesses must, among other things, procure and integrate sophisticated hardware and software, develop application-specific technical skills, and have access to a secure, fault-tolerant physical location and reliable Internet connectivity. Ensuring the quality, reliability, and availability of these Internet operations typically requires substantial investments in developing Internet expertise and infrastructures outside their core business functions. However, such a continuing significant investment of resources is often an inefficient use of enterprises' management focus and limited resources.

  As a result, businesses are increasingly seeking outsourcing arrangements with service providers that can speed time-to-market; improve performance, reliability, scalability and security; provide continuous operation and support of their Internet operations and reduce operating expenses. To address this need, a variety of providers of Web hosting services have emerged. Web hosting services range from lower-cost shared hosting, in which multiple smaller customers share a single server for basic Web sites, to higher-cost complex Web hosting, in which a larger customer's Web site is hosted on multiple dedicated servers, which are monitored and communicate amongst one another to balance traffic loads to minimize data latency and loss, often for customized applications and systems. Complex Web hosting companies, in general, provide various infrastructure-related services, including secure, monitored data centers with high degrees of redundancy and reliability, high-speed IP network connectivity and various enhanced services. Generally, complex Web hosting providers also support a range of hardware, operating systems and software.

  The market for complex Web hosting and related services is growing rapidly and continues to evolve as new enabling technologies are developed and new business practices are implemented. According to IDC, the

U.S. market for Web hosting services (which does not include internet access services) is estimated to be $1.7 billion in 1999 increasing to $17.6 billion in 2003. We also believe that complex Web hosting companies will be well positioned to take a significant share of the application service provider, or ASP, market, as companies seek to Web-enable their traditional business functions and applications such as customer service, procurement, human resource management and sales force automation. According to IDC, the ASP market is expected to grow to $7.8 billion in 2004.

  While a variety of existing industry participants and emerging service providers are attempting to target this rapidly growing market, many are niche service providers and others are often unable to exercise significant control over the underlying network services upon which the quality of their solutions depend. We believe that as customers continue to outsource mission-critical Internet-related services, quality of service and breadth of solutions offered will be the key factors driving customers' purchasing decisions.

GlobalCenter Strategy

  The GlobalCenter group's objective is to become the leading total services provider for its customers' mission-critical Internet infrastructure requirements. To achieve this objective, the GlobalCenter group is implementing a business strategy focused on the following key elements:

  Enhance and expand portfolio of value-added applications and professional services. The GlobalCenter group currently provides a broad range of Internet infrastructure services that allow its customers to effectively outsource the management and operation of their Web sites to it. The GlobalCenter group intends to continue to develop and market new services to position itself as a total services provider for businesses' Internet infrastructure needs. The GlobalCenter group believes this will enable it to build stronger customer relationships, maximize its revenue per customer and grow its business. By the end of 2000, the GlobalCenter group plans to introduce a number of additional services including: content distribution services for a variety of new media, e-commerce applications providing back-end infrastructure for e-commerce sites, database-on-demand providing the infrastructure components that enable database functionality, virtual private network services to provide a highly secure method of transmitting data and end-user monitoring services to allow customers to monitor the usage of their Web sites.

  Expand global footprint by opening new data centers. The GlobalCenter group currently operates 10 data centers located in strategic markets in the United States, Europe and Australia. The GlobalCenter group is currently developing new data centers to meet the growing international demand for outsourced Web hosting services and the increasingly global e-business and information technology needs of its customer base. The GlobalCenter group is therefore planning to open an additional nine data centers in the United States, Europe and Australia in 2000. Through a joint venture with Asia Global Crossing, GlobalCenter is also planning to open data centers in Asia. The GlobalCenter group will continue to identify new geographic markets into which it will expand to meet the growing needs of businesses with mission-critical Internet operations.

  Develop and market services tailored to the needs of selected information-intensive industries. The GlobalCenter group's product development and marketing strategy is to target industries it believes will have a significant demand for Internet infrastructure applications and services, such as media and entertainment, financial services, retail and business-to-business exchanges. The GlobalCenter group believes that by targeting these industries and developing tailored service offerings for their use, it can accelerate its growth by attracting more customers and generating higher revenue per customer, increase its gross margins, and realize operating efficiencies.

   Continue to take advantage of the GlobalCenter group's unique relationship with the Global Crossing group. As part of its Web hosting services, the GlobalCenter group provides businesses with high performance Internet connectivity through Global Crossing's IP-based fiber-optic network. The GlobalCenter group will continue to locate its data centers to take maximum advantage of the Global Crossing network. The GlobalCenter group believes its unique relationship with Global Crossing provides numerous competitive advantages, including higher availability and scalability of network capacity and enhanced, integrated network

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monitoring and problem resolution, which improve its ability to offer its customers service level agreements. Scalability refers to the immediate capacity of a network to meet the demands in growth, without sacrifice in quality or performance, the GlobalCenter group participates in the Network and Services Management Committee for the Global Crossing network, allowing it to help determine the strategic and technological direction of the network in a way that will secure capacity and high quality service for its customers. The IP network services the GlobalCenter group purchases from the Global Crossing group are available to it with preferred market-based pricing, taking into account volume, term, and the exclusive nature of the arrangement and any guarantee of service levels provided by Global Crossing. In addition, the GlobalCenter group plans to integrate its service offerings with those offered by Global Crossing in order to market the combined company as a total telecommunications and Internet infrastructure services provider to customers in Global Crossing's targeted markets, such as large multinational corporations. The GlobalCenter group believes the fact that its group stock is being offered to the public in the form of a tracking stock rather than as a separate company helps it to preserve and enhance its close ties and unique relationship with the Global Crossing group and its access to the Global Crossing network.

   Expand direct sales force and develop new channels of distribution. To date, the GlobalCenter group has established its rapid growth and market position solely through its direct sales efforts. In 2000, the GlobalCenter group plans to significantly expand its direct sales force, invest in training and development and enhance sales incentives in order to focus its sales efforts on increasing sales of value-added applications and professional service offerings. To complement its direct sales efforts, the GlobalCenter group intends to develop new channels of distribution. In addition to its sales and marketing arrangements with Global Crossing, with which it intends to exchange sales referrals and offer bundled products and services, GlobalCenter expects to build co-marketing arrangements with consulting firms, content developers, Internet service providers, systems developers and technology partners.

   Develop and strengthen relationships with industry leading technology vendors. The GlobalCenter group has developed strong relationships with technology vendors such as Akamai, Oracle, StorageNetworks, StorageTek and Tanning Technology to offer enhanced caching, database, storage, backup services and e-commerce services to its customers. The GlobalCenter group plans to continue to develop relationships with selected technology vendors to help its customers identify the best technology services for their requirements and to rapidly and effectively design and deploy these technologies. The GlobalCenter group believes its relationships with these vendors will enhance its ability to support its customers' needs. For example, its relationship with Oracle will broaden its service offering to include database applications and services, its relationship with Tanning Technology will allow it to offer electronic commerce services and its relationship with Storage Networks will enable it to provide highly scalable and reliable storage services, all of which will better enable the GlobalCenter group to become a total services provider for its customers.

   Enter into strategic partnerships and make targeted acquisitions to complement internal development efforts. As the GlobalCenter group develops new applications and services, it plans to complement its internal development through strategic relationships and acquisitions. GlobalCenter Inc. will enter into these strategic relationships and acquisitions, and they will be allocated to the GlobalCenter group. The GlobalCenter group will seek strategic relationships that will enable it to gain quicker access to innovative technologies, assist it with the development of new applications and service offerings, provide it with new distribution channels and advance its entry into new geographic markets. In addition, the GlobalCenter group may seek to acquire companies which it believes will enable it to cost-effectively augment its existing products, services, technology, infrastructure, skill sets, geographic presence or customer base.

The GlobalCenter Group's Services

  The GlobalCenter group currently provides a broad range of Internet infrastructure services that allow its customers to effectively outsource the management and operation of their Internet operations to GlobalCenter. The GlobalCenter group creates tailored services for its customers based on their unique business and technical requirements, and modify the services as the customers' needs evolve.

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Complex Web Hosting Services

  The GlobalCenter group offers complex Web hosting services designed to enable businesses to outsource operation of mission-critical Web sites, based on industry-leading technologies and offering high service level guarantees. The GlobalCenter group supports all leading Internet hardware and software systems. This flexibility enables its customers to retain control over their technical solution and to integrate GlobalCenter's services with their existing IT architectures. The GlobalCenter group offers a number of services to dedicated Web site management customers to ensure ease of implementation, security, performance and scalability. Specifically, it provides:

  . configuration, installation and support of operating systems, including
    Unix, Windows NT, Solaris and Linux; hardware platforms, including those offered by Sun Microsystems, Dell, Cisco, IBM, VA Linux and Compaq;

  . installation and maintenance of Web sites on server hardware;

  . help desk support 24-hours a day, seven days a week, with access to certified technical professionals;

  . industry and vendor security alerts and maintenance;

  . load balancing and geographical distribution of network traffic among multiple servers and multiple data centers; and

  . 24-hours a day, seven days a week, physical and remote access to equipment.

Hardware and Software Procurement Services

  The GlobalCenter group has experienced equipment services professionals available to help make its customers' equipment purchases simple and economical. The GlobalCenter group selects and purchases equipment from various manufacturers based on customer orders and resells the equipment to its customers. The GlobalCenter group also arranges for equipment to be shipped directly to a customer's location in GlobalCenter's data centers and installed in the appropriate location. The GlobalCenter group equipment services allow it to move new customers into its data centers more quickly and efficiently.

IP Network Services

  The GlobalCenter group directly connects its data centers, other than Melbourne, to Global Crossing's high performance, IP-based fiber-optic backbone network with redundant high speed lines, which also gives it access to Global Crossing's extensive peering and transit relationships with other major Internet backbone providers. The GlobalCenter group's connectivity arrangements are designed to deliver the scalability, high availability and performance required for high-volume bandwidth and application-intensive Internet operations. Since its customers' Internet operations often experience traffic spikes due to promotions or events, the GlobalCenter group typically maintains sufficient excess network capacity to handle its customers peak traffic needs. Each of its data centers is also connected to the communications networks of other major carriers. The Global Crossing network does not reach Australia, so the GlobalCenter group's Melbourne data center is connected to the Global Crossing network through the communications networks of other major carriers.

  Through its unique relationship with the Global Crossing group, the GlobalCenter group has special access to the Global Crossing global network and extensive peering and transit arrangements. The GlobalCenter group believes its connection to the Global Crossing network provides it with the following benefits:

  . Network Performance. When fully deployed, the Global Crossing network will provide service to all of the world's major business centers. The extensive geographic reach of the Global Crossing network and Global Crossing's extensive peering and transit relationships with other major Internet service providers will enable GlobalCenter to avoid many of the congested Internet public exchange points and deliver IP traffic directly to its destination network or the intended IP address. By avoiding the need to route traffic across multiple networks or public interconnection points, the performance of its customers' Internet applications will be substantially increased. Pursuant to Global Crossing Ltd.'s policy statement,

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   the Global Crossing group has agreed to provide the GlobalCenter group with service level commitments for near 100% network availability for traffic on the Global Crossing network, which will enable the GlobalCenter group to offer similar service levels to its customers. This policy may be changed at the discretion of the board of directors of Global Crossing Ltd. and without shareholder approval.

  . Scaling and Availability. The GlobalCenter group will have constant access to the Global Crossing network and an ability to scale its use of the Global Crossing network according to its needs and the needs of its customers.

  . Management Committee. The GlobalCenter group participates in the Network and Services Management Committee for the Global Crossing IP network, allowing it to help determine the strategic and technological direction of the network in a way that will secure capacity and high quality service for its customers. The committee will consist of three senior executives from each group and will review and agree on data center bandwidth requirements by location and volume, review and agree on network expansion plans as required to support the data centers and establish service level targets for the data center connections and track performance against those targets.

  . Monitoring Capability. The GlobalCenter group has the ability to monitor the entire Global Crossing network from its network control centers or the Global Crossing network operations centers, which allows it to locate, respond to and resolve problems quickly.

  . Cost Advantage. The GlobalCenter group's special access to Global
    Crossing's network frees it from the costs associated with independently building and maintaining an IP network, such as an extensive set of routers and switches, and from the costs associated with peering relationships when traffic flows becomes unequal. The price the GlobalCenter group pays for its access to the network will be preferred market-based pricing, taking into account volume, term, and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group.

Value-Added Applications and Services

  The GlobalCenter group's value-added applications and services enable its customers to improve the performance, reliability and storage and backup capability of their Internet operations. We believe these services will become increasingly important to the GlobalCenter group's customers. A key component of GlobalCenter's strategy is to continue to grow its value-added service offerings to distinguish itself in the marketplace. The GlobalCenter group's current services include the following:

  Performance Monitoring Services. The GlobalCenter group works with Keynote, a provider of Internet performance measurement, diagnostic and consulting services, to provide and jointly market Perspective(TM), a service that gives companies real-time statistics about their Web sites' performance from the viewpoint of users around the world. Perspective employs a network of more than 100 data collection agents deployed in 30 large metropolitan areas, both in the U.S. and internationally, connected to the backbone networks of a variety of major service providers. The agents measure access and download times at pre-set intervals. The GlobalCenter group's network control centers and its customers' Web managers receive daily reports and threshold based alarms.

  Content Delivery Services. The GlobalCenter group works with Akamai to offer FreeFlow SM, a caching service that moves content closer to end users and intelligently routes requests to multiple servers. As a result, FreeFlow reduces problems caused by server overloads and network bottlenecks. This increases peak demand capacity for Web sites, speeds user downloads and improves overall quality.

  Disk-On-DemandSM Storage Services. The GlobalCenter group works with StorageNetworks, a storage services provider, to provide Disk-On-Demand, highly scaleable and reliable on-demand disk storage services that the GlobalCenter group offers on a usage basis. Disk-On-Demand gives GlobalCenter's customers access to technologically advanced storage, normally available only to large enterprises, on a cost effective basis.

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  Tape-On-DemandSM Storage Services. The GlobalCenter group works with
StorageTek and ManagedStorage International, network storage services providers, to provide Tape-On-Demand, backup and disaster recovery services that the GlobalCenter group offers on a usage basis. Tape-On-Demand reduces GlobalCenter's customers' need to invest in and manage expensive disaster recovery systems.

  Security Services. The GlobalCenter group's security services are designed to ensure the security of GlobalCenter's customer's Web operations by applying industry leading security diagnostic tools. Security engineers are located at its data centers to deliver security solutions including firewalls, encryption and authentication.

  Testing Services. The GlobalCenter group's testing services aim to identify problems that could degrade the expected performance and availability of a customer's Web operations. For example, GlobalCenter's stress testing services simulate users accessing a Web site to provide information for isolating problems, optimizing performance and accelerating the deployment of Web sites.

Professional Services

  The GlobalCenter group's professional services teams consult with customers on a wide range of issues including Web applications development, Internet connectivity, server maintenance, performance and site scaling. The GlobalCenter group believes its professional services will play an increasingly important role in supporting the implementation and maintenance of Internet based mission-critical operations as customers continue to rapidly adopt emerging technologies. The GlobalCenter group's professional services currently include system architecture and design; disaster recovery, migration and capacity planning; database optimization; and performance tuning. GlobalCenter's sales engineers offer several services to GlobalCenter customers, including configuring systems and specifying hardware and software for implementations or upgrades. The GlobalCenter group assigns technical account teams, consisting of three to five personnel, to act as its customers' on-site network and information technology staff. Through its relationship with Tanning Technology, the GlobalCenter group also has access to Tanning Technology's information technology services, which include electronic commerce solutions, enterprise customer relationship management solutions and core operations solutions.

Strategic Relationships

  The GlobalCenter group believes that strategic technology and marketing relationships enhance its ability to better serve existing customers as well as reach new customers. Its strategic relationships enable it to gain quicker access to innovative technologies, assist it with the development of new applications and service offerings and provide it with powerful additional sales channels. As opportunities arise, the GlobalCenter group will continue to establish new relationships with hardware and software vendors and application service providers. An example of the GlobalCenter group's strategic relationship strategy is its relationship with Tanning Technology, which enables the GlobalCenter group to provide its customers with preferred access to Tanning Technology's pool of over 350 technical and sales professionals. The combination of Tanning Technology's expertise in systems integration services involving high volume transactional businesses and the GlobalCenter group's Internet infrastructure services business will enable the GlobalCenter group to provide a bundled service offering that will include infrastructure hardware and software, operational systems and services, integration services and e-business services. The GlobalCenter group has also established a preferred marketing arrangement with Tanning Technology designed to cross-promote and sell each other's products and services. In February 2000, GlobalCenter Inc. also invested $10 million in Tanning Technology's common stock. A second example of the GlobalCentter group's strategic relationship strategy is its relationship with Oracle. The Oracle relationship has several key components. As a member of Oracle's Business-on-Line program, GlobalCenter is a preferred hosting partner of Oracle and Oracle will jointly market its products and services with GlobalCenter. GlobalCenter is also an Oracle authorized reseller and has access to consulting services to support Oracle's database and other products in GlobalCenter's data centers. Together, the Oracle Business-on-Line, authorized reseller and consulting arrangements provide GlobalCenter with the ability to

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offer customers a bundled package of database infastructure services. Finally,
GlobalCenter and Oracle's Internet Platform Alliance Division are working together to jointly provide products and services for customers in GlobalCenter's targeted industries.

Customers

  The GlobalCenter group has a large and diverse customer base ranging from large enterprises to Web-Centric companies. As of March 31, 2000, the GlobalCenter group was serving over 500 customers, none of which accounted for 10% or more of its revenues. The following is a representative list of its customers as of March 2000:


24/7 Media                    marchFIRST               Talk City
About.com                     Match Logic              Toys R Us
Akamai                        Microsoft bCentral       Viacom
Ask Jeeves                    NBCi                     The Washington Post
eGroups                       Network Solutions        Webshot
Encyclopedia Britannica       Novell                   Wineshopper.com
eToys                         Playboy Enterprises      Xdrive
Goto.com                      QUOTE.COM                Yahoo!
LookSmart                     Red Hat                  ZDNet


  The GlobalCenter group's contracts with customers generally cover its provision of services for a one to three-year period and may contain, among other things, various service level agreements. The GlobalCenter group generally provides customers with a 99.5% network connectivity uptime guarantee and a 100% facility uptime guarantee. Pursuant to these service level warranties, customers' monthly fees are reduced based on the amount of network connectivity downtime and data center downtime that affects the customer.

Sales, Communications and Marketing and Customer Service

   The GlobalCenter group's sales objective is to focus on larger customers to whom it believes it can sell multiple basic and value-added services to maximize its sales force productivity and revenue per data center. The GlobalCenter group sells its services directly through a highly-skilled professional sales force and receives referrals through a network of business partners.

  Sales

  The GlobalCenter group uses a team approach in selling to prospective customers. Customer account teams are organized into three units, consisting of account executives, sales engineers and client services representatives. Account executives are the team leaders and are primarily responsible for new account acquisitions and maintenance of the strategic relationships with our customers. Sales engineers support the account executives by providing pre-sales technical support, including customer site architecture and design. Client services representatives are responsible for the day-to-day account management and for marketing additional services to existing customers.

  The domestic sales force is located in six geographic regions of the United States centered around existing and planned data centers. As of March 31, 2000, GlobalCenter had 84 employees engaged in sales and sales support. The GlobalCenter group will actively seek to increase its sales capabilities and coverage in the United States and to expand internationally as additional data centers are constructed. In 2000, the GlobalCenter group plans to significantly expand its direct sales force, invest in training and development and enhance sales incentives in order to focus sales efforts on increasing its sales of value-added service offerings. We estimate that the costs for expanding GlobalCenter's sales force will be approximately $12 million over the next
12 months. To complement its direct sales efforts, the GlobalCenter group intends to develop new channels of distribution. In addition to its co-marketing arrangement with the Global Crossing group, with which the

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GlobalCenter group intends to exchange sales referrals and offer bundled products and services, the GlobalCenter group expects to build co-marketing arrangements with consulting firms, content developers, Internet service providers, systems developers and other technology partners.

  The GlobalCenter group also intends to make its service offerings available to Global Crossing's sales force in order to market the combined company as a total telecommunications and Internet provider. By doing so, we believe the GlobalCenter group will be able to expand its customer base to include the Global Crossing group's targeted markets, such as large multinational corporations.

   Communications and Marketing

  The GlobalCenter group's communications and marketing organization is responsible for product and partner marketing management, marketing communications and corporate communications. Product and partner marketing management includes bringing to market the portfolio of services and programs that will address customer needs. These activities include product strategy, pricing, competitive analysis, product launches and partner program management. The GlobalCenter group's marketing communications unit stimulates service demand and brand awareness for GlobalCenter through a broad range of marketing communications, advertising, seminars, open houses, tradeshows, as well as through its Web site. Corporate communications focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of GlobalCenter's leadership position in its market.

   Customer Service

  The GlobalCenter group is committed to providing superior customer service by understanding the business objectives and technical requirements of its customers and by fulfilling their needs on an individual basis. Working closely with its customers, the GlobalCenter group seeks to optimize the performance of their Internet operations, minimize downtime, resolve problems that may arise, and make appropriate adjustments in services as customer needs change over time. In order to enhance its customer service delivery and increase operating efficiencies, the GlobalCenter group operates a centralized response center which handles inbound calls, monitoring, and problem resolution for its data centers in the United States. The GlobalCenter group also solicits feedback to ensure that it continues to offer the highest quality of service. It uses advanced software tools to aid in customer monitoring and service efforts. Many of its customer service personnel have been specifically trained and certified by the vendors of its software tools, including Sun Microsystems, Microsoft, Oracle and Computer Associates.

  The GlobalCenter group also provides customer service and technical support during the installation phase, including a transition team and project management support. In addition, it provides system integration services between the customer's Internet site and legacy systems. After installation, primary customer support is coordinated through the GlobalCenter group's network control centers. These centers are operated 24 hours a day, seven days a week by engineers who monitor site and network operations, and coordinate teams to solve problems that arise. The GlobalCenter group's customer service personnel are also available to assist customers whose operations require specialized procedures.

  The GlobalCenter group employs network engineers and systems administrators who work with customers to design and maintain their Internet operations. The GlobalCenter group's network engineers and system administrators are trained specialists who support Windows NT, Linux, Solaris and other UNIX platforms. They are also trained to support routers and switches of most major equipment manufacturers. They also serve as the second level of support for customer issues that cannot be resolved by the GlobalCenter group's network control centers.

Product Management and Development

  The GlobalCenter group's product management and development groups are responsible for evaluating and developing new product ideas and strategies, including potential partnerships related to these products. These

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groups work to combine the GlobalCenter group's own technology with partner expertise to offer a robust and scalable service and product offering to its customers. The GlobalCenter group plans to complement its internal product development through strategic relationships and acquisitions. By partnering with the technology leaders in different service and product categories, the GlobalCenter group is able to move its offerings to market quickly, with an ability to support and manage them at the highest level. The GlobalCenter group's product management group is responsible for assessing the business case and ancillary needs for each product as well as managing the product's lifecycle. The GlobalCenter group's product development group is responsible for research and development efforts aimed at exploring and identifying new technologies that complement its business strategy. The GlobalCenter group currently has 16 employees dedicated to product management and development and expects to expand the size of these groups by the end of 2000.

Data Center Infrastructure

  The GlobalCenter group's data centers are designed to deliver high availability and performance for customers. Its data centers are physically located in major metropolitan business centers and all but one are located directly on the Global Crossing IP network. The GlobalCenter group's data centers are built to specifications that deliver high standards in security, reliability and redundancy.

  The physical infrastructure and security controls of the GlobalCenter group's data centers have been designed to support rigorous requirements for complex Web hosting. Specifically, its data centers offer the following major physical benefits to its customers:

  . multi-level physical security;

  . multi-redundant utilities and environmental controls; and

  . network connectivity.

  Multi-level physical security. Based upon their technical and security requirements, customers can select from racks in common areas, highly secure cabinets, enclosed cage facilities or private vaults. The GlobalCenter group has implemented robust security systems, which include biometric hand scanners, security verification, guards, cameras, bullet proof glass, round-the-clock monitoring and mantrap areas.

  Multi-redundant utilities and environmental controls. GlobalCenter data centers have power systems that include redundant connections to the power utilities, back up power supplies and diesel generators that can run for days without refueling if needed. Laser detection, inert gas and dry pipe sprinkler systems protect GlobalCenter's customers' equipment from fire and inadvertent water damage. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity. The GlobalCenter group's data centers are also constructed with raised floors and seismically braced racks.

  Network Connectivity. GlobalCenter data centers are connected to the Internet through network points of presence within the centers. These points of presence provide high-performance, reliable networking connectivity to the Internet for its customers. Telecommunications circuits enter the data centers through multiple points from diverse service providers. Multiple points of presence ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage. All but one of GlobalCenter's data centers are located directly on Global Crossing's international IP-based fiber optic network for high bandwidth worldwide connectivity and scale. Each of its data centers has access to the communications networks of other major carriers.

Competition

  The market served by GlobalCenter is highly competitive. There are few substantial barriers to entry, and we expect GlobalCenter to face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

  . quality of services and scalability of infrastructure;

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  . quality of customer service and support;

  . value-added applications and services offered;

  . network capacity, reliability and security;

  . Internet system engineering expertise;

  . relationships with partners and vendors;

  . brand name;

  . price;

  . product innovation; and

  . financial resources.

  We believe that GlobalCenter competes favorably overall in its industry based on these factors. However, many of the GlobalCenter group's competitors have substantially greater resources, more customers, greater name recognition and more established relationships in the industry.

  The GlobalCenter group's current and potential competitors in the market include Web hosting service providers, ISPs, telecommunications companies and large information technology outsourcing firms. Its competitors may operate in one or more of these areas and include companies such as AboveNet Communications, AT&T, British Telecom, Cable & Wireless, Digex, Digital Island, EDS, Exodus Communications, Globix, Genuity, Intel, IBM, KPNQwest, Level 3 Communications, MCI WorldCom, PSINet, NaviSite, Qwest Communications International, and USinternetworking. As the GlobalCenter group expands its range of applications and service offerings, it expects that the nature of its competitors will change.

Intellectual Property Rights

  The GlobalCenter group relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its data, applications and services. The GlobalCenter group currently has no patents and does not rely materially on technologies it licenses from third parties. As it continues to offer new services through partnerships with third parties, the GlobalCenter group expects its reliance on licensed technology to grow. However, other than its trademarks and service marks, the GlobalCenter group does not believe that the loss of any particular one of its intellectual property rights would harm its business.

Government Regulation

  The GlobalCenter group is not currently subject to direct United States federal, state or local or international government regulation, other than regulations applicable to businesses generally. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet.

  The Digital Millennium Copyright Act, which became effective in October 1998, includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage or caching at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if other conditions are met.

  Since this law is relatively new, the GlobalCenter group is unsure of how it will be applied to limit any liability it may face in the future for any possible copyright infringement or copyright-related issues. This law also requires ISPs to follow "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. The GlobalCenter group has implemented these procedures. The GlobalCenter group's customers are subject to an acceptable use policy which prohibits them from posting, transmitting or storing material on or through any of its services which, in the GlobalCenter group's sole judgment is (1) in violation

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of any local, state, federal or foreign law or regulation, (2) threatening, obscene, indecent or defamatory or that otherwise could adversely affect any individual, group or entity or (3) in violation of the intellectual property rights or other rights of any person. Although this policy is designed to promote the security, reliability and privacy of GlobalCenter's systems and network, there is no assurance that its policy will accomplish this goal or shield the GlobalCenter group from liability under the Digital Millennium Copyright Act.

  Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, violations of privacy and consumer protection laws or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending.

  Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. For example, the Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act or the Child Online Protection Act could subject GlobalCenter and/or its customers to potential liability, which in turn could harm its business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for GlobalCenter's services, increase the GlobalCenter group's cost of doing business or in some other manner harm its business.

  Due to the increasing popularity and use of the Internet, it is likely a number of additional laws and regulations may be adopted at the federal, state and local levels in the United States and internationally with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. For example, the European Union recently enacted privacy regulations. The United States Congress has recently considered enacting Internet laws regarding privacy, copyrights taxation and the transmission of sexually explicit materials. The Federal Trade Commission has recently commenced investigations of the practices of certain Internet companies relating to privacy and consumer protection laws. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for GlobalCenter's services or increase the cost of doing business or in some other manner harm its business. In addition, applicability to the Internet of existing laws governing areas such as property ownership, copyrights and other intellectual property issues, taxation, libel, on-line contract enforcement, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

  Global Crossing's network and its expansion plans are subject to regulation in the United States and internationally. See Global Crossing's Annual Report on Form 10-K for the year ended December 31, 1999 which is incorporated in this prospectus by reference.

Employees

  As of April 7, 2000, the GlobalCenter group employed approximately 580 full-time employees. None of its employees is covered by a collective bargaining agreement. The GlobalCenter group believes that its employee relations are good.

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

Properties

  The GlobalCenter group's executive offices are located in Sunnyvale, California and consist of approximately 54,000 square feet that are leased pursuant to an agreement that expires in July 2005. Space leased for data centers covers an aggregate of more than 1,400,000 gross square feet. The GlobalCenter group's currently operational data centers cover an aggregate of approximately 300,000 gross square feet. The GlobalCenter group leases facilities in the following cities:

   City and State                                             Lease Expiration
   --------------                                             ----------------
   Anaheim, California............................               April 2009
   Chicago, Illinois*.............................             November 2009
   Frankfurt, Germany*............................              October 2020
   Herndon, Virginia, Sales Office................               June 2006
   Herndon, Virginia*.............................              January 2015
   Herndon, Virginia..............................               March 2009
   Irvine, California, Sales Office...............                May 2003
   London, England*...............................              October 2014
   London, England ...............................              October 2014
   London, England, Sales Office..................             December 2009
   Melbourne, Australia...........................              October 2001
   Mountain View, California......................              October 2002
   Munich, Germany*...............................               July 2019
   New York, New York.............................              August 2008
   New York, New York.............................              August 2014
   New York, New York, Sales Office...............             December 2009
   New York, New York*............................               April 2016
   Paris, France, Sales Office....................               July 2009
   Paris, France*.................................             September 2012
   Sunnyvale, California..........................             November 2001
   Sunnyvale, California..........................             November 2011
   Sunnyvale, California..........................              August 2008
   Sunnyvale, California*.........................               March 2015
   Sydney, Australia*.............................             November 2009
   Waltham, Massachusetts*........................               March 2018

--------
* GlobalCenter's data centers in these locations are under development and are not yet operational.

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

                 RELATIONSHIP BETWEEN THE GLOBAL CROSSING GROUP
                           AND THE GLOBALCENTER GROUP

  Our board of directors has adopted a policy statement regarding GlobalCenter group and Global Crossing group matters. We have summarized below the material provisions of the policy statement. The description below is a summary and is qualified in its entirety by reference to the policy statement. We encourage you to read the policy statement which is attached to this proxy statement as Annex III.

General policy

  The policy statement of Global Crossing Ltd. provides that all material matters as to which the holders of Global Crossing group stock and GlobalCenter group stock may have potentially divergent interests will be resolved in a manner that our board of directors or its capital stock committee determines to be in the best interests of Global Crossing, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of Global Crossing. Under the policy statement, a process of fair dealing will govern the relationship and the means by which the terms of any material transaction between the groups will be determined, pursuant to which matters will be resolved in an equitable and impartial manner.

Amendment and modification of policy

  Our board of directors may, without the approval of our shareholders, at any time and from time to time, amend, modify or rescind the policies set forth in our policy statement, including any resolution implementing the provisions of the policy statement. Our board of directors also may, without the approval of our shareholders, adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties.

Role of capital stock committee

  Our policy statement provides that a capital stock committee comprised of three independent directors will exercise the powers, authority and responsibilities that our board of directors delegates to it with respect to the GlobalCenter group stock and Global Crossing group stock. Our board of directors will initially authorize the capital stock committee to (1) interpret, make determinations under, and oversee the implementation of these policies, (2) adopt additional general policies governing the relationship between the Global Crossing group and the GlobalCenter group, and (3) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties. In making determinations in connection with these policies, the members of our board of directors and its capital stock committee will act in a manner consistent with their fiduciary duty to consider whether a proposed action is for the overall benefit of Global Crossing Ltd. pursuant to legal guidance concerning these fiduciary obligations under applicable law.

Corporate opportunities

  Our policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the GlobalCenter group and Global Crossing group, in whole or in part, in a manner it considers to be in the best interests of Global Crossing as contemplated by the other provisions of the policy statement. To the extent that a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, it will be allocated by our board of directors in its business judgment or in accordance with procedures adopted by it from time to time to ensure that decisions will be made in the best interests of Global Crossing. Any such allocation may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

Relationships between groups

  Our policy statement provides that we will seek to manage the GlobalCenter group and the Global Crossing group in a manner designed to maximize the operations, unique assets and values of both groups, and with complementary deployments of personnel, capital and facilities.

 Exclusive Provision of Services

  The Global Crossing group will be the exclusive provider of GBLX Services to the GlobalCenter group. As such, the Global Crossing group will have the exclusive right to provide GBLX Services and related products and services to the GlobalCenter group.

  Under the policy statement, "GBLX Services" is defined as:

  .  Internet Protocol transit service,

  .  dedicated Internet access,

  .  dial Internet access,

  .  IP virtual private networks, and

  . IP exchange services--conditioned space for Global Crossing customers' routers for interconnection with Global Crossing and other provider networks.

  The GlobalCenter group will be the exclusive provider of GCTR Services to the Global Crossing group. As such, the GlobalCenter group will have the exclusive right to provide GCTR Services and related products and services to the Global Crossing group.

  Under the policy statement, "GCTR Services" is defined as:

  . complex web hosting--data centers conditioned space and related services,

  . data center professional services--consulting, engineering, and other technology support services,

  .  data center equipment hardware and software sales and support,

  . value added services to support hosting and distribution, including but not limited to storage-on-demand; database; security; consulting services; disaster recovery; application hosting; monitoring; staging, sparing and laboratory test services; and managed services.

 Network and Service Management

  Network and Services Management Committee. A committee of three senior executives from each group will be formed to provide management and direction designed to fully implement the policy with respect to the various services to be provided by one group to the other. In particular, the network and services management committee will review and agree on data center bandwidth requirements by location and volume, review and agree on network expansion plans as required to support the data centers and establish service level targets for the data center connections and track performance against those targets.

  Service Level Agreement. Each group will guarantee a level of service for the services it provides to the other group that meets the standards committed to by the other group to its customers and which have been approved by the network and services management committee.

  Monitoring. The GlobalCenter group will have the right to monitor from its data centers the related portion of the Global Crossing IP network that the GlobalCenter group relies upon to provide services to its

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

customers as part of an integrated service offering. The monitoring rights will give the GlobalCenter group the capability to view and monitor the end-to-end service in the same manner that the Global Crossing group views the network. As determined by the network and services management committee, the GlobalCenter group will either become one of or have the same monitoring capabilities as one of the Global Crossing network operations centers.

 The Terms of Inter-group Transactions

  All material transactions between the Global Crossing group and the GlobalCenter group which are determined by Global Crossing Ltd.'s board of directors to be in the ordinary course of business, including those described above in "Preferred Provision of Services," are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings with unrelated third parties, taking into account a number of factors, including quality, availability, volume and pricing. In particular, the pricing for the access to its network provided by the Global Crossing group to the GlobalCenter group will be preferred market-based pricing, taking into account volume, term, and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group.

 Marketing of Services

  As a general matter, each group will continue to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own selected sales channels. In addition, each group will cooperate with the other in providing the use of their respective sales channels to offer their respective services. Each group will operate in a manner that takes into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the two groups.

 Transfers of Other Assets and Liabilities

  Our board of directors may, at any time and without shareholder approval, reallocate assets (including cash) and liabilities between the Global Crossing group and the GlobalCenter group in addition to transfers resulting from commercial transactions which Global Crossing Ltd.'s board of directors determines to be in the ordinary course of business of the groups described above in "Terms of Inter-group Transactions." Any reallocation of assets and liabilities between the groups not in the ordinary course of their respective businesses will be effected by:

  . the reallocation by the transferee group to the transferor group of other assets or consideration or liabilities;

  . the creation of inter-group debt owed by the transferee group to the transferor group;

  . the reduction of inter-group debt owed by the transferor group to the transferee group;

  . the creation of, or an increase in, the number of shares of stock of the transferor group reserved for issuance for the benefit of the transferee group or to the holders of stock of the transferee group;

  . the reduction of in the number of shares of stock of any group reserved for issuance for the benefit of another group or to the holders of the stock of that group; or

  .  a combination of any of the above factors;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group and, in the case of the creation of or an increase or decrease the number of shares of stock of any group reserved for issuance for the benefit of another group or to the holders of stock of that group, in accordance with the provisions of the Certificate of Designations. For these purposes, the fair value of the assets or liabilities transferred will be determined by the board of directors of Global Crossing Ltd. in its sole discretion. Our board of directors will approve any creation of, or increase or decrease in, the number of shares of stock of the transferee group reserved for issuance for the benefit of the transferor group or to the holders of stock of the transferor group.

 Financing Arrangements

  Loans from the Global Crossing group or the GlobalCenter group to the other group will be made at the weighted average interest rate of our consolidated indebtedness and on such other terms and conditions as our board of directors or its capital stock committee determines to be in the best interests of Global Crossing. Any fees incurred in connection with debt incurred for a particular group will be allocated to the borrowing group. As of March 31, 2000, the weighted average interest rate of the consolidated indebtedness of Global Crossing Ltd. was approximately 12%.

 Intellectual Property

  We will manage on a centralized basis our intellectual property attributed to the groups, except that the GlobalCenter group will manage the intellectual property attributed to it that is owned by the companies in the GlobalCenter group.

  Each group will have the right to use the intellectual property attributed to the other group for appropriate business activities on appropriate terms.

  Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the group that paid to develop the intellectual property sold or licensed. If the intellectual property being sold or licensed was jointly developed by the groups and the groups agree to allocate fees obtained in proportion to the development costs incurred by each group, then any fees obtained through the sale or licensing will be so allocated. If such intellectual property was not predominantly developed by any one group or was jointly developed by the groups but the groups do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through such sale or licensing will be allocated using the same general allocation as overhead expenses, as described below in "Financial Reporting; Allocation Matters."

Dividend policy

  Our policy statement provides that, subject to the limitations set forth in the Certificate of Designations, any preferential rights of any series of preferred stock of Global Crossing Ltd., and to the limitations of applicable law, holders of shares of Global Crossing group stock or GlobalCenter group stock will be entitled to receive dividends on their respective stock when, as and if authorized and declared by our board of directors.

  The payment of dividends on either class of common stock will be a business decision to be made by our board of directors from time to time based upon the results of operations, financial condition and capital requirements of the relevant group and such other factors as the board of directors considers relevant. Payment of dividends may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Because both groups are expected to require significant capital commitments to finance their respective operations and fund future growth, we do not expect to pay any dividends on either class of common stock for the foreseeable future.

Financial reporting; allocation matters

 Financial Reporting

  Our policy statement provides that we will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of Global Crossing Ltd. and combined financial statements of each of the Global Crossing group and the GlobalCenter group for so long as the related class of common stock is outstanding. The combined financial statements of each group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

 Shared Corporate Services

  A portion of our shared corporate services (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning, investor relations and corporate technology) will be allocated to the Global Crossing group and the GlobalCenter group based upon specific identification of such services used by that group. Where determinations based on use alone are impracticable, other methods and criteria will be used that management believes are fair and provide a reasonable estimate of the cost attributable to the groups.

GlobalCenter Inc. board of directors

  Our policy statement provides that the board of directors of GlobalCenter Inc. will at all times be composed of six directors appointed by the board of directors of Global Crossing and five directors appointed by the board of directors of Global Crossing upon the nomination by the Chief Executive Officer of GlobalCenter Inc. The members of GlobalCenter Inc.'s board of directors will have a fiduciary duty to consider whether a proposed action is in the best interests of Global Crossing and will not have a separate fiduciary duty to holders of GlobalCenter group stock. The board of directors of GlobalCenter Inc. will have the authority to:

  . appoint officers of GlobalCenter Inc., who will manage the GlobalCenter group;

  .  approve the budget of the GlobalCenter group;

  . approve any acquisitions of businesses that are attributed to the GlobalCenter group;

  . approve the incurrence of indebtedness at GlobalCenter Inc. of up to 25% of the market capitalization of GlobalCenter group stock; and

  . approve the issuance of capital stock of GlobalCenter Inc. or the issuance of GlobalCenter group stock by Global Crossing Ltd.

With respect to the last three items, the board of directors of GlobalCenter Inc. will only have such authority to the extent that such actions would not have any adverse effect on Global Crossing.

Tax sharing agreement

  Prior to the issuance of shares of GlobalCenter group stock, the allocation of tax liabilities between GlobalCenter Inc. and Global Crossing North America Inc., formerly Frontier Corporation, the Global Crossing Ltd. subsidiary that files a consolidated tax return in the United States with GlobalCenter Inc., will be made in accordance with the intercompany tax policy of Global Crossing North America. In general, this policy requires that taxes payable by each company be computed on a pro-rata basis. However, under the policy, tax benefits derived by the Global Crossing North America consolidated group arising from the use by the group of a member's tax attributes (such as net operating losses) are allocated to the member whose attributes generated such benefits. Thus, for example, if GlobalCenter Inc. were to incur a net operating loss that reduced the consolidated group's taxable income, GlobalCenter Inc. would receive the benefit of such reduction.

  On the effective date of the offering, Global Crossing North America and GlobalCenter Inc. will enter into a formal tax sharing agreement that provides for a pro-rata allocation of tax liabilities among members of the Global Crossing North America consolidated group. Under the new agreement, for tax periods during which GlobalCenter Inc. and its subsidiaries are included in any consolidated federal income tax return or any comparable state, local, and foreign or franchise income tax return filed by Global Crossing North America (collectively, the "Consolidated Returns"), the tax sharing agreement will require GlobalCenter Inc. to pay to Global Crossing North America any taxes that Global Crossing North America and its subsidiaries (other than GlobalCenter Inc. and its subsidiaries) were required to pay, and any tax benefits that they did not receive as a result of GlobalCenter Inc. and its subsidiaries being included in the Consolidated Returns. The tax sharing agreement will also require Global Crossing North America to pay to GlobalCenter Inc. any taxes that Global Crossing North America and its subsidiaries (other than GlobalCenter Inc. and its subsidiaries) would have been required to pay, and any tax benefits that they would not have received, had GlobalCenter Inc. or any of its subsidiaries not been included in the Consolidated Returns.

  Under the tax sharing agreement, Global Crossing North America will have the sole and exclusive responsibility for (i) preparing all Consolidated Returns;
(ii) representing GlobalCenter Inc. and its subsidiaries in any tax audit or tax contest relating to the Consolidated Returns; and (iii) engaging outside tax counsel or other tax advisors in connection with such tax audits or tax contests. GlobalCenter Inc. will reimburse Global Crossing North America for its share of reasonable expenses that are incurred by Global Crossing North America in connection with such tax audits or tax contests.

  Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between GlobalCenter Inc. and Global Crossing North America, during the period in which GlobalCenter Inc. and its subsidiaries are included in the federal income tax consolidated returns filed by Global Crossing North America, GlobalCenter Inc. could be liable in the event that any federal income tax liability is incurred, but not discharged, by any other entity included in those returns. Global Crossing North America is required, under the terms of the tax sharing agreement, to indemnify GlobalCenter Inc. for any tax liability of Global Crossing North America or its subsidiaries that GlobalCenter Inc. must pay to a taxing authority, except to the extent that such tax liability is attributable to GlobalCenter Inc. and GlobalCenter Inc. has not yet made a corresponding tax sharing payment to Global Crossing North America.

  The foregoing discussion assumes that GlobalCenter Inc. and its subsidiaries are members of the same affiliated, consolidated, combined or unitary group as Global Crossing North America for the relevant federal, state or local income tax purposes. It is possible, however, that the Internal Revenue Service may assert that GlobalCenter group stock is not stock of Global Crossing, in which case this assumption will not be true if the GlobalCenter group stock that is held by persons other than Global Crossing is deemed to represent more than 20% of the GlobalCenter group stock. Although we believe that it is unlikely that the Internal Revenue Service would prevail on that view, no assurance can be given in that regard.

                THE GLOBALCENTER STOCK INCENTIVE PLAN PROPOSALS

  On April 12, 2000, the Global Crossing board of directors unanimously adopted resolutions to adopt both the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan. The Global Crossing board of directors is asking shareholders to similarly adopt resolutions relating to these stock incentive plans, which are included in Annex I to this proxy statement.

Management stock plan

  The GlobalCenter Management Stock Plan, which we refer to as the "Management Stock Plan," was approved by the Global Crossing Compensation Committee on March 2, 2000 and by the Global Crossing board of directors on April 12, 2000. The board of directors adopted the Management Stock Plan to enable the GlobalCenter group to attract and retain directors, employees and service providers and enable such persons to align their interests with the interests of the holders of GlobalCenter group stock.

  The following is a brief description of the material features of the Management Stock Plan. You should read the full text of the Management Stock Plan, which has been included as Annex IV to this proxy statement.

  Awards. The terms of the Management Stock Plan provide for grants of stock options to purchase shares of GlobalCenter group stock and grants restricted shares of GlobalCenter group stock. Options granted under the Management Stock Plan may be "incentive stock options" under the Internal Revenue Code or nonstatutory stock options.

  Shares Subject to the Management Stock Plan and Annual Per-Person Limits.

  Under the Management Stock Plan, the total number of shares of GlobalCenter group stock that may be subject to outstanding options or restricted stock grants shall not exceed 27,470,588, subject to adjustment, as described below.

  In addition, the Management Stock Plan imposes individual limits on the amount of awards. Under these limits, during any fiscal year the number of shares of GlobalCenter group stock subject to options and restricted stock granted to any one participant under the Management Stock Plan shall not exceed 15,500,000 shares, subject to adjustment in certain circumstances, as described below.

  The Global Crossing compensation committee will make appropriate and equitable adjustments as it deems necessary to the number of shares and type of securities subject to the aggregate share limitations and annual limitations under the Management Stock Plan and subject to outstanding awards, including adjustments to exercise prices and number of shares subject to options, in the event that a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination or share exchange, or other similar corporate transaction or event affects GlobalCenter group stock.

  Eligibility. Key employees and directors of GlobalCenter Inc. and service providers to GlobalCenter Inc., its parent and affiliates are eligible to be granted awards under the Management Stock Plan.

  Administration. The Management Stock Plan is administered by the Global Crossing compensation committee. Subject to the terms and conditions of the Management Stock Plan, the compensation committee is authorized to interpret the Management Stock Plan, construe terms, adopt rules and regulations and make all determinations under the Management Stock Plan.

  Terms of Stock Options. The exercise price per share subject to an option is determined by the compensation committee. All terms regarding each option are fixed by the compensation committee in an award agreement, except that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or through a "same-day" sale arranged with a broker.

  Terms of Restricted Stock Awards. The compensation committee generally determines the terms applicable to each restricted stock award in an award agreement.

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

  Outstanding Awards. As of the completion of the proposed public offering, nonstatutory stock options to purchase 26,234,412 shares of GlobalCenter group stock will have been granted. No incentive stock options or shares of restricted stock have been awarded under the Management Stock Plan.

  Effectiveness. The Management Stock Plan became effective as of January 7, 2000. However, if the plan is not approved by shareholders at the special meeting, the Management Stock Plan and all outstanding stock options or grants of restricted shares will terminate. In that event, our board of directors will consider other alternatives for compensating the participants in the plan.

2000 Stock Plan

  The board of directors of Global Crossing adopted the GlobalCenter 2000 Stock Plan, which we refer to as the "2000 Stock Plan," on April 12, 2000. The board of directors adopted the 2000 Stock Plan to enable the GlobalCenter group to attract and retain employees and service providers and enable such persons to align their interests with the interests of the holders of GlobalCenter group stock. The 2000 Stock Plan will become effective upon the consummation of proposed public offering of GlobalCenter group stock.

  The following is a brief description of the material features of the 2000 Stock Plan. You should read the full text of the 2000 Stock Plan, which has been included as Annex V to this proxy statement.

  Awards. The terms of the 2000 Stock Plan provide for grants of stock options to purchase shares of GlobalCenter group stock, stock appreciation rights and other stock-based awards. Options granted under the 2000 Stock Plan may be "incentive stock options" under the Internal Revenue Code or nonstatutory stock options.

 Shares Subject to the 2000 Stock Plan and Annual Per-Person Limits

  Under the 2000 Stock Plan, the total number of shares of GlobalCenter group stock that may be subject to awards shall not exceed 13,735,294 shares of GlobalCenter group stock, subject to adjustment, as described below.

  In addition, the 2000 Stock Plan imposes individual limits on the amount of awards. Under these limits, during any calendar year the number of shares of GlobalCenter group stock subject to awards that may be granted to any one participant under the 2000 Stock Plan shall not exceed 15,500,000 shares of GlobalCenter group stock, subject to adjustment in some circumstances, as described below.

  The Global Crossing board of directors will adjust the number of shares and type of securities subject to the aggregate share limitations and annual limitations under the 2000 Stock Plan and subject to outstanding awards, including adjustments to exercise prices and number of shares subject to options and stock appreciation rights, in the event that a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination or share exchange, or other similar corporate transaction or event affects GlobalCenter group stock.

  Eligibility. Individuals selected by the board of directors of Global Crossing are eligible to be granted awards under the 2000 Stock Plan.

  Administration. The 2000 Stock Plan is administered by the Global Crossing board of directors. Subject to the terms and conditions of the 2000 Stock Plan, the board of directors is authorized to interpret the 2000 Stock Plan, construe terms, adopt rules and regulations and make all determinations under the 2000 Stock Plan.

  Terms of Stock Options. The exercise price per share subject to an option is determined by the Global Crossing board of directors. All terms regarding each option are fixed by the Global Crossing board of directors in an award agreement, except that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, by delivering shares of previously acquired GlobalCenter group stock or by having such shares withheld, or, after a "qualified public offering," through a "same-day" sale arranged with a broker.

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

  Terms of Other Awards. The board of directors generally determines the terms applicable to stock appreciation rights, and other stock-based awards in each award agreement.

  Effectiveness. The 2000 Plan will become effective as of the date that GlobalCenter group stock is initially offered to the public. If the plan is not approved by shareholders at the special meeting, our board of directors will consider other alternatives for compensating the participants in the plan.

Federal Income Tax Implications of the Management Stock Plan and the 2000 Plan

  The following is a summary of certain United States federal income tax rules with respect to the Management Stock Plan and the 2000 Plan and the awards granted thereunder. This summary is not intended to be a complete description of all possible tax consequences of the Management Stock Plan and the 2000 Plan and the awards, and each participant should consult his or her own tax advisor concerning the federal, state, local and other tax implications of the Management Stock Plan and the 2000 Plan and of the awards granted thereunder. Moreover, as the following discussion is limited to United States federal income tax matters, any such individuals who are subject to taxation by other jurisdictions, foreign or domestic, should consult their tax advisors with respect to the applicable tax laws of such other jurisdictions.

  Incentive Stock Options ("ISO"s). Under current law, a participant will not realize taxable income upon either the grant or the exercise of an ISO, and his or her employer will not receive an income tax deduction at either time. If the participant does not sell the shares acquired by exercising an ISO within either

  .  two years after the date he or she was granted the underlying ISO, or

  .  one year after the date he or she exercised the underlying ISO,

a subsequent sale will be taxed as long-term capital gain or loss. If, within either of the above periods, the participant disposes of the shares acquired by exercising the ISO, the participant generally will realize as ordinary income an amount equal to the lesser of

  .  the gain he or she realized on such disposition, or

  . the excess of the fair market value of the shares on the date of exercise over the exercise price.

In such event, the participant's employer generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income, subject to compliance with Section 162(m) of the Internal Revenue Code (the "Code"). Any gain in excess of such amount that the participant realizes as ordinary income will be taxed as a short-term or long-term capital gain (depending on the holding period).

  Nonqualified Stock Options ("NQSO"s). Under current law, a participant will not realize taxable income upon the grant of a NQSO and the participant's employer will not receive an income tax deduction at such time. When the participant exercises a NQSO, he or she will generally realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. When the participant sells the shares he or she will recognize short-term or long-term capital gain depending upon how long the shares were held. The participant's employer generally is allowed an income tax deduction equal to the amount the participant recognized as ordinary income, subject, where applicable, to compliance with Section 162(m) of the Code.

  Stock appreciation rights. Amounts received upon the exercise of a stock appreciation right are taxed at ordinary rates when received. Global Crossing is generally allowed an income tax deduction equal to the amount recognized as ordinary income by the participant.

  Restricted Stock and Other Stock-Based Awards. Restricted stock and other stock-based Awards are ordinarily taxed at ordinary rates when received. However, if the Award is subject to a substantial risk of forfeiture, it generally will not be taxed until the substantial risk of forfeiture lapses or until the participant makes an election under Section 83(b) of the Code. The participant's employer generally is allowed an income tax deduction equal to the amount recognized as ordinary income.

                     GLOBAL CROSSING EXECUTIVE COMPENSATION

 Compensation committee report

  Compensation Philosophy

  Our compensation philosophy is to relate the compensation of Global Crossing's executive officers to measures of company performance that contribute to increased value for Global Crossing's shareholders.

  To assure that compensation policies are appropriately aligned with the value Global Crossing creates for shareholders, our compensation philosophy for executive officers takes into account the following goals:

  .  enhancing shareholder value;

  . representing a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate;

  . relating incentive-based compensation to the performance of each executive officer, as measured by financial and strategic performance goals; and

  .  enabling Global Crossing to attract and retain top quality management.

  The Compensation Committee of the Global Crossing board of directors, which we will refer to as the "Committee," periodically reviews the components of compensation for Global Crossing's executive officers on the basis of this philosophy and periodically evaluates the competitiveness of its executive officer compensation program relative to comparable companies. When the Committee determines that executive officer compensation adjustments or bonus awards are necessary or appropriate, it makes such modifications as it deems appropriate. However, the board of directors has sole authority to modify the compensation of the Chairman, the Co-Chairman and the Chief Executive Officer ("CEO"), although the Committee makes recommendations to the board in this regard.

  Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of certain annual compensation payments in excess of $1 million to a company's executive officers. It is the objective of the Committee to administer compensation plans in compliance with the provisions of Section 162(m) where feasible and where consistent with our compensation philosophy as stated above. In that connection, at the 2000 Annual General Meeting of Shareholders, we intend to recommend the adoption of an annual bonus plan meeting the requirements of Section 162(m). We already have in place a stock incentive plan pursuant to which stock-based incentives may be awarded in compliance with
Section 162(m).

  Executive Compensation Components

  The major components of compensation for executive officers, including the CEO, are base salary, annual bonuses and stock option grants. Each component of the total executive officer compensation package emphasizes a different aspect of our compensation philosophy.

  . Base salary. Base salaries for executive officers are initially set upon hiring by the Committee (or, in the case of the Chairman, the Co-Chairman and the CEO, by the board of directors upon the Committee's recommendation) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations and other objective and subjective factors. Increases to base salary are also determined by the Committee or the board of directors, as applicable. Increases are determined primarily on an evaluation of competitive data, the individual's performance and contribution to Global Crossing, and Global Crossing's overall performance. Base salaries are periodically reviewed by the Committee.

  . Target annual bonuses. We rely to a large degree on annual bonus compensation to attract, retain and reward executives of outstanding abilities and to motivate them to perform to the full extent of their abilities. Target bonuses for executive officers, including the CEO, are determined on the basis of competitive bonus levels, level of responsibility, ability to influence results on a corporate or business unit level and, on occasion, subjective factors. Target annual bonuses for the Chairman, the Co-Chairman and the CEO are determined by the board of directors upon recommendation by the Committee. Target annual bonuses for other executive officers are determined by the Committee.

  . Stock option grants. The only current long-term incentive opportunity for executive officers, including the CEO, is the award of stock option grants under the 1998 Global Crossing Ltd. Stock Incentive Plan. In contrast to bonuses that are paid for prior year accomplishments, stock option grants represent incentives tied to future stock appreciation. They are intended to provide executive officers with a direct incentive to enhance shareholder value. Options generally vest over a three-year period with a maximum term of ten years. Option grants are awarded at the discretion of the Committee primarily based on an evaluation of competitive data and the anticipated contribution that the executive officer will make to Global Crossing.

  The Committee conducts annually a full review of the performance of Global Crossing and its executive officers in assessing compensation levels. The Committee considers various qualitative and quantitative indicators of both Global Crossing and the individual performance of its executive officers. This review evaluates Global Crossing's performance both on a shortand long-term basis. The Committee may consider such quantitative measures as total shareholder return, return on shareholder's equity, return on capital employed, revenue growth, and growth in Adjusted EBITDA and other measures of profitability. The Committee may also consider qualitative measures such as leadership, experience, strategic direction and overall contribution to Global Crossing.

  In addition, the Committee evaluates compensation in light of the compensation practices of other companies in the telecommunications industry and peer group companies as may be determined by the Committee. These companies are used as a reference standard for establishing levels of base salary, bonus and stock options. For 1999, executive officer compensation was targeted at the 75th percentile relative to peer group companies in the telecom industry.

 2000 executive compensation review

  Based on the factors set forth above, the Committee approved (or, in the case of the Chairman, Co-Chairman and CEO, recommended that the board of directors approve) salary increases and 1999 bonus awards for all executive officers. In addition, the Committee approved approximately 11,000,000 additional stock option grants to executive officers during 1999.

  Robert Annunziata was appointed CEO in February 1999. Jack Scanlon held the position of CEO from the beginning of 1999 through February 1999. In determining salary increases and 1999 bonus awards for Messrs. Annunziata and Scanlon, the Committee reviewed the performance of Global Crossing against its goals. During 1999, annual revenue increased from $420 million to $1.7 billion as a result of internal growth and acquisitions completed during the year. Global Crossing's market capitalization grew from $10 billion to $43 billion or 330%. In addition, Mr. Annunziata was a key member of the team that completed the successful merger with Frontier Corporation, and the acquisitions of Racal Telecom and Global Marine Systems.

                                          THE COMPENSATION COMMITTEE
                                          James F. McDonald, Chairman
                                          Geoffrey J.W. Kent
                                          Douglas McCorkindale

Summary compensation table

  The table below sets forth information concerning compensation paid to certain executive officers during the last fiscal year.

                                    Annual Compensation                        Long Term Compensation
                         ----------------------------------------- -----------------------------------------------
                                                        Other      Restricted  Securities
                                                       Annual        Stock     Underlying   LTIP      All Other
                         Year  Salary   Bonus(1)   Compensation(2)  Award(s)  Options/SARs Payouts Compensation(3)
                         ---- -------- ----------- --------------- ---------- ------------ ------- ---------------
Gary Winnick............ 1999 $169,615 $   785,000    $ 94,097         --            --       --           --
 Chairman
Robert Annunziata*...... 1999  464,679  11,000,000         --          --      7,500,000      --           --
 Former Chief
   Executive Officer
Jack M. Scanlon*........ 1999  622,500     504,000         --          --            --       --      $  5,000
 Vice Chairman, Asia     1998  450,000     480,000    $213,569         --      3,600,000      --           --
  Global Crossing
Thomas J. Casey......... 1999  925,000     625,000         --          --      1,600,000      --           --
 Vice Chairman           1998  266,667     533,333         --          --      2,000,000      --           --
John A. Scarpati........ 1999   36,217   2,000,000         --          --      1,000,000      --       222,222
 Chief Administrative
  Officer
William B. Carter....... 1999  622,500     395,000         --          --            --       --         5,000
 President, Global       1998  600,000   1,050,000         --          --      3,000,000      --      $  5,000
 Crossing Development    1997 $200,000 $   750,000         --          --            --       --           --
 Co.; Chief Executive
 Officer, Global Marine
 Systems

--------
 * Mr. Annunziata became Chief Executive Officer in February 1999 and Mr. Scanlon resigned the position in February 1999. Mr. Scanlon is still one of the four most highly compensated officers of Global Crossing other than the CEO.
(1) The amounts in this column represent annual bonuses, except that Mr. Annunziata's amount reflects a $10,000,000 signing bonus and a $1,000,000 annual bonus; and Mr. Scarpati's amount reflects a $2,000,000 signing bonus.
(2) Mr. Winnick received imputed income for the personal use of corporate aircraft in 1999.
(3) Messrs. Scanlon and Carter received matching company contributions on their 401(k) plan deferrals. Mr. Scarpati is to receive an $8,000,000 bonus upon the completion of 3 years of service, of which 1/36th was accrued in 1999.

Certain compensation arrangements

  The 1998 Global Crossing Ltd. Stock Incentive Plan (the "1998 Plan") provides that, unless otherwise provided in the specific award agreement, upon a "change in control," certain awards granted under the 1998 Plan may, in the sole discretion of the Committee, be deemed to vest immediately. The award agreements generally provide for accelerated vesting upon a change in control. "Change in control" is defined under the 1998 Plan in general as the occurrence of any of the following: (1) any person or entity, other than certain of our affiliates, becomes the "beneficial owner," as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of securities of Global Crossing representing 30% or more of the combined voting power of our then outstanding securities; (2) during any period of 24 months, individuals who at the beginning of such period constituted the board of directors and any new director (other than any directors who meet certain exceptions specified in the 1998 Plan) whose election was approved in advance by a vote of at least two-thirds of the directors then still in office cease for any reason to constitute at least a majority of the board; (3) our shareholders approve any transaction pursuant to which Global Crossing is merged or consolidated with any other company, other than a merger or consolidation which would result in our shareholders immediately prior thereto continuing to own more than 65% of the combined voting power of the voting securities of the surviving entity outstanding after such transaction; or (4) our shareholders approve a plan of complete liquidation of Global Crossing or an agreement for the sale or disposition by Global Crossing of all or substantially all of our assets, other than the liquidation of Global Crossing into a wholly owned subsidiary.

  In January 2000, the board of directors authorized Global Crossing to enter into change in control agreements with our executive officers and certain of our other key executives. These agreements provide for certain benefits upon actual or constructive termination of employment in the event of a "Change in Control" (as defined below). With respect to any of the executive officers named in the Summary Compensation Table above, if, within 24 months of the month in which a Change in Control occurs, his employment is terminated by us (other than for cause or by reason of death or disability), or he terminates employment for "good reason" (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), he shall be entitled to receive (1) a lump sum payment equal to three times the sum of his annual base salary plus guideline bonus opportunity (reduced by any cash severance benefit otherwise paid to the executive under any applicable severance plan or other severance arrangement), (2) a prorated annual target bonus for the year in which the Change in Control occurs, (3) continuation of his life and health insurance coverages for three years and (4) payment of any excise taxes due in respect of the foregoing benefits and of any other payments made to the executive as a result of the Change in Control. The term of each of these agreements will continue through December 31, 2001, after which it will be automatically extended for additional one-year terms subject to termination by either party on one year's prior notice. There is an automatic 24-month extension following any Change in Control. A Change in Control generally is deemed to occur if: (1) any person or entity, other than certain of our affiliates, becomes the "beneficial owner" of securities of Global Crossing representing 20% or more of the combined voting power of our then outstanding securities; (2) during any period of 24 months, individuals who at the beginning of such period constituted the board of directors and any new director (other than any directors who meet certain exceptions specified in the change in control agreement) whose election was approved in advance by a vote of at least two-thirds of the directors then still in office cease for any reason to constitute at least a majority of the board; (3) any transaction is consummated pursuant to which Global Crossing is merged or consolidated with any other company, other than a merger or consolidation which would result in our shareholders immediately prior thereto continuing to own more than 65% of the combined voting power of the voting securities of the surviving entity outstanding after such transaction; or (4) Global Crossing is completely liquidated or we sell or dispose of all or substantially all of our assets, other than the liquidation of Global Crossing into a wholly owned subsidiary.

  In December 1999, we entered into an employment agreement with Leo J. Hindery, Jr. providing for Mr. Hindery's employment as Chief Executive Officer of our GlobalCenter subsidiary for an initial term of three years. The employment agreement provided for a base annual salary of not less than $500,000 and a guaranteed bonus of not less than $500,000. Mr. Hindery also received stock options to purchase 500,000 shares of Global Crossing common stock at an exercise price of $45 per share. These stock options vest 34% on Mr. Hindery's first date of employment and the balance in 22% increments on each of the first, second and third anniversaries of such date. Pursuant to the employment agreement, Mr. Hindery is also entitled to receive stock options covering 5.5% of the common stock of our GlobalCenter subsidiary or of a tracking stock designed to reflect the performance of the GlobalCenter business. Such GlobalCenter stock options will have an aggregate exercise price of $110 million and will vest 34% immediately and the balance in 22% increments on each of the first, second and third anniversaries of Mr. Hindery's employment start date. In March 2000, Mr. Hindery's compensation arrangements were changed to reflect his new responsibilities as Chief Executive Officer of Global Crossing Ltd. At that time, Mr. Hindery's annual base salary was increased to $995,000 and he received an additional 2,000,000 Global Crossing Ltd. stock options at an exercise price of $54.375 per share, such options to vest ratably over three years. Upon a "change in control" or upon the actual or constructive discharge of Mr. Hindery without "cause" (as defined in Mr. Hindery's agreement), all of his options will immediately vest in full, and Mr. Hindery will be entitled to receive a lump sum payment equal to the sum of his annual base salary and bonus through the end of the term of the agreement.

  In February 1999, we entered into an employment agreement with Robert Annunziata providing for Mr. Annunziata's employment as Chief Executive Officer of Global Crossing for an initial term of three years. The employment agreement provided for a base annual salary of not less than $500,000 and a target annual bonus of not less than $500,000. In addition, Mr. Annunziata was provided a $10 million signing bonus, subject to partial repayment in certain circumstances, as well as a $5 million fully recourse loan facility to be used to purchase shares of Global Crossing common stock to the extent Mr. Annunziata used a like amount of his own funds for such purpose. Mr. Annunziata did not elect to make use of this loan facility. Mr. Annunziata also received stock options to purchase 4,000,000 (after giving effect to the March 9, 1999 stock split) shares of Global Crossing common stock at a split-adjusted exercise price of $19.81 per share. These stock options were to vest in 25% increments starting on February 19, 1999 and on February 22 of each of the first three years of Mr. Annunziata's employment. Under the employment agreement, Mr. Annunziata was given the right, for a period of six months following the initial term of the agreement, to require Global Crossing to purchase from him any shares of Global Crossing common stock held by him as a result of the exercise of the 4,000,000 stock options at a purchase price equal to $49.625 per share. Pursuant to the employment agreement, Mr. Annunziata also received stock options to purchase an aggregate of 500,000 (post-split) shares of Global Crossing common stock, at a split-adjusted exercise price of $24.81 per share, all of which became vested on Mr. Annunziata's first day of employment. Upon Mr. Annunziata's resignation as CEO on March 2, 2000, all of Mr. Annunziata's then unvested stock options granted under the agreement became immediately vested and Mr. Annunziata became entitled to receive a lump sum payment equal to two times his then annual base salary and bonus.

  Global Crossing entered into an employment agreement, dated as of April 1, 1998, with Jack Scanlon, providing for Mr. Scanlon's employment as Global Crossing's Chief Executive Officer for an initial term of two years. The employment agreement provided for a base annual salary of not less than $600,000 and a guaranteed bonus of not less than $400,000. In addition, Mr. Scanlon was issued options to purchase a total of 3,600,000 (after adjusting for subsequent stock splits) shares of Global Crossing common stock at a split-adjusted exercise price of $0.835 per share. These options vest in 25% increments on Mr. Scanlon's first day of employment and on each of the first three anniversaries of that date. Upon a "change in control" of Global Crossing, as defined in the 1998 Plan, all of these options will immediately vest, and Mr. Scanlon will be entitled to terminate the agreement and receive a lump sum payment equal to two times his then annual base salary and bonus. Mr. Scanlon will also be entitled to such lump sum payment if he is actually or constructively discharged without "cause" (as defined in the agreement). Mr. Scanlon voluntarily resigned as Chief Executive Officer of Global Crossing in February 1999 to become Vice Chairman of Global Crossing. His employment agreement was extended for one additional year at that time but otherwise was left substantially unchanged.

  In September 1998, Mr. Thomas Casey was hired by Pacific Capital Group as its President. At such time, it was also agreed among Pacific Capital Group, Global Crossing and Mr. Casey that, in addition to Mr. Casey's role as President of Pacific Capital Group, Mr. Casey would also serve as Managing Director of Global Crossing. In connection with such employment, Mr. Casey received economic rights to 2,000,000 shares of Global Crossing common stock at an effective price of $2.00 per share. Such rights vest in 33% increments on the first day of Mr. Casey's employment and on each of the first and second anniversaries of the first day of Mr. Casey's employment. In connection with Mr. Casey's dual employment, Global Crossing and Pacific Capital Group established an arrangement whereby each entity would be responsible for a portion of Mr. Casey's salary and long-term compensation based upon the relative amount of time spent by Mr. Casey on matters pertaining to such entity. Initially, 80% of Mr. Casey's salary and long-term compensation was allocated to Global Crossing and 20% of such amounts was allocated to Pacific Capital Group, subject to adjustment and re-allocation on an annual basis. On March 18, 1999, in recognition of the time spent by Mr. Casey on Global Crossing matters to such date and his expected ongoing responsibilities with Global Crossing, the Global Crossing board of directors elected to assume Mr. Casey's employment agreement, including the full amount of Mr. Casey's salary and long-term compensation, with Mr. Casey serving full time in his role with Global Crossing as Managing Director and Vice Chairman of the board of directors.

  In December 1999, Global Crossing entered into an employment agreement with John A. Scarpati providing for Mr. Scarpati's employment as Chief Administrative Officer of Global Crossing for an initial term of three years. The employment agreement provides for a base salary of not less than $500,000 and a target annual bonus of 100% of his base annual salary. In addition, Mr. Scarpati was provided a $2 million signing bonus, subject to partial repayment in certain circumstances, as well as the right to an $8 million payment in the event he remains employed by Global Crossing for three years or is actually or constructively discharged without "cause" (as defined in the agreement). In connection with his employment, Mr. Scarpati received stock options to purchase 1,000,000 shares of Global Crossing common stock at an exercise price of $53 per share. These stock options vest in 25% increments on the date Mr. Scarpati commenced employment with Global Crossing and on each of the first three anniversaries thereof. Upon a "change in control" (as defined in the 1998 Plan) or upon the actual or constructive discharge of Mr. Scarpati without "cause" (as defined in the agreement), these options will immediately vest in full, and Mr. Scarpati will be entitled to terminate the agreement and receive a lump sum payment equal to the sum of his then annual base salary and bonus.

Compensation of outside directors

  Each director who is not an employee of Global Crossing receives cash compensation of $2,500 for each meeting of the board of directors attended and $1,500 for each attended meeting of a committee of the board of which he or she is a member. In addition, each non-employee chairman of a board committee also receives an annual retainer of $5,000. Each non-employee director commencing service on the board also receives options to purchase 120,000 shares of Global Crossing common stock at an exercise price equal to the fair market value of Global Crossing common stock on the date of grant. Each such option has a term of 10 years, becomes exercisable immediately with respect to the first 30,000 shares, and will become exercisable with respect to the remaining 90,000 shares in two equal installments on each of the first and second anniversaries of the date of grant, in each case so long as such director continues to be a director of Global Crossing on such date.

Option grants in last fiscal year

  The table below sets forth information concerning options granted to certain executive officers during the last fiscal year.

                                                                                       Potential Realizable Value At
                                                                                    Assorted Annual Rates of Stock Price
                                             Individual Grants                          Appreciation for Option Term
                        ----------------------------------------------------------- -------------------------------------
                        Number of   % of Total
                        Securities   Options                Market Price
                        Underlying  Granted to               of Common
                         Options   Employees in Exercise or   Stock on   Expiration
Name                     Granted   Fiscal Year  Base Price   Grant Date     Date        0%           5%          10%
----                    ---------- ------------ ----------- ------------ ---------- -----------  ----------- ------------
Gary Winnick...........       --        --            --          --          --            --           --           --
 Chairman
Robert Annunziata...... 4,000,000     11.16%      $19.813     $24.812     2/22/09   $19,996,000  $82,412,534 $178,171,752
 Former Chief Executive   500,000      1.40%       24.812      24.812     2/22/09           --     7,802,067   19,771,969
 Officer                3,000,000      8.37%       45.000      45.000     12/3/09           --    84,900,775  215,155,232
Jack M. Scanlon........       --        --            --          --          --            --           --           --
 Vice Chairman, Asia
  Global Crossing
Thomas J. Casey........   300,000      0.84%       61.375      61.375     5/16/09           --    11,579,522   29,344,783
 Vice Chairman            300,000      0.84%       25.000      25.000     9/24/09           --     4,716,710   11,953,068
                        1,000,000      2.79%       45.000      45.000     12/3/09           --    28,300,258   71,718,411
John A. Scarpati....... 1,000,000      2.79%      $53.000     $45.000     12/3/09   $(8,000,000) $20,300,258 $ 63,718,411
 Chief Administrative
  Officer
William B. Carter......       --        --            --          --          --            --           --           --
 President, Global
  Crossing Development
  Co.; Chief Executive
  Officer, Global
  Marine Systems

Aggregated option exercises in last fiscal year and fiscal year-end option values

  The table below sets forth information concerning exercises of stock options by certain executive officers during the last fiscal year and the fiscal year-end value of such executive officers' unexercised options.

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                                              Options           In-The-Money Options(2)
                                                     ------------------------- -------------------------
                         Shares Acquired    Value
          Name             On Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Gary Winnick............         --              --   1,200,000      600,000   $58,998,000 $ 29,499,000
 Chairman
Robert Annunziata.......      81,576     $ 2,243,340  1,500,000    6,000,000    42,781,000  105,561,000
 Former Chief Executive
  Officer
Jack M. Scanlon.........     345,680      12,525,410  1,334,560    1,800,000    65,613,642   88,497,000
 Vice Chairman, Asia
  Global Crossing
Thomas J. Casey.........         --              --   1,006,666    1,926,666    33,699,968   42,799,968
 Vice Chairman
John A. Scarpati........         --              --     333,334      666,666           --           --
 Chief Administrative
  Officer
William B. Carter.......     174,144       4,860,345  1,706,096    1,000,000    83,880,210   49,165,000
 President, Global
  Crossing Development
  Co., Chief Executive
  Office Global Marine

--------
(1) Amounts indicated are based upon the difference between the exercise price and the closing market price on the exercise date.
(2) Amounts indicated are based upon the difference between the exercise price and the closing market price per share of the common stock of $50.00 on December 31, 1999.

Compensation committee interlocks and insider participation

  The Compensation Committee of the Global Crossing board of directors consists of Messrs. McDonald, Kent and McCorkindale, none of whom had any relationships with Global Crossing requiring disclosure under Securities and Exchange Commission rules. However, prior to November 4, 1999, the Compensation Committee consisted of Lodwrick M. Cook, Michael R. Steed and Jay R. Levine (an employee of an affiliate of Canadian Imperial Bank of Commerce), who were involved in certain transactions described in Note 18 to our consolidated financial statements incorporated by reference into this proxy statement.

Comparison of cumulative total returns

  The graph below compares the cumulative total shareholder return on Global Crossing common stock for the period from August 14, 1998, the initial date of trading of Global Crossing common stock, to December 31, 1999 with the cumulative total return of the Standard & Poor's 500 Stock Index and the NASDAQ Telecom Index over the same period. The graph assumes $100 invested on August 14, 1998 in Global Crossing common stock and $100 invested on such date in each of the Standard & Poor's 500 Stock Index and the NASDAQ Telecom Index, with dividends reinvested. In the proxy statement provided to shareholders in connection with our 1999 Annual General Meeting of Shareholders, we used a peer group of fiber optic cable providers comprised of Qwest, Level 3 Communications, Inc., Metromedia Fiber Network, Inc., IXC Communications, Inc. and Equant NV (the "Old Peer Group"). We have decided to replace the Old Peer Group index with the NASDAQ Telecom Index because we believe the latter index to be readily accessible to our shareholders and more representative of the industries in which we now compete. In accordance with SEC rules, the graph below also illustrates the cumulative total shareholder return of the Old Peer Group over the relevant period.

                               Stock Performance
                                 [LINE GRAPH]

                               S&P 500         NASDAQ
                    GBLX    Stock Index     Telecom Index    Old Peer Group
                  ------    -----------     -------------    --------------
08/14/1998           100          100             100               100
09/30/1998         81.86         95.7           91.16             83.51
12/31/1998        176.96       115.67           125.6            124.49
03/31/1999        362.75       121.04          155.04            178.48
06/30/1999        334.31       129.17          164.27            175.77
09/30/1999        207.84        120.7          156.67            151.07
12/31/1999        392.16       138.25          254.61            230.11

At 12/31/99, a $100 initial investment is worth:
GBLX                    $392.16
S&P 500 Stock Index     $138.25
NASDAQ Telecom Index    $254.61
Old Peer Group          $230.11

                    STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS
                     AND 5% SHAREHOLDERS OF GLOBAL CROSSING

  The following table sets forth, as of April 24, 2000, certain information regarding the beneficial ownership of our common stock by (1) each person or entity who is known by us to own beneficially 5% or more of our voting common stock, (2) each of our directors and executive officers and (3) all of our directors and executive officers as a group. To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual's spouse. Amounts appearing in the table below include (1) all shares of common stock outstanding as of April 24, 2000, (2) all shares of common stock issuable upon the exercise of options within 60 days of April 24, 2000 and (3) all shares of common stock issuable upon the exercise of warrants within 60 days of April 24, 2000. The warrants designated below as "New PCG Warrants" and "GCL Warrants" each represent the right to immediately purchase shares of Global Crossing common stock at an exercise price of $9.50 per share.

                                   Beneficial Ownership of Common Stock
                          ------------------------------------------------------
                                        Shares    Shares
                                      Subject to  Subject    Shares
                           Number of   New PCG    to GCL   Subject to Percentage
                           Shares(1)   Warrants  Warrants  Options(2)  of Class
                          ----------- ---------- --------- ---------- ----------
Pacific Capital Group,
 Inc.(3)................   79,136,648  6,050,004 2,515,788          0   10.62%
 360 North Crescent
  Drive
 Beverly Hills,
  California 90210

Canadian Imperial Bank
 of Commerce(4).........   68,529,669          0         0    240,000    8.41%
 161 Bay Street, 8th
  Floor--BCE Place
 P.P. Box 500
 M5J258, Toronto, Canada

Gary Winnick(5).........   79,136,648  6,050,004 2,515,788  1,800,000   10.81%
Lodwrick M. Cook........    3,143,929    950,002         0    362,240     *
Leo J. Hindery, Jr......            0          0         0    170,000     *
Thomas J. Casey(6)......      422,749          0         0  1,106,666     *
Joseph Clayton..........      542,396          0         0  1,440,000     *
Dan J. Cohrs............            0          0         0    927,505     *
John Comparin...........        5,000          0         0          0     *
James C. Gorton.........       15,000          0         0    617,690     *
David L. Lee(7).........   17,350,014  1,825,002   663,456    900,000    2.53%
John M. Scanlon.........      363,748          0         0  1,904,965     *
John A. Scarpati........          900          0         0    333,334     *
Robert Sheh.............            0          0         0    583,685     *
William B. Carter.......      239,520          0         0  1,556,096     *
Wallace S. Dawson.......       68,958          0         0    530,400     *
Edward Mulligan.........        6,012          0         0     50,000     *
William E. Conway,
 Jr.(8).................    2,247,640          0         0     75,000     *
Eric Hippeau............       35,895          0         0     42,300     *
Geoffrey J.W. Kent......            0          0         0     75,000     *
Douglas McCorkindale....       38,855          0         0     87,400     *
James McDonald..........        5,351          0         0     40,932     *
Michael R. Steed........            0          0         0    120,000     *
All Directors and
 Executive Officers as a
 Group..................  136,565,241 10,650,010 3,789,510 28,337,592   20.84%

--------
  *   Percentage of shares beneficially owned does not exceed one percent.
 (1) As of April 24, 2000, 817,653,894 shares of common stock were issued and outstanding.
 (2) Represents stock options issued under stock option plans of Global Crossing, except that Mr. Fok's amount includes 8,888,889 shares of common stock issuable upon conversion of the 400,000 shares of convertible preferred stock issued to Hutchison Whampoa in connection with the formation of the

    Hutchison Global Crossing joint venture. As Managing Director of Hutchison Whampoa, Mr. Fok may be deemed to share investment and voting control over these shares.
 (3) Includes 40,349,650 shares of common stock and common stock warrants owned or managed by GKW Unified Holdings, a company formed for the benefit of Gary Winnick and members of his family and managed by Pacific Capital Group, which thereby shares investment and voting power over such shares.
 (4) These share amounts, which are effective as of April 14, 2000, include 11,453,529 shares held by certain affiliates of Canadian Imperial Bank of Commerce in such a manner that CIBC shares investment power over such shares. The indicated options have been assigned to CIBC by CIBC employees who previously served on the GCL board of directors.
 (5) Includes all shares of common stock beneficially owned by Pacific Capital Group, a company controlled by Mr. Winnick.
 (6) Includes 422,749 shares of common stock owned by Casey Global Holdings LLC, which is managed by GCL in such a manner that Mr. Casey shares investment and voting power over such shares.
 (7) Includes (a) all 9,900,822 shares of common stock and 513,156 shares of common stock issuable upon the exercise of warrants owned by San Pasqual Corp., a corporation of which Mr. Lee and his family are the sole shareholders and over whose portfolio securities Mr. Lee shares investment and voting power and (b) all 3,988,242 shares of common stock and 150,300 shares of common stock issuable upon the exercise of warrants owned by the David and Ellen Lee Family Trust, of which Mr. Lee is a trustee and in such capacity shares investment and voting power over such shares.

 (8) Includes 2,239,640 shares of common stock beneficially owned by the Carlyle Group, of which Mr. Conway is managing director and in such capacity shares voting and investment control over such shares.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

  All proposals of shareholders who wish to bring business before Global Crossing's 2001 Annual General Meeting of Shareholders must be received by us at our principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not later than January 8, 2001, for inclusion in our proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

  Under the Companies Act, any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at an annual shareholders' meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give us notice of the resolution at our registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in our bye-laws relating to shareholder proposals.

  Pursuant to our bye-laws, for a shareholder to nominate a director for election at the 2001 Annual General Meeting of Shareholders, a notice executed by that shareholder (not being the person to be proposed) must be received by our Secretary not later than January 8, 2001 stating the intention of that shareholder to propose such person for appointment and setting forth as to each person whom the shareholder proposes to nominate for election (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class, series and number of shares of Global Crossing which are beneficially owned by such person, (iv) particulars which would, if such person were so appointed, be required to be included in our register of directors and officers and (v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, together with notice executed by such person of his or her willingness to serve as a director if so elected.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." You may also visit Global Crossing at http://www.globalcrossing.net. The information on Global Crossing's Web site is not part of this proxy statement.

                     INFORMATION INCORPORATED BY REFERENCE

  The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC. This means that we can disclose the information to you by referring in this proxy statement to the documents we file with the SEC. Under the SEC's regulations, any statement contained in the information incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement, or in any information contained in any subsequently filed amendments to our Annual Report on Form 10-K for the year ended December 31, 1999.

  We incorporate by reference the following documents that have been filed with the SEC:

  . the financial statements of Frontier Corporation and the Global Marine Systems business of Cable & Wireless Plc incorporated by reference or included in our Registration Statement on Form S-4 filed on September 8, 1999 (File No. 333-86693),

  . the financial statements of Racal Telecom and HCL Holdings Limited included in our Current Report on Form 8-K filed on January 11, 2000, as amended by our Current Report on Form 8-K/A filed on January 19, 2000; and

  . the financial statements of IXnet, Inc. and IPC Information Systems, Inc. and the pro forma financial information for Global Crossing Ltd. included in our Current Report on Form 8-K filed on June 16, 2000.

  Each of these items are an important part of this proxy statement.

  Any person, including any beneficial owner, to whom this proxy statement is delivered may obtain the information incorporated by reference in, but not delivered with, this proxy statement by requesting it at no cost, by writing or telephoning us at the following address or telephone number:

                              Global Crossing Ltd.
                             360 N. Crescent Drive
                            Beverly Hills, CA 90210
                         Attention: Investor Relations
                             Phone: (310) 385-5200

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
GLOBAL CENTER GROUP (AN INTEGRATED BUSINESS OF GLOBAL CROSSING LTD.)
Report of Independent Public Accountants..................................  F-3
Combined Balance Sheets...................................................  F-4
Combined Statements of Operations and Comprehensive Income................  F-5
Combined Statements of Group Net Worth....................................  F-6
Combined Statements of Cash Flows.........................................  F-7
Notes to Combined Financial Statements....................................  F-8
GLOBAL CROSSING LTD. AND SUBSIDIARIES
Report of Independent Public Accountants..................................  F-21
Consolidated Balance Sheets as of December 31, 1999 and 1998..............  F-22
Consolidated Statements of Operations for the years ended December 31,
 1999 and 1998 and for the period March 19, 1997 (Date of Inception) to
 December 31, 1997........................................................  F-23
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1999 and 1998 and for the period March 19, 1997 (Date of
 Inception) to December 31, 1997..........................................  F-24
Consolidated Statements of Cash Flows for the years ended December 31,
 1999 and 1998 and for the period March 19, 1997 (Date of Inception) to
 December 31, 1997........................................................  F-25
Consolidated Statements of Comprehensive Income for the years ended
 December 31, 1999 and 1998 and for the period March 19, 1997 (Date of
 Inception) to December 31, 1997..........................................  F-27
Notes to Consolidated Financial Statements................................  F-28
Condensed Consolidated Statements of Operations for the three months ended
 March 31, 2000 and 1999..................................................  F-62
Condensed Consolidated Balance Sheets as of March 31, 2000 and December
 31, 1999.................................................................  F-63
Condensed Consolidated Statements of Cash Flows for the three months ended
 March 31, 2000 and 1999..................................................  F-64
Condensed Consolidated Statements of Comprehensive Income for the three months ended December 31, 2000 and 1999..................................  F-66
Notes to Condensed Consolidated Financial Statements......................  F-67
PRO FORMA FINANCIAL STATEMENTS
Global Crossing Group
Unaudited Pro Forma Condensed Combined Financial Statements...............  F-73
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31,
 2000.....................................................................  F-74
Unaudited Pro Forma Condensed Combined Statements of Operations for the
 three months ended March 31, 2000........................................  F-75
Unaudited Pro Forma Condensed Combined Statements of Operations for the
 year ended December 31, 1999.............................................  F-76
Notes to Unaudited Pro Forma Condensed Combined Financial Statements......  F-77

   The GlobalCenter group is an integrated business of Global Crossing Ltd. and is not a separate legal entity. The holders of GlobalCenter group stock and Global Crossing group stock will be shareholders of a single company, Global Crossing Ltd. The GlobalCenter group stock is a tracking stock. Tracking stock is a type of common stock that is intended to reflect or "track" the separate performance of a particular business or group of businesses that does not reflect direct ownership of the tracked assets. The issuance of GlobalCenter group stock and the allocation of assets and liabilities between the Global Crossing group and the GlobalCenter group will not result in a distribution or spin-off to shareholders of any of Global Crossing Ltd.'s assets or liabilities and will not affect Global Crossing Ltd.'s ownership of the assets or responsibility for its liabilities or those of its subsidiaries. The assets attributed to the GlobalCenter group are owned by Global Crossing Ltd. and could be subject to the liabilities of Global Crossing group. The liabilities attributed to GlobalCenter group continue to be liabilities of Global Crossing Ltd. The Global Crossing Ltd. board of directors will have the ability to control transfers of funds or other assets between the Global Crossing group and the GlobalCenter group. The financial statements of the GlobalCenter group are presented to provide additional disclosure to investors related to the underlying business that will be tracked by the GlobalCenter group stock. Management intends to continue providing audited financial statements prepared in accordance with generally accepted accounting principles for the GlobalCenter group as long as the GlobalCenter group stock is outstanding.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Global Crossing Ltd:

   We have audited the accompanying combined balance sheet of New GlobalCenter ("New GlobalCenter") as of December 31, 1999 and of Old GlobalCenter ("Old GlobalCenter") as of December 31, 1998, and the related combined statements of operations and comprehensive income, group net worth and cash flows for the periods from October 1, 1999 to December 31, 1999 ("New GlobalCenter period") and from January 1, 1999 to September 30, 1999 and for each of the two years in the period ended December 31, 1998 ("Old GlobalCenter periods"). These financial statements are the responsibility of management of New GlobalCenter and Old GlobalCenter. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the New GlobalCenter combined financial statements referred to above present fairly, in all material respects, the financial position of New GlobalCenter as of December 31, 1999 and the results of its operations and its cash flows for the New GlobalCenter period in conformity with accounting principles generally accepted in the United States. Further, in our opinion, the combined financial statements of Old GlobalCenter referred to above present fairly, in all material respects, the financial position of Old GlobalCenter as of December 31, 1998, and the results of its operations and its cash flows for the Old GlobalCenter periods in conformity with accounting principles generally accepted in the United States.

   New GlobalCenter is a fully integrated business of Global Crossing Ltd. Old GlobalCenter was a fully integrated business of Frontier Corporation. Accordingly, as described in Note 1, New GlobalCenter and Old GlobalCenter combined financial statements have been derived from the consolidated financial statements and accounting records of Global Crossing Ltd. and Frontier Corporation, respectively, and, therefore, reflect certain assumptions and allocations. As more fully discussed in Note 1, the combined financial statements of New GlobalCenter should be read in conjunction with the audited consolidated financial statements of Global Crossing Ltd.


                                          Arthur Andersen LLP

San Jose, California
April 14, 2000

                               GLOBALCENTER GROUP
                (An integrated business of Global Crossing Ltd.)

                            COMBINED BALANCE SHEETS
                             (Amounts in thousands)

                                       Old GlobalCenter    New GlobalCenter
                                       ---------------- -----------------------
                                              December 31,           March 31,
                                       ---------------------------  -----------
                                             1998          1999        2000
                                       ---------------- ----------  -----------
                                                                    (Unaudited)
                ASSETS
Current assets:
  Accounts receivable, net of
   allowance for doubtful accounts of
   $975, $1,379 and $2,878,
   respectively.......................     $  6,492     $   18,811  $   30,309
  Equipment held for resale...........          773          6,941      10,019
  Prepaid expenses and other current
   assets.............................          300          2,825       1,555
  Deferred tax asset..................        2,393          2,926       3,503
                                           --------     ----------  ----------
  Total current assets................        9,958         31,503      45,386
                                           --------     ----------  ----------
Property and equipment, net...........       30,372        116,315     162,241
Goodwill and intangibles, net.........        7,470      1,448,265   1,411,130
Investment............................           --             --       9,871
Other assets..........................          221             --          --
                                           --------     ----------  ----------
  Total assets........................     $ 48,021     $1,596,083  $1,628,628
                                           ========     ==========  ==========
   LIABILITIES AND GROUP NET WORTH
Current liabilities:
  Capital lease obligations...........     $    404     $      374  $      398
  Accounts payable....................        5,995         28,046      44,657
  Other current liabilities...........        5,099          8,514      12,784
                                           --------     ----------  ----------
  Total current liabilities...........       11,498         36,934      57,839
                                           --------     ----------  ----------
Capital lease obligations, net of
 current portion......................          586            194          90
Long-term deferred tax liability......           --         28,316      28,108
Other liabilities.....................           --            494       1,033
                                           --------     ----------  ----------
  Total liabilities...................       12,084         65,938      87,070
                                           --------     ----------  ----------
Group net worth:
  Funds allocated by Frontier
   Corporation/Global Crossing Ltd....       49,439      1,572,870   1,625,440
  Other comprehensive income..........           --             --         (77)
  Accumulated net losses..............      (13,502)       (42,725)    (83,805)
                                           --------     ----------  ----------
  Total group net worth...............       35,937      1,530,145   1,541,558
                                           --------     ----------  ----------
Total liabilities and group net
 worth................................     $ 48,021     $1,596,083  $1,628,628
                                           ========     ==========  ==========


    The accompanying notes are an integral part of these combined financial statements.

                               GLOBALCENTER GROUP
                (An integrated business of Global Crossing Ltd.)

           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                             (Amounts in thousands)

                                Old GlobalCenter          New GlobalCenter Old GlobalCenter New GlobalCenter
                         -------------------------------- ---------------- ---------------- ----------------
                            Year Ended       Nine Months    Three Months
                           December 31,         Ended          Ended         Three Months Ended March 31,
                         -----------------  September 30,   December 31,   ---------------------------------
                          1997      1998        1999            1999             1999             2000
                         -------  --------  ------------- ---------------- ---------------- ----------------
                                                                             (Unaudited)      (Unaudited)
Revenues:
 Service revenues....... $ 6,511  $ 19,600    $ 29,951        $ 17,753         $ 6,451          $ 24,562
 Equipment revenues.....   1,228     3,640      17,228           5,971           4,496            13,747
                         -------  --------    --------        --------         -------          --------
  Total revenues........   7,739    23,240      47,179          23,724          10,947            38,309
Costs and expenses:
 Cost of service
  revenues..............   5,257    14,804      36,451          17,328           9,363            21,442
 Cost of equipment
  revenues..............     995     3,208      15,573           5,365           4,057            13,089
 Sales and marketing....   1,966     8,948       9,531           6,088           2,110             6,455
 General and
  administrative........   2,044     4,694       6,897           3,067           1,216             5,835
 Depreciation and
  amortization..........     912     4,023       4,242           1,913           1,103             3,155
 Goodwill and
  intangibles
  amortization..........     325     1,294         974          37,135             324            37,135
 Merger costs...........      --     2,060          --              --              --                --
                         -------  --------    --------        --------         -------          --------
 Total costs and
  expenses..............  11,499    39,031      73,668          70,896          18,173            87,111
                         -------  --------    --------        --------         -------          --------
 Loss from operations...  (3,760)  (15,791)    (26,489)        (47,172)         (7,226)          (48,802)
 Other income (expense),
  net...................      45        55         (44)            114             (18)             (211)
                         -------  --------    --------        --------         -------          --------
 Loss before income
  taxes.................  (3,715)  (15,736)    (26,533)        (47,058)         (7,244)          (49,013)
 Income tax benefit.....     941     4,911       9,742           4,333           2,660             7,933
                         -------  --------    --------        --------         -------          --------
 Net loss............... $(2,774) $(10,825)   $(16,791)       $(42,725)        $(4,584)         $(41,080)
                         -------  --------    --------        --------         -------          --------
 Other comprehensive
  earnings, net of
  taxes:
 Unrealized holding
  losses arising during
  period................      --        --          --              --              --               (77)
                         -------  --------    --------        --------         -------          --------
 Comprehensive loss..... $(2,774) $(10,825)   $(16,791)       $(42,725)        $(4,584)         $(41,157)
                         =======  ========    ========        ========         =======          ========

    The accompanying notes are an integral part of these combined financial statements.

                               GLOBALCENTER GROUP
                (An integrated business of Global Crossing Ltd.)

                     COMBINED STATEMENTS OF GROUP NET WORTH
                             (Amounts in thousands)

                         Funds Allocated by
                              Frontier          Other                   Total
                         Corporation/Global Comprehensive Accumulated Group Net
                           Crossing Ltd.       Income     Net Losses    Worth
                         ------------------ ------------- ----------- ----------
Old GlobalCenter
  Balance at January 1,
   1997.................     $    3,100         $ --       $     97   $    3,197
    Net loss............            --            --         (2,774)      (2,774)
    Acquisition of
     Voyager............          9,528           --            --         9,528
                             ----------         -----      --------   ----------
  Balance at December
   31, 1997.............         12,628           --         (2,677)       9,951
    Net loss............            --            --        (10,825)     (10,825)
    Funds allocated by
     Frontier
     Corporation, net ..         36,811           --            --        36,811
                             ----------         -----      --------   ----------
  Balance at December
   31, 1998.............         49,439           --        (13,502)      35,937
    Net loss............            --            --        (16,791)     (16,791)
    Funds allocated by
     Frontier
     Corporation, net ..         31,267           --            --        31,267
                             ----------         -----      --------   ----------
  Balance at September
   30, 1999.............     $   80,706         $ --       $(30,293)  $   50,413
                             ==========         =====      ========   ==========
New GlobalCenter
    Net loss............     $      --          $ --       $(42,725)  $  (42,725)
    Funds allocated by
     Global Crossing
     Ltd., net..........         71,025           --            --        71,025
    Contribution from
     Global Crossing
     Ltd................      1,501,845           --            --     1,501,845
                             ----------         -----      --------   ----------
  Balance at December
   31, 1999.............     $1,572,870         $ --       $(42,725)  $1,530,145
                             ==========         =====      ========   ==========
    Unrealized loss on
     available for sale
     securities, net of
     $52 tax
     (unaudited)........            --            (77)          --           (77)
    Net loss
     (unaudited)........            --            --        (41,080)     (41,080)
    Funds allocated by
     Global Crossing
     Ltd., net
     (unaudited)........         52,570           --            --        52,570
                             ----------         -----      --------   ----------
  Balance March 31, 2000
   (unaudited)..........     $1,625,440         $ (77)     $(83,805)  $1,541,558
                             ==========         =====      ========   ==========


   The accompanying notes are an integrated part of these combined financial statements

                               GLOBALCENTER GROUP
                (An integrated business of Global Crossing Ltd.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                                                  Old          New
                                  Old GlobalCenter           New GlobalCenter GlobalCenter GlobalCenter
                          ---------------------------------- ---------------- ------------ ------------
                              Year Ended        Nine Months    Three Months         Three Months
                             December 31,          Ended          Ended            Ended March 31,
                          -------------------  September 30,   December 31,   -------------------------
                            1997      1998         1999            1999           1999         2000
                          --------  ---------  ------------- ---------------- ------------ ------------
                                                                              (Unaudited)  (Unaudited)
Operating activities:
 Net loss...............  $ (2,774) $ (10,825)   $ (16,791)    $   (42,725)     $ (4,584)    $(41,080)
 Adjustments to
  reconcile net loss to
  net cash (used in)
  from operating
  activities
 Depreciation and
  amortization..........       912      4,023        4,242           1,913         1,103        3,155
 Goodwill and
  intangibles
  amortization..........       325      1,294          974          37,135           324       37,135
 Deferred income taxes..      (888)    (2,049)         983          (2,279)          299         (730)
 Changes in operating
  assets and liabilities
  net of the effects of
  acquisitions:
 Accounts receivable....      (949)    (4,047)     (11,346)           (973)       (1,146)     (11,498)
 Prepaid expenses and
  other assets..........       (93)       335       (1,602)           (923)       (1,135)       1,270
 Equipment held for
  resale................        --       (704)         177          (6,345)       (1,210)      (3,078)
 Accounts payable and
  accrued liabilities...       320      6,221       13,306          12,654         2,329       21,420
                          --------  ---------    ---------     -----------      --------     --------
Net cash (used in) from
 operating activities...    (3,147)    (5,752)     (10,057)         (1,543)       (4,020)       6,594
                          --------  ---------    ---------     -----------      --------     --------
Investing activities:
 Purchases of property
  and equipment.........    (1,853)   (28,978)     (20,871)        (69,399)       (4,891)     (49,084)
 Investment.............        --         --           --              --            --      (10,000)
 Cash from acquisition..       568         --           --              --            --           --
                          --------  ---------    ---------     -----------      --------     --------
Net cash used in
 investing activities...    (1,285)   (28,978)     (20,871)        (69,399)       (4,891)     (59,084)
                          --------  ---------    ---------     -----------      --------     --------
Financing activities:
 Payments on capital
  leases and debt.......       (90)    (2,573)        (339)            (83)         (132)         (80)
 Proceeds from issuance
  of debt...............     1,937         --           --              --            --           --
 Funds allocated by
  Frontier
  Corporation/Global
  Crossing Ltd., net....        --     36,811       31,267          71,025         9,043       52,570
                          --------  ---------    ---------     -----------      --------     --------
Net cash from financing
 activities.............     1,847     34,238       30,928          70,942         8,911       52,490
                          --------  ---------    ---------     -----------      --------     --------
 Net increase (decrease)
  in cash...............    (2,585)      (492)          --              --            --           --
 Cash at beginning of
  period................     3,077        492           --              --            --           --
                          --------  ---------    ---------     -----------      --------     --------
 Cash at end of period..  $    492  $      --    $      --     $        --      $     --     $     --
                          ========  =========    =========     ===========      ========     ========


Supplemental schedule
 of non-cash activities:
 Acquisition of New
  GlobalCenter, net.....  $     --  $      --    $      --     $ 1,451,432      $     --     $     --
 Assets acquired under
  capital leases........  $  1,031  $     215    $      --     $        --      $     --     $     --

    The accompanying notes are an integral part of these combined financial statements.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Organization and Operations

   The Board of Directors of Global Crossing Ltd. ("Global Crossing") approved a proposal that would result in the creation of two series of common stock intended to separately reflect the performance of its complex Web hosting, Internet Protocol network services, content distribution, systems applications and related professional services businesses, referred to below as "the GlobalCenter group," and all other businesses of Global Crossing, referred to below as "the Global Crossing group." The GlobalCenter group is a fully integrated business of Global Crossing. Global Crossing plans an initial public offering of a portion of the shares of the GlobalCenter group stock (the "Offering"), all of the proceeds of which will be contributed to the GlobalCenter group. Immediately prior to the completion of the Offering, Global Crossing Ltd. will reserve a number of shares of GlobalCenter group stock for issuance for the benefit of Global Crossing group or to the holders of Global Crossing group stock, representing all of the earnings and losses of the GlobalCenter group. The GlobalCenter group is comprised of GlobalCenter Holding Co., an indirect wholly owned subsidiary of Global Crossing Ltd., GlobalCenter Holding Co. owns GlobalCenter Inc. and all of its subsidiaries including those operating in Australia and the United Kingdom. All assets reported in the accompanying financial statements are owned by GlobalCenter Holding Co. or one of its subsidiaries. Certain assets historically owned by legal entities within the GlobalCenter group and not related to the business described above, have been transferred from the GlobalCenter group to the Global Crossing group and have been excluded from all financial statements presented. These combined financial statements are based on the operations, assets and liabilities of the GlobalCenter group and are not representative of any separately incorporated entity.

   GlobalCenter Inc. was acquired by Frontier Corporation ("Frontier") in February 1998. Frontier accounted for its acquisition of GlobalCenter Inc. using the pooling-of-interests method. On September 28, 1999, Global Crossing acquired Frontier. For financial reporting purposes, the merger of Global Crossing and Frontier was deemed to have occurred on September 30, 1999. Prior to this merger, the GlobalCenter group was a fully integrated business of Frontier. For periods prior to October 1, 1999, the assets and liabilities of the GlobalCenter group and the related combined results of operations and cash flows are referred to below as "Old GlobalCenter," and for periods subsequent to September 30, 1999, the assets and liabilities and the related combined results of operations and cash flows are referred to as "New GlobalCenter." In connection with Global Crossing's acquisition of Frontier, the assets and liabilities of New GlobalCenter were adjusted to their respective fair values pursuant to the purchase method of accounting. Global Crossing and Frontier are collectively referred to below as "the Parents."

   The combined financial statements of the GlobalCenter group reflect the results of operations, financial position, changes in group net worth and cash flows of the GlobalCenter group as if the GlobalCenter group was a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in group net worth and cash flows of the GlobalCenter group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the GlobalCenter group should be read in conjunction with the audited consolidated financial statements of Global Crossing.

   As a fully integrated business of the Parents, the GlobalCenter group does not prepare separate financial statements in accordance with generally accepted accounting principles ("GAAP") in the normal course of operations. However, these combined financial statements were prepared in accordance with GAAP for purposes of this filing. The combined financial statements reflect certain assets, liabilities, revenues and expenses directly attributable to the GlobalCenter group as well as allocations deemed reasonable by management to present the financial position, results of operations and cash flows on a stand-alone basis. The allocation methodologies have been described within the notes to these combined financial statements. Management considers the allocation methodologies adopted to be reasonable, however, the costs of these services charged to the GlobalCenter group

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

are not necessarily indicative of the costs that would have been incurred if the GlobalCenter group had performed these functions entirely as a standalone entity. The funds allocated by Frontier and Global Crossing to Old GlobalCenter and New GlobalCenter, respectively, are included with accumulated losses in group net worth. The assets attributed to the GlobalCenter group are owned by Global Crossing Ltd. and could be subject to the liabilities of Global Crossing group. The liabilities attributed to GlobalCenter group continue to be liabilities of
Global Crossing Ltd. The Global Crossing Ltd. Board of Directors will have the ability to control transfers of funds or other assets between the Global Crossing group and the GlobalCenter group. The financial statements of the GlobalCenter group are presented to provide additional disclosure to investors related to the underlying business that will be tracked by the GlobalCenter group stock. Management intends to continue providing audited financial statements prepared in accordance with generally accepted accounting principles for the GlobalCenter group as long as the GlobalCenter group stock is outstanding.

   Allocation and related party transaction policies adopted by Global Crossing's Board of Directors can be rescinded or amended at the discretion of the Board of Directors, without any prior approval of stockholders, although no such changes are currently contemplated. In addition, the assets attributed to the GlobalCenter group could be subject to the liabilities of Global Crossing and vice versa, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other party.

(2) Significant Accounting Policies

Interim Financial Data

   The combined financial statements for the three months ended March 31, 1999 and 2000 and the related amounts in the Notes to Combined Financial Statements are unaudited, but, in the opinion of management, reflect all normal and recurring adjustments necessary for a fair presentation of the results of those periods. Operating results for the three months ended March 31, 2000 are not necessarily an indication of the results that may be expected for the year ended December 31, 2000.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates made in preparing the combined financial statements include depreciation and amortization periods, the allowance for doubtful accounts and income tax valuation allowances. Actual amounts and results could differ from those estimates.

   The GlobalCenter group's operations and ability to grow may be affected by numerous factors, including changes in customer requirements, new laws, technological advances, entry of new competitors and changes in the willingness of Global Crossing and other potential lenders to finance operations. The GlobalCenter group cannot predict which, if any, of these or other factors might have a significant impact on the GlobalCenter group in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the GlobalCenter group's operations.

Property and Equipment, Net

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, generally two to five years for network and computer equipment, four years for furniture and fixtures and seven years for leasehold improvements. Equipment acquired under capital leases is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Property and equipment under construction is capitalized and depreciation commences when the asset is placed in service.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


Goodwill and Intangibles, Net

   Costs in excess of tangible assets acquired and liabilities assumed are recorded as goodwill and intangibles. Goodwill and intangibles are amortized on a straight-line basis over seven to ten years.

Investment

   As of March 31, 2000, the GlobalCenter Group's investment consisted of a single investment in marketable equity securities classified as available for sale. Accordingly, the investment is recorded at its fair value with any unrealized holding gains or losses reported as other comprehensive income. Any decline in value, which is other than a temporary decline, is charged immediately to earnings in the period in which the impairment occurs. As of March 31, 2000, the Company's investment had a fair value of $9.9 million, a cost basis of $10 million and an unrealized loss before tax benefit of $0.1 million.

Impairment of Long-lived Assets

   The GlobalCenter group periodically reviews the carrying amounts of property and equipment, intangible assets and goodwill to determine whether current events or changes in circumstances indicate that the carrying amount may not be recoverable. The GlobalCenter group recognizes an impairment in long-lived assets when the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Fair value is based on the expected future discounted cash flows to be generated from the assets. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

Fair Value of Financial Instruments

   The estimated fair value of financial instruments has been determined by the GlobalCenter group using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the GlobalCenter group could realize in a current market exchange. The carrying amounts for accounts receivable, construction in progress, investment, accounts payable, accrued liabilities and capital leases approximate their fair value.

Equipment Held For Resale

   The GlobalCenter group obtains computers, computer equipment, peripherals and networking equipment from third parties and resells the equipment to its customers. Equipment that has been purchased on behalf of customers but not yet transferred to customers or installed is recorded at the lower of cost or net realizable value as equipment held for resale.

Other Current Liabilities

   Other current liabilities consist of the following:

                                             Old GlobalCenter New GlobalCenter
                                             ---------------- ----------------
                                                  December 31,       Unaudited
                                             ----------------------- March 31,
                                                   1998        1999    2000
                                             ---------------- ------ ---------
                                                  (Amounts in thousands)
   Accrued professional fees................      $1,250      $2,000  $ 2,060
   Accrued benefits, compensation and re-
    lated taxes.............................       1,596       3,627    5,309
   Other....................................       2,253       2,887    5,415
                                                  ------      ------  -------
     Total other current liabilities........      $5,099      $8,514  $12,784
                                                  ======      ======  =======

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


Income Taxes

   Beginning with the acquisition by Frontier Corporation of GlobalCenter Inc., GlobalCenter Inc. is included in the consolidated federal income tax return of Global Crossing North America (formerly Frontier Corporation) for federal and state purposes. On the effective date of the Offering, Global Crossing North America, Inc. and
GlobalCenter Inc. will enter into a formal tax sharing agreement that provides for a pro rata allocation of tax liabilities among members of the Global Crossing North America, Inc. consolidated group. The income tax provision for the GlobalCenter group has been calculated on a pro rata return basis taking account of the increase or decrease in the tax liability of the Global Crossing North America, Inc. consolidated group resulting from the inclusion of GlobalCenter Inc. in the Global Crossing North America, Inc. consolidated tax return.

Stock-Based Compensation

   Financial Accounting Standard Board SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), to account for stock-based compensation arrangements. Companies that elect to employ the valuation method provided in APB No. 25 are required to disclose the pro forma net income (loss) that wold have resulted from the use of the fair value based method. New GlobalCenter has elected to determine the value of stock-based compensation arrangements under the provisions of APB No. 25.

Segment Reporting

   Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for disclosure about operating segments, products, services, geographic areas and major customers. When applying the management approach defined in SFAS No. 131, the GlobalCenter group operates in a single segment, namely the provision of complex Web hosting, Internet Protocol network services, content distribution, systems applications and professional services.

Concentration of Credit Risk

   Financial instruments that potentially subject the GlobalCenter group to concentrations of credit risk consist primarily of trade receivables. The concentration of credit risk is limited due to the large number of customers comprising the GlobalCenter group's customer base.

Revenue Recognition

   Service revenues consist of fees from customers for complex Web hosting, Internet Protocol network services, content distribution, systems applications and professional services. Service revenues are recognized as the monthly service is provided. Service revenues also include fees for equipment installation. Revenues from equipment installation are recognized when equipment installation is complete.

   Equipment revenues consist of revenue derived from the resale of computers, computer peripherals and networking equipment from third parties. Equipment revenues are recognized when equipment is delivered to the customer or, if installation is required, when installation of the equipment is complete.

Cost of Service Revenues

   Cost of service revenues is comprised of telecommunications costs for the network provided by the Parents and costs for connecting to other networks and telecommunications providers. Other expenses in cost of service revenues include salaries, benefits, rent and other expenses for operation of the data centers, customer service and network engineering personnel.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


Foreign Currency

   As of December 31, 1999, the functional currency of the GlobalCenter group's foreign operations is also the U.S. dollar. Foreign currency transactions are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying combined statements of operations as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions. Foreign currency gains (losses) from our existing operations were not material in any period presented.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which is required to be adopted by Global Crossing Ltd. in the quarter ending December 31, 2000. SAB 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. Management is currently assessing the impact of SAB 101 on the results of operations and financial position of the GlobalCenter group and Global Crossing group, respectively.

   In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which deferred SFAS No. 133's effective date to fiscal quarters of all fiscal years beginning after June 15, 2000. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. Management expects that the adoption of SFAS No. 133 will not have a material impact on New GlobalCenter's financial position, results of operations or cash flows.

Vendor Concentration

   New GlobalCenter relies primarily on Global Crossing for network services pursuant to a network services agreement. Global Crossing operates its own global network. If the Global Crossing network experiences disruption and or if our network services agreement with Global Crossing were terminated, New GlobalCenter's business, operating results and financial condition could be materially adversely affected.

(3) Related Party Transactions

Cash Management

   Prior to the merger with Frontier, GlobalCenter Inc. maintained its own cash management function. Old GlobalCenter utilized the central cash management systems of Frontier. New GlobalCenter utilizes the central cash management of Global Crossing. Under a centralized cash management system, no cash balances are maintained at a subsidiary level. As a subsidiary of Global Crossing, GlobalCenter Inc. maintains no cash balances and no cash has been allocated to the GlobalCenter group in the accompanying combined financial statements. Historically, Global Crossing Ltd. determined the amount of funding provided to the GlobalCenter group based on actual cash used for capital and operating expenses, net of GlobalCenter cash receipts. Such funding has been recorded as funds allocated by Frontier Corporation/Global Crossing Ltd. in the accompanying combined financial statements. Funds required by the GlobalCenter group are subject to the ongoing approval and budgeting processes of Global Crossing Ltd. All proceeds from the Offering will be allocated to the GlobalCenter group. The GlobalCenter group will continue to utilize the cash management systems of Global Crossing Ltd. to manage the offering proceeds allocated to the GlobalCenter group.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


Corporate Allocations

   The direct operating expenses of the GlobalCenter Group, such as network costs, are charged directly to the GlobalCenter group. The GlobalCenter group is allocated a portion of corporate overhead costs. For the year ended December 31, 1997, Old GlobalCenter operated on a standalone basis and no corporate allocation costs were recorded in the statement of operations.

   The following table summarizes corporate charges and allocations included in the accompanying combined financial statements.

                              Old GlobalCenter      New GlobalCenter Old GlobalCenter New GlobalCenter
                         -------------------------- ---------------- ---------------- ----------------
                                       Nine months    Three months               Unaudited
                          Year ended      ended          ended         Three months ended March 31,
                         December 31, September 30,   December 31,   ---------------------------------
                             1998         1999            1999             1999             2000
                         ------------ ------------- ---------------- ---------------- ----------------
                                                    (Amounts in thousands)
Statement of Operations
 caption:
  Cost of service
   revenues.............    $   --       $4,722          $1,978           $1,128           $2,322
  General and
   administrative.......     1,284        1,740             867              580              952
                            ------       ------          ------           ------           ------
  Total corporate
   charges and
   allocations..........    $1,284       $6,462          $2,845           $1,708           $3,274
                            ======       ======          ======           ======           ======

   Management believes that the allocation methodologies applied are reasonable. However, it was not practical to determine whether the allocated amounts represent amounts that would have been incurred on a standalone basis. Management believes that the historical corporate charges and allocations are comparable to the expected future allocations. Explanations of the composition and the method of allocation for the above captions are described below.

 Cost of Service Revenues

   Allocated costs within this caption include the costs of the telecommunications network provided by the Parents to the GlobalCenter group. These costs were allocated to the GlobalCenter group based upon circuit usage, rate and capacity information. Following the completion of the Offering, the GlobalCenter group's IP transit capacity will be provided by the Global Crossing group based on preferred market-based pricing, taking into account volume, term and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group. The GlobalCenter group will pay for access based on actual usage.

 General and Administrative

   Allocated costs within this caption include the costs of information systems services, tax return preparation and advisory services, payroll and benefits administration, purchasing and certain other accounting and administrative services. These costs were allocated based upon headcount, square footage and revenue, depending on the type of cost to be allocated.

Policy Statement Between the Global Crossing Group and the GlobalCenter Group

   The Board of Directors of Global Crossing Ltd. has fiduciary duties to all shareholders of Global Crossing Ltd., and not separate fiduciary duties to the holders of GlobalCenter group stock and Global Crossing group stock. The Board of Directors of Global Crossing Ltd. has adopted a policy statement regarding GlobalCenter group and Global Crossing group matters. Global Crossing Ltd.'s Board of Directors may amend, modify or rescind the policies set forth in this policy statement at any time at the sole discretion of the Global Crossing

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Ltd.'s Board of Directors and without shareholder approval. The material provisions of the policy statement are as follows:

 General Policy

   The policy statement provides that all material matters as to which the holders of the Global Crossing group stock and the GlobalCenter group stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of Global Crossing or its capital stock committee determines to be in the best interests of Global Crossing, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of Global Crossing. The policy statement provides that Global Crossing will seek to manage the GlobalCenter group and the Global Crossing group in a manner designed to maximize the operations, unique assets and values of both groups, and with complementary deployments of personnel, capital and facilities.

 Exclusive Provision of Services

   The Global Crossing group will be the exclusive provider of certain services, including Internet Protocol transit services and dedicated internet access, to the GlobalCenter group. As such, the Global Crossing group will have the exclusive right to provide these services and related products and services to the GlobalCenter group. New GlobalCenter will be the exclusive provider of certain services, including complex web hosting, data center professional services and data center equipment hardware and software sales and support, to the Global Crossing group. As such, New GlobalCenter will have the exclusive right to provide these services and related products and services to the Global Crossing group.

 Network and Service Management

   A committee of three senior executives from each of the Global Crossing group and the GlobalCenter group will be formed to provide management and direction designed to fully implement the policy statement with respect to the various services to be provided by one group to the other. In particular, the network and services management committee will review and agree on data center bandwidth requirements by location and volume, review and agree on network expansion plans as required to support the data centers and establish service level targets for the data center connections and track performance against those targets.

 The terms of inter-group transactions

   All material transactions which are determined by Global Crossing Ltd.'s Board of Directors to be in the ordinary course of business between the Global Crossing group and the GlobalCenter group, including those described above, are intended to be on terms consistent with those that would be applicable to arm's-length dealings with unrelated third parties, taking into account a number of factors, including quality, availability, volume and pricing. In particular, the pricing for the access to its network provided by Global Crossing to the GlobalCenter group will be preferred market-based pricing, taking into account volume, term, and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group.

 Financing Arrangements

   Loans from the Global Crossing group or the GlobalCenter group to the other will be made at the weighted average interest rate of the consolidated indebtedness of Global Crossing and on such other terms and conditions as the board of directors of Global Crossing or its capital stock committee determines to be in the best interests of Global Crossing.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Shared Corporate Services

   A portion of Global Crossing shared corporate services (such as human resources, legal, accounting and auditing, tax, treasury, strategic planning, investor relations and corporate technology) will be allocated to the GlobalCenter group based upon specific identification of such services used by the GlobalCenter group. Where determinations based on use alone are impracticable, other methods and criteria will be used that management believes are fair and provide a reasonable estimate of the cost attributable to the GlobalCenter group.

Tax Sharing Agreement

   On the effective date of the Offering, Global Crossing North America, Inc. and GlobalCenter Inc. will enter into a formal tax sharing agreement that provides for a pro rata allocation of tax liabilities among members of the Global Crossing North America, Inc. consolidated group.

Tanning Technology Corporation

   The Chief Executive Officer of GlobalCenter Inc. and Global Crossing is a member of the Board of Directors of Tanning Technology Corporation ("Tanning"). On February 1, 2000, GlobalCenter Inc. acquired approximately 229,000 shares of Tanning common stock for an aggregate purchase price of $10 million based on the fair market value of Tanning's stock on that date. This investment represents less than 2% of the outstanding shares of Tanning common stock as of March 31, 2000. In addition, the GlobalCenter group and Tanning entered into a preferred marketing agreement to create, market, sell and deliver combined service offerings to customers and also entered into an additional arrangement where the GlobalCenter group has agreed to pay $10 million for consulting services to be provided by Tanning over a twelve-month period commencing in February 2000.

(4) Property and Equipment, Net

   Property and equipment consists of the following:

                                           Old GlobalCenter  New GlobalCenter
                                           ---------------- -------------------
                                                 December 31,         Unaudited
                                           -------------------------  March 31,
                                                 1998         1999      2000
                                           ---------------- --------  ---------
                                                 (Amounts in thousands)
   Network and computer equipment........      $13,410      $ 16,200  $ 25,822
   Furniture and fixtures................          307         2,143     8,499
   Leasehold improvements................        2,179        20,759    59,150
                                               -------      --------  --------
                                                15,896        39,102    93,471
   Accumulated depreciation and amortiza-
    tion.................................       (5,096)       (1,913)   (5,067)
                                               -------      --------  --------
                                                10,800        37,189    88,404
   Construction in progress..............       19,572        79,126    73,837
                                               -------      --------  --------
     Total property and equipment, net...      $30,372      $116,315  $162,241
                                               =======      ========  ========

   Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $1.5 million. Accumulated amortization on the leased assets was approximately $0.8 million, $1.3 million and $1.4 million at December 31, 1998 and 1999 and March 31, 2000, respectively. Interest paid on capital lease obligations is not material to the combined financial statements for all periods presented.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


(5) Goodwill and Intangibles, Net

   In connection with the acquisition of Frontier Corporation by Global Crossing Ltd. approximately $1.5 billion of the purchase price was determined to be the fair value of net assets, goodwill and intangibles related to New GlobalCenter. Approximately $43.9 million was the fair value of the tangible net assets acquired and liabilities assumed of New GlobalCenter at the acquisition date. The remaining purchase price was assigned to goodwill and intangibles and related deferred tax liability. The intangibles relate to the fair value of New GlobalCenter's customer lists at the date of acquisition. Pro forma combined statements of operations information for the year ended December 31, 1999 and 1998 is not presented as Global Crossing had no material operations that would be included within the GlobalCenter group. The amounts and estimated lives of the goodwill and intangibles are as follows:

                                                                    March 31,
                              Estimated Life   December 31, 1999       2000
                              -------------- ---------------------- ----------
                                             (Amounts in thousands) Unaudited
   Customer lists...........     10 years          $   78,000       $   78,000
   Goodwill.................     10 years           1,407,400        1,407,400
                                                   ----------       ----------
                                                    1,485,400        1,485,400
   Less accumulated amorti-
    zation..................                          (37,135)         (74,270)
                                                   ----------       ----------
   Goodwill and intangibles,
    net.....................                       $1,448,265       $1,411,130
                                                   ==========       ==========

   In October 1997, GlobalCenter Inc. acquired Voyager Networks, Inc. ("Voyager") in a business combination accounted for as a purchase. After allocating the purchase price to the tangible and specifically identifiable intangible assets acquired and liabilities assumed, the excess purchase price of approximately $9.1 million was allocated to goodwill. The Voyager goodwill was amortized using the straight-line method over seven years until the acquisition of Frontier by Global Crossing. As of December 31, 1998, the accumulated amortization related to the Voyager goodwill was approximately $1.6 million. Pro forma combined revenues and net loss before benefit for income taxes for the year ended December 31, 1997, assuming Voyager was acquired on January 1, 1997, was $10.5 million and $4.2 million, respectively.

(6) Income Taxes

   The following table shows the principal reasons for the difference between the effective income tax rate and the U.S federal statutory income tax rate:

                                                                       New
                                         Old GlobalCenter          GlobalCenter
                                   ------------------------------- ------------
                                     Year Ended       Nine Months  Three Months
                                    December 31,         Ended        Ended
                                   ----------------  September 30, December 31,
                                    1997     1998        1999          1999
                                   -------  -------  ------------- ------------
                                             (Amounts in thousands)
Federal income tax at statutory
 rate (35%)......................  $(1,300) $(5,508)    $(9,286)     $(16,470)
State and local income taxes, net
 of federal effect...............     (118)     125        (449)         (180)
Amortization of goodwill and in-
 tangibles.......................      114      453         341        12,315
Change in valuation allowance and
 other estimates.................      361       --        (361)           --
Other differences................        2       19          13             2
                                   -------  -------     -------      --------
Benefit for income taxes.........  $  (941) $(4,911)    $(9,742)     $ (4,333)
                                   =======  =======     =======      ========

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   The benefit for income taxes consists of the following:

                                       Old GlobalCenter         New GlobalCenter
                                  ----------------------------- ----------------
                                   Year Ended      Nine Months    Three Months
                                  December 31,        Ended          Ended
                                  --------------  September 30,   December 31,
                                  1997    1998        1999            1999
                                  -----  -------  ------------- ----------------
                                             (Amounts in thousands)
Benefit for income taxes
Current:
  Federal........................ $  --  $(3,307)   $(10,126)       $(1,979)
  State and local................    --       --        (514)          (160)
                                  -----  -------    --------        -------
    Subtotal.....................    --   (3,307)    (10,640)        (2,139)
Deferred:
  Federal........................  (760)  (1,797)      1,074         (2,077)
  State and local................  (181)     193        (176)          (117)
                                  -----  -------    --------        -------
    Subtotal.....................  (941)  (1,604)        898         (2,194)
                                  -----  -------    --------        -------
Benefit for income taxes......... $(941) $(4,911)   $ (9,742)       $(4,333)
                                  =====  =======    ========        =======

   Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The following is a summary of the significant items giving rise to components of Old GlobalCenter and New GlobalCenter's deferred tax assets and liabilities.

                                               Old GlobalCenter New GlobalCenter
                                               ---------------- ----------------
                                                         December 31,
                                               ---------------------------------
                                                     1998             1999
                                               ---------------- ----------------
                                                     Assets (Liabilities)
                                               ---------------------------------
                                                    (Amounts in thousands)
Long-term deferred income tax assets (liabil-
 ities)
  Intangibles................................       $  --           $(28,530)
  Depreciation...............................          221               214
  Net operating losses.......................          515             1,412
                                                    ------          --------
                                                       736           (26,904)
  Less: Valuation allowance..................         (515)           (1,412)
                                                    ------          --------
     Net long-term deferred income tax assets
     (liabilities)...........................       $  221          $(28,316)
                                                    ======          ========
Current deferred income tax assets
  Accrued benefits and compensation..........       $  688          $    168
  Reserves and allowances....................        1,594             1,681
  Other......................................          111             1,077
                                                    ------          --------
    Total current deferred income tax
     assets..................................       $2,393          $  2,926
                                                    ======          ========

   New GlobalCenter established a valuation allowance of approximately $1.4 million as of December 31, 1999 against net operating losses. The valuation allowance relates to the uncertainty of realizing the full benefit of the net operating loss carryforwards. In evaluating the amount of valuation allowance needed, the GlobalCenter group considers the prior operating results and future plans and expectations. The utilization period of the net operating loss carryforwards and the turnaround period of other temporary differences are also considered. The GlobalCenter group's net operating losses begin to expire in 2001. The realization of the current

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

net deferred income tax asset is dependent on the consolidated tax group, of which GlobalCenter group is a component, generating taxable income. Although realization is not assured, management believes it is more likely than not that the deferred income tax asset at December 31, 1999 will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of taxable income in future years are reduced.

(7) Commitments and Contingencies

Lease Commitments

   The GlobalCenter group has entered into various lease agreements for office space and data center facilities. Rent expense was $1.2 million, $3.6 million, $2.3 million, $3.7 million, $1.3 million, and $1.0 million for the three months ended March 31, 1999, March 31, 2000 and December 31, 1999, nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively. The GlobalCenter group leases certain equipment under capital lease arrangements.

   A summary of future minimum lease payments under capital and noncancelable operating lease agreements as of December 31, 1999 are as follows.

                                                      Capital      Operating
                                                       Leases        Leases
                                                     ----------   -------------
                                                     (Amounts in thousands)
   Years Ending December 31,
     2000...........................................  $     423   $      12,509
     2001...........................................        211          12,133
     2002...........................................         --          12,026
     2003...........................................         --          12,361
     2004...........................................         --          12,843
     Thereafter.....................................         --          84,354
                                                      ---------   -------------
                                                            634   $     146,226
                                                                  =============
   Less amount representing interest................        (66)
                                                      ---------
   Present value of lease payments..................        568
   Current portion of capital leases................       (374)
                                                      ---------
   Noncurrent portion of capital leases.............  $     194
                                                      =========

   It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

Other

   Management believes that there are no pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on the GlobalCenter group.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


(8) Stock Option Plans

Management Stock Plan

   The board of directors and the stockholder of GlobalCenter Inc. adopted the GlobalCenter Management Stock Plan ("Management Stock Plan") in January 2000. The Management Stock Plan was approved by the Global Crossing Ltd. compensation committee on March 2, 2000 and by the Global Crossing Ltd. Board of Directors, subject to stockholder approval, on April 12, 2000. The Management Stock Plan provides for grants of stock options to purchase shares of GlobalCenter Group stock and grants restricted shares of GlobalCenter group stock. Options granted under the Management Stock Plan may be incentive stock options or nonstatutory stock options.

   The total number of shares of GlobalCenter Inc. common stock reserved for awards shall not exceed 10% of the outstanding common stock of GlobalCenter Inc. The number of shares of such GlobalCenter group stock available for grant under the Management Stock Plan is approximately 27.5 million. Also, the outstanding options at the time of such issuance of the tracking stock shall be exercisable for a percentage of shares of GlobalCenter group stock equal to the percentage of outstanding shares of GlobalCenter, Inc. common stock at grant, after taking into account the value of the shares of GlobalCenter group stock reserved for issuance for the benefit of the Global Crossing group or to the holders of Global Crossing group stock.

   The Management Stock Plan imposes individual limits on the amount of awards that a participant can receive in any fiscal year. The Management Stock Plan is administered by the Global Crossing Ltd. compensation committee. The exercise price per share for a Management Stock Plan option will typically be the fair market value of GlobalCenter group stock on the date of grant. As of December 31, 1999, stock options to purchase 5.5% of GlobalCenter Inc. stock or GlobalCenter group stock, subject to election by the employee, had been approved for grant under the Management Stock Plan. The weighted average exercise price of such options to purchase 5.5% of shares is $110 million. As of December 31, 1999, no shares of restricted stock have been awarded under the Management Stock Plan. The pro forma effect of GlobalCenter group stock options issued on the accompanying combined financial statements is not material.

   As of March 31, 2000, stock options to purchase approximately 9.6% of GlobalCenter Inc. common stock or GlobalCenter group stock, subject to election by the employees, had been approved for grant under the Management Stock Plan. The aggregate exercise price of such options is approximately $191 million. Upon approval of the Management Stock Plan by the shareholders, the GlobalCenter group will record deferred stock compensation equal to the difference between the exercise price and the fair value of shares at the date of approval. The resulting deferred stock compensation will be amortized in accordance with the terms of vesting of such options and consistent with the accounting policy adopted by Global Crossing Ltd.

2000 Stock Plan

   The board of directors of Global Crossing Ltd. approved the GlobalCenter 2000 Stock Plan ("2000 Stock Plan"), subject to stockholder approval, on April 12, 2000. The 2000 Stock Plan will become effective upon the consummation of the Offering. The terms of the 2000 Stock Plan provide for grants of stock options to purchase shares of GlobalCenter group stock, stock appreciation rights and other stock-based awards. Options granted under the 2000 Stock Plan may be incentive stock options or nonstatutory stock options. The total number of shares of GlobalCenter group stock that are available for grant under the 2000 Stock Plan is approximately 13.7 million.

                              GLOBALCENTER GROUP
               (An integrated business of Global Crossing Ltd.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   The 2000 Stock Plan imposes individual limits on the amount of awards that a participant can receive in any calendar year. The 2000 Stock Plan is administered by the Global Crossing Ltd. board of directors. The exercise price per share for a 2000 Stock Plan option will typically be the fair market value of GlobalCenter group stock on the date of grant. All terms regarding each option are fixed by the board of directors in an award agreement, except that no option may have a term exceeding ten years.

Global Crossing Ltd. Stock Option Plans

   Employees of GlobalCenter group participate in the stock option plans of Global Crossing Ltd. Global Crossing Ltd. maintains a stock option plan under which options to acquire shares may be granted to directors, officers, employees and consultants. Global Crossing Ltd. accounts for this plan under APB Opinion No. 25, under which compensation cost is recognized only to the extent that the market price at the date of grant exceeds the exercise price. Terms and conditions of Global Crossing Ltd's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the compensation committee of Global Crossing Ltd., however, no options are exercisable more than ten years after date of grant. Certain employees of GlobalCenter group own stock options to acquire Global Crossing Ltd. stock. As GlobalCenter group was not part of the capital structure of Global Crossing Ltd. for the periods presented, the pro forma effect of Global Crossing Ltd. stock options held by GlobalCenter group employees in the accompanying combined financial statements is not presented. Upon effectiveness of the Offering, GlobalCenter group employees typically will no longer participate in Global Crossing group stock option plans.

(9) Subsequent Event (Unaudited)

GlobalCenter Asia Joint Venture

   In May 2000, Global Center Inc. entered into a Master Joint Venture Agreement with Asia Global Crossing Ltd. ("AGC"), a joint venture among Global Crossing Ltd., Microsoft Corporation and Softbank Corp. The purpose of the joint venture will be to exploit the GlobalCenter business in Asia.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To Global Crossing Ltd.:

     We have audited the accompanying consolidated balance sheets of Global Crossing Ltd. (a Bermuda company) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, cash flows and comprehensive income for the years ended December 31, 1999 and 1998 and for the period March 19, 1997 (Date of Inception) to December 31, 1997. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Crossing Ltd. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and for the period March 19, 1997 (Date of Inception) to December 31, 1997, in conformity with accounting principles generally accepted in the United States.

     As explained in the Notes to the consolidated financial statements, effective January 1, 1999, the Company changed its method of accounting for start-up costs.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index to Consolidated Financial Statements and Schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

         /s/ Arthur Andersen
_____________________________________
           Arthur Andersen

   Hamilton, Bermuda
   February 23, 2000

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (In thousands, except share and per share information)

                                             December 31, 1999 December 31, 1998
                                             ----------------- -----------------
ASSETS:
 Current assets:
 Cash and cash equivalents.................     $ 1,633,499       $  806,593
 Restricted cash and cash equivalents......          93,294           77,190
 Accounts receivable, net..................         966,973           71,195
 Other assets and prepaid costs............         252,767           21,637
                                                -----------       ----------
 Total current assets......................       2,946,533          976,615
 Restricted cash and cash equivalents......         138,118          367,600
 Accounts receivable.......................          52,052           43,315
 Capacity available for sale...............             --           574,849
 Property and equipment, net...............       6,026,053          433,707
 Goodwill and intangibles, net.............       9,557,422              --
 Investment in and advances to/from
  affiliates, net..........................         323,960          177,334
 Other assets..............................         661,442           65,757
                                                -----------       ----------
 Total assets..............................     $19,705,580       $2,639,177
                                                ===========       ==========
LIABILITIES:
 Current liabilities:
 Accrued construction costs................     $   275,361       $  129,081
 Accounts payable..........................         509,866            2,018
 Accrued cost of access....................         154,285              --
 Accrued liabilities.......................         280,629           29,972
 Accrued interest and preferred dividends..          66,745           14,428
 Deferred revenue..........................         127,367           44,197
 Income taxes payable......................         140,034           15,604
 Current portion of long term debt.........           5,496            6,393
 Other current liabilities.................         292,810           14,572
                                                -----------       ----------
 Total current liabilities.................       1,852,593          256,265
 Long-term debt............................       5,018,544        1,066,093
 Deferred revenue..........................         383,287           25,325
 Deferred credits and other................         796,606           34,174
                                                -----------       ----------
 Total liabilities.........................       8,051,030        1,381,857
                                                -----------       ----------
MINORITY INTEREST..........................         351,338              --
                                                -----------       ----------
MANDATORILY REDEEMABLE AND CUMULATIVE
 CONVERTIBLE PREFERRED STOCK:
 10 1/2% Mandatorily Redeemable Preferred
  Stock, 5,000,000 shares issued and
  outstanding as of December 31, 1999 and
  1998, $100 liquidation preference per
  share....................................         485,947          483,000
                                                -----------       ----------
 6 3/8% Cumulative Convertible Preferred
  Stock, 10,000,000 and 0 shares issued and
  outstanding as of December 31, 1999 and
  1998, respectively, $100 liquidation
  preference per share.....................         969,000              --
                                                -----------       ----------
 7% Cumulative Convertible Preferred Stock,
  2,600,000 and 0 shares issued and
  outstanding as of December 31, 1999 and
  1998, $250 liquidation preference per
  share....................................         629,750              --
                                                -----------       ----------
SHAREHOLDERS' EQUITY:
 Common stock, 3,000,000,000 shares
  authorized, par value $.01, 799,137,142
  and 432,776,246 shares issued as of
  December 31, 1999 and 1998,
  respectively.............................           7,992            4,328
 Treasury stock, 22,033,758 shares.........        (209,415)        (209,415)
 Additional paid-in capital and other
  shareholders' equity.....................       9,578,927        1,067,470
 Accumulated deficit.......................        (158,989)         (88,063)
                                                -----------       ----------
                                                  9,218,515          774,320
                                                -----------       ----------
 Total liabilities and shareholders'
  equity...................................     $19,705,580       $2,639,177
                                                ===========       ==========

                            See accompanying notes.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except share and per share information)

                                                                 Period from
                                                                March 19, 1997
                            Year Ended        Year Ended     (Date of Inception)
                         December 31, 1999 December 31, 1998 to December 31, 1997
                         ----------------- ----------------- --------------------
REVENUE.................    $ 1,664,824       $   419,866        $       --
                            -----------       -----------        -----------
EXPENSES:
 Cost of sales..........        850,483           178,492                --
 Operations,
  administration and
  maintenance...........        134,266            18,140                --
 Sales and marketing....        152,115            31,748              1,366
 Network development....         33,304            14,204                 78
 General and
  administrative........        250,202            56,797              1,618
 Depreciation and
  amortization..........        124,294               541                 39
 Goodwill and
  intangibles
  amortization..........        127,621               --                 --
 Termination of advisory
  services agreement....            --            139,669                --
                            -----------       -----------        -----------
                              1,672,285           439,591              3,101
                            -----------       -----------        -----------
OPERATING LOSS..........         (7,461)          (19,725)            (3,101)
EQUITY IN INCOME (LOSS)
 OF AFFILIATES..........         15,708            (2,508)               --
MINORITY INTEREST.......         (1,338)              --                 --
OTHER INCOME (EXPENSE):
 Interest income........         67,407            29,986              2,941
 Interest expense.......       (139,077)          (42,880)               --
 Other income, net......        180,765               --                 --
                            -----------       -----------        -----------
INCOME (LOSS) BEFORE
 PROVISION FOR INCOME
 TAXES, EXTRAORDINARY
 ITEM AND CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE...        116,004           (35,127)              (160)
 Provision for income
  taxes.................       (126,539)          (33,067)               --
                            -----------       -----------        -----------
LOSS BEFORE
 EXTRAORDINARY ITEM AND
 CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
 PRINCIPLE..............        (10,535)          (68,194)              (160)
 Extraordinary loss on
  retirement of debt....        (45,681)          (19,709)               --
                            -----------       -----------        -----------
LOSS BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE...        (56,216)          (87,903)              (160)
 Cumulative effect of
  change in accounting
  principle, net of
  income tax benefit of
  $1,400................        (14,710)              --                 --
                            -----------       -----------        -----------
NET LOSS................        (70,926)          (87,903)              (160)
 Preferred stock
  dividends.............        (66,642)          (12,681)           (12,690)
 Redemption of preferred
  stock.................            --            (34,140)               --
                            -----------       -----------        -----------
LOSS APPLICABLE TO
 COMMON SHAREHOLDERS....    $  (137,568)      $  (134,724)       $   (12,850)
                            ===========       ===========        ===========
NET LOSS PER COMMON
 SHARE:
 Loss applicable to
  common shareholders
  before extraordinary
  item and cumulative
  effect of change in
  accounting principle,
  basic and diluted.....    $     (0.15)      $     (0.32)       $     (0.04)
                            -----------       -----------        -----------
 Extraordinary item,
  basic and diluted.....          (0.09)            (0.06)               --
                            -----------       -----------        -----------
 Cumulative effect of
  change in accounting
  principle,
  basic and diluted.....          (0.03)              --                 --
                            -----------       -----------        -----------
 Net loss applicable to
  common shareholders,
  basic and diluted.....    $     (0.27)      $     (0.38)       $     (0.04)
                            ===========       ===========        ===========
 Shares used in
  computing basic and
  diluted loss per
  share.................    502,400,851       358,735,340        325,773,934
                            ===========       ===========        ===========

                            See accompanying notes.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            (In thousands, except share and per share information)

                                                                     Other Shareholders'
                             Common Stock         Treasury Stock           Equity
                          -------------------  --------------------  --------------------
                                                                     Additional                            Total
                                                                      Paid-in              Accumulated Shareholders'
                            Shares     Amount    Shares    Amount    Capital(a)   Other      Deficit      Equity
                          -----------  ------  ---------- ---------  ----------  --------  ----------- -------------
Issuance of common stock
 for cash in March 1997
 (Date of Inception),
 net of $1,264 issuance
  costs.................  325,773,934  $3,258         --  $     --   $   83,713  $    --    $     --    $   86,971
 Preferred stock
  dividends.............          --      --          --        --      (12,690)      --          --       (12,690)
 Net loss for the
  period................                                                                         (160)        (160)
                          -----------  ------  ---------- ---------  ----------  --------   ---------   ----------
Balance, December 31,
 1997...................  325,773,934   3,258         --        --       71,023       --         (160)      74,121
 Issuance of common
  stock for cash........    1,575,000      16         --        --        2,772       --          --         2,788
 Cash reimbursement to
  certain shareholders..          --      --          --        --       (7,047)      --          --        (7,047)
 Unearned compensation..          --      --          --        --       93,758   (93,758)        --           --
 Amortization of
  compensation expense..          --      --          --        --          --     37,111         --        37,111
 PCG Warrants...........   24,406,340     244         --        --      275,054       --          --       275,298
 Issuance of common
  stock in exchange for
  termination of
  advisory services
  agreement.............   14,210,526     142         --        --      134,858       --          --       135,000
 Preferred stock
  dividends.............          --      --          --        --      (12,681)      --          --       (12,681)
 Premium on redemption
  of preferred stock....          --      --          --        --      (34,140)      --          --       (34,140)
 Common stock
  transactions with
  certain shareholders..   21,733,758     217  22,033,758  (209,415)    209,198       --          --           --
 Issuance of common
  stock in connection
  with initial public
  offering, net of
  $30,916 issuance
  costs.................   44,420,000     444         --        --      390,630       --          --       391,074
 Issuance of common
  stock from exercise of
  stock options.........      656,688       7         --        --          692       --          --           699
 Net loss...............          --      --          --        --          --        --      (87,903)     (87,903)
                          -----------  ------  ---------- ---------  ----------  --------   ---------   ----------
Balance, December 31,
 1998...................  432,776,246   4,328  22,033,758  (209,415)  1,124,117   (56,647)    (88,063)     774,320
 Issuance of common
  stock from exercise of
  stock options.........   10,058,073     101         --        --      111,263       --          --       111,364
 Income tax benefit from
  exercise of stock
  options...............          --      --          --        --        9,368       --          --         9,368
 Unearned compensation..          --      --          --        --       55,066   (55,066)        --           --
 Amortization of
  compensation expense..          --      --          --        --          --     51,306         --        51,306
 Issuance of common
  stock in exchange for
  non-compete rights and
  licenses..............    2,239,632      22         --        --       19,978       --          --        20,000
 Cancellation of shares
  issued in connection
  with terminated merger
  with US West..........   (2,231,076)    (22)        --        --     (103,362)      --          --      (103,384)
 Preferred stock
  dividends.............          --      --          --        --      (66,642)      --          --       (66,642)
 Shares issued in
  connection with
  Frontier acquisition..  355,263,135   3,553         --        --    8,503,974       --          --     8,507,527
 Shares issued for
  retirement of debt....    1,031,132      10         --        --        5,290       --          --         5,300
 Foreign currency
  translation
  adjustment............          --      --          --        --          --    (20,698)        --       (20,698)
 Unrealized gain on
  securities............          --      --          --        --          --        980         --           980
 Net loss...............          --      --          --        --          --        --      (70,926)     (70,926)
                          -----------  ------  ---------- ---------  ----------  --------   ---------   ----------
Balance, December 31,
 1999...................  799,137,142  $7,992  22,033,758 $(209,415) $9,659,052  $(80,125)  $(158,989)  $9,218,515
                          ===========  ======  ========== =========  ==========  ========   =========   ==========

--------
(a) Additional Paid-in-Capital has been charged retroactively for the par value of the shares issued as a result of the 2-for-1 stock split effected in the form of a stock dividend effective on March 9, 1999.

                            See accompanying notes.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                 Period From
                                                                March 19, 1997
                            Year Ended        Year Ended     (Date of Inception)
                         December 31, 1999 December 31, 1998 to December 31, 1997
                         ----------------- ----------------- --------------------
CASH FLOWS PROVIDED BY
 OPERATING ACTIVITIES:
 Net loss..............     $  (70,926)        $ (87,903)          $   (160)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
 Extraordinary loss on
  retirement of senior
  notes................         45,681            19,709                --
 Cumulative effect of
  change in accounting
  principle............         14,710               --                 --
 Non-cash portion of US
  West termination
  agreement............       (103,384)              --                 --
 Stock related
  expenses.............         51,306            39,374                --
 Termination of
  advisory services
  agreement............            --            135,000                --
 Equity in (income)
  loss of affiliates...        (15,708)            2,508                --
 Depreciation and
  amortization.........        251,915               541                 39
 Provision for doubtful
  accounts.............         37,157             4,233                --
 Deferred income
  taxes................         35,274             9,654                --
 Capacity available for
  sale excluding cash
  expenditures for
  investing
  activities...........            --            123,329            (21,200)
 Other.................          7,726               --                 --
 Changes in operating
  assets and
  liabilities..........        252,333           (37,718)            26,442
                            ----------         ---------           --------
  Net cash provided by
   operating
   activities..........        506,084           208,727              5,121
                            ----------         ---------           --------
CASH FLOWS USED IN
 INVESTING ACTIVITIES:
 Cash paid for
  construction in
  progress and capacity
  available for sale...     (1,577,044)         (413,996)          (428,743)
 Acquisitions, net of
  cash acquired........     (2,456,811)              --                 --
 Proceeds from sale of
  unconsolidated
  subsidiary...........        379,086               --                 --
 Purchases of property
  and equipment........       (193,871)              --                 --
 Investments in and
  advances to
  affiliates...........       (161,337)          (16,701)               --
                            ----------         ---------           --------
  Net cash used in
   investing
   activities..........     (4,009,977)         (430,697)          (428,743)
                            ----------         ---------           --------
CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock,
  net..................        111,364           392,298             73,736
 Proceeds from issuance
  of preferred stock,
  net..................      1,598,750           483,000             92,470
 Proceeds from issuance
  of senior notes......      2,000,000           796,495            150,000
 Proceeds from long-
  term debt............      3,544,083           290,556            162,325
 Repayment of long-term
  debt.................     (3,351,732)         (176,890)               --
 Retirement of 1997
  issued senior notes..            --           (159,750)               --
 Redemption of 1997
  issued preferred
  stock................            --           (134,372)               --
 Finance costs
  incurred.............       (141,027)          (37,665)           (28,181)
 Cash reimbursement to
  certain
  shareholders.........            --             (7,047)               --
 Minority interest
  investment in
  subsidiary...........        350,000               --                 --
 Preferred dividends...        (52,429)              --                 --
 Decrease (increase) in
  restricted cash and
  cash equivalents.....        271,790          (419,515)           (25,275)
                            ----------         ---------           --------
  Net cash provided by
   financing
   activities..........      4,330,799         1,027,110            425,075
                            ----------         ---------           --------
NET INCREASE IN CASH
 AND CASH EQUIVALENTS..        826,906           805,140              1,453
CASH AND CASH
 EQUIVALENTS, beginning
 of period.............        806,593             1,453                --
                            ----------         ---------           --------
CASH AND CASH
 EQUIVALENTS, end of
 period................     $1,633,499         $ 806,593           $  1,453
                            ==========         =========           ========

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                                 (In thousands)

                                                                  Period From
                                                                 March 19, 1997
                             Year Ended        Year Ended     (Date of Inception)
                          December 31, 1999 December 31, 1998 to December 31, 1997
                          ----------------- ----------------- --------------------
SUPPLEMENTAL INFORMATION
 ON NON-CASH FINANCING
 ACTIVITIES:
 Common stock issued to
  holders of preferred
  stock.................     $       --         $     --            $ 13,325
                             ===========        =========           ========
 Common stock issued
  upon conversion of
  debt..................     $     5,300        $     --            $    --
                             ===========        =========           ========
SUPPLEMENTAL INFORMATION
 ON NON-CASH INVESTING
 ACTIVITIES:
 Costs incurred for
  construction in
  progress and capacity
  available for sale....     $ 1,704,258        $ 607,865           $497,319
 Increase in accrued
  construction costs....        (119,405)         (77,077)           (52,414)
 Increase in accrued
  interest..............             --            (8,412)            (1,641)
 Amortization of
  deferred finance
  costs.................          (7,809)          (7,883)            (2,223)
 (Increase) decrease in
  obligations under
  capital leases........             --            11,660            (12,298)
 PCG Warrants...........             --          (112,157)               --
                             -----------        ---------           --------
 Cash paid for
  construction in
  progress and capacity
  available for sale....     $ 1,577,044        $ 413,996           $428,743
                             ===========        =========           ========
 Non-cash purchases of
  property and
  equipment.............     $    38,300        $     --            $    --
                             ===========        =========           ========
 Transfer of capacity
  available for sale to
  property and
  equipment.............     $   574,849        $     --            $    --
                             ===========        =========           ========
 Common stock issued for
  non-compete rights....     $    20,000        $     --            $    --
                             ===========        =========           ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....     $  (296,467)       $(118,743)          $    --
 Other current assets...         (47,915)         (46,662)            (1,032)
 Other Long-Term
  Assets................         (98,029)             --                 --
 Deferred revenue.......         331,475           64,197              5,325
 Accounts payable and
  accrued liabilities...         258,739           30,332              1,249
 Income taxes payable...          73,650           15,604                --
 Obligations under
  inland services
  agreement.............         (21,994)          17,554             20,900
 Deferred credits and
  other.................          52,874              --                 --
                             -----------        ---------           --------
                             $   252,333        $ (37,718)          $ 26,442
                             ===========        =========           ========
 Detail of acquisitions:
 Assets acquired........     $11,120,676        $     --            $    --
 Liabilities assumed....      (2,613,149)             --                 --
                             -----------        ---------           --------
 Common stock issued....     $ 8,507,527        $     --            $    --
                             ===========        =========           ========
 Net cash paid for
  acquisitions..........     $ 2,456,811        $     --            $    --
 Cash acquired in
  acquisitions..........         123,855              --                 --
                             -----------        ---------           --------
 Cash paid for
  acquisition, including
  transaction fees......     $ 2,580,666        $     --            $    --
                             ===========        =========           ========
 Investments in
  Affiliates:
 Cost of investments in
  affiliates............     $  (161,337)       $(179,842)          $    --
 PCG Warrants...........             --           163,141                --
                             ===========        =========           ========
                             $  (161,337)       $ (16,701)          $    --
                             ===========        =========           ========
 Cash paid for interest
  and income taxes:
 Interest paid and
  capitalized...........     $   219,289        $  39,424           $  8,136
                             ===========        =========           ========
 Interest paid (net of
  capitalized
  interest).............     $   141,230        $  33,854           $    --
                             ===========        =========           ========
 Cash paid for taxes....     $    14,589        $   7,809           $    --
                             ===========        =========           ========

                            See accompanying notes.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (In thousands)

                                                                 Period from
                                                                March 19, 1997
                            Year Ended        Year Ended     (Date of Inception)
                         December 31, 1999 December 31, 1998 to December 31, 1997
                         ----------------- ----------------- --------------------
Net loss................     $(70,926)         $(87,903)            $(160)
 Foreign currency
  translation
  adjustment............      (20,698)              --                --
 Unrealized gain on
  securities............          980               --                --
                             --------          --------             -----
Comprehensive loss......     $(90,644)         $(87,903)            $(160)
                             ========          ========             =====





                            See accompanying notes.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND ORGANIZATION

   Global Crossing Ltd. (a Bermuda company, together with its consolidated subsidiaries, "GCL" or the "Company") is building and offering services over the world's first independent global fiber optic network, consisting of 101,000 announced route miles and serving five continents, 27 countries and more than 200 major cities. Upon completion of our currently announced systems, our network and our telecommunications and Internet product offerings will be available in markets constituting over 80% of the world's international communications traffic.

   The Company's strategy is to be the premier provider of global broadband Internet Protocol ("IP") and data services for both wholesale and retail customers. The Company is building a state-of-the-art fiber optic network that management believes to be of unprecedented global scope and scale to serve as the backbone for this strategy. Management believes that the Company's network will enable it to be the low cost service provider in most of its addressable markets.

   Asia Global Crossing, a joint venture with Softbank Corp. and Microsoft Corporation intends to become the first truly pan-Asian carrier to offer worldwide bandwidth and data communications. The Asia Global Crossing joint venture was established on November 24, 1999.

   GlobalCenter, a wholly-owned subsidiary of GCL, will expand its product set to become a single-source e-commerce service solution that will provide web-centric businesses with the high availability, flexibility and scalability necessary to compete in the rapidly expanding digital economy.

   Global Crossing Ltd. serves as a holding company for its subsidiaries' operations, including Global Marine Systems (acquired July 2, 1999), Frontier Corporation (acquired September 28, 1999), and Racal Telecom (acquired November 24, 1999).

   In February 1999, the Company's Board of Directors declared a 2-for-1 split of the Company's common stock in the form of a stock dividend which was effective on March 9, 1999. All share information presented in these consolidated financial statements gives retroactive effect to the 100-for-1 stock split in January 1998, 1.5-for-1 stock dividend in August 1998 and 2-for-1 stock dividend on March 9, 1999.

2. SIGNIFICANT ACCOUNTING POLICIES

   These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies are summarized as follows:

  a) Principles of Consolidation

   The consolidated financial statements include the accounts of GCL and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

   As described in Note 3, the Company completed the acquisitions of Global Marine Systems, Frontier and Racal Telecom during 1999. These acquisitions have had a major impact on the comparability of the Company's financial statements. To assist the reader of these financial statements and related notes, the Company has disclosed certain financial information in Note 3 including the pro forma impact of these acquisitions.

  b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates.

   The Company's operations and ability to grow may be affected by numerous factors, including changes in customer requirements, new laws and governmental regulations and policies, technological advances, entry of new competitors and changes in the willingness of financial institutions and other lenders to finance acquisitions and operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the telecommunications industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations.

  c) Development Stage Company

   The Company was in its development stage until May 1998 when the United States to United Kingdom segment of the AC-1 system was placed into service, and the Company began generating significant amounts of revenue.

  d) Revenue Recognition

  Services

   Revenue derived from telecommunication, incumbent local exchange ("ILEC") and maintenance services, including sales of capacity under operating type leases, are recognized as services are provided, net of an estimate for uncollectible accounts. Payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

  Sales-Type Leases

   Revenue from Capacity Purchase Agreements ("CPAs") that meet the criteria of sales-type lease accounting are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (i) the purchaser obtains the right to use the capacity, which can only be suspended if the purchaser fails to pay the full purchase price or fulfill its contractual obligations, (ii) the purchaser is obligated to pay Operations, Administration and Maintenance ("OA&M") costs and (iii) the segment of a system related to the capacity purchased is available for service. Certain customers who have entered into CPAs for capacity have paid deposits toward the purchase price which have been included as deferred revenue in the accompanying consolidated balance sheets.

   Prior to July 1, 1999, substantially all CPAs were treated as sales-type leases as described in Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS 13"). On July 1, 1999, the Company adopted Financial Accounting Standards Board Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" ("FIN 43"), which requires prospective transactions to meet the criteria set forth in Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("SFAS 66") to qualify for sales-type lease accounting. Since sales of terrestrial capacity did not meet the new criteria, the terrestrial portion of CPAs executed subsequent to June 30, 1999 were recognized over the terms of the contracts, as services.

  Percentage-of-Completion

   Revenue and estimated profits under long-term contracts for undersea telecommunication installation by Global Marine Systems are recognized under the percentage-of-completion method of accounting.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

  e) Cost of Sales

  Services

   Costs of the network relating to capacity contracts accounted for as operating leases are treated as fixed assets and, accordingly, are depreciated over the estimated useful life of the capacity.

  Sales-Type Leases

   Prior to October 1, 1999, the effective date of the Frontier merger, cost of sales for subsea circuits was calculated based on the ratio of capacity revenue recognized in the period to total expected capacity revenue over the life of the network system, multiplied by the total remaining costs of constructing the network system. This calculation of cost of sales matches costs with the value of each sale relative to total expected revenue. Until the entire system was completed, for purposes of calculating cost of sales, the total system costs incurred included an estimate of remaining costs to be incurred to complete the entire system plus the cost of system upgrades that management had the intent and ability to complete, provided the need for such upgrades was supported by a third party consultant's independent revenue forecast.

   Beginning October 1, 1999, the Company initiated service contract accounting and therefore began depreciating all of its systems; however, certain contracts still qualified for sales-type lease accounting. For these transactions, the Company's policy provided for recording cost of sales in the period in which the related revenue was recognized, in addition to the depreciation charge described below (see Property and Equipment and Construction in Progress). Under service contract accounting, the amount charged to cost of sales relating to subsea capacity was calculated by determining the estimated net book value of the specific subsea capacity at the time of the sale. The estimated book value includes expected costs of capacity the Company has the intent and ability to add through upgrades of that system, provided the need for such upgrades is supported by a third-party consultant's independent revenue forecast.

  f) Commissions and Advisory Services Fees

   The Company's policy is to record sales commissions and advisory fee expenses and related payables upon the recognition of revenue so as to appropriately match these costs with the related revenue. Under the Advisory Services Agreement ("ASA"), which was terminated by December 31, 1998, the Company paid PCG Telecom Services LLC ("PCG Telecom") and its affiliates 2% of revenue for advisory services performed. Under the Sales Agency Agreement, the Company paid Tyco Submarine Systems Ltd. ("TSSL") a commission based on a percentage of revenue from the sale of capacity on certain of the Company's systems.

  g) Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long Term)

   The Company considers cash in banks and short term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost which approximates fair value.

  h) Property and Equipment and Construction in Progress

   Property and equipment, which includes capitalized leases, are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a segment's completion are reflected as construction in progress in the accompanying consolidated balance sheets and recorded as property and equipment at the date each segment of the applicable system becomes operational.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   Construction in progress includes direct expenditures for construction of network systems and is stated at cost. Capitalized costs include costs incurred under the construction contract; advisory, consulting and legal fees; interest; and amortized finance costs incurred during the construction phase. Once it is probable that a cable system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date the development of the network system becomes probable are expensed as incurred.

   In connection with the construction of the Global Crossing network, the Company has entered into various agreements to sell or exchange dark fiber, ducts, rights of ways, and certain capacity. These non-monetary exchanges are recorded at the cost of the asset transferred or, if applicable, the fair value of the asset received.

   Interest incurred, which includes the amortization of deferred finance fees and issuance discount ("interest cost"), are capitalized to construction in progress. Total interest cost incurred and interest capitalized to construction in progress during the periods presented were:

                                                                    For the period
                                                                    March 31, 1997
                                Year Ended        Year Ended     (Date of Inception)
                             December 31, 1999 December 31, 1998 to December 31, 1997
                             ----------------- ----------------- --------------------
                                                  (In thousands)
   Interest cost incurred..      $217,136           $92,813             $9,777
                                 ========           =======             ======
   Interest cost
    capitalized to
    construction in
    progress...............      $ 78,059           $49,933             $9,777
                                 ========           =======             ======

   Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease. Estimated useful lives are as follows:

     Buildings...................................................... 10-40 years
     Leasehold improvements.........................................  2-25 years
     Furniture, fixtures and equipment..............................  2-30 years
     Transmission equipment.........................................  3-25 years

   Beginning October 1, 1999, the Company commenced service contract accounting. Carrying amounts related to completed subsea systems were reclassified from capacity available for sale to depreciable assets, and are being depreciated over their remaining economic useful lives.

   When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts, and resulting gains or losses are reflected in the determination of current net income.

   The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss would be recognized equal to an amount by which the carrying value exceeds the fair value of the assets.

  i) Goodwill and Intangibles

   Costs in excess of net assets of acquired businesses are amortized on the straight-line method over 3 to 25 years. In cases where undiscounted expected future cash flows are less than the carrying value, the impairment

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
loss would be included in the determination of current net income. Subsequent to acquisitions, the Company continually evaluates whether later events and circumstances have occurred which indicate that the remaining estimated useful life of intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted operating income over the remaining life of the intangible assets in measuring whether the intangible assets are recoverable.

  j) Deferred Finance Costs

   Costs incurred to obtain financing through the issuance of senior notes and long-term debt have been reflected as an asset included in other assets in the accompanying consolidated balance sheets. Costs incurred to obtain financing through the issuance of preferred stock have been reflected as a reduction in the carrying value of the issued preferred stock. The financing costs relating to the debt are amortized over the lesser of the term of the related debt agreements or the expected payment date of the debt obligation. In 1998, certain preferred stock was redeemed at which time the remaining balance of unamortized discount and offering costs was charged against additional paid-in capital. In 1999 and 1998, certain long-term debt was extinguished, at which time the remaining balance of unamortized discount and offering costs was written off and included in extraordinary loss on retirement of debt.

   During the construction period, the amortized portion of deferred financing costs relating to the senior notes and the long-term debt are included in construction in progress as a component of interest capitalized or recorded as interest expense in accordance with Statement of Financial Accounting Standards (SFAS) No. 34, "Capitalization of Interest Cost". The amortized portion of the deferred financing costs relating to the preferred stock is included as a component of preferred stock dividends.

  k) Investments

   Investments in which the Company does not have significant influence or in which the Company holds an ownership interest of less than 20% are recorded using the cost method of accounting. The equity method of accounting is applied for investments in affiliates, if the Company owns an aggregate of 20% to 50% of the affiliate and if the Company exercises significant influence over the affiliate. The equity method is also applied for entities in which the Company's ownership is in excess of 50% but over which the Company is unable to exercise effective control, due to minority shareholders participating in significant decisions in the ordinary course of business. If the Company holds more than 50% of the ownership and is able to exercise effective control, the owned entity's financial statements and the appropriate deductions for minority interest are included in the accompanying consolidated financial statements.

  l) Financial Instruments

   The Company uses derivative financial instruments to reduce its exposure to adverse fluctuations in interest rates and foreign currency exchange rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not enter into financial instruments for trading or speculative purposes. Accordingly, they are presented on the accompanying consolidated balance sheet at their carrying values, which approximates their fair values. Fair values are based on market quotes, current interest rates or management estimates, as appropriate.

   The Company has entered into forward currency contracts, hedging the exchange risk on committed foreign currency transactions. Gains and losses on these contracts are recognized at the time the underlying transaction is completed.

   As discussed in Note 15, the Company has entered into an interest rate swap agreement to hedge its variable interest-rate exposure on debt. Hedge accounting was applied in respect of these instruments; accordingly, the

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
net cash amounts to be paid or received on the agreement are accrued and recognized as an adjustment to interest expense on the related debt.

  m) Income Taxes

   The Company recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws.

  n) Effect of Foreign Currencies

  For those subsidiaries using the U.S. Dollar as their functional currency, transaction loss is recorded in the accompanying consolidated statements of operations. The Company's foreign transaction loss was $26.9 million for the year ended December 31, 1999. The effect of foreign currency transactions in all periods prior to the year ended December 31, 1999 were immaterial.

  For those subsidiaries not using the U.S. Dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders' equity. For the year ended December 31, 1999, the Company incurred a foreign currency translation loss of $20.7 million. For all periods prior to December 31, 1999, the translation adjustments were immaterial.

  o) Stock Option Plan

   The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options.

  p) Concentration of Credit Risk

   The Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customer's financial condition. As of and for the year ended December 31, 1999, five customers represented 14% and 29% of the Company's receivables and revenue, respectively.

  q) Change in Accounting Policy

   The Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") in the first quarter of 1999. Accordingly, a one-time charge of $15 million (net of tax benefit), representing start-up costs incurred and capitalized during previous periods, was charged against net income.

  r) Pending Accounting Standards

   In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which deferred SFAS No. 133's effective date to fiscal quarters beginning after June 15, 2000. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. The impact of the adoption of this standard has not been quantified.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

  s) Reclassifications

   Certain prior year amounts have been reclassified in the consolidated financial statements to conform to current year presentation.

3. MERGERS AND ACQUISITIONS

   The following mergers and acquisitions occurred during 1999 and have been accounted for in the accompanying consolidated financial statements under the purchase method of accounting for business combinations. The purchase price was allocated based on the estimated fair value of acquired assets and liabilities at the date of acquisition.

  Global Marine Systems Acquisition

   On July 2, 1999, the Company acquired the Global Marine business of Cable & Wireless Plc for approximately $908 million, consisting of a combination of cash and assumed indebtedness. This resulted in an excess of purchase price over net assets acquired of $693 million, which was allocated to goodwill and other intangible assets and are being amortized on the straight-line method over 3-25 years. Global Marine Systems provides services, including maintenance under a number of long-term contracts, to cables built by carriers and is the world's largest undersea cable installation and maintenance company. The Company initially financed the acquisition with committed bank financing in the amount of $600 million and the remainder with cash on hand.

  Frontier Corporation Merger

   On September 28, 1999, the Company completed its merger with Frontier Corporation, resulting in Frontier becoming a wholly owned subsidiary of the Company.

  Frontier shareholders received 2.05 shares of the Company's common stock for each outstanding share of common stock of Frontier Corporation, for a total of 355 million shares of Global Crossing common stock, including outstanding and unexercised stock options. The purchase price of $10.3 billion reflects a Global Crossing stock price of $22 15/16 per share, the average closing price of Global Crossing common stock from September 1, 1999 through September 3, 1999, and includes long term debt and Frontier stock options assumed by Global Crossing. For accounting purposes, the merger with the Company is deemed to have occurred as of the close of business on September 30, 1999. The excess of purchase price over net assets acquired of $7.7 billion was allocated to goodwill and other intangible assets; goodwill and intangible assets are being amortized on the straight-line method over 6-25 years.

  Racal Telecom Acquisition

   On November 24, 1999, the Company acquired Racal Telecom for approximately $1.6 billion in cash. The Company entered into a (Pounds)675 million (approximately $1,091 million as of December 31, 1999) credit facility to finance the acquisition. The excess of purchase price over net assets acquired of $1.3 billion was allocated to goodwill and is being amortized on the straight-line method over 6-25 years. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom. For accounting purposes, the acquisition is deemed to have occurred as of the close of business on November 30, 1999.

  Asia Global Crossing

   On November 24, 1999, the Asia Global Crossing joint venture was established. In exchange for a majority interest, the Company contributed to the joint venture its development rights in East Asia Crossing ("EAC") and its 58% interest in Pacific Crossing ("PC-1"). Softbank Corp. and Microsoft Corporation each contributed

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

$175 million in cash to Asia Global Crossing. In addition, Softbank and Microsoft committed to make a total of at least $200 million in capacity purchases on our network over a three-year period, expected to be utilized primarily on PC-1 and EAC. Softbank and Microsoft have also agreed to use Asia Global Crossing's network in the region, subject to specified conditions. Minority interest of $351 million was recorded in 1999 in connection with this joint venture.

  Hutchison Global Crossing

   On November 15, 1999, the Company entered into an agreement with Hutchison Whampoa Limited ("Hutchison") to form a joint venture called Hutchison Global Crossing, which began operations on January 12, 2000. The joint venture is owned in equal parts by the Company and Hutchison. In exchange for its 50 percent interest, the Company will contribute certain assets and services to the joint venture and, in January 2000, issued to Hutchison $400 million aggregate liquidation preference of its 6 3/8% cumulative convertible preferred stock, series B, convertible into its common stock. Hutchison Global Crossing will be accounted for as an unconsolidated joint venture under the equity method of accounting.

   The initial purchase price allocations for the 1999 business combinations are based on current estimates. The Company will make final purchase price allocations based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

   The following unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture demonstrates the results of operations had the merger and acquisitions related transactions been completed at the beginning of the periods presented.


                                                         December 31,
                                                   --------------------------
                                                       1999          1998
                                                   ------------  ------------
                                                          (unaudited)
                                                     (In thousands, except
                                                   share and per share data)
   Revenue........................................ $  4,139,897  $  3,643,521
                                                   ============  ============
   Net loss before extraordinary items and
    cumulative effect of change in accounting
    principles.................................... $   (462,544) $   (474,882)
                                                   ============  ============
   Net loss....................................... $   (522,935) $   (496,346)
                                                   ============  ============
   Loss applicable to common shareholders before
    extraordinary items and cumulative effect of
    change in accounting principles............... $   (554,715) $   (513,063)
                                                   ============  ============
   Loss applicable to common shareholders......... $   (614,986) $   (568,487)
                                                   ============  ============
   Loss per common share:
     Loss applicable to common shareholders
     Basic and diluted............................ $      (0.80) $      (0.80)
                                                   ============  ============
   Loss applicable to common shareholders before
    extraordinary items and cumulative effect of
    change in accounting principles
     Basic and diluted............................ $      (0.72) $      (0.72)
                                                   ============  ============
   Shares used in computing loss per share
     Basic and diluted............................  767,355,151   708,518,640
                                                   ============  ============

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

4. RESTRICTED CASH AND CASH EQUIVALENTS

  Current and long term restricted cash and cash equivalents include the following:

                                                               December 31,
                                                             -----------------
                                                               1999     1998
                                                             -------- --------
                                                              (In thousands)
   Funds restricted for PC-1 construction................... $138,118 $231,790
   Funds restricted under the AC-1 Credit Facility..........      --    89,000
   Funds restricted for MAC construction....................      --    65,000
   Funds restricted for dividends payments to parent
    company.................................................   76,202      --
   Funding for future interest on senior notes..............      --    38,000
   Other....................................................   17,092   21,000
                                                             -------- --------
                                                             $231,412 $444,790
                                                             ======== ========

   Under the Open Market Plan, dividend payments to the parent company are temporarily prohibited until Frontier Telephone of Rochester, Inc. ("FTR") receives clearance from the New York State Public Service Commission that service requirements are being met. Cash restricted for dividend payments by FTR, as of December 31, 1999, was approximately $76.2 million.

5. ACCOUNTS RECEIVABLE

   Current and long term accounts receivable are comprised of:

                                                              December 31,
                                                           --------------------
                                                              1999       1998
                                                           ----------  --------
                                                             (In thousands)
   Accounts receivable.................................... $1,114,135  $118,743
   Allowance for doubtful accounts........................    (95,110)   (4,233)
                                                           ----------  --------
   Accounts receivable, net............................... $1,019,025  $114,510
                                                           ==========  ========

6. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                              December 31,
                                                           --------------------
                                                              1999       1998
                                                           ----------  --------
                                                             (In thousands)
   Land................................................... $   14,886  $    --
   Buildings..............................................    184,827       --
   Leasehold improvements.................................     29,096       774
   Furniture, fixtures and equipment......................    771,585     5,306
   Transmission equipment.................................  2,544,903       --
                                                           ----------  --------
                                                            3,545,297     6,080
   Accumulated depreciation...............................   (124,874)     (580)
                                                           ----------  --------
                                                            3,420,423     5,500
   Construction in progress...............................  2,605,630   428,207
                                                           ----------  --------
   Total property and equipment, net...................... $6,026,053  $433,707
                                                           ==========  ========

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   Depreciation and amortization expense for the year ended December 31, 1999 was approximately $124 million. Depreciation expense for December 31, 1998 and for the period ended March 19, 1997 (date of inception) to December 31, 1997 was insignificant.

7. GOODWILL AND INTANGIBLES

   The Company acquired three companies in 1999 as described in Note 3. All companies acquired have been accounted for as purchases with the excess of the purchase price over the estimated fair value of the net assets acquired recorded as goodwill.

   Goodwill and intangibles are as follows:

                                                                December 31,
                                                               ----------------
                                                                  1999     1998
                                                               ----------  ----
                                                               (In thousands)
   Goodwill and intangibles................................... $9,685,043  $--
   Accumulated amortization...................................   (127,621)  --
                                                               ----------  ----
   Goodwill and intangibles, net.............................. $9,557,422  $--
                                                               ==========  ====

8. INVESTMENT IN AND ADVANCES TO/FROM AFFILIATES

  Investment in Pacific Crossing Ltd. ("PCL")

   In April 1998, the Company entered into a joint venture to construct the PC-1 cable system which is owned and operated by PCL. The Company has an economic interest in PCL represented by a 50% direct voting interest and, through one of the joint venture partners, owns a further 8% economic non-voting interest.

  Investment in Global Access Ltd.

   In December 1998, the Company entered into a joint venture, Global Access Ltd., to construct and operate GAL, a terrestrial cable system connecting Tokyo, Osaka and Nagoya with PC-1. The Company has a 49% interest in Global Access Ltd.

   The Company's investments in PCL and GAL are accounted for as interest in affiliates under the equity method because the Company is not able to exercise effective control over their operations.

   The Company's investment in affiliates consists of the following:

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
                                                               (In thousands)
   Investment in Pacific Crossing Ltd........................ $266,068 $160,639
   Investment in Global Access Ltd...........................   22,693   16,695
   Other investments and advances to/from affiliates.........   35,199      --
                                                              -------- --------
   Investment in and advances to/from affiliates............. $323,960 $177,334
                                                              ======== ========

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

9. TAXES

   The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). The provision for income taxes is comprised of the following:

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
                                                               (In thousands)
   Current................................................... $144,906  $23,413
   Deferred..................................................  (18,367)   9,654
                                                              --------  -------
   Total income tax expense.................................. $126,539  $33,067
                                                              ========  =======

   Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

   Bermuda does not impose a statutory income tax and consequently the provision for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions which impose income taxes.

   The following is a summary of the significant items giving rise to components of the Company's deferred tax assets and liabilities:

                                                   December 31,
                                     ------------------------------------------
                                             1999                  1998
                                     --------------------- --------------------
                                      Assets   Liabilities  Assets  Liabilities
                                     --------  ----------- -------- -----------
                                        (In thousands)        (In thousands)
   Bad debt reserve................  $ 11,199   $     --   $    --   $    --
   Research and development costs..       --      (41,018)      --        --
   Depreciation....................       --     (380,893)      --     (4,042)
   Basis adjustment to purchased
    companies......................       --       (9,282)      --        --
   Employee benefits obligation....       --      (32,918)      --        --
   Net operating loss (NOL)
    carryforwards..................    58,865         --        --        --
   Deferred and stock related
    compensation...................    11,066         --        504       --
   Other...........................    35,156     (15,235)      --     (6,116)
                                     --------   ---------  --------  --------
                                      116,286    (479,346)      504   (10,158)
   Valuation allowance.............   (54,780)        --        --        --
                                     --------   ---------  --------  --------
                                     $ 61,506   $(479,346) $    504  $(10,158)
                                     ========   =========  ========  ========

   The Company established a valuation allowance of $54,780 as of December 31, 1999. The valuation allowance is related to deferred tax assets due to the uncertainty of realizing the full benefit of the NOL carryforwards. In evaluating the amount of valuation allowance needed, the Company considers the acquired companies' prior operating results and future plans and expectations. The utilization period of the NOL carryforwards and the turnaround period of other temporary differences are also considered. The Company's NOLs begin to expire in 2004.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

10. LONG-TERM DEBT

   Outstanding debt consists of the following:

                                                            December 31,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
                                                           (In thousands)
   9 1/2% Senior Notes due 2009........................ $1,100,000  $      --
   9 1/8% Senior Notes due 2006........................    900,000         --
   9 5/8% Senior Notes due 2008........................    800,000     800,000
   Senior Secured Revolving Credit Facility............    648,597         --
   Racal Telecom Term Loan A...........................    646,130         --
   Medium-Term Notes, 7.51%--9.3%, due 2000 to 2004....    219,000         --
   7 1/4% Senior Notes due 2004........................    300,000         --
   6% Dealer Remarketable Securities (DRS) due 2013....    200,000         --
   AC-1 Credit Facility................................        --      266,799
   Other...............................................    242,028       9,192
                                                        ----------  ----------
   Total debt..........................................  5,055,755   1,075,991
   Less: discount on long-term debt, net...............    (31,715)     (3,505)
   Less: current portion of long-term debt.............     (5,496)     (6,393)
                                                        ----------  ----------
   Long-term debt...................................... $5,018,544  $1,066,093
                                                        ==========  ==========


   Maturities of long-term debt are as follows (in thousands):

     Year Ending December 31,
     2000.......................................................... $    5,496
     2001..........................................................    121,411
     2002..........................................................     43,618
     2003..........................................................     38,336
     2004..........................................................  1,167,256
     Thereafter....................................................  3,679,638
                                                                    ----------
     Total......................................................... $5,055,755
                                                                    ==========

  Senior Notes

   On November 12, 1999, Global Crossing Holdings Ltd. ("GCH"), a wholly-owned subsidiary of GCL, issued two series of senior unsecured notes ("New Senior Notes"). The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1.1 billion. The New Senior Notes are guaranteed by GCL. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

   On May 18, 1998, GCH also issued 9 5/8% senior notes due May 15, 2008, with a face value of $800 million ("9 5/8% Senior Notes"). The 9 5/8% Senior Notes are guaranteed by GCL. Interest will be paid on the notes on May 15 and November 15 of each year.

   The 12% senior notes issued by Global Telesystems Holdings Ltd. ("GTH"), now known as Atlantic Crossing Holdings Ltd., with a face value of $150 million, due March 31, 2004 ("Old Senior Notes"), were repurchased in May 1998 with the proceeds from the issuance of the 9 5/8% Senior Notes. The Company

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
recognized an extraordinary loss of approximately $20 million on repurchase comprised of a premium of approximately $10 million and a write-off of approximately $10 million of unamortized deferred financing costs during 1998.

  Senior Secured Revolving Credit Facility

   On July 2, 1999, the Company, through GCH, entered into a $3 billion senior secured corporate credit facility ("Corporate Credit Facility") with several lenders. The proceeds from the Corporate Credit Facility were used to repay existing indebtedness and fund capital expenditures. The Corporate Credit Facility consisted of two term loans and a revolving credit facility, which matures on July 2, 2004. The term loans were paid in full during fiscal year 1999. Unused credit under the revolving credit facility is approximately $350 million as of December 31, 1999. Interest is payable at LIBOR plus 2.25 percent (8.44 percent at December 31, 1999).

   During 1999, the Company recognized an extraordinary loss resulting from the payoff of existing debt in connection with the issuance of the Corporate Credit Facility, comprised of a write-off of $15 million of unamortized deferred financing costs.

   On November 12, 1999, the proceeds from the issuance of the New Senior Notes were used to pay down the fixed term portion of the Corporate Credit Facility, resulting in a write-off of $31 million of unamortized deferred financing costs.

  AC-1 Credit Facility

   During 1997, the Company's wholly-owned subsidiary, Atlantic Crossing Ltd. ("ACL"), entered into a $482 million aggregate senior secured non-recourse loan facility (the "AC-1 Credit Facility") with a group of banks led by CIBC and Deutsche Bank AG, for the construction and financing costs of AC-1. The AC-1 Credit Facility was paid in full in July 1999.

  MAC Credit Facility

   During November 1998, the Company's wholly-owned subsidiary, Mid-Atlantic Crossing Ltd. ("MACL"), entered into a $260 million aggregate senior secured non-recourse loan facility (the "MAC Credit Facility"). As of December 31, 1998, the outstanding balance was $9 million. The MAC Credit Facility was paid in full in July 1999.

  6% Dealer Remarketable Securities

   The 6% DRS were issued by Frontier Corporation and were outstanding at the date of acquisition. The 6% DRS are due on October 15, 2013. Interest will be paid on April 15 and October 15 each year. These notes may be put back to the Company in October 2003, depending on the interest rate environment at that time.

  7 1/4% Senior Notes

   The 7 1/4% Senior Notes were issued by Frontier Corporation and were outstanding at the date of acquisition. The 7 1/4% Senior Notes are due May 14, 2004. Interest will be paid on May 15 and November 15 each year.

   In December 1997, the Company entered into an interest rate hedge agreement that effectively converts $200 million of the Company's 7.25% fixed-rate notes due May 2004 into a floating rate based on the US dollar London Interbank Offered Rate ("LIBOR") index rate plus 1.26%. The agreement expires in May 2004. Interest expense and the related cash flows under the agreement are accounted for on an accrual basis. The Company periodically enters into such agreements to balance its floating rate and fixed rate obligations to insulate against interest rate risk and minimize interest expense.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

  Racal Telecom Term Loan A

   On November 24, 1999, the Company entered into a GBP 675 million (approximately $1,091 million as of December 31, 1999) credit facility to finance the acquisition of Racal Telecom. The facility consists of two term loans due November 24, 2007. Interest is payable at LIBOR plus 2.5 percent (8.44 percent at December 31, 1999).

  Medium Term Notes

   The Medium Term Notes were issued by Frontier Corporation and were outstanding at the date of acquisition. The Company intends to refinance the notes due in fiscal 2000 with proceeds from the other available debt facilities.

   Certain of the debt facilities mentioned above contain various financial and non financial restrictive covenants and limitations, including, among other things, the satisfaction of tests of "consolidated cash flow", as defined. Additionally, certain ILEC assets are pledged as security.

11. OBLIGATIONS UNDER INLAND SERVICES AGREEMENT, CAPITAL LEASES AND OPERATING LEASES

   The Company has capitalized the minimum lease payment of property and equipment under leases that qualify as capital leases.

   At December 31, 1999, future minimum payments under these capital leases are as follows (in thousands) and are included in Deferred credits and other in the accompanying Consolidated Balance Sheet:

   Year Ending December 31,
   2000.............................................................. $  53,235
   2001..............................................................    43,279
   2002..............................................................    38,390
   2003..............................................................    36,486
   2004..............................................................    53,195
   Thereafter........................................................   436,580
                                                                      ---------
   Total minimum lease payments......................................   661,165
   Less: Amount representing maintenance payments....................  (133,240)
   Less: Amount representing interest................................  (272,358)
                                                                      ---------
   Present value of minimum lease payments........................... $ 255,567
                                                                      =========

   The Company has commitments under various non-cancelable operating leases.
Estimated future minimum lease payments on operating leases are approximately as follows (in thousands):

   Year Ending December 31,
   2000.............................................................. $ 131,569
   2001..............................................................    79,932
   2002..............................................................    77,646
   2003..............................................................    70,678
   2004..............................................................    65,908
   Thereafter........................................................   347,924
                                                                      ---------
   Total............................................................. $ 773,657
                                                                      =========

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   Rental expense for the years December 31, 1999 and 1998 and period from March 19, 1997 (Date of Inception) to December 31, 1997 is $74,249, $754 and none, respectively (in thousands).

12. COMMITMENTS, CONTINGENCIES AND OTHER

   As of December 31, 1999, ACL was committed under contracts with Tyco Submarine Systems Ltd. ("TSSL") for AC-1 upgrades totaling approximately $59 million and is committed under the OA&M contract with TSSL to quarterly payments, over the next eight years, totaling approximately $247 million which will be borne by the Company's customers or by the Company to the extent there is unsold capacity.

   ACL was committed to paying TSSL commissions ranging from 3% to 7% on revenue received until 2002, subject to certain reductions. The Company also had a commission sharing agreement with TSSL whereby GCL had primary responsibility for the marketing and sale of capacity of AC-1 and PC-1 and shared a percentage of commissions payable to TSSL as consideration for assuming primary responsibility for the sales effort and marketing of the Company's projects. The Sales Agency Agreement with TSSL will terminate in March 2002 with an option by the Company to extend it until March 2005. The Company provided TSSL with a notice of termination with respect to these agreements effective February 22, 2000.

   As of December 31, 1999, the Company was committed under the contracts to construct its Mid-Atlantic Crossing, Pan American Crossing, South American Crossing, Pan European Crossing and East Asia Crossing systems for future construction costs totaling approximately $2 billion.

   In addition, as of December 31, 1999, the Company was committed to make future equity contributions to PCL in the amount of $240 million.

   The Company and a number of its subsidiaries in the normal course of business are party to a number of judicial, regulatory and administrative proceedings. The Company's management does not believe that any material liability will be imposed as a result of any of these matters.

13. PREFERRED STOCK

  Cumulative Convertible Preferred Stock

   In September 1999, GCL authorized 20,000,000 shares of preferred stock on terms and conditions to be established from time to time at the discretion of the Board of Directors.

   In December 1999, GCL issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 per share for net proceeds of $630 million. Each share of preferred stock is convertible into
4.6948 shares of common stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%. Dividends accrued as of December 31, 1999 were $1.9 million.

   In November 1999, GCL issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 per share for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of common stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%. Dividends accrued as of December 31, 1999 were $9.7 million.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   The convertible preferred stock ranks junior to each other class of capital stock other than common stock of GCL with respect to dividend rights, rights of redemption or rights on liquidation and on a parity with any future preferred stock of GCL. The convertible preferred stock is junior in right of payment of all indebtedness of GCL and its subsidiaries. The preferred stock is non-voting unless the accumulation of unpaid dividends on the outstanding preferred stock is an amount equal to six quarterly dividend payments. The preferred stock can be redeemed, at the Company's option, starting in 2004 at specified premiums declining to par in 2009. Holders of preferred stock have the right to require the Company to repurchase shares of the preferred stock at par following the occurrence of certain change of control transactions.

  10 1/2% Mandatorily Redeemable Preferred Stock

   In December 1998, GCH authorized the issuance of 7,500,000 shares of preferred stock ("GCH Preferred Stock") at a liquidation preference of $100.00 per share plus accumulated and unpaid dividends. In December 1998, 5,000,000 shares of GCH Preferred Stock were issued for $500 million in cash. The Company reserved for future issuances up to 2,500,000 shares to pay dividends. Dividends accrued as of December 31, 1999 and 1998 were $4 million. Unamortized issuance costs were $14.1 million and $17 million as of December 31, 1999 and 1998, respectively.

   The holders of the GCH Preferred Stock are entitled to receive cumulative, semi-annual compounding dividends at an annual rate of 10 1/2% of the $100 liquidation preference per share. At the Company's option, accrued dividends may be paid in cash or paid by issuing additional preferred stock (i.e. pay-in-kind) until June 1, 2002, at which time they must be paid in cash. As of December 31, 1999, all dividends had been paid in cash. Dividends are payable semi-annually in arrears on each June 1 and December 1. The preferred stock ranks senior to all common stock of GCH with respect to dividend rights, rights of redemption or rights on liquidation and on a parity with any future preferred stock of GCH. The preferred stock is junior in right of payment of all indebtedness of GCH and its subsidiaries. The preferred stock is non-voting unless the accumulation of unpaid dividends (or if, beginning on June 1, 2002, such dividends are not paid in cash) on the outstanding preferred stock is an amount equal to three semi-annual dividend payments.

   The preferred stock has a mandatory redemption on December 1, 2008 at a price in cash equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends thereon to the date of redemption. The preferred stock can be redeemed, in whole or in part, at the Company's option at redemption prices starting at 105.25% of the liquidation preference in 2003, declining to 103.5% in 2004, 101.75% in 2005 and 100% thereafter.

   The certificate of designation governing the preferred stock imposes certain limitations on the ability of the Company to, among other things, (i) incur additional indebtedness and (ii) pay certain dividends and make certain other restricted payments and investments, which limitations are in part based upon satisfaction of tests of "consolidated cash flow," as defined.

  14% Mandatorily Redeemable Preferred Stock

   In March 1997, GTH authorized and issued 500,000 shares of preferred stock ("GTH Preferred Stock") at a liquidation preference of $1,000 per share.

   In June 1998, proceeds from the issuance of the 9 5/8% Senior Notes were used to redeem this preferred stock. The redemption resulted in a $34 million charge against additional paid-in capital comprised of a $16 million redemption premium and $18 million of unamortized discount and issuance cost on the preferred stock on the date of the redemption. The redemption premium and write-off of unamortized discount and issuance costs on the preferred stock were treated as a deduction to arrive at the net loss applicable to common shareholders in the consolidated statement of operations.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   Preferred stock dividends included the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
     Preferred stock dividends................................. $63,742 $11,712
     Amortization of discount on preferred stock...............     --      618
     Amortization of preferred stock issuance costs............   2,900     351
                                                                ------- -------
                                                                $66,642 $12,681
                                                                ======= =======

14. NET LOSS PER SHARE

   Losses per share are calculated in accordance with SFAS No. 128, "Earnings Per Share." Share and per share data presented reflects all stock dividends and stock splits.

   The following is a reconciliation of the numerators and the denominators of the basic and diluted loss per share:

                                                                 For the period
                                  December 31,                   March 31, 1997
                            --------------------------------   (Date of Inception)
                                1999             1998         to December 31, 1997
                            ---------------  ---------------  --------------------------
                            (In thousands, except share and per share data)
   Loss before
    extraordinary item and
    cumulative effect of
    change in accounting
    principle.............. $       (10,535) $       (68,194)     $          (160)
   Preferred stock
    dividends..............         (66,642)         (12,681)             (12,690)
   Redemption of preferred
    stock..................             --           (34,140)                 --
                            ---------------  ---------------      ---------------
   Loss applicable to
    common shareholders
    before extraordinary
    item and cumulative
    effect of change in
    accounting principle... $       (77,177) $      (115,015)     $       (12,850)
                            ===============  ===============      ===============
   Weighted average share
    outstanding:
     Basic and diluted.....     502,400,851      358,735,340          325,773,934
                            ===============  ===============      ===============
   Loss applicable to
    common shareholders
     before extraordinary
      items and cumulative
      effect of change in
      accounting principle
     Basic and diluted..... $         (0.15) $         (0.32)     $         (0.04)
                            ===============  ===============      ===============

   Dilutive options and warrants did not have an effect on the computation of diluted loss per share in 1999 and 1998 since they were anti-dilutive. The impact of dilutive options and warrants increases the weighted average shares outstanding to 552,466,665 shares as of December 31, 1999.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

15. FINANCIAL INSTRUMENTS

   The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable and accrued liabilities, accrued interest, obligations under inland services agreements and capital leases and long term debt approximate their fair value. The fair value of the senior notes (the New Senior Notes and 9 5/8% Senior Notes), mandatorily redeemable preferred stock, cumulative convertible preferred stock and the interest rate swap are based on market quotes and the fair values are as follows:

                             December 31, 1999          December 31, 1998
                         -------------------------- --------------------------
                         Carrying Amount Fair Value Carrying Amount Fair Value
                         --------------- ---------- --------------- ----------
                               (In thousands)             (In thousands)
Senior notes............   $3,135,000    $3,090,294    $796,495      $834,000
Mandatorily redeemable
 preferred stock........      485,947       498,750     483,000       480,000
Cumulative convertible
 preferred stock........    1,598,750     1,975,300         --            --
Interest rate swap......   $      --     $    6,602    $    --       $     26

16. STOCK OPTION PLAN

   GCL maintains a stock option plan under which options to acquire shares may be granted to directors, officers, employees and consultants of the Company. The Company accounts for this plan under APB Opinion No. 25, under which compensation cost is recognized only to the extent that the market price of the stock exceeds the exercise price. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation Committee of the Board of Directors; however, no options are exercisable more than ten years after date of grant.

   Prior to its merger with the Company, Frontier maintained stock option plans for its directors, executives and certain employees. The exercise price for options under all Frontier plans was the fair market value of the stock on the date of the grant. The stock options expire ten years from the date of the grant and vest over a period from one to three years. The Frontier plans provided for discretionary grants of stock options which were subject to the passage of time and continued employment restrictions.

   In connection with the Frontier merger, the Company exchanged all of the outstanding Frontier stock options for 25.3 million Global Crossing stock options which vested immediately at the date of the merger. As of December 31, 1999, 17.7 million stock options under the Frontier plans remained vested and outstanding.

  Additional information regarding options granted and outstanding for the years ended December 31, 1998 and 1999 are summarized below:

                                                                        Weighted
                                                Options     Number of   Average
                                               Available     Options    Exercise
                                               For Grant   Outstanding   Price
                                              -----------  -----------  --------
   Balance as of December 31, 1997...........         --           --       --
     Authorized..............................  33,215,730
     Granted................................. (30,762,466)  30,762,466   $ 2.85
     Exercised...............................                 (656,688)    1.06
     Cancelled...............................   3,253,000   (3,253,000)    1.11
                                              -----------  -----------   ------
   Balance as of December 31, 1998...........   5,706,264   26,852,778     3.11
     Authorized..............................  82,010,014          --       --
     Granted................................. (65,019,955)  65,019,955    24.20
     Exercised...............................              (10,058,073)   11.07
     Cancelled...............................   3,175,154   (3,175,154)   22.17
                                              -----------  -----------   ------
   Balance as of December 31, 1999...........  25,871,477   78,639,506   $18.76
                                              ===========  ===========   ======

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   The following tables summarize information concerning outstanding and exercisable options:

                                                      December 31, 1999
                     ------------------------------------------------------------------------------------
                                       Options Outstanding                       Options Exercisable
                     ------------------------------------------------------- ----------------------------
                     Weighted Average   Weighted Average    Weighted Average             Weighted Average
       Range of           Number      Remaining Contractual  Exercise Price    Number     Exercise Price
   Exercise Prices     Outstanding       Life (in years)       per Share     Exercisable    per Share
   ---------------   ---------------- --------------------- ---------------- ----------- ----------------
   $ 0.35 to $ 1.43     14,153,480            7.79               $ 0.83       7,871,980       $ 0.83
     2.00 to  9.00       7,157,036            8.18                 3.14       3,635,345         3.29
     9.30 to  13.80     12,539,297            7.71                11.61      10,207,026        11.60
    13.96 to  19.82     11,961,988            8.54                17.15       8,961,988        16.26
    20.60 to  23.44     19,975,778            9.65                25.82       1,175,228        24.48
   $33.00 to $61.38     12,851,927            9.73                44.68       1,741,334        46.15
   ----------------  ---------------- --------------------- ---------------- ----------- ----------------
   Total                78,639,506            8.73               $18.76      33,592,901       $11.66
                     ================ ===================== ================ =========== ================

                                                      December 31, 1998
                     ------------------------------------------------------------------------------------
                                       Options Outstanding                       Options Exercisable
                     ------------------------------------------------------- ----------------------------
                     Weighted Average   Weighted Average    Weighted Average             Weighted Average
      Range of            Number      Remaining Contractual  Exercise Price    Number     Exercise Price
   Exercise Prices     Outstanding       Life (in years)       per Share     Exercisable    per Share
   ---------------   ---------------- --------------------- ---------------- ----------- ----------------
   $0.35 to $0.83       15,717,280             9.2               $ 0.83       4,803,833       $ 0.83
    2.00 to 3.33         6,844,598             9.5                 3.13       1,625,000         3.33
    9.50 to 13.26        4,290,900             9.7                11.44         302,834        11.34
   ---------------   ---------------- --------------------- ---------------- ----------- ----------------
   Total                26,852,778             9.3               $ 3.11       6,731,667       $ 1.91
                     ================ ===================== ================ =========== ================

   During the years ended December 31, 1999 and 1998, the Company recorded in additional paid-in capital $55 million and $94 million, respectively, of unearned compensation, relating to awards under the stock incentive plan plus the grant of certain economic rights and options to purchase common stock. During 1999 and 1998 the Company recognized expense of $51 million and $39 million, respectively, of stock related compensation relating to the stock incentive plan and the vested economic rights to purchase common stock. The remaining $60 million of unearned compensation will be recognized as follows:
$36 million in 2000, $20 million in 2001 and $4 million in 2002.

   The Company entered into an employment arrangement with a key executive, and granted him economic rights to purchase two million shares of common stock at $2.00 per share. One-third of these economic rights vested immediately and the balance vests over two years. The Company recorded the excess of the fair market value of these options and rights over the purchase price as unearned stock compensation in the amount of $15 million during the year ended December 31, 1998. The unearned compensation is being recognized as expense over the vesting period of the economic right.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company accounted for employee stock options under APB 25 and is recognizing compensation expense over the vesting period to the extent that the fair value of the stock on the date the options were granted exceeded the exercise price. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the SFAS 123 fair value approach, the impact on the Company's loss applicable to common shareholders and loss per share would be as follows:

                                                                    Period from
                                                                   March 19, 1997
                               Year Ended        Year Ended     (Date of Inception)
                            December 31, 1999 December 31, 1998 to December 31, 1997
                            ----------------- ----------------- --------------------
                                  (In thousands, except per share information)
   Net loss applicable to
    common shareholders:
     As reported...........     $(137,568)        $(134,724)          $(12,850)
     Pro forma.............     $(236,184)        $(141,585)          $(12,850)
   Basic and diluted net
    loss per share:
     As reported...........     $   (0.27)        $   (0.38)          $  (0.04)
     Pro forma.............     $   (0.47)        $   (0.39)          $  (0.04)

   Under SFAS 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model assuming the following weighted average assumptions used for the year ended December 31, 1999; zero dividend yield, expected volatility of 40.00, weighted average risk free rate of return of 6.56% and expected life of 4 years. For the year ended December 31, 1998; zero dividend yield, expected volatility of 0% to 42%, weighted average risk free rate of return of 5.45% and expected life of 4 years.

17. EMPLOYEE BENEFIT PLANS

  401(k) Plan

   Beginning in 1998, the Company offered its qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company matches one-half of individual employee contributions up to a maximum level not to exceed 7.5% of the employee's compensation. The Company's contributions to the plan vest immediately. Expenses recorded by the Company relating to its 401(k) plan were approximately $0.6 million and $0.2 million for the years ended December 31, 1999 and 1998, respectively.

   The Company also sponsors a number of defined contribution plans for Frontier employees. The most significant plan covers non-bargaining employees, who can elect to make contributions through payroll deduction. The Company provides a contribution of .5 percent of gross compensation in common stock for every employee eligible to participate in the plan. The common stock used for matching contributions is purchased on the open market by the plan's trustee. The Company also provides one hundred percent matching contributions in its common stock up to three percent of gross compensation, and may, at the discretion of the Management Benefit Committee, provide additional matching contributions based upon Frontier's financial results. The total cost recognized for all defined contribution plans was $2.6 million from the date of the merger through December 31, 1999.

  Pension Plan

   As a result of the merger with Frontier, the Company has noncontributory plans which have been frozen, providing for service pensions and certain death benefits for substantially all Frontier employees. The assets and

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
liabilities related to these plans were recorded at fair market value at the date of the merger. In 1995 and 1996, these defined benefit plans were frozen. On an annual basis, contributions are remitted to the trustees to ensure proper funding of the plans.

   The majority of the Company's pension plans have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following table summarizes the funded status of the Company's pension plans and the related amounts that are included in "Other assets" in the Consolidated Balance Sheet of the Company as of December 31, 1999 (in thousands):

   CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at September 30, 1999........................ $451,600
     Service cost....................................................       14
     Interest cost...................................................    8,397
     Actuarial gain..................................................  (11,025)
     Benefits paid...................................................   (9,151)
                                                                      --------
     Benefit obligation at December 31, 1999......................... $439,835
                                                                      ========
   CHANGE IN PLAN ASSETS
     Fair value of plan assets at September 30, 1999................. $621,100
     Actual return on plan assets....................................   86,516
     Employer contribution...........................................      550
     Benefits paid...................................................   (9,151)
                                                                      --------
     Fair value of plan assets at December 31, 1999.................. $699,015
                                                                      ========
     Funded status................................................... $259,180
     Unrecognized net gain...........................................  (83,192)
                                                                      --------
     Prepaid benefit cost, net....................................... $175,988
                                                                      ========

   The net periodic pension cost consists of the following for the three month period ended December 31, 1999 (in thousands):

   Service cost...................................................... $     14
   Interest cost on projected benefit obligation.....................    8,397
   Return on plan assets.............................................  (14,349)
                                                                      --------
   Net periodic pension benefit...................................... $ (5,938)
                                                                      ========

   The following rates and assumptions were used to calculate the projected benefit obligation as of December 31, 1999:

   Weighted average discount rate....................................    8.00%
   Rate of salary increase...........................................    5.00%
   Expected return on plan assets....................................    9.50%

   The Company's policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under SFAS No. 87, "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

  Postretirement Benefit Other Than Pensions

   The Company provides postretirement health care and life insurance benefits, which have been frozen, to most of its employees. Plan assets consist principally of life insurance policies and money market instruments. In 1996, Frontier amended its healthcare benefits plan to cap the cost absorbed by the Company for healthcare and life insurance for its bargaining employees who retire after December 31, 1996. The assets and liabilities related to these plans were recorded at fair market value at the date of the merger.

  The following table summarizes the funded status of the plan (in thousands) and the related amounts included in "Deferred credits and other" in the Consolidated Balance Sheet of the Company as of December 31, 1999 (in thousands):

   CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at September 30, 1999...................... $ 114,305
     Service cost..................................................       135
     Interest cost.................................................     2,134
     Actuarial gain................................................    (2,970)
     Benefits paid.................................................    (2,016)
                                                                    ---------
     Benefit obligation at December 31, 1999....................... $ 111,588
                                                                    =========
   CHANGE IN PLAN ASSETS
     Fair value of plan assets at September 30, 1999............... $   2,989
     Actual return on plan assets..................................       180
     Employer contribution.........................................     1,902
     Benefits paid.................................................    (2,016)
                                                                    ---------
     Fair value of plan assets at December 31, 1999................ $   3,055
                                                                    =========
     Funded status................................................. $(108,533)
     Unrecognized net loss.........................................    (2,133)
                                                                    ---------
     Accrued benefit cost, net..................................... $(110,666)
                                                                    =========

   The components of the estimated postretirement benefit cost are as follows for the three month period ended December 31, 1999 (in thousands):

   Service cost.................................................... $     135
   Interest cost on projected benefit obligation...................     2,134
   Expected return on plan assets..................................       (67)
                                                                    ---------
   Net periodic pension cost (benefit)............................. $   2,202
                                                                    =========

   The following rates and assumptions were used to calculate the projected benefit obligation as of December 31, 1999:

   Weighted average discount rate..................................     8.00%
   Rate of salary increase.........................................     5.00%
   Expected return on plan assets..................................     9.50%
   Assumed rate of increase in cost of covered health care
    benefits.......................................................     6.17%

   Increases in health care costs were assumed to decline consistently to a rate of 5.0% by 2006 and remain at that level thereafter. If the health care cost trend rates were increased by one percentage point, the accumulated

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
postretirement benefit health care obligation as of December 31, 1999 would increase by $8.2 million while the sum of the service and interest cost components of the net postretirement benefit health care costs for 1999 would increase by $191,000. If the health care cost trend rates were decreased by one percentage point, the accumulated postretirement benefit health care obligations as of December 31, 1999 would decrease by $7.3 million while the sum of the service interest cost components of the net postretirement benefit health care cost for 1999 would decrease by $168,000.

18. RELATED PARTY TRANSACTIONS

  Transactions with Global Access Ltd. and Pacific Crossing Ltd.

   During 1999, Global Crossing entered into certain transactions with GAL and PCL to purchase $101.4 million of terrestrial and subsea capacity.

  Transactions with Pacific Capital Group and its Affiliates

   Prior to 1999, Global Crossing entered into certain transactions with affiliates of Pacific Capital Group ("PCG"), including the acquisition of development rights to certain of the Company's fiber optic cable systems. PCG is controlled by certain officers and directors of Global Crossing who either currently are or at one time were affiliated with PCG. During 1999, Global Crossing subleased from PCG two suites of offices in Beverly Hills for payments aggregating approximately $287,000 over the year. In October 1999, Global Crossing entered into a lease with North Crescent Realty V, LLC, which is managed by and affiliated with PCG, for an aggregate monthly cost of approximately $400,000. North Cresent Realty, LLC paid approximately $7.5 million to improve the property to meet Global Crossing's specifications and was reimbursed approximately $3.2 million of this amount by Global Crossing. Global Crossing engaged an independent real estate consultant to review the terms of Global Crossing's occupancy of the building, which terms were found by the consultant to be consistent with market terms and conditions and the product of an arm's length negotiation. Global Crossing subleases approximately 12,000 square feet of the building to PCG for an aggregate monthly cost of approximately $53,000.

   PCG has fractional ownership interests in aircrafts used by Global Crossing during 1999. Global Crossing reimburses PCG for PCG's cost of maintaining these ownership interests such that PCG realizes no profit from the relationship. During 1999, PCG billed Global Crossing approximately $2 million in aggregate under this arrangement.

   In 1997, the Company paid $7 million in fees to PCG and certain of its key executives, who are shareholders of GCL, and another shareholder for services provided in respect of obtaining the AC-1 Credit Facility, Old Senior Notes and the GTH Preferred Stock financing. Of the fees paid, $5 million was allocated to the AC-1 Credit Facility and Old Senior Notes and recorded as deferred finance costs, $1 million was allocated to the GCH Preferred Stock and recorded as a reduction in the carrying value of the preferred stock and $1 million was recorded as common stock issuance costs.

  Transactions with Canadian Imperial Bank of Commerce and its affiliates

   During 1999, Canadian Imperial Bank of Commerce and its affiliates ("CIBC") entered into certain financing transactions with Global Crossing. In particular, CIBC: (1) acted as an arranger for the $600 million ten-day demand note issued by Global Marine Systems in July, (2) acted as an arranger for the $3 billion senior secured credit facility entered into by GCH in July, (3) was an initial purchaser of the $2 billion aggregate principal amount of unsecured senior notes issued by GCH in November, and (4) was an initial purchaser of GCL's $650 million aggregate liquidation preference 7% cumulative convertible preferred stock issued in

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

December. During 1999, Global Crossing paid CIBC approximately $5.6 million in fees in connection with these transactions. CIBC has a substantial beneficial ownership interest in Global Crossing, and certain directors of Global Crossing are employees of an affiliate of CIBC.

   In 1998, CIBC was one of the initial purchasers of the New Senior Notes and GCH Preferred Stock, a member of the PC-1 and MAC credit facility syndicates, and was also one of the underwriters of the Company's initial public offering ("IPO"). CIBC was paid $19 million in fees and credit facility interest during the year ended December 31, 1998. In 1997, GCL paid CIBC approximately $25 million in fees related to the financing obtained under the Old Senior Notes, the AC-1 Credit Facility, and the issuance of the GTH Preferred Stock. Of the fees incurred, approximately $6 million related to underwriting and commitment fees pertaining to the issuance of the GTH Preferred Stock and was recorded as a reduction in the carrying value of the GTH Preferred Stock, approximately $9 million related to underwriting, commitment and advisory fees in connection with the issuance of the Old Senior Notes and approximately $10 million related to fees associated with obtaining the AC-1 Credit Facility which was recorded as deferred finance costs.

  Relationship to Ziff-Davis Inc. and Affiliates

   A director of Global Crossing is the chairman and chief executive officer of Ziff-Davis Inc., a majority of the common stock of which is beneficially owned by Softbank Corp. Softbank is a party to the Asia Global Crossing joint venture established to provide advanced network-based telecommunications services to businesses and consumers throughout Asia. Global Crossing, which is responsible for the management and operation of the network, contributed to the venture its 57.75% share of the Pacific Crossing system and its development rights in East Asia Crossing. Softbank and Microsoft each contributed $175 million in cash to Asia Global Crossing and also committed to make a total of at least $200 million in Global Crossing Network capacity purchases over a three-year period, expected to be utilized primarily on the Pacific Crossing system and East Asia Crossing. Softbank and Microsoft also agreed to use Asia Global Crossing's network in the region. Global Crossing currently owns 93% of Asia Global Crossing, with Softbank and Microsoft each owning 3.5%. When the fair market value of Asia Global Crossing is determined to exceed $5 billion, the ownership interest of Softbank and Microsoft will increase to a maximum of 19% each at a valuation of $7.5 billion and above. The Global Crossing director is Softbank's representative on the Asia Global Crossing board of directors. In addition, Ziff-Davis is one of the largest web-hosting customers of our GlobalCenter subsidiary.

  Relationship to Hutchison Whampoa Limited

   The managing director of Hutchison was recently appointed a director of Global Crossing. In November 1999, Hutchison and Global Crossing entered into an agreement to form a 50/50 joint venture to pursue fixed-line telecommunications and Internet opportunities in the Hong Kong Special Administrative Region, China. The joint venture, the formation of which was completed in January 2000, combines Hutchison's existing territory-wide, building-to-building fixed-line fiber optic telecommunications network and certain Internet-related assets in Hong Kong with Global Crossing's international fiber optic broadband cable capacity and web hosting, Internet applications and data services. For its 50% share, Global Crossing provided to Hutchison $400 million in Global Crossing 6 3/8% cumulative convertible preferred stock. Additionally, Global Crossing committed to contribute to the joint venture international telecommunications capacity rights on its global fiber optic network and data center related capabilities which together are valued at $350 million, as well as $50 million in cash.

  Agreements with Global Crossing Stockholders

   In August 1998, PCG, GKW Unified Holdings (an affiliate of PCG), affiliates of CIBC, Global Crossing and some other Global Crossing shareholders, including some officers and directors and their affiliates, entered

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
into a Stockholders Agreement and a Registration Rights Agreement. Under the Stockholders Agreement, Global Crossing has been granted a right of first refusal on specified private transfers by these shareholders during the first two years after the consummation of the IPO on August 14, 1998. In addition, subject to the exceptions in the Stockholders Agreement, some of these shareholders have rights, which are referred to as tag-along rights, permitting these shareholders to participate, on the same terms and conditions, in some transfers of shares by any other of these shareholders as follows: (1) PCG, GKW Unified Holdings and CIBC and their affiliates and permitted transferees have the right to participate in any transaction initiated by any of them to transfer 5% or more of our outstanding securities; and (2) PCG, GKW Unified Holdings, CIBC and their affiliates and permitted transferees have the right to participate in any transaction initiated by any of them to transfer any Global Crossing securities if that transaction would result in a change of control of Global Crossing. Under the Registration Rights Agreement, Global Crossing shareholders who are parties to that agreement and a number of their transferees have demand and piggyback registration rights and will receive indemnification and, in some circumstances, reimbursement for expenses from the Company in connection with an applicable registration.

   Principal shareholders of Global Crossing, representing at that time over a majority of the voting power of the Company's common stock, entered into a Voting Agreement with Frontier Corporation in March 1999 in connection with the Frontier merger. These Global Crossing shareholders reaffirmed their voting obligations under the Voting Agreement in connection with subsequent amendments made to the merger agreement during 1999. Pursuant to the Second Reaffirmation of Voting Agreement and Share Transfer Restriction Agreement dated September 2, 1999, the Global Crossing shareholders that are parties to the Voting Agreement also agreed, from September 2, 1999 until March 28, 2000, not to transfer record or beneficial ownership of any shares of Global Crossing common stock held by such shareholders, other than transfers to charities, transfers made with the consent of the Company and other limited exceptions, and to work in good faith toward implementing a program with the purpose that, if the Global Crossing shareholders that are parties to the Voting Agreement wish to sell or transfer their shares after March 28, 2000, these sales or transfers would be completed in a manner that would provide for an orderly trading market for the shares of Global Crossing common stock.

   Also on September 2, 1999, fourteen of the Company's executive officers and three executive officers of Frontier entered into a Share Transfer Restriction Agreement with Global Crossing. Under this agreement, the Global Crossing executive officers agreed not to sell or transfer shares of the Company's common stock, and the Frontier executive officers agreed not to sell or transfer shares of Frontier common stock and the shares of Global Crossing common stock they would receive in exchange for their Frontier common stock in the merger, until March 28, 2000, subject in each case to substantially the same exceptions as are applicable to the Second Reaffirmation of Voting Agreement and Share Transfer Restriction Agreement described in the immediately preceding paragraph.

  Advisory Services Agreement ("ASA")

   ACL entered into the ASA with PCG Telecom, an affiliate of PCG which is a shareholder of GCL. Under the ASA, PCG Telecom provided ACL with advice in respect of the development and maintenance of AC-1, development and implementation of marketing and pricing strategies and the preparation of business plans and budgets. As compensation for its advisory services, PCG Telecom received a 2% fee on the gross revenue of the Company over a 25 year term, subject to certain restrictions, with the first such payment to occur at the AC-1 RFS date. Advances on fees payable under the ASA were being paid to PCG Telecom at a rate of 1% on signed CPAs until the ASA was terminated, as described below. Fees paid under the ASA to PCG Telecom were shared amongst Union Labor Life Insurance Company ("ULLICO"), PCG, CIBC, and certain directors and officers of the Company, all of whom are shareholders of GCL. Effective June 1998, GCL acquired the rights under the ASA on behalf of the Company for common stock and contributed such rights to the Company as the ASA was terminated. This transaction was recorded in the consolidated financial statements as an increase in additional

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
paid-in capital of $135 million and a charge against operations in the amount of $138 million. The $138 million is comprised of a $135 million settlement of the fees that would have been payable and the cancellation of $3 million owed to the Company under a related advance agreement. The $135 million amount was calculated by applying the 2% advisory services fee to projected future revenue and discounting the amount relating to AC-1 revenue by 12% and the amount relating to all other system's revenue by 15%. The result of this calculation was $156 million, which amount was subsequently reduced to $135 million. Both the discount rates and the ultimate valuation were determined as a result of a negotiation process including a non management director of the Company and the various persons entitled to fees under the ASA. The Company obtained a fairness opinion from an independent financial advisor in connection with this transaction. In addition, the Company incurred approximately $2 million of advisory fees prior to termination of the contract, for a total expense of $140 million for the year ended December 31, 1998.

  PCG Warrants

   PCG Warrants, issued in 1998 by the Company's predecessor, Global Crossing Ltd., LDL ("Old GCL") became exercisable upon the completion of the IPO. The PCG Warrants gave each holder the option to convert each share under warrant into a fraction of a Class B of Old GCL share based upon the ratio of the current per share valuation at the time of conversion less the per share exercise price of the warrant divided by the current per share valuation at the time of conversion multiplied by the 36,906,372 shares available under the PCG Warrants, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B share at an exercise price equal to the then current per share valuation. Prior to the IPO, the holders of the PCG Warrants exercised their warrants to acquire Class B of Old GCL shares by way of the cashless conversion and the New PCG Warrants were issued with an exercise price based on the per share valuation at the conversion date, the obligation on which were assumed by GCL.

   The Company accounted for the cashless conversion of the PCG Warrants, which occurred as of June 1998, using the current estimated per share valuation at the expected conversion date, multiplied by the number of Class B shares of Old GCL estimated to be converted in exchange for the PCG Warrants. The resulting value under this calculation is approximately $213 million, which was allocated to the new systems in exchange for the PCG Warrants. In connection with the formation of PCL, the Company agreed to make available to PCL the consideration received by the Company in connection with the grant of the PCG Warrants, in addition to the $231 million cash investment made by the Company. Therefore, the Company recorded an increase in its investment in PCL in the amount of approximately $127 million and an increase in construction in progress for PAC and MAC in the amounts of approximately $50 million and $36 million, respectively, with a corresponding increase of $213 million in additional paid-in capital. The $213 million was allocated on a pro rata basis to the three projects according to the estimated cost of each system. The Company's accounting for the PCG Warrants is pursuant to Emerging Issues Task Force 96-18, "Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123" ("EITF 96-18"). Under EITF 96-18, the fair value of equity instruments issued for consideration other than employee services should be measured using the stock price or other measurement assumptions as of the date at which a firm commitment for performance level has been reached. The Company has recorded the estimated value of the PCG Warrants as of June 1998, since the IPO was probable at that date. The $213 million value attributed to the PCG Warrants as of June 1998 was adjusted to the actual value of $275 million on the date of the IPO based upon the $9.50 price per share of the IPO.

   The Company gave accounting recognition for the New PCG Warrants on the date these warrants were issued, which was the date of the IPO. The Company valued each of the New PCG Warrants at $3.48 based on an independent valuation based on the IPO price of $9.50 per share. The New PCG Warrants had a total value of approximately $43 million. The Company recorded the actual value of the New PCG Warrants in a manner

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
similar to that described above whereby the total value was allocated to the investment in PC-1, MAC and PAC based on their relative total contract costs.

  Other transactions

   In 1998, GCL purchased all common shares owned by Telecommunications Development Corporation ("TDC") in the Company in exchange for 300,000 fewer newly issued shares of common stock based upon the per share value at the repurchase date. The transaction benefited GCL since 300,000 fewer shares were outstanding after the repurchase without any cost to GCL. This transaction was accounted for as the acquisition of treasury stock and was recorded as $209 million, the fair value of the consideration given. Certain officers and directors of the Company held direct or indirect equity ownership positions in TDC, resulting in these officers and directors having a majority of the outstanding common stock of TDC. Following this transaction, TDC distributed all of its shares of common stock and GCL warrants to the holders of its common stock and was then liquidated.

19. SEGMENT REPORTING

   The Company is a worldwide provider of Internet and long distance telecommunications facilities and related services supplying its customers with global "point to point" connectivity and, through its Global Marine Systems subsidiary, providing cable installation and maintenance services. The Company's reportable segments include telecommunications services, installation and maintenance services, and incumbent local exchange carrier services. There are other corporate related charges not attributable to a specific segment. While the Company's chief decision maker monitors the revenue streams of the various products and geographic locations, operations are managed and financial performance evaluated based on the delivery of multiple, integrated services to customers over a single network. As a result, there are many shared expenses generated by the various revenue streams and management believes that any allocation of the expenses incurred to multiple revenue streams would be impractical and arbitrary.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   The information below summarizes certain financial data of the Company by segment (in thousands):

                                                                     Period from
                                                                    March 19, 1997
                                Year Ended        Year Ended     (Date of Inception)
                             December 31, 1999 December 31, 1998 to December 31, 1997
                             ----------------- ----------------- --------------------
   Telecommunication
    Services
    Revenue
     Commercial............     $   279,603       $      --            $    --
     Consumer..............          46,661              --                 --
     Carrier...............         991,984          419,866                --
                                -----------       ----------           --------
                                $ 1,318,248       $  419,866           $    --
                                ===========       ==========           ========
    Operating expenses.....     $ 1,370,534       $  299,922           $  3,101
                                ===========       ==========           ========
    Operating income
     (loss)................     $   (52,286)      $  119,944           $ (3,101)
                                ===========       ==========           ========
    Adjusted EBITDA........     $   581,912       $  364,948           $  2,263
                                ===========       ==========           ========
    Cash paid for capital
     expenditures..........     $ 1,552,019       $  413,996           $428,743
                                ===========       ==========           ========
    Total assets...........     $16,813,242       $2,639,177           $572,197
                                ===========       ==========           ========
   Installation and
    Maintenance Services
    Revenue................
    Total revenue..........         160,655              --                 --
                                ===========       ==========           ========
    Operating expenses.....         162,209              --                 --
                                ===========       ==========           ========
    Operating loss.........     $    (1,554)      $      --            $    --
                                ===========       ==========           ========
    Adjusted EBITDA........     $    39,263       $      --            $    --
                                ===========       ==========           ========
    Cash paid for capital
     expenditures..........     $   170,585       $      --            $    --
                                ===========       ==========           ========
    Total assets...........     $ 1,519,166       $      --            $    --
                                ===========       ==========           ========
   Incumbent Local Exchange
    Carrier Services
    Revenue................     $   185,921       $      --            $    --
                                ===========       ==========           ========
    Operating expenses.....         131,942              --                 --
                                ===========       ==========           ========
    Operating income.......     $    53,979       $      --                 --
                                ===========       ==========           ========
    Adjusted EBITDA........     $    94,606       $      --            $    --
                                ===========       ==========           ========
    Cash paid for capital
     expenditures..........     $    48,311       $      --            $    --
                                ===========       ==========           ========
    Total assets...........     $ 1,373,172       $      --                 --
                                ===========       ==========           ========
   Corporate and Other
    Revenue................     $       --        $      --            $    --
                                ===========       ==========           ========
    Operating expenses.....           7,600          139,669                --
                                ===========       ==========           ========
    Operating loss.........     $    (7,600)      $ (139,669)          $    --
                                ===========       ==========           ========
    Adjusted EBITDA........     $    (7,600)      $      --            $    --
                                ===========       ==========           ========
    Cash paid for capital
     expenditures..........     $       --        $      --            $    --
                                ===========       ==========           ========
    Total assets...........     $       --        $      --            $    --
                                ===========       ==========           ========

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                                                                    Period from
                                                                   March 19, 1997
                               Year Ended        Year Ended     (Date of Inception)
                            December 31, 1999 December 31, 1998 to December 31, 1997
                            ----------------- ----------------- --------------------
   Consolidated
    Consolidated revenue...    $ 1,664,824       $  419,866           $    --
    Consolidated operating
     expense...............      1,672,285          439,591              3,101
                               -----------       ----------           --------
    Consolidated operating
     (loss)................    $    (7,461)      $  (19,725)          $ (3,101)
                               ===========       ==========           ========
    Adjusted EBITDA........    $   708,181       $  364,948           $  2,263
                               ===========       ==========           ========
    Consolidated cash paid
     for capital
     expenditures..........    $ 1,770,915       $  413,996           $428,743
                               ===========       ==========           ========
    Consolidated total
     assets................    $19,705,580       $2,639,177           $572,197
                               ===========       ==========           ========

   Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is calculated as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue and amounts relating to the termination of an advisory services agreement. This definition is consistent with financial covenants contained in Global Crossing Ltd.'s major financial agreements. Global Crossing Ltd. presents Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because management believes that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. Global Crossing Ltd.'s management uses Adjusted EBITDA to monitor its compliance with its financial covenants and to understand the financial indicators investors and analysts are using to measure its performance. This information should not be considered as an alternative to any measure of performance as promulgated under GAAP. Global Crossing Ltd.'s calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. The calculation of Adjusted EBITDA is as follows:

                                                                    Period from
                                                                   March 19, 1997
                               Year Ended        Year Ended     (Date of Inception)
                            December 31, 1999 December 31, 1998 to December 31, 1997
                            ----------------- ----------------- --------------------
   Operating loss..........     $ (7,461)         $(19,725)           $(3,101)
   Goodwill amortization...      127,621               --                 --
   Depreciation and
    amortization...........      124,294               541                 39
   Stock related expense...       51,306            39,374                --
   Non-cash cost of
    capacity sold..........      291,764           140,892                --
   Incremental cash
    deferred revenue.......      120,657            64,197              5,325
   Termination of Advisory
    Services Agreement.....          --            139,669                --
                                --------          --------            -------
   Adjusted EBITDA.........     $708,181          $364,948            $ 2,263
                                ========          ========            =======

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                                             1999                  1998
                                     --------------------- ---------------------
                                                Long-Lived            Long-Lived
                                      Revenue     Assets   Revenue(1) Assets(2)
                                     ---------- ---------- ---------- ----------
                                                   (In thousands)
   North America
     United States.................. $  997,025 $3,029,828  $193,142  $   76,055
     Other..........................     64,040     26,515    64,558         --
                                     ---------- ----------  --------  ----------
                                      1,061,065  3,056,343   257,700      76,055
   Europe
     The Netherlands................     89,600     92,251    46,770      82,433
     Germany........................    145,289    204,564    36,047      30,021
     England........................    106,815    722,462    34,777      49,081
     Other..........................    244,351    302,645    44,572         --
                                     ---------- ----------  --------  ----------
                                        586,055  1,321,922   162,166     161,535
   International waters.............        --   1,339,614       --      770,966
   Other............................     17,704    308,174       --          --
                                     ---------- ----------  --------  ----------
   Consolidated..................... $1,664,824 $6,026,053  $419,866  $1,008,556
                                     ========== ==========  ========  ==========

--------
(1) During 1998, there was one customer located in the United States that accounted for 16% of consolidated revenue, another customer located in Canada that accounted for 16% of consolidated revenue, and one customer located in the Netherlands that accounted for 11% of consolidated revenue. There were no individual customers in 1999 that accounted for more than 10% of consolidated revenue.
(2) Long-lived assets include capacity available for sale and construction in progress as of December 31, 1999 and 1998.

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

  The Company's unaudited quarterly results are as follows:

                                              1999 Quarter Ended
                                  --------------------------------------------
                                  March 31  June 30   September 30 December 31
                                  --------  --------  ------------ -----------
                                    (In thousands, except per share data)
Revenue.......................... $176,319  $188,459    $234,582   $1,065,464
Operating income (loss)..........   41,067    39,764      13,226     (101,518)
Income (loss) before
 extraordinary item and
 cumulative effect of change in
 accounting principle............   12,802     9,978     135,854     (169,169)
Net income (loss)................   (1,908)    9,978     120,989     (199,985)
Net income (loss) applicable to
 common shareholders.............  (14,952)   (4,219)    106,918     (225,315)
Income (loss) per common share
 before extraordinary item and
 cumulative effect of change in
 accounting principle, basic.....    (0.00)    (0.01)       0.30         (.25)
Net income (loss) per common
 share, basic....................    (0.04)    (0.01)       0.26         (.29)
Income (loss) per common share
 before extraordinary item and
 cumulative effect of change in
 accounting principle, diluted...    (0.00)    (0.01)       0.27         (.25)
Net income (loss) per common
 share, diluted.................. $  (0.04) $  (0.01)   $   0.24   $     (.29)

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

Significant 1999 interim events:

   On December 15, 1999, the Company issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million.

   On November 24, 1999, the Company acquired Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash.

   On November 12, 1999, GCH issued two series of senior unsecured notes. The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million, for net proceeds of $887 million and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million, for net proceeds of $1,084 million.

   On November 5, 1999, the Company issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million.

   On September 28, 1999, the Company consummated its merger with Frontier Corporation in a transaction valued at $10.3 billion.

   On July 2, 1999, the Company completed its acquisition of the Global Marine Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities.

   During the third quarter, the Company recognized $210 million, net of merger related expenses, of other income in connection with the termination of the US WEST merger agreement.

                                             1998 Quarter Ended
                                 ---------------------------------------------
                                 March 31   June 30   September 30 December 31
                                 --------  ---------  ------------ -----------
                                    (In thousands, except per share data)
Revenue......................... $   --    $ 100,244    $116,494    $203,128
Operating income (loss).........  (3,794)   (123,649)     31,994      75,724
Income (loss) before
 extraordinary loss.............  (3,722)   (135,725)     15,229      56,024
Net income (loss)...............  (3,722)   (155,434)     15,229      56,024
Net income (loss) applicable to
 common shareholders............  (8,129)   (193,473)     15,229      51,649
Income (loss) per common share
 before extraordinary item,
 basic..........................   (0.02)      (0.52)       0.04        0.13
Net income (loss) per common
 share, basic...................   (0.02)      (0.58)       0.04        0.13
Income (loss) per common share
 before extraordinary item,
 diluted........................   (0.02)      (0.52)       0.04        0.12
Net income (loss) per common
 share, diluted................. $ (0.02)  $   (0.58)   $   0.04    $   0.12

Significant 1998 interim events:

   In December 1998, 5,000,000 shares of GCH 10 1/2% Preferred Stock were issued for proceeds of $483 million.

   During August 1998, the Company completed an IPO for which the Company received net proceeds of approximately $391 million.

   In May 1998, the first segment of AC-1, the United States to United Kingdom route, was completed and commenced operations.

   During the second quarter, the Company acquired the rights from those entitled to fees payable under the advisory services agreement in consideration for the issuance of common stock having an aggregate value of

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

$135 million and the cancellation of approximately $3 million owed to the Company under a related advance agreement. As a result of this transaction, the Company recorded a non-recurring charge in the approximate amount of $138 million during the second quarter. In addition, the Company recognized as an expense approximately $2 million of advisory fees incurred prior to termination of the contract.

   On May 18, 1998, the Company issued 9 5/8% senior notes due May 15, 2008, with a face value of $800 million.

21. SHAREHOLDERS' EQUITY

 Share Cancellation

   As part of the Company's break-up fee received from US West, Inc. ("US West"), the Company received 2,231,076 shares of its common stock from US West which were cancelled by the Company. For the year ended December 31, 1999, other income, net was composed primarily of a $210 million termination fee paid by US West in connection with the termination of its merger agreement with the Company, net of related expenses.

 Old GCL Common Stock and Additional Paid-in Capital

   During March 1997, Old GCL, formerly GT Parent Holdings LDC, was incorporated as an exempted limited duration company in the Cayman Islands. In March 1998, GCL, a Bermuda company, was formed as a wholly-owned subsidiary of Old GCL. At that time, Old GCL contributed its investment in Global Telesystems Holdings Ltd. ("GTH") to GCL. During April 1998, GCL formed a wholly-owned subsidiary, Global Crossing Holdings Ltd. ("GCH"), a Bermuda company, and contributed its investment in GTH to GCH upon its formation.

   In January 1998, Old GCL effected a 100-for-1 stock split of each of its Class A, B, C and D common stock and undesignated stock and amended the par value of each share of common stock from $.0001 per share to $.000001 per share. Prior to GCL's IPO in August 1998, GCL declared a stock dividend to Old GCL resulting in Old GCL holding 1.5 shares of common stock of GCL for each share of common stock of Old GCL outstanding. Pursuant to the terms of the Articles of Association of Old GCL and prior to the Company's IPO, each holder of Class D shares of Old GCL converted such shares into a fraction of a Class E share of Old GCL based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share at an exercise price based upon such market valuation. In addition, each holder of Class E shares of Old GCL had such Class E shares converted into Class B shares of Old GCL. Accordingly, each holder of Class D and Class E shares ultimately received Class B shares, with the warrants to purchase Class E shares received by former Class D shareholders then cancelled in exchange for warrants ("New GCL Warrants") to purchase shares of Common Stock of GCL at an exercise price equal to the IPO price of $9.50 per share.

   Subsequent to the above transaction and prior to the Company's IPO, each shareholder of Old GCL (other than CIBC) exchanged their interests in Old GCL for shares of common stock of GCL held by Old GCL at a rate of 1.5 shares of common stock of GCL for each share of common stock of Old GCL ("Old GCL Exchange"). CIBC did not participate in the above mentioned transaction and continued to maintain its ownership of GCL through Old GCL, which became a wholly owned subsidiary of CIBC.

   Because Old GCL, GCL and GCH were entities under common control, the transfers by Old GCL to GCL and GCL to GCH and the Old GCL Exchange were accounted for similar to a pooling of interests. The consolidated financial statements presented have been retroactively restated to reflect these transactions as if they had occurred as of March 19, 1997 (Date of Inception).

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   Information with respect to Old GCL common stock and additional paid-in capital prior to the Old GCL Exchange is as follows:

   Common Stock:

     Authorized:

       1,000,000,000 Class A common stock of $.00000067 par value

       1,000,000,000 Class B common stock of $.00000067 par value

       1,000,000,000 Class C common stock of $.00000067 par value

       3,000,000,000 Class D common stock of $.00000067 par value

       1,000,000,000 Class E common stock of $.00000067 par value

       43,000,000,000 undesignated common stock of $.00000067 par value

   Class A shares, Class B shares and Class C shares all had voting rights. On March 25, 1997, Old GCL issued 22,500,000 Class A shares, 101,250,000 Class B shares, 101,250,000 Class C shares for $.33 per share, resulting in aggregate proceeds of $75 million. In addition to the 22,500,000 Class A shares issued to the preference shareholders for cash in connection with the issuance of the preference shares, a total of 39,705,900 Class A shares were distributed to the initial preference shareholder representing 15% of the aggregate number of Class A, B and C shares outstanding. In addition, warrants to acquire a maximum of 92,880 shares of common stock of Old GCL were issued into escrow for the benefit of the holders of preferred stock. Effective January 21, 1998, Old GCL authorized 1,000,000,000 new Class E non-voting shares.

   Certain of the Class B shareholders were issued a total of 66,176,400 Class D shares on March 25, 1997. Of the $34 million of proceeds received from the issuance of Class B shares, $3 million was allocated to the Class D shares representing the estimated fair value of the Class D shares based on an independent valuation. Class D shares were non-voting shares which carried special preference rights on the cash distributions made by Old GCL. Class D shareholders were to receive 10% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeded 10%, and then increasing to 20% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeded 30%. Effective January 1998, Class D share rights were amended such that Class D shareholders received the option to convert each Class D share into one Class E share upon payment to Old GCL of $.74 per share or to a fraction of a Class E share based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share at an exercise price based upon such market valuation. By granting to holders of the Class D shares an option to convert such shares into Class E shares, the Company obtained effective assurance that it could effect a change to a corporate structure in the event of a major equity event, such as a merger or other business combination or in the event of an IPO by GCL, of its common stock, since the holders of the Class D shares would need to exercise their options in order to participate directly in benefits of a merger or acquisition of the Company or in order to obtain the benefits of any trading market for the common stock of the Company; no trading market was expected to develop for the Class D shares. The grant of the options to Class D shareholders represents an equity transaction since the Company granted these shareholders amended share rights in the form of options with new warrants. Since the Company had an accumulated deficit, the charge was made against additional paid in capital, which had no impact on the consolidated financial statements. The Company accounted for the new warrants as an equity transaction on the date the warrants were issued, which was the IPO date of August 13, 1998.

   In 1998, the Company issued, at a price of $0.33 per share, 900,000 Class B shares and 675,000 Class E shares. Since the estimated fair value of shares exceeded the issue price, the Company increased stock related expense and shareholders' equity by $2 million in 1998.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

22. SUBSEQUENT EVENTS

  IXnet and IPC Acquisitions

   On February 22, 2000, the Company announced a definitive agreement to acquire IXnet, Inc., a leading provider of specialized IP-based network services to the global financial services community, and its parent company, IPC Communications, Inc., in exchange for shares of common stock of Global Crossing valued at approximately $3.8 billion. Under the terms of the definitive merger agreement, 1.184 Global Crossing shares will be exchanged for each IXnet share not owned by IPC and 5.417 Global Crossing shares will be exchanged for each share of IPC. The acquisition is expected to be completed in the second quarter of 2000 and is subject to regulatory approval and customary closing conditions.

  GlobalCenter Japan

   On January 26, 2000, the Company's Asia Global Crossing joint venture announced an agreement to create GlobalCenter Japan, a joint venture with Japan's Internet Research Institute, Inc. ("IRI"). GlobalCenter Japan will design, develop and construct a media distribution center in Japan providing connectivity worldwide through the Global Crossing Network. The joint venture will also develop and provide complex web hosting services, e-commerce support and applications hosting solutions. Asia Global Crossing will own 89 percent of GlobalCenter Japan, with IRI owning the remaining 11 percent.

  Hutchison Global Crossing Joint Venture

   On January 12, 2000, the Company established a joint venture, called Hutchison Global Crossing, with Hutchison to pursue fixed-line telecommunications and Internet opportunities in Hong Kong. For its 50% share, Hutchison contributed to the joint venture its building-to-building fixed-line telecommunications network in Hong Kong and a number of Internet-related assets. In addition, Hutchison has agreed that any fixed-line telecommunications activities it pursues in China will be carried out by the joint venture. For its 50% share, the Company provided to Hutchison $400 million in Global Crossing convertible preferred stock (convertible into shares of Global Crossing common stock at a rate of $45 per share) and committed to contribute to the joint venture international telecommunications capacity rights on our network and global media distribution center capabilities which together are valued at $350 million, as well as $50 million in cash. The Company intends to integrate its interest in Hutchison Global Crossing into Asia Global Crossing.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)
                                  (Unaudited)

                                                              For the
                                                        Three Months Ended
                                                      ------------------------
                                                       March 31,    March 31,
                                                         2000         1999
                                                      -----------  -----------
REVENUE.............................................. $ 1,119,516  $   176,319
                                                      -----------  -----------
EXPENSES:
 Cost of sales.......................................     579,907       69,387
 Operations, administration and maintenance..........     144,578       12,026
 Sales and marketing.................................     104,318       10,437
 Network development.................................      19,209        7,376
 General and administrative..........................     166,751        3,585
 Depreciation and amortization.......................     140,943          211
 Goodwill and intangibles amortization...............     131,634          --
                                                      -----------  -----------
                                                        1,287,340      135,252
                                                      -----------  -----------
OPERATING (LOSS) INCOME..............................    (167,824)      41,067
EQUITY IN LOSS OF AFFILIATES.........................      (5,140)      (2,736)
MINORITY INTEREST....................................     (15,731)         --
OTHER INCOME (EXPENSE):
 Interest income.....................................      22,798       14,392
 Interest expense....................................     (85,676)     (23,779)
 Other expense, net..................................      (5,628)         --
                                                      -----------  -----------
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE...........................................    (257,201)      28,944
 Provision for income taxes..........................      (5,000)     (16,142)
                                                      -----------  -----------
(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE................................    (262,201)      12,802
 Cumulative effect of change in accounting
  principle, net of income tax benefit...............         --       (14,710)
                                                      -----------  -----------
NET LOSS.............................................    (262,201)      (1,908)
 Preferred stock dividends...........................     (45,258)     (13,044)
                                                      -----------  -----------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS........... $  (307,459) $   (14,952)
                                                      ===========  ===========
NET LOSS PER COMMON SHARE:
 Loss applicable to common shareholders before
  cumulative effect of change in accounting
  principle
   Basic and diluted................................. $     (0.39) $     (0.00)
                                                      ===========  ===========
 Cumulative effect of change in accounting principle
   Basic and diluted................................. $       --   $     (0.04)
                                                      ===========  ===========
 Net loss applicable to common shareholders
   Basic and diluted................................. $     (0.39) $     (0.04)
                                                      ===========  ===========
 Shares used in computing income (loss) per share
   Basic and diluted................................. 778,780,323  410,797,073
                                                      ===========  ===========

   See accompanying notes to these unaudited condensed consolidated financial statements.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                       March 31,   December 31,
                                                         2000          1999
                                                      -----------  ------------
                                                      (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 1,250,953  $ 1,633,499
  Restricted cash and cash equivalents..............      133,016       93,294
  Accounts receivable, net..........................      912,072      966,973
  Other assets and prepaid costs....................      319,562      252,767
                                                      -----------  -----------
   Total current assets.............................    2,615,602    2,946,533
Restricted cash and cash equivalents................       69,545      138,118
Accounts receivable, net............................       42,419       52,052
Property and equipment, net.........................    7,985,651    6,026,053
Goodwill and intangibles, net.......................    9,436,715    9,557,422
Investment in and advances to/from affiliates, net..      604,291      323,960
Other assets........................................      735,746      661,442
                                                      -----------  -----------
   Total assets.....................................  $21,489,970  $19,705,580
                                                      ===========  ===========
LIABILITIES
Current liabilities:
  Accrued construction costs........................  $   570,461  $   275,361
  Accounts payable and accrued liabilities..........      919,910      980,131
  Accrued interest and preferred dividends..........      162,260       66,745
  Deferred revenue..................................      216,234      127,367
  Income taxes payable..............................       88,325      140,034
  Current portion of long term debt.................       11,649        5,496
  Other current liabilities.........................      264,314      257,459
                                                      -----------  -----------
   Total current liabilities........................    2,233,153    1,852,593
Long-term debt......................................    6,031,662    5,018,544
Deferred revenue....................................      489,331      383,287
Deferred credits and other..........................      819,485      796,606
                                                      -----------  -----------
   Total liabilities................................    9,573,631    8,051,030
Minority interest...................................      478,030      351,338
                                                      -----------  -----------
Mandatorily redeemable and cumulative convertible
 preferred stock:
  10 1/2% mandatorily Redeemable Preferred Stock,
   5,000,000 shares issued and outstanding, $100
   liquidation preference per share.................      486,517      485,947
                                                      -----------  -----------
  6 3/8% Cumulative Convertible Preferred Stock,
   10,000,000 shares issued and outstanding, $100
   liquidation preference per share.................      969,000      969,000
                                                      -----------  -----------
  6 3/8% Cumulative Convertible Preferred Stock,
   Series B, 400,000 shares issued and outstanding,
   $1000 liquidation preference per share...........      400,000          --
                                                      -----------  -----------
  7% Cumulative Convertible Preferred Stock,
   2,600,000 shares issued and outstanding, $250
   liquidation preference per share.................      629,750      629,750
                                                      -----------  -----------
SHAREHOLDERS' EQUITY
Common stock, 3,000,000,000 shares authorized, par
 value $.01 per share, 803,604,237 and 799,137,142
 shares issued as of March 31, 2000 and December 31,
 1999, respectively.................................        8,030        7,992
Treasury stock, 22,033,758 shares...................     (209,415)    (209,415)
Additional paid-in capital and other shareholders'
 equity.............................................    9,575,617    9,578,927
Accumulated deficit.................................     (421,190)    (158,989)
                                                      -----------  -----------
   Total stockholders' equity.......................    8,953,042    9,218,515
                                                      -----------  -----------
   Total liabilities and shareholders' equity.......  $21,489,970  $19,705,580
                                                      ===========  ===========

    See accompanying notes to these unaudited condensed consolidated balance sheets.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

               For the Three Months Ended March 31, 2000 and 1999
                                 (In thousands)
                                  (Unaudited)

                                                              For the
                                                         Three Months Ended
                                                        ---------------------
                                                        March 31,   March 31,
                                                           2000       1999
                                                        ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................... $ (262,201) $  (1,908)
Adjustments to reconcile net loss to net cash provided
 by (used in) operating activities:
  Cumulative effect of change in accounting principle..        --      14,710
  Equity in loss of affiliates.........................      5,140      2,736
  Depreciation and amortization........................    272,577        211
  Provision for doubtful accounts......................     13,483      1,864
  Stock related expense................................     18,850     16,716
  Deferred income taxes................................     (9,210)    22,125
  Capacity available for sale..........................        --      58,539
  Non-cash cost of sales...............................     99,056        --
  Minority Interest....................................     15,731        --
  Other................................................      2,596     (4,831)
  Changes in operating assets and liabilities..........     84,136   (129,603)
                                                        ----------  ---------
    Net cash provided by (used in) operating
     activities........................................    240,158    (19,441)
                                                        ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for construction in progress and capacity
 available for sale....................................   (501,622)  (143,337)
Investment in and advances to affiliates...............    (68,851)   (12,860)
Effect of the consolidation of PC-1, net of cash
 acquired..............................................    (19,979)       --
Purchase of marketable securities......................    (81,200)       --
Purchases of property and equipment....................   (358,924)    (1,811)
                                                        ----------  ---------
    Net cash used in investing activities.............. (1,030,576)  (158,008)
                                                        ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net............     40,867        834
Proceeds from long term debt...........................    300,703      9,083
Repayment of long term debt............................    (12,094)   (26,825)
Preferred dividends....................................    (22,535)
Finance costs incurred.................................        694        (77)
Minority interest investment in subsidiary.............     53,472        --
Change in restricted cash and cash equivalents.........     46,765    (47,811)
                                                        ----------  ---------
    Net cash provided by (used in) financing
     activities........................................    407,872    (64,796)
                                                        ----------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS..............   (382,546)  (242,245)
CASH AND CASH EQUIVALENTS, beginning of period.........  1,633,499    806,593
                                                        ----------  ---------
CASH AND CASH EQUIVALENTS, end of period............... $1,250,953  $ 564,348
                                                        ==========  =========

   See accompanying notes to these unaudited condensed consolidated financial statements.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

               For the Three Months Ended March 31, 2000 and 1999
                                 (In thousands)
                                  (Unaudited)

                                                                For the
                                                          Three Months Ended
                                                          --------------------
                                                          March 31,  March 31,
                                                            2000       1999
                                                          ---------  ---------
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
Costs incurred for construction in progress and capacity
 available for sale.....................................  $(637,996) $(180,119)
Accrued construction costs..............................    134,284     14,282
Accrued interest........................................        --      19,448
Amortization of deferred finance costs and other........      2,090      3,052
                                                          ---------  ---------
Cash paid for construction in progress and capacity
 available for sale.....................................  $(501,622) $(143,337)
                                                          =========  =========
Non-cash purchases of property and equipment............  $     --   $ (38,300)
                                                          =========  =========
Investments in affiliates:
  Costs of investments in affiliates....................  $(468,851) $     --
  Preferred stock issued for investment in joint
   venture..............................................    400,000        --
                                                          ---------  ---------
                                                          $  68,851  $     --
                                                          =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid and capitalized...........................  $  39,858  $   6,132
                                                          =========  =========
Interest paid (net of capitalized interest).............  $  39,567  $     772
                                                          =========  =========
Cash paid for taxes.....................................  $  35,792  $   1,788
                                                          =========  =========


   See accompanying notes to these unaudited condensed consolidated financial statements.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

               For the Three Months Ended March 31, 2000 and 1999
                                 (In thousands)
                                  (Unaudited)

                                                              For the
                                                         Three Months Ended
                                                   -----------------------------
                                                   March 31, 2000 March 31, 1999
                                                   -------------- --------------
Net loss..........................................   $(262,201)      $(1,908)
Unrealized gain on securities.....................         157           --
Foreign currency translation adjustment...........     (22,792)       (4,930)
                                                     ---------       -------
Comprehensive loss................................   $(284,836)      $(6,838)
                                                     =========       =======



   See accompanying notes to these unaudited condensed consolidated financial statements.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                March 31, 2000
              (In thousands, except share and per share amounts)
                                  (Unaudited)

(1) Organization and Background

   Global Crossing Ltd. (a Bermuda company, together with its consolidated subsidiaries, ("GCL" or the "Company") is building and offering services over the world's first independent global fiber optic network, consisting of 101,000 announced route miles serving five continents, 27 countries and more than 200 major cities. Upon completion of our currently announced systems, our network and our telecommunications and Internet product offerings will be available in markets constituting over 80% of the world's international communications traffic.

   The Company's strategy is to be the premier provider of global broadband Internet Protocol ("IP") and data services for both wholesale and retail customers. The Company is building a state-of-the-art fiber optic network that management believes to be of unprecedented global scope and scale to serve as the backbone for this strategy. Management believes that the Company's network will enable it to be the low cost service provider in most of its addressable markets.

   Global Crossing Ltd. serves as a holding company for its subsidiaries' operations, including the operations of the following acquired entities:
Global Marine Systems (acquired July 2, 1999), Frontier Corporation (acquired September 28, 1999), Racal Telecom (acquired November 24, 1999) and a 50% interest in the Hutchison Global Crossing joint venture (completed January 12,
2000). The acquisition of these entities is hereinafter referred to as the "Acquisitions." In addition the Company has a significant ownership interest in Asia Global Crossing.

   Asia Global Crossing, a joint venture with Softbank Corp. and Microsoft Corporation, intends to become the first truly pan-Asian carrier to offer worldwide bandwidth and data communications. The Asia Global Crossing joint venture was established on November 24, 1999.

   GlobalCenter, a wholly-owned subsidiary of GCL, will expand its product set to become a single-source e-commerce service solution that will provide web-centric businesses with the high availability, flexibility and scalability necessary to compete in the rapidly expanding digital economy.

(2) Basis of Presentation

   The accompanying unaudited interim condensed consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 2000 and 1999, include the accounts of Global Crossing Ltd. and its consolidated subsidiaries. All material inter-company balances and transactions have been eliminated. The unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, which are, in the opinion of management, necessary to present a fair statement of the results of the interim period presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

   These condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates.

   The accompanying unaudited condensed consolidated financial statements do not include all footnotes and certain financial presentations normally required under generally accepted accounting principles. Therefore, these

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(3) Net Loss Applicable to Common Shareholders

   Basic Earnings Per Share (EPS) is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted. The dilutive effect of the assumed exercise of stock options and convertible securities were anti-dilutive for the three months ended March 31, 2000 and 1999, respectively. The impact of dilutive options, warrants and convertible securities increases the weighted average shares outstanding to 841,992,988 used in calculating Diluted EPS for the three months ended March 31, 2000.

(4) Acquisitions

   The Acquisitions are being accounted for under the purchase method of accounting for business combinations. The initial purchase price of the Acquisitions were allocated based on the estimated fair value of acquired assets and liabilities at the date of acquisition. The Company will make final purchase price allocations based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate. Following is the unaudited pro forma results of the Company, assuming the Acquisitions had been completed at the beginning of the period presented:

                                                                 Three Months
                                                                    Ended
                                                                March 31, 1999
                                                                --------------
   Revenue.....................................................  $ 1,031,474
                                                                 ===========
   Loss applicable to common shareholders before cumulative
    effect of change in accounting principle...................  $  (121,782)
                                                                 ===========
   Loss applicable to common shareholders......................  $  (136,492)
                                                                 ===========
   Loss per common share:
     Loss applicable to common shareholders before cumulative
      effect of change in accounting principle, basic and
      diluted..................................................  $     (0.16)
                                                                 ===========
     Loss applicable to common shareholders, basic and
      diluted..................................................  $     (0.18)
                                                                 ===========
     Shares used in computing loss per share, basic and
      diluted..................................................  762,470,473
                                                                 ===========

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

(5) Property and Equipment

   Property and equipment consist of the following:

                                                        March 31,   December 31,
                                                           2000         1999
                                                        ----------  ------------
   Land................................................ $   25,045   $   14,886
   Buildings...........................................    230,841      184,827
   Leasehold improvements..............................     32,571       29,096
   Furniture, fixtures and equipment...................    927,764      771,585
   Transmission equipment..............................  3,324,643    2,544,903
                                                        ----------   ----------
                                                         4,540,864    3,545,297
   Accumulated depreciation............................   (265,817)    (124,874)
                                                        ----------   ----------
                                                         4,275,047    3,420,423
   Construction in progress............................  3,710,604    2,605,630
                                                        ----------   ----------
   Total property and equipment........................ $7,985,651   $6,026,053
                                                        ==========   ==========

(6) Shareholders' Equity

   Stock Option Plan. During the three months ended March 31, 2000, the Company granted stock options for an aggregate of 6,212,890 shares of common stock under the Company's 1998 Stock Incentive Plan. On March 31, 2000, stock options covering 79,528,469 shares of common stock were outstanding. Details of the Company's 1998 Stock Incentive Plan are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(7) Segment Information

   The Company is a worldwide provider of Internet and long distance telecommunications facilities and related services supplying its customers with global "point to point" connectivity and, through its Global Marine Systems subsidiary, providing cable installation and maintenance services. The Company's reportable segments include telecommunications services, installation and maintenance services, and incumbent local exchange carrier services. There are other corporate related charges not attributable to a specific segment. As a result, there are many shared expenses generated by the various revenue streams and management believes that any allocation of the expenses incurred to multiple revenue streams would be impractical and arbitrary. The Company's chief decision maker monitors the revenue streams of the various products and geographic locations and operations are managed and financial performance, Adjusted EBITDA, is evaluated based on the delivery of multiple, integrated services to customers over a single network.

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

   The information below summarizes certain financial data of the Company by segment (in thousands):

                                                         March 31,   March 31,
                                                           2000         1999
                                                        -----------  ----------
Telecommunications Services:
Revenue:
  Commercial........................................... $   327,020  $      --
  Consumer.............................................      43,644         --
  Carrier..............................................     489,764     176,319
                                                        -----------  ----------
Total revenue.......................................... $   860,428  $  176,319
                                                        ===========  ==========
Operating (loss) income................................ $  (208,255) $   41,607
                                                        ===========  ==========
Adjusted EBITDA........................................ $   286,514  $  128,208
                                                        ===========  ==========
Cash paid for capital expenditures..................... $   779,291  $  145,148
                                                        ===========  ==========
Total assets........................................... $18,389,031  $2,689,797
                                                        ===========  ==========
Installation and Maintenance:
Revenue................................................ $    72,266  $      --
                                                        ===========  ==========
Operating loss......................................... $      (879) $      --
                                                        ===========  ==========
Adjusted EBITDA........................................ $    20,733  $      --
                                                        ===========  ==========
Cash paid for capital expenditures..................... $    30,315  $      --
                                                        ===========  ==========
Total assets........................................... $ 1,741,712  $      --
                                                        ===========  ==========
Incumbent Local Exchange Carrier:
Revenue................................................ $   186,822  $      --
                                                        ===========  ==========
Operating income....................................... $    53,895  $      --
                                                        ===========  ==========
Adjusted EBITDA........................................ $    93,929  $      --
                                                        ===========  ==========
Cash paid for capital expenditures..................... $    50,940  $      --
                                                        ===========  ==========
Total assets........................................... $ 1,359,227  $      --
                                                        ===========  ==========
Corporate Operations and Other:
Operating loss......................................... $   (12,585) $      --
                                                        ===========  ==========
Adjusted EBITDA........................................ $   (12,585) $      --
                                                        ===========  ==========
Consolidated:
Revenues............................................... $ 1,119,516  $  176,319
                                                        ===========  ==========
Operating (loss) income................................ $  (167,824) $   41,067
                                                        ===========  ==========
Adjusted EBITDA........................................ $   388,591  $  128,208
                                                        ===========  ==========
Cash paid for capital expenditures..................... $   860,546  $  145,148
                                                        ===========  ==========
Total assets........................................... $21,489,970  $2,689,797
                                                        ===========  ==========

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is calculated as operating (loss) income plus depreciation and amortization, goodwill and intangibles amortization, stock related expense, non-cash cost of capacity sold and the incremental cash deferred revenue. This definition is consistent with financial covenants contained in Global Crossing Ltd.'s major financial agreements. We present

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES

Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. Global Crossing Ltd.'s management uses Adjusted EBITDA to monitor its compliance with its financial covenants and to understand the financial indicators investors and analysts are using to measure its performance. This information should not be considered as an alternative to any measure of performance as promulgated under GAAP. Global Crossing Ltd.'s calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. The calculation of Adjusted EBITDA is as follows:

                                                            Three Months Ended
                                                                March 31,
                                                            ------------------
                                                              2000     1999
                                                            -------- ---------
     Operating loss........................................ $ 41,067 $(167,824)
     Goodwill amortization.................................      --    131,634
     Depreciation and amortization.........................      211   140,943
     Stock related expense.................................   16,716    18,850
     Non-cash cost of capacity sold........................   53,514    99,056
     Incremental cash deferred revenue.....................   16,700   165,932
                                                            -------- ---------
     Adjusted EBITDA....................................... $128,208 $ 388,591
                                                            ======== =========

(8)Pending Accounting Standards

   In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which is required to be adopted by the Company in the quarter ending June 30, 2000. SAB 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. Management is currently assessing the impact of SAB 101 on the results of operations and financial position of the Company.

(9) Reclassifications

   Certain prior year amounts have been reclassified in the condensed consolidated financial statements for consistent presentation to current year amounts.

(10) Significant Events

   On January 12, 2000, the Company established a joint venture, called Hutchison Global Crossing, with Hutchison Whampoa Limited ("Hutchison") to pursue fixed-line telecommunications and Internet opportunities in Hong Kong. For its 50% share, Hutchison contributed to the joint venture its building-to-building fixed-line telecommunications network in Hong Kong and a number of Internet-related assets. In addition, Hutchison has agreed that any fixed-line telecommunications activities it pursues in China will be carried out by the joint venture. For its 50% share, the Company provided to Hutchison $400 million in Global Crossing convertible preferred stock (convertible into shares of Global Crossing common stock at a rate of $45 per share) and committed to contribute to the joint venture international telecommunications capacity rights on our network and global media distribution center capabilities which together are valued at $350 million, as well as $50 million in cash. The Company intends to integrate its interest in Hutchison Global Crossing into the Company's Asia Global Crossing joint venture ("AGC").

   On January 26, 2000, AGC announced an agreement to create GlobalCenter Japan, a joint venture with Japan's Internet Research Institute, Inc. ("IRI"). GlobalCenter Japan will design, develop and construct a media

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
distribution center in Japan providing connectivity worldwide through the Global Crossing Network. The joint venture will also develop and provide complex web hosting services, e-commerce support and applications hosting solutions. AGC will own 89 percent of GlobalCenter Japan, with IRI owning the remaining 11 percent.

   On February 22, 2000, we announced a definitive agreement to acquire IXnet, Inc., a leading provider of specialized IP-based network services to the global financial services community, and its parent company, IPC Communications, Inc., in exchange for shares of our common stock valued at approximately $3.8 billion. Under the terms of the definitive merger agreement, 1.184 of our shares will be exchanged for each IXnet share not owned by IPC, and 5.417 of our shares will be exchanged for each share of IPC. We expect to complete the acquisition in the second quarter of 2000. That acquisition is subject to regulatory approval and customary closing conditions.

   On March 2, 2000, we announced plans to create a new class of Global Crossing common stock that would track the performance of the complex web hosting business operated by our wholly-owned subsidiary, GlobalCenter, Inc. The creation of this new class of stock will be subject to shareholder approval.

   On March 24, 2000, the Company increased its interest in the PC-1 cable system from 57.75% to 64.50% for approximately $21 million by acquiring the remaining ownership of another partner in PC-1. In connection with this transaction, the PC-1 Shareholder Agreement was amended, which enabled the Company to exercise effective control over PC-1.

   On March 31, 2000, AGC announced its intention to effectuate an initial public offering of its common stock and to file a registration statement under the Securities Act of 1933 in respect of the proposed offering.

(11) Subsequent Events

   In April 2000, we issued 21,673,706 shares of our common stock for net proceeds of approximately $694 million. In connection with this issuance and sale by the Company of common stock, certain existing shareholders sold an aggregate of 21,326,294 shares of common stock, for which the Company received no proceeds.

   In April 2000, we issued 4,000,000 shares of 6 3/4% cumulative convertible preferred stock at a liquidation preference of $250 for net proceeds of approximately $970 million. Each share of preferred stock is convertible into
6.3131 shares of common stock, based on a conversion price of $39.60. Dividends on the preferred stock are cumulative from the date of issue and will be payable on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2000, at the annual rate of 6 3/4%. In May 2000, pursuant to an over-allotment option held by the underwriters of the preferred stock, the Company issued an additional 600,000 shares of 6 3/4% cumulative convertible preferred stock for net proceeds of approximately $146 million.

                   GLOBAL CROSSING GROUP UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements of the Global Crossing group has been prepared to demonstrate how this group might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the IPC and IXnet acquisitions, (6) the offering of our 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (7) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999, (8) the offering of our 7% cumulative convertible preferred stock completed on December 15, 1999, (9) the offering of our 6 3/4% cumulative convertible preferred stock and 21,673,706 shares of our common stock completed on April 14, 2000 and (10) the tracking stock proposals had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture.

     The pro forma information illustrates the allocation of assets, liabilities and operations between the Global Crossing group and the GlobalCenter group following the approval and implementation of the tracking stock proposals. Holders of GlobalCenter group stock and Global Crossing group stock will not have an exclusive claim on the assets of the GlobalCenter group and the Global Crossing group, respectively. Instead, holders of both classes of common stock will remain stockholders of Global Crossing and will have a claim on the assets of Global Crossing as a whole. Legal ownership of the assets comprising the Global Crossing group and GlobalCenter group will remain held by Global Crossing Ltd.

     The pro forma information, while helpful in illustrating the financial characteristics of the Global Crossing group, does not attempt to predict or suggest future results. You should not reply on pro forma financial information as an indication of the future results that the Global Crossing group will experience after approval and implementation of the tracking stock proposals.

     You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing, Global Marine Systems, Frontier Corporation, Racal Telecom, HCL Holdings, IPC and IXnet and related Global Crossing Pro Forma Information, each of which are incorporated by reference in this proxy statement.

                        Pro Forma Global Crossing Group
              Unaudited Pro Forma Condensed Combined Balance Sheet
                              as of March 31, 2000
                                 (in thousands)

                                                                    Global
                                            Global                 Crossing
                                           Crossing    New Global  Group Pro
                                         Pro Forma(1)  Center(3)     Forma
                                         ------------  ---------- -----------
ASSETS
Current Assets:
 Cash, restricted cash and
  investments........................... $ 3,220,590   $      --  $ 3,220,590
 Accounts receivable, net...............     995,671       30,309     965,362
 Other assets and prepaid costs.........     383,892       15,077     368,815
                                         -----------   ---------- -----------
   Total Current Assets.................   4,600,153       45,386   4,554,767
Restricted cash and cash equivalents....      69,545          --       69,545
Accounts receivable.....................      42,419          --       42,419
Property and equipment, net.............   8,103,033      162,241   7,940,792
Goodwill and other intangibles, net.....  12,649,272    1,411,130  11,238,142
Investment in and advances to/from
 affiliates, net........................     604,291          --      604,291
Other assets, net.......................     895,506        9,871     885,635
                                         -----------   ---------- -----------
   Total Assets......................... $26,964,219   $1,628,628 $25,335,591
                                         ===========   ========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction costs............. $   570,461   $      --  $   570,461
 Accounts payable and accrued
  liabilities...........................   1,041,855       44,657     997,198
 Accrued interest and preferred
  dividends.............................     162,260          --      162,260
 Deferred revenue.......................     257,602          --      257,602
 Income taxes payable...................      88,325          --       88,325
 Current portion of long term debt......      61,965          --       61,965
 Other current liabilities..............     271,519       13,182     258,337
                                         -----------   ---------- -----------
   Total Current Liabilities............   2,453,987       57,839   2,396,148
 Long term debt.........................   6,257,812          --    6,257,812
 Deferred revenue.......................     489,331          --      489,331
 Deferred credits and other.............     841,691       29,231     812,460
                                         -----------   ---------- -----------
   Total Liabilities....................  10,042,821       87,070   9,955,751
                                         -----------   ---------- -----------
MINORITY INTEREST.......................     478,030          --      478,030
                                         -----------   ---------- -----------
MANDATORILY REDEEMABLE AND CUMULATIVE
 CONVERTIBLE PREFERRED STOCK............   3,598,267          --    3,598,267
                                         -----------   ---------- -----------
SHAREHOLDERS' EQUITY:
 Common stock...........................       8,821          --        8,821
 Treasury stock.........................    (209,415)         --     (209,415)
 Other shareholders' equity.............  13,466,885    1,541,558  11,925,327
 Accumulated deficit....................    (421,190)         --     (421,190)
                                         -----------   ---------- -----------
                                          12,845,101    1,541,558  11,303,543
                                         -----------   ---------- -----------
   Total Liabilities and Shareholders'
    Equity.............................. $26,964,219   $1,628,628 $25,335,591
                                         ===========   ========== ===========

                        Pro Forma Global Crossing Group
        Unaudited Pro Forma Condensed Combined Statements of Operations

                   For the three months Ended March 31, 2000
               (in thousands, except share and per share amounts)

                                                                        Global
                                             Global     GlobalCenter   Crossing
                                            Crossing       Group         Group
                                          Pro Forma(1)   Pro forma     Pro Forma
                                          ------------  ------------  -----------
Operating Revenues......................  $ 1,207,256   $    38,309   $ 1,168,947
                                          -----------   -----------   -----------
Operating Expenses:
 Operating, selling, general and
  administrative........................    1,108,280        46,821     1,061,459
 Merger Expenses........................       23,288           --         23,288
 Depreciation and amortization..........      149,569         3,155       146,414
 Goodwill and intangibles
  amortization..........................      211,948        37,135       174,813
                                          -----------   -----------   -----------
                                            1,493,085        87,111     1,405,974
                                          -----------   -----------   -----------
Operating (loss)........................     (285,829)      (48,802)     (237,027)
Equity in loss of affiliates............       (5,140)          --         (5,140)
Minority interest.......................      (15,731)          --        (15,731)
Other income (expense):
 Interest expense.......................      (93,123)          --        (93,123)
 Interest income........................       22,798           --         22,798
 Other income (expense).................       (6,396)         (211)       (6,185)
                                          -----------   -----------   -----------
Loss before provision for income taxes..     (383,421)      (49,013)     (334,408)
 (Provision) benefit for income taxes...       (6,219)        7,933       (14,152)
                                          -----------   -----------   -----------
Net loss................................     (389,640)      (41,080)     (348,560)
 Preferred stock dividends..............      (64,664)          --        (64,664)
                                          -----------   -----------   -----------
Loss applicable to common shareholders..  $  (454,304)  $   (41,080)     (413,224)
                                          ===========   ===========   ===========
Net loss per common share:
 Loss applicable to common shareholders
   Basic and diluted....................  $     (0.53)  $     (0.14)  $     (0.48)
                                          ===========   ===========   ===========
 Shares used in computing information
  applicable to common shareholders
   Basic and diluted....................  857,864,029   291,000,000   857,864,029
                                          ===========   ===========   ===========

                        Pro Forma Global Crossing Group
        Unaudited Pro Forma Condensed Combined Statements of Operations

                      For the Year Ended December 31, 1999
               (in thousands, except share and per share amounts)

                                                   New Global Center   Global
                                        Global       Three Months     Crossing
                                       Crossing          Ended          Group
                                     Pro Forma(1)  March 31, 2000(3)  Pro Forma
                                     ------------  ----------------- -----------
  Operating Revenues...............  $ 4,494,819      $    70,903    $ 4,423,916
                                     -----------      -----------    -----------
  Operating Expenses:
   Operating, selling, general and
    administrative.................    3,729,988          100,300      3,629,658
   Merger expenses.................       99,119              --          99,119
   Depreciation and amortization...      386,790            6,428        380,362
   Goodwill and intangibles
    amortization...................      830,317          148,540        681,777
                                     -----------      -----------    -----------
                                       5,046,214          255,268      4,790,946
                                     -----------      -----------    -----------
  Operating income (loss)..........     (551,395)        (184,365)      (367,030)
  Equity in income (loss) of
   affiliates......................         (143)             --            (143)
  Minority interest................       (1,338)             --          (1,338)
  Other income (expense):
   Interest expense................     (523,558)             --        (523,558)
   Interest income.................       76,528              --          76,528
   Other income (expenses).........      179,500               70        179,430
                                     -----------      -----------    -----------
  Income (loss) before provision
   for income taxes, extraordinary
   item and cumulative effect of
   change in accounting principle..     (820,406)       (184,295)       (636,111)
   (Provision) benefit for income
    taxes..........................     (170,653)          14,075       (184,728)
                                     -----------      -----------    -----------
  Income (loss) before
   extraordinary item and
   cumulative effect of change in
   accounting principle............     (991,059)        (170,220)      (820,839)
   Preferred stock dividends.......     (278,732)             --        (278,732)
                                     -----------      -----------    -----------
  Income (loss) applicable to
   common shareholders before
   extraordinary item and
   cumulative effect of change in
   accounting principle............   (1,269,791)        (170,220)    (1,099,571)
   Diluted earnings adjustment.....                           --             --
                                     -----------      -----------    -----------
  Income (loss) applicable to
   common shareholders before
   extraordinary item and
   cumulative effect of change in
   accounting principle (Diluted)..  $(1,269,791)     $  (170,220)   $(1,099,571)
                                     ===========      ===========    ===========
  Income (loss) per common share:
   Income (loss) applicable to
    common shareholders before
    extraordinary item and
    cumulative effect of change in
    accounting principle
     Basic and diluted.............  $     (1.50)     $     (0.58)   $     (1.29)
                                     ===========      ===========    ===========
   Shares used in computing
    information applicable to
    common shareholders
     Basic and diluted.............  849,438,857      291,000,000    849,438,857
                                     ===========      ===========    ===========

                        Pro Forma Global Crossing Group

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements

--------

(1) These columns represent the unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom, the Hutchison Global Crossing joint venture and IPC Communications, Inc. "IPC" which we refer to as "Pro Forma Global Crossing," which have been prepared to demonstrate how these companies or businesses might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier Corporation acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the IPC and IXnet Inc. acquisitions, (6) the offering of Global Crossing's 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (7) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999, (8) the offering of Global Crossing's 7% cumulative convertible preferred stock completed on December 15, 1999 and (9) the offering of our 6 3/4% cumulative convertible preferred stock and 21,673,706 shares of our common stock completed on April 14, 2000 had been completed as of the date or at the beginning of the period presented. For a comprehensive presentation of the calculations performed to derive the pro forma financial information presented in these columns, please see pages F-78 through F-82 below and refer to our Current Report on Form 8-K dated June 14, 2000 and filed on June 16, 2000, which has been incorporated by reference into this proxy statement.

(2) This column combines the operating results of Old GlobalCenter for the nine months ended September 30, 1999 with the operating results of New GlobalCenter for the three months ended December 31, 1999. This pro forma presentation includes pro forma adjustments for depreciation of property and equipment and amortization of goodwill and intangibles for the nine months ended September 30, 1999 resulting from the acquisition by Global Crossing.

(3) This column represents the historical financial position and results of operations of the GlobalCenter group as of and for the three months ended March 31, 2000.

                      Pro Forma Global Crossing Group

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements--
                                (Continued)

                      Pro Forma Global Crossing Ltd.

           Unaudited Pro Forma Condensed Combined Balance Sheet

                           As of March 31, 2000

                              (in thousands)

                           Global                                             Global
                          Crossing     IPC/IXnet   Pro Forma    Financing    Crossing
                         Historical   Historical  Adjustments  Adjustments   Pro Forma
                         -----------  ----------- ------------ ------------ -----------
ASSETS
Current Assets:
 Cash, restricted cash
  and investments....... $ 1,383,969   $  34,621   $      --    $1,802,000  $ 3,220,590
 Accounts receivable,
  net...................     912,071      83,600          --           --       995,671
 Other assets and
  prepaid costs.........     319,562      64,330          --           --       383,892
                         -----------   ---------   ----------   ----------  -----------
   Total Current
    Assets..............   2,615,602     182,551          --     1,802,000    4,600,153
 Restricted cash and
  cash equivalents......      69,545         --           --           --        69,545
 Accounts receivable....      42,419         --           --           --        42,419
 Property and
  equipment, net........   7,985,651     117,382          --           --     8,103,033
 Goodwill and other
  intangibles, net......   9,436,715      88,097      (88,097)         --    12,649,272
                                                    3,212,557
 Investment in and
  advances to/from
  affiliates, net.......     604,291         --           --           --       604,291
 Other assets, net......     735,747      11,989      147,770                   895,506
                         -----------   ---------   ----------   ----------  -----------
   Total Assets......... $21,489,970   $ 400,019   $3,272,230   $1,802,000  $26,964,219
                         ===========   =========   ==========   ==========  ===========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction
  costs................. $   570,461   $     --    $      --    $      --   $   570,461
 Accounts payable and
  accrued liabilities...     919,910      88,945       33,000          --     1,041,855
 Accrued interest and
  preferred dividends...     162,260         --           --           --       162,260
 Deferred revenue.......     216,234      41,368          --           --       257,602
 Income taxes payable...      88,325         --           --           --        88,325
 Current portion of
  long term debt........      11,649      50,316          --           --        61,965
 Other current
  liabilities...........     264,314       7,205          --           --       271,519
                         -----------   ---------   ----------   ----------  -----------
   Total Current
    Liabilities.........   2,233,153     187,834       33,000          --     2,453,987
 Long term debt.........   6,031,662     226,150          --           --     6,257,812
 Deferred revenue.......     489,331         --           --           --       489,331
 Deferred credits and
  other.................     819,485      22,206          --           --       841,691
                         -----------   ---------   ----------   ----------  -----------
   Total Liabilities....   9,573,631     436,190       33,000          --    10,042,821
                         -----------   ---------   ----------   ----------  -----------
MINORITY INTEREST.......     478,030      14,627      (14,627)         --       478,030
                         -----------   ---------   ----------   ----------  -----------
MANDATORILY REDEEMABLE
 AND CUMULATIVE
 CONVERTIBLE PREFERRED
 STOCK..................   2,485,267         --           --     1,113,000    3,598,267
                         -----------   ---------   ----------   ----------  -----------
SHAREHOLDERS' EQUITY:
 Common stock,
  3,000,000,000 shares
  authorized, par value
  $.01, 802,436,245 and
  799,137,142 shares
  issued as of March
  31, 2000 and December
  31, 1999,
  respectively..........       8,030          88          574          217        8,821
                                                          (88)
 Treasury stock,
  22,033,758 shares.....    (209,415)        --           --           --      (209,415)
 Other shareholders'
  equity................   9,575,617     114,694     (114,694)     688,783   13,466,885
                                                    2,856,722
                                                      345,763
 Accumulated deficit....    (421,190)   (165,580)     165,580                  (421,190)
                         -----------   ---------   ----------   ----------  -----------
                           8,953,042     (50,798)   3,253,857      689,000   12,845,101
                         -----------   ---------   ----------   ----------  -----------
   Total liabilities and
    shareholders'
    equity.............. $21,489,970   $ 400,019   $3,272,230   $1,802,000  $26,964,219
                         ===========   =========   ==========   ==========  ===========

                      Pro Forma Global Crossing Group

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements--
                                (Continued)

                      Pro Forma Global Crossing Ltd.

      Unaudited Pro Forma Condensed Combined Statements of Operations

                 For the three months ended March 31, 2000

          (In thousands, except share and per share information)

                            Global                                             Global
                           Crossing     IPC/IXnet   Pro Forma    Financing    Crossing
                          Historical   Historical  Adjustments  Adjustments   Pro Forma
                          -----------  ----------- ------------ ------------ -----------

OPERATING REVENUES......  $ 1,119,516   $ 87,740     $    --      $    --    $ 1,207,256
                          -----------   --------     --------     --------   -----------
OPERATING EXPENSES:
  Operations, selling,
   general and
   administrative.......    1,014,763     93,517          --           --      1,108,280
  Merger related
   expenses.............          --      23,288          --           --         23,288
  Depreciation and
   amortization.........      140,943      8,626          --           --        149,569
  Goodwill and
   intangibles
   amortization.........      131,634      4,006       (4,006)         --        211,948
                                                       80,314
                          -----------   --------     --------     --------   -----------
                            1,287,340    129,437       76,308          --      1,493,085
                          -----------   --------     --------     --------   -----------

OPERATING LOSS..........     (167,824)   (41,697)     (76,308)         --       (285,829)
EQUITY IN LOSS OF
 AFFILIATES.............       (5,140)                                            (5,140)
MINORITY INTEREST.......      (15,731)     7,634       (7,634)         --        (15,731)

Other income (expense):
  Interest income.......       22,798                                             22,798
  Interest expense......      (85,676)    (7,447)         --           --        (93,123)
  Other income
   (expense)............       (5,628)      (768)         --           --         (6,396)
                          -----------   --------     --------     --------   -----------
Loss before provision of
 income taxes...........     (257,201)   (42,278)     (83,942)         --       (383,421)
  Provision for income
   taxes................       (5,000)    (1,219)         --           --         (6,219)
                          -----------   --------     --------     --------   -----------
Net loss................     (262,201)   (43,497)     (83,942)         --       (389,640)
  Preferred stock
   dividends............      (45,258)       --           --       (19,406)      (64,664)
                          -----------   --------     --------     --------   -----------
Loss applicable to
 common shareholders....  $  (307,459)  $(43,497)    $(83,942)    $(19,406)  $  (454,304)
                          ===========   ========     ========     ========   ===========
Loss per common share:
  Loss applicable to
   common shareholders:
    Basic and diluted...  $     (0.39)                                       $     (0.53)
                          ===========                                        ===========
  Shares used in
   computing information
   applicable to common
   shareholders:
    Basic and diluted...  778,780,323                                        857,864,029
                          ===========                                        ===========

                      Pro Forma Global Crossing Group

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements--
                                (Continued)

                      Pro Forma Global Crossing Ltd.

      Unaudited Pro Forma Condensed Combined Statements of Operations

                   For the Year Ended December 31, 1999

            (in thousands, except share and per share amounts)

                                            Global     Global Marine
                                           Crossing       Systems     Frontier
                                          Historical    Historical   Historical
                                          -----------  ------------- ----------
Operating Revenues......................  $ 1,664,824    $173,498    $1,995,556
                                          -----------    --------    ----------
Operating Expenses:
  Operating, selling, general and
   administrative.......................    1,420,370     127,165     1,561,646
  Merger related expenses...............          --          --         74,519
  Depreciation and amortization.........      124,294      12,817       173,600
  Goodwill amortization.................      127,621         812        25,749
                                          -----------    --------    ----------
                                            1,672,285     140,794     1,835,514
                                          -----------    --------    ----------
  Operating income (loss)...............       (7,461)     32,704       160,042
  Equity in income (loss) of
   affiliates...........................       15,708       4,539        17,235
  Minority interest.....................       (1,338)        --            --
Other Income (Expenses):
  Interest expense......................     (139,077)     (6,869)      (48,739)
  Interest income.......................       67,407         511         4,754
  Other income (expenses)...............      180,765         143        (2,346)
                                          -----------    --------    ----------
Income (loss) before extraordinary item,
 taxes and cumulative effect of changes
 in accounting principle................      116,004      31,028       130,946
  (Provision) benefit for income taxes..     (126,539)    (11,885)      (77,181)
                                          -----------    --------    ----------
Income (loss) before extraordinary item
 and cumulative effect of changes in
 accounting principle...................      (10,535)     19,143        53,765
  Preferred stock dividends.............      (66,642)        --           (510)
                                          -----------    --------    ----------
Income (loss) applicable to common
 shareholders before extraordinary item
 and cumulative effect of change in
 accounting principle...................      (77,177)     19,143        53,255
  Diluted earnings adjustment...........          --          --            270
                                          -----------    --------    ----------
Income (loss) applicable to common
 shareholders before extraordinary item
 and cumulative effect of change in
 accounting principle...................  $   (77,177)   $ 19,143    $   53,525
                                          ===========    ========    ==========
Loss per common share:
  Loss applicable to common shareholders
   before extraordinary item and
   cumulative effect of change in
   accounting principle
    Basic and diluted...................  $     (0.15)
                                          ===========
  Shares used in computing information
   applicable to common shareholders
    Basic and diluted...................  502,400,851
                                          ===========

                      Pro Forma Global Crossing Group

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements--
                                (Continued)

                      Pro Forma Global Crossing Ltd.

      Unaudited Pro Forma Condensed Combined Statements of Operations

             For the Year Ended December 31, 1999--(Continued)

            (in thousands, except share and per share amounts)

                                                          Hutchison
                                                Racal      Global
                                               Telecom    Crossing   IPC/IXnet
                                              Historical Adjustments Historical
                                              ---------- ----------- ----------
Operating Revenues...........................  $306,019   $    --     $354,922
                                               --------   --------    --------
Operating Expenses:
  Operating, selling, general and
   administrative............................   286,442        --      334,365
  Merger related expenses....................    24,600        --          --
  Depreciation and amortization..............    52,716        --       23,363
  Goodwill amortization......................       --         --       11,869
                                               --------   --------    --------
                                                363,758        --      369,597
                                               --------   --------    --------
  Operating income (loss)....................   (57,739)       --      (14,675)
  Equity in income (loss) of affiliates......      (560)   (15,825)        --
                                                           (21,240)
  Minority interest..........................       --         --        4,962
Other Income (Expenses):
  Interest expense...........................   (30,908)       --      (27,863)
  Interest income............................     3,856        --          --
  Other income (expenses)....................       369        --          569
                                               --------   --------    --------
Income (loss) before extraordinary item,
 taxes and cumulative effect of change in
 accounting principle........................   (84,982)   (37,065)    (37,007)
  (Provision) benefit for income taxes.......    30,116        --       (8,279)
                                               --------   --------    --------
Income (loss) before extraordinary item and
 cumulative effect of change in accounting
 principle...................................   (54,866)   (37,065)    (45,286)
  Preferred stock dividends..................       --     (25,529)        --
                                               --------   --------    --------
Income (loss) applicable to common
 shareholders................................   (54,866)   (62,594)    (45,286)
  Diluted earnings adjustment................       --         --          --
                                               --------   --------    --------
Income (loss) applicable to common
 shareholders................................  $(54,866)  $(62,594)   $(45,286)
                                               ========   ========    ========
Loss per common share:
  Loss applicable to common shareholders
   before extraordinary item and cumulative
   effect of change in accounting principle
    Basic and diluted........................
  Shares used in computing information
   applicable to common shareholders
    Basic and diluted........................

                      Pro Forma Global Crossing Group

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements--
                                (Continued)

                      Pro Forma Global Crossing Ltd.

      Unaudited Pro Forma Condensed Combined Statements of Operations

             For the Year Ended December 31, 1999--(Continued)

            (in thousands, except share and per share amounts)

                                                                     Global
                                            Financing   Pro Forma   Crossing
                                           Adjustments Adjustments  Pro Forma
                                           ----------- ----------- -----------
Operating Revenues........................  $     --    $     --   $ 4,494,819
                                            ---------   ---------  -----------
Operating Expenses:
  Operating, selling, general and
   administrative.........................        --          --     3,729,988
  Merger related expenses.................        --          --        99,119
  Depreciation and amortization...........        --          --       386,790
  Goodwill amortization...................        --         (812)     830,317
                                                           19,690
                                                          (25,749)
                                                          305,907
                                                           55,843
                                                          (11,869)
                                                          321,256
                                            ---------   ---------  -----------
                                                  --      664,266    5,046,214
                                            ---------   ---------  -----------
  Operating income (loss).................        --     (664,266)    (551,395)
  Equity in income (loss) of affiliates...        --          --          (143)
  Minority interest.......................        --       (4,962)      (1,338)
Other Income (Expenses):
  Interest expense........................     93,577     (24,000)    (523,558)
                                             (243,316)    (96,363)
  Interest income.........................        --          --        76,528
  Other income (expenses).................        --          --       179,500
                                            ---------   ---------  -----------
Income (loss) before extraordinary item,
 taxes and cumulative effect of change in
 accounting principle.....................   (149,739)   (789,591)    (820,406)
  (Provision) benefit for income taxes....     (7,200)     23,115     (170,653)
                                                            7,200
                                            ---------   ---------  -----------
Income (loss) before extraordinary item
 and cumulative effect of change in
 accounting principle.....................   (156,939)   (759,276)    (991,059)
  Preferred stock dividends...............   (108,936)        510     (278,732)
                                              (77,625)
                                            ---------   ---------  -----------
Income (loss) applicable to common
 shareholders.............................   (343,500)   (758,766)  (1,269,791)
                                            ---------   ---------  -----------
  Diluted earnings adjustment.............        --         (270)         --
                                            ---------   ---------  -----------
Income (loss) applicable to common
 shareholders.............................  $(343,500)  $(759,036) $(1,269,791)
                                            =========   =========  ===========
Loss per common share:
  Loss applicable to common shareholders
   before extraordinary item and
   cumulative effect of change in
   accounting principle
    Basic and diluted.....................                         $     (1.50)
                                                                   ===========
  Shares used in computing information
   applicable to common shareholders
    Basic and diluted.....................                         846,438,857
                                                                   ===========

                                                                        ANNEX I

            PROPOSED RESOLUTIONS OF GLOBAL CROSSING'S SHAREHOLDERS
                    IN CONNECTION WITH THE SPECIAL MEETING

PROPOSAL NOS. 1 AND 2: THE TRACKING STOCK PROPOSALS

  Proposal No. 1: Increase Global Crossing's authorized share capital

  RESOLVED, that, with effect at and from such time as the officers of the Company shall determine, the authorized share capital of the Company shall be increased from $30,200,000 to $45,250,000 by the creation of an additional 1,500,000,000 shares of Common Stock, of par value $0.01 per share and 5,000,000 shares of Preferred Stock, of par value $0.01 per share;

  RESOLVED, that, with effect at and from such time as the officers of the Company shall determine, the Board be and is hereby authorized to issue from time to time for any purpose authorized shares of Preferred Stock of the Company, in one or more classes or series and with such voting powers (full or limited), designations, preferences and relative, participating optional or other rights, if any, and with such qualifications, limitations, restrictions or redemption provisions, if any, as the Board of Directors of the Company may determine; and

  RESOLVED, that, each officer of the Company be and is hereby authorized, empowered and directed to take any and all actions necessary, proper or advisable in order fully to carry out the intent and accomplish the purposes of the resolutions adopted hereby and each of them, including, without limitation, to deposit with the Bermuda Registrar of Companies an applicable Memorandum of Increase of Share Capital of the Company pursuant to the Companies Act 1981 of Bermuda, and all such actions heretofore taken are hereby ratified and confirmed as the act and deed of the Company.

  Proposal No. 2: Establish multiple classes of Global Crossing common stock and designate outstanding shares of Global Crossing common stock as Global Crossing Group Stock

  RESOLVED, that, with effect at and from such time as the officers of the Company shall determine, the Board be and is hereby authorized to designate authorized shares of Common Stock of the Company into (1) 3,000,000,000 shares of a special class of Common Stock to be called "Global Crossing Group Stock" and (2) 1,000,000,000 shares of a special class of Common Stock to be called "GlobalCenter Group Stock," in each case with the rights set out for such class of Common Stock in the Certificate of Designations which shall be attached as a Schedule to the Bye-laws of the Company (but which shall not form part of those Bye-laws), with the balance of the authorized shares of Common Stock of the Company available for designation by the Board of Directors as either Global Crossing Group Stock, GlobalCenter Group Stock or any additional class of Common Stock of the Company to be established from time to time by resolution of the Board;

  RESOLVED, that, with effect at and from such time as the officers of the Company shall determine, the Board be and is hereby authorized to (1) designate any additional class of Common Stock of the Company as determined from time to time by resolution of the Board, subject to the Company's Bye-laws as in effect at such time, and (2) attach to the Bye-laws as a Schedule (but which Schedule shall not form part of those Bye-laws) the Certificate of Designation for any such class, which Schedule shall set out the rights of the shares of such Class;

  RESOLVED, that, with effect at and from such time as the officers of the Company shall determine, the Board be and is hereby authorized to issue from time to time for any purpose authorized shares of Common Stock of the Company, including shares of authorized Global Crossing Group Stock and GlobalCenter Group Stock;

  RESOLVED, that, with effect at and from such time as the officers of the Company shall determine, the Board be and is hereby authorized to redesignate each share of outstanding Global Crossing Common Stock as a share of Global Crossing Group Stock;

PROPOSAL NOS. 3 AND 4: THE GLOBALCENTER STOCK INCENTIVE PLAN PROPOSALS

  Proposal No. 3: Adopt the GlobalCenter Management Stock Plan

  RESOLVED, that, the terms of the GlobalCenter Management Stock Plan be and hereby is approved and adopted and, with effect at and from such time as the officers of the Company shall determine, 27,470,588 shares of GlobalCenter Group Stock be and hereby are reserved for issuance by the Board in accordance with the terms of such Plan; and

  Proposal No. 4: Adopt the GlobalCenter 2000 Stock Plan

  RESOLVED, that, the terms of the GlobalCenter 2000 Stock Plan be and hereby is approved and adopted and, with effect at and from such time as the officers of the Company shall determine, 13,735,294 shares of GlobalCenter Group Stock be and hereby are reserved for issuance by the Board in accordance with the terms of such Plan.

                                                                        ANNEX II

                          CERTIFICATE OF DESIGNATIONS

                                       OF

                          GLOBAL CROSSING GROUP STOCK

                                      AND

                            GLOBALCENTER GROUP STOCK

  The terms of the authorized Global Crossing Group Stock and GlobalCenter Group Stock of Global Crossing Ltd., a company incorporated under the laws of Bermuda (the "Company"), shall be as set forth below in this Schedule to the Bye-Laws of the Company (this "Schedule").

  The number of authorized shares of Global Crossing Group Stock and of GlobalCenter Group Stock shall be as specified by the Board of Directors from time to time, so long as the number of shares in all classes of Common Stock does not exceed the total number of shares of Common Stock the Company is authorized to issue. Each share of Global Crossing Group Stock and GlobalCenter Group Stock will have a par value of $.01 per share. All shares of Global Crossing Group Stock or GlobalCenter Group Stock repurchased, converted or otherwise re-acquired by the Company shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of Global Crossing Group Stock or GlobalCenter Group Stock, respectively, and may thereafter be reissued.

  All shares of Global Crossing Group Stock and GlobalCenter Group Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "$" or "dollars" refer to United States currency.

  Section 1. Distributions and Share Dividends.

  Subject to the prior and superior rights of the holders of any shares of preferred stock of the Company ranking prior and superior to the shares of Common Stock, distributions and share dividends may be declared and paid upon any class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below, as the Board of Directors may determine.

  (A) Distributions on Global Crossing Group Stock. Distributions on Global Crossing Group Stock may be declared and paid only out of the lesser of:

    (i) the funds legally available for that purpose; and

    (ii) the Global Crossing Group Available Distribution Amount.

  (B) Distributions on GlobalCenter Group Stock. Distributions on GlobalCenter Group Stock may be declared and paid only out of the lesser of:

    (i) the funds legally available for that purpose; and

    (ii) the GlobalCenter Group Available Distribution Amount.

  (C) Additional Limitations on Distributions and Share Dividends. In addition to the transactions contemplated by Section 4, the Board of Directors may only declare and pay share dividends of shares of Global Crossing Group Stock and GlobalCenter Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of Global Crossing Group Stock or GlobalCenter

Group Stock) or distributions of assets (including securities) attributed to the Global Crossing Group or the GlobalCenter Group on shares of Common Stock as follows:

    (i) on shares of Global Crossing Group Stock, dividends of shares of Global Crossing Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of Global Crossing Group Stock) or distributions of assets (including securities) attributed to the Global Crossing Group;

    (ii) on shares of GlobalCenter Group Stock, dividends of shares of GlobalCenter Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of GlobalCenter Group Stock) or distributions of assets (including securities) attributed to the GlobalCenter Group;

    (iii) on shares of any class of Common Stock (other than Global Crossing Group Stock), dividends of shares of Global Crossing Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of Global Crossing Group Stock), but only if the sum of:

      (1) the number of shares of Global Crossing Group Stock to be so issued (or the number of such shares which would be issuable upon repurchase, exchange or exercise of any Convertible Securities to be so issued); and

      (2) the number of shares of Global Crossing Group Stock which are issuable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the dividend or distribution is to be so paid is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group held by such Group;

    (iv) on shares of any class of Common Stock (other than GlobalCenter Group Stock), dividends of shares of GlobalCenter Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of GlobalCenter Group Stock), but only if the sum of:

      (1) the number of shares of GlobalCenter Group Stock to be so issued (or the number of such shares which would be issuable upon repurchase, exchange or exercise of any Convertible Securities to be so issued); and

      (2) the number of shares of GlobalCenter Group Stock which are issuable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the dividend or distribution is to be so paid is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group held by such Group;

    (v) on shares of any class of Common Stock (other than Global Crossing Group Stock), distributions of assets (including securities) attributed to the Global Crossing Group, but only if the sum of:

      (1) the number or amount of such assets (including securities) to be so paid; and

      (2) the number or amount of such assets (including securities), if any, payable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the distribution is to be so paid is equal to the product of:

      (x) the number or amount of such assets (including securities) to be paid concurrently to holders of outstanding Global Crossing Group Stock; and

      (y) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group held by such Group and the denominator of which is equal to the number of outstanding shares of Global Crossing Group Stock; and

    (vi) on shares of any class of Common Stock (other than GlobalCenter Group Stock), distributions of assets (including securities) attributed to the GlobalCenter Group, but only if the sum of:

      (1) the number or amount of such assets (including securities) to be so paid; and

      (2) the number or amount of such assets (including securities), if any, payable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the distribution is to be so paid is equal to the product of:

      (x) the number or amount of such assets (including securities) to be paid concurrently to holders of outstanding GlobalCenter Group Stock; and

      (y) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group held by such Group and the denominator of which is equal to the number of outstanding shares of GlobalCenter Group Stock.

  For purposes of this Section 1(C), any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for any class of Common Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been repurchased, exchanged or exercised in full for such Convertible Securities.

  (D) Discrimination Between or Among Classes of Common Stock. The Board of Directors, subject to the provisions of this Section 1, may at any time declare and pay distributions and share dividends exclusively on Global Crossing Group Stock, exclusively on GlobalCenter Group Stock, exclusively on Additional Group Stock or on any combination thereof, in equal or unequal amounts, notwithstanding the relationship between the Available Distribution Amount with respect to any particular Group and any other Group, the amount of distributions and share dividends previously declared or paid on any series, the respective voting or liquidation rights of any series or any other factor.

  Section 2. Voting Rights.

  (A) General. Except as otherwise provided by law, by the terms of any outstanding preferred stock or by any provision of the Company's Bye-laws (including all schedules thereto) restricting the power to vote on a specified matter to other shareholders, holders of shares of Common Stock shall collectively have unlimited voting rights. Such voting rights may be allocated among one or more classes of Common Stock pursuant to the terms of such classes as fixed or as determined by the Board of Directors in a manner permitted by law. All classes of Common Stock shall vote thereon together as a single class, except as otherwise provided by law, by Section 2(B) or by a Certificate of Designations creating another class of Common Stock.

  (B) Class Votes. The affirmative vote of the majority of votes cast by the holders of shares of Global Crossing Group Stock or GlobalCenter Group Stock, as the case may be, voting as a class, in person or by proxy, at a special or annual meeting called for the purpose, or by written consent in lieu of a meeting, shall be required to do any of the following:

    (i) increase or decrease (but not below the number of shares of such class of Common Stock then outstanding) the number of authorized shares of such class of Common Stock, other than an increase in the number of authorized shares of such class of Common Stock required to effectuate a conversion of shares of one class of Common Stock into another class of Common Stock pursuant to Section 4 or a distribution to holders of Global Crossing Group Stock of all or a portion of its Inter-Group Interest in the GlobalCenter Group; or

    (ii) make any amendment to the terms of such class of Common Stock as set forth in this Certificate of Designations.

  (C) Number of Votes for Each Class of Common Stock. On each matter to be voted on by the holders of all classes of Common Stock voting together as a single class, the number of votes per share of each class shall be as follows:

    (i) each outstanding share of Global Crossing Group Stock shall have one vote;

    (ii) each outstanding share of GlobalCenter Group Stock shall have a number of votes equal to the quotient of the average Market Value of one share of GlobalCenter Group Stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the holders of stock entitled to vote, divided by the average Market Value of one share of Global Crossing Group Stock during the same period; provided that if this calculation results in the holders of GlobalCenter Group Stock holding more than 25% of the total voting power of all outstanding shares of Common Stock, the vote of each share of GlobalCenter Group Stock shall be reduced so that all of the outstanding shares of GlobalCenter Group Stock represent 25% of the total voting power of all outstanding shares of Common Stock, except where the outstanding shares of Global Crossing Group Stock have been converted into shares of GlobalCenter Group Stock, in which case the foregoing limitation on the voting power of holders of GlobalCenter Group Stock shall not apply;

    (iii) each outstanding share of any class of Additional Group Stock shall have a number of votes (including a fraction of one vote), or be not entitled to be voted with shares of other classes of Common Stock, as may be set forth in or determined pursuant to the Certificate of Designations creating such class of Additional Group Stock;

Notwithstanding the foregoing provisions of this Section 2(C), if shares of only one class of Common Stock are outstanding on the record date for determining the holders of Common Stock entitled to vote on any matter, then each share of that class shall be entitled to one vote and, if any class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purpose of such vote, be entitled to one vote on such matter.

  Section 3. Liquidation Rights.

  (A) General. In the event of any voluntary or involuntary dissolution of the Company, after payment or provision for payment of the debts and other liabilities of the Company and after making provision for preferred stock prior and superior to Common Stock as to payments upon dissolution (regardless of the Group to which such shares of the preferred stock were attributed), the holders of Global Crossing Group Stock, GlobalCenter Group Stock and each series of Additional Group Stock then outstanding shall be entitled to receive out of the net assets, if any, of the Company remaining for distribution to holders of Common Stock (regardless of the Group to which such assets are then attributed) an amount on a per share basis in proportion to the respective liquidation units per share of such series. For purposes of this Section 3, neither the voluntary sale, lease, exchange or other disposition of all or substantially all of the property or assets of the Company or a consolidation or merger of the Company or a share exchange by the Company with one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) or the acquiring company in such share exchange nor any transaction or event pursuant to Section 4 or transaction or event involving any series of Additional Group Stock pursuant to comparable provisions creating such series of Additional Group Stock shall be deemed a voluntary or involuntary dissolution of the Company for purposes of this
Section 3.

  (B) Liquidation Units for Each Class of Common Stock. The liquidation units for share of each class of Common Stock shall be as follows:

    (i) each share of Global Crossing Group Stock shall have one liquidation unit;

    (ii) each share of GlobalCenter Group Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of GlobalCenter Group Stock over the period of 20 consecutive Trading Days ending on the 40th Trading Day after the effective date of this certificate of designations, divided by the average Market Value of one share of Global Crossing Group Stock during the same 20-Trading Day period; and

    (iii) each share of any class of Additional Group Stock shall have the number of liquidation units (including a fraction of one liquidation unit) as may be set forth in or determined pursuant to the Certificate of Designations creating such class of Additional Group Stock;

provided that, if the Company shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of any class of Common Stock, or declare and pay a dividend in shares of any class of Common Stock to holders of such class, the per share liquidation units of the class of Common Stock, as adjusted from time to time, shall be appropriately adjusted, as determined by the Board of Directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

  Section 4. Conversion or Repurchase of, and Special Distributions on, Global Crossing Group Stock and GlobalCenter Group Stock.

  (A) Conversion of Global Crossing Group Stock at Company's Option at Any Time or if a Tax Event Occurs. The Board of Directors may at any time declare that each outstanding share of Global Crossing Group Stock shall be converted, as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), into a number of fully paid and nonassessable shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in the following sentence of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of Global Crossing Group Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 4(H)(v) to the average Market Value of one share of GlobalCenter Group Stock or Additional Group Stock, as applicable, during the same 20-Trading Day period; provided that the Board of Directors may only declare that the Global Crossing Group Stock shall be so converted, if, as of the close of business on such fifth Trading Day, the Market Capitalization of the Global Crossing Group Stock shall be less than the Market Capitalization of the GlobalCenter Group Stock or the Additional Group Stock, as applicable. The applicable percentage referred to in the preceding sentence shall equal:

      (1) if a Tax Event has not occurred,

        (a) prior to the first anniversary of the Initial Issuance Date, 120%;

        (b) beginning on the first anniversary of the Initial Issuance Date and prior to the second anniversary of the Initial Issuance Date, 115%; and

        (c) beginning on the second anniversary of the Initial Issuance Date, 110%; or

      (2) if a Tax Event has occurred, 100%.

  (B) Repurchase of Global Crossing Group Stock for Global Crossing Subsidiary Stock. At any time at which all of the assets and liabilities attributed to the Global Crossing Group (and no other businesses, assets, properties or liabilities of the Company or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Company (each, a "Global Crossing Subsidiary"), the Board of Directors may, provided that there are funds legally available for the purpose:

    (i) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group is zero and the Global Crossing Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for all of the shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares;

    (ii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group is greater than zero and the Global Crossing Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for a number of shares of common stock of each Global Crossing Subsidiary equal to the product of:

      (x) the Outstanding Interest Fraction with respect to Global Crossing Group Stock, and

      (y) the number of shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares;

    (iii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group is zero and the Global Crossing Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for:

      (1) all of the shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares; and

      (2) for each Group in respect of which the Global Crossing Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the Global Crossing Group; or

    (iv) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest for the Global Crossing Group is greater than zero and the Global Crossing Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with
  Section 4(H)(vi), for:

      (1) a number of shares of common stock of each Global Crossing Subsidiary equal to the product of:

        (x) the Outstanding Interest Fraction with respect to Global Crossing Group Stock; and

        (y) the number of shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares; and

      (2) for each Group in respect of which the Global Crossing Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the Global Crossing Group.

The shares of common stock of each Global Crossing Subsidiary and the shares of Common Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in any Group held by the Global Crossing Group to be delivered to the holders of shares of Global Crossing Group Stock on any Repurchase Date may be delivered either directly or indirectly through the delivery of shares of another Global Crossing Subsidiary that owns directly or indirectly all such shares, and such shares shall be divided among the holders of Global Crossing Group Stock pro rata in accordance with the number of shares of Global Crossing Group Stock held by each such holder on such Repurchase Date. Each share of common stock of each Global Crossing Subsidiary and share of Common Stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable.

  (C) Special Distributions on, and Conversion and Repurchase of, Global Crossing Group Stock if a Disposition of All or Substantially All Assets of the Global Crossing Group Occurs. (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Company and/or its subsidiaries of all or substantially all of the business, properties and assets attributed to the Global Crossing Group, the Company shall, on or prior to the 120th Trading Day after the Disposition Date, as the Board of Directors shall have determined in its sole discretion:

      (1) provided that there are funds legally available for the purpose:

        (a) subject to compliance with Section 1, pay to the holders of the shares of Global Crossing Group Stock a distribution pro rata in accordance with the number of shares of Global Crossing Group Stock held by each such holder, in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to Global
              Crossing Group Stock as of the record date for determining holders entitled to receive such distribution; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (b) (I) subject to the last sentence of this Section 4(C)(i), if such Disposition involves all (not merely substantially all) of the business, properties and assets attributed to the Global Crossing Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iii)(2), all outstanding shares of Global Crossing Group Stock for cash and/or securities (other than shares of a class of Common Stock of the Company) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to Global
              Crossing Group Stock as of such Repurchase Date; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (II) subject to the last sentence of this Section 4(C)(i), if such Disposition involves substantially all (but not all) of the business, properties and assets attributed to the Global Crossing Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iv)(2), the number of whole shares of Global Crossing Group Stock equal to the lesser of:

                (x) the number of shares of Global Crossing Group Stock
              outstanding; and

                (y) such number of shares of Global Crossing Group Stock as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 51st Trading Day immediately succeeding the Disposition Date closest to the product of:

                   (xx) the Outstanding Interest Fraction with respect to
                 Global Crossing Group
                 Stock as of the record date for determining shares selected for repurchase; and

                   (yy) the Fair Value as of the Disposition Date of the Net
                 Proceeds of such Disposition,

      for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

      (2) declare that each outstanding share of Global Crossing Group Stock shall be converted as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), for a number of fully paid and nonassessable shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in Section 4(A) of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of Global Crossing Group Stock over the period of ten consecutive Trading Days beginning on the 51st Trading Day following the Disposition Date to the average Market Value of one share of GlobalCenter Group Stock or such Additional Group Stock during the same ten-Trading Day period.

Notwithstanding the foregoing provisions of this Section 4(C)(i), the Company shall repurchase shares of Global Crossing Group Stock as provided by Section 4(C)(i)(1)(b)(I) or (II) only if the amount to be paid to repurchase such stock is less than or equal to the Global Crossing Group Available Distribution Amount as of the Repurchase Date.

    (ii) For purposes of this Section 4(C):

      (1) as of any date, "substantially all of the business, properties and assets" attributed to the Global Crossing Group shall mean a portion of such business, properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the Global Crossing Group as of such date;

      (2) in the case of a Disposition of the business, properties and assets attributed to the Global Crossing Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

      (3) the Board of Directors may pay any dividend or repurchase price referred to in Section 4(C)(i) in cash, securities (other than shares of a class or class of Common Stock of the Company) or other property, regardless of the form or nature of the proceeds of the Disposition.

    (iii) After the payment of any distribution or repurchase price with respect to the Global Crossing Group Stock as provided for by Section 4(C)(i)(1), the Board of Directors may declare that each share of Global Crossing Group Stock remaining outstanding shall be converted, but only as of a Conversion Date set forth in a notice delivered in accordance with
  Section 4(H)(v)(2), prior to the second anniversary of the payment of such distribution or repurchase price, into a number of fully paid and nonassessable shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to 110% of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of Global Crossing Group Stock during the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of such conversion required by Section 4(H)(v) to the average Market Value of one share of GlobalCenter Group Stock or such Additional Group Stock, as applicable, during the same 20-Trading Day period.

  (D) Conversion of GlobalCenter Group Stock at Company's Option at Any Time or if a Tax Event Occurs. The Board of Directors may at any time declare that each outstanding share of GlobalCenter Group Stock shall be converted, as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), into a number of fully paid and nonassessable shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in the following sentence of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of GlobalCenter Group Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 4(H)(v) to the average Market Value of one share of Global Crossing Group Stock or Additional Group Stock, as applicable, during the same 20-Trading Day period; provided that the Board of Directors may only declare that the GlobalCenter Group Stock shall be so converted, if, as of the close of business on such fifth Trading Day, the Market Capitalization of the GlobalCenter Group Stock shall be less than the Market Capitalization of the Global

Crossing Group Stock or the Additional Group Stock, as applicable. The applicable percentage referred to in the preceding sentence shall equal:

      (1) if a Tax Event has not occurred,

        (a) prior to the first anniversary of the Initial Issuance Date, 120%;

        (b) beginning on the first anniversary of the Initial Issuance Date and prior to the second anniversary of the Initial Issuance Date, 115%; and

        (c) beginning on the second anniversary of the Initial Issuance Date, 110%; or

      (2) if a Tax Event has occurred, 100%.

  (E) Repurchase of GlobalCenter Group Stock for GlobalCenter Subsidiary
Stock. At any time at which all of the assets and liabilities attributed to the GlobalCenter Group (and no other businesses, assets, properties or liabilities of the Company or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Company (each, a "GlobalCenter Subsidiary"), the Board of Directors may, provided that there are funds legally available for the purpose:

    (i) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group is zero and the GlobalCenter Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for all of the shares of common stock of each GlobalCenter Subsidiary as will be outstanding immediately following such repurchase of shares;

    (ii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group is greater than zero and the GlobalCenter Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for a number of shares of common stock of each GlobalCenter Subsidiary equal to the product of:

      (x) the Outstanding Interest Fraction with respect to GlobalCenter Group Stock, and

      (y) the number of shares of common stock of each GlobalCenter Subsidiary as will be outstanding immediately following such repurchase of shares;

    (iii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group is zero and the GlobalCenter Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for:

        (1) all of the shares of common stock of each GlobalCenter Subsidiary as will be outstanding immediately following such repurchase of shares; and

        (2) for each Group in respect of which the GlobalCenter Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the GlobalCenter Group; or

    (iv) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest for the GlobalCenter Group is greater than zero and the GlobalCenter Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with
  Section 4(H)(vi), for:

        (1) a number of shares of common stock of each GlobalCenter Subsidiary equal to the product of:

                (x) the Outstanding Interest Fraction with respect to
              GlobalCenter Group Stock; and

                (y) the number of shares of common stock of each GlobalCenter
              Subsidiary as will be outstanding immediately following such repurchase of shares; and

        (2) for each Group in respect of which the GlobalCenter Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the GlobalCenter Group.

The shares of common stock of each GlobalCenter Subsidiary and the shares of Common Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in any Group held by the GlobalCenter Group to be delivered to the holders of shares of GlobalCenter Group Stock on any Repurchase Date may be delivered either directly or indirectly through the delivery of shares of another GlobalCenter Subsidiary that owns directly or indirectly all such shares, and such shares shall be divided among the holders of GlobalCenter Group Stock pro rata in accordance with the number of shares of GlobalCenter Group Stock held by each such holder on such Repurchase Date. Each share of common stock of each GlobalCenter Subsidiary and share of Common Stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable.

  (F) Special Distributions on, and Conversion and Repurchase of, GlobalCenter Group Stock if a Disposition of All or Substantially All Assets of the GlobalCenter Group Occurs. (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Company and/or its subsidiaries of all or substantially all of the business, properties and assets attributed to the GlobalCenter Group, the Company shall, on or prior to the 120th Trading Day after the Disposition Date, as the Board of Directors shall have determined in its sole discretion:

      (1) provided that there are funds legally available for the purpose:

        (a) subject to compliance with Section 1, pay to the holders of the shares of GlobalCenter Group Stock a distribution pro rata in accordance with the number of shares of GlobalCenter Group Stock held by each such holder, in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to
              GlobalCenter Group Stock as of the record date for determining holders entitled to receive such distribution; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (b) (I) subject to the last sentence of this Section 4(F)(i), if such Disposition involves all (not merely substantially all) of the business, properties and assets attributed to the GlobalCenter Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iii)(2), all outstanding shares of GlobalCenter Group Stock in exchange for cash and/or securities (other than shares of a class or class of Common Stock of the Company) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to
              GlobalCenter Group Stock as of such Repurchase Date; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (II) subject to the last sentence of this Section 4(F)(i), if such Disposition involves substantially all (but not all) of the business, properties and assets attributed to the GlobalCenter Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iv)(2), the number of whole shares of GlobalCenter Group Stock equal to the lesser of:

                (x) the number of shares of GlobalCenter Group Stock
              outstanding; and

                (y) such number of shares of GlobalCenter Group Stock as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 51st Trading Day immediately succeeding the Disposition Date closest to the product of:

                   (xx) the Outstanding Interest Fraction with respect to
                 GlobalCenter Group Stock as of the record date for determining shares selected for repurchase; and

                   (yy) the Fair Value as of the Disposition Date of the Net
                 Proceeds of such Disposition,

    for, on a pro rata basis, cash and/or securities (other than shares of a class or class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

      (2) declare that each outstanding share of GlobalCenter Group Stock shall be converted as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), into a number of fully paid and nonassessable shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in Section 4(D) of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of GlobalCenter Group Stock over the period of ten consecutive Trading Days beginning on the 51st Trading Day following the Disposition Date to the average Market Value of one share of Global Crossing Group Stock or such Additional Group Stock during the same ten-Trading Day period.

Notwithstanding the foregoing provisions of this Section 4(F)(i), the Company shall repurchase shares of GlobalCenter Group Stock as provided by Section 4(F)(i)(1)(b)(I) or (II) only if the amount to be paid to repurchase such stock is less than or equal to the GlobalCenter Group Available Distribution Amount as of the Repurchase Date.

    (ii) For purposes of this Section 4(F):

      (1) as of any date, "substantially all of the business, properties and assets" attributed to the GlobalCenter Group shall mean a portion of such business, properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the GlobalCenter Group as of such date;

      (2) in the case of a Disposition of the business, properties and assets attributed to the GlobalCenter Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

      (3) the Board of Directors may pay any dividend or repurchase price referred to in Section 4(F)(i) in cash, securities (other than shares of a class or class of Common Stock of the Company) or other property, regardless of the form or nature of the proceeds of the Disposition.

    (iii) After the payment of any distribution or repurchase price with respect to the GlobalCenter Group Stock as provided for by Section 4(F)(i)(1), the Board of Directors may declare that each share of GlobalCenter Group Stock remaining outstanding shall be converted, but only as of a Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), prior to the second anniversary of the payment of such distribution or repurchase price, into a number of fully paid and nonassessable shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to 110% of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of GlobalCenter Group Stock during the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of such conversion required by Section 4(H)(v) to the average Market Value of one share of Global Crossing Group Stock or such Additional Group Stock, as applicable, during the same 20-Trading Day period.

  (G) Treatment of Convertible Securities. After any Repurchase Date or Conversion Date on which all outstanding shares of either Global Crossing Group Stock or GlobalCenter Group Stock are repurchased or converted, any share of such class of Common Stock of the Company that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Company or its Board of Directors or the holder of such Convertible Security:

    (i) in the event the shares of such class of Common Stock outstanding on such Repurchase Date were repurchased pursuant to Section 4(B), Section 4(C)(i)(1)(b), Section 4(E) or Section 4(F)(i)(1)(b), be repurchased, to the extent of funds legally available therefor, for $.01 per share in cash for each share of such class of Common Stock that otherwise would be issued upon such conversion, exchange or exercise; or

    (ii) in the event the shares of such class of Common Stock outstanding on such Conversion Date were converted into shares of another class of Common Stock pursuant to Section 4(A), Section 4(C)(i)(2), Section 4(C)(iii),
  Section 4(D), Section 4(F)(i)(2) or Section 4(F)(iii), be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Company that shares of such class of Common Stock would have received had such shares been converted and outstanding on such Conversion Date.

The provisions of the immediately preceding sentence of this Section 4(G) shall not apply to the extent that other adjustments in respect of such conversion, exchange or repurchase of a class of Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.

  (H) Notice and Other Provisions. (i) Not later than the 45th Trading Day following the Disposition Date referred to in Section 4(C)(i) or Section 4(F)(i), the Company shall announce publicly by press release:

      (1) the Net Proceeds of such Disposition;

      (2) the number of shares outstanding of the class of Common Stock related to the Group subject to such Disposition;

      (3) the number of shares of such class of Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (4) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock relating to such Group on the date of such notice.

Not earlier than the 61st Trading Day and not later than the 65th Trading Day following the Disposition Date, the Company shall announce publicly by press release which of the actions specified in Section 4(C)(i) or Section 4(F)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

    (ii) If the Company determines to pay a dividend pursuant to Section 4(C)(i)(1)(a) or Section 4(F)(i)(1)(a), the Company shall, not later than the 65th Trading Day following the Disposition Date, cause notice to be given to each holder of shares of the class of Common Stock related to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

      (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice;

      (2) the anticipated payment date of such dividend (which shall not be more than 120 Trading Days following the Disposition Date);

      (3) the type of property to be paid as such dividend in respect of the outstanding shares of such class of Common Stock;

      (4) the Net Proceeds of such Disposition;

      (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock related to such Group on the date of such notice;

      (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence.

    (iii) If the Company determines to undertake a repurchase pursuant to
  Section 4(C)(i)(1)(b)(I) or Section 4(F)(i)(1)(b)(I), the Company shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Repurchase Date, cause notice to be given to each holder of shares of the class of Common Stock related to the Group subject to such Disposition and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

      (1) a statement that all outstanding shares of such class of Common Stock shall be repurchased;

      (2) the Repurchase Date (which shall not be more than 120 Trading Days following the Disposition Date);

      (3) the type of property in which the repurchase price for the shares to be repurchased is to be paid;

      (4) the Net Proceeds of such Disposition;

      (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock related to such Group on the date of such notice;

      (6) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of cash and/or securities or other property;

      (7) a statement to the effect that, subject to Section 4(H)(x), dividends on shares of such class of Common Stock shall cease to be paid as of such Repurchase Date;

      (8) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (9) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such repurchase if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Repurchase Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G) if such holder thereafter converts, exchanges or exercises such Convertible Securities.

    (iv) If the Company determines to undertake a repurchase pursuant to
  Section 4(C)(i)(1)(b)(II) or Section 4(F)(i)(1)(b)(II), the Company shall, not later than the 65th Trading Day following the Disposition Date referred to in such Section, cause notice to be given to each holder of shares of the class of Common Stock related to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

      (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of such class of Common Stock shall be selected for repurchase;

      (2) the anticipated Repurchase Date (which shall not be more than 120 Trading Days following the Disposition Date);

      (3) the type of property in which the repurchase price for the shares to be repurchased is to be paid;

      (4) the Net Proceeds of such Disposition;

      (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock related to such Group on the date of such notice;

      (6) a statement that the Company will not be required to register a transfer of any shares of such class of Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence.

      (7) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for repurchase only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G) if such holder thereafter converts, exchanges or exercises such Convertible Securities.

Promptly following the date referred to in clause (1) of the preceding sentence, the Company shall cause a notice to be given to each holder of shares of the class of Common Stock to be repurchased setting forth:

      (1) the number of shares of such class of Common Stock held by such holder to be repurchased;

      (2) a statement that such shares shall be repurchased;

      (3) the Repurchase Date (which shall not be more than 120 Trading Days following the Disposition Date);

      (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share to be repurchased, including details as to the calculation thereof;

      (5) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property;

      (6) if applicable, a statement to the effect that the shares being repurchased may no longer be transferred on the transfer books of the Company after the Repurchase Date; and

      (7) a statement to the effect that, subject to Section 4(H)(x), dividends on such shares shall cease to be paid as of the Repurchase Date.

    (v) If the Company determines to convert Global Crossing Group Stock or GlobalCenter Group Stock into another class of Common Stock pursuant to
  Section 4(A), Section 4(C)(i)(2) or Section 4(C)(iii) (in the case of Global Crossing Group Stock), or Section 4(D), Section 4(F)(i)(2), Section 4(F)(iii) (in the case of GlobalCenter Group Stock), the Company shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of the class of Common Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

      (1) a statement that all outstanding shares of such class of Common Stock shall be converted;

      (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 120 Trading Days following the Disposition Date);

      (3) the per share number of shares of the class of Common Stock to be received with respect to each share of such class of Common Stock, including details as to the calculation thereof;

      (4) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), are to be surrendered for delivery of certificates for shares of the class of Common Stock into which such shares are to be converted;

      (5) a statement to the effect that, subject to Section 4(H)(x), dividends on shares of such class of Common Stock shall cease to be paid as of such Conversion Date;

      (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of such class of Common Stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G) if such holder thereafter converts, exchanges or exercises such Convertible Securities.

    (vi) If the Company determines to repurchase shares of Global Crossing Group Stock pursuant to Section 4(B) or GlobalCenter Group Stock pursuant to Section 4(E), the Company shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Repurchase Date, cause notice to be given to each holder of shares of such class of Common Stock to be repurchased and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

      (1) a statement that all shares of such class of Common Stock outstanding on the Repurchase Date shall be repurchased for shares of common stock of each Global Crossing Subsidiary or GlobalCenter Subsidiary, as applicable (and, if such repurchase is pursuant to Section 4(B)(iii)(1) or Section 4(B)(iv)(1) (in the case of a repurchase of Global Crossing Group Stock) or pursuant to Section 4(E)(iii)(1) or Section 4(E)(iv)(1) (in the case of a repurchase of GlobalCenter Group Stock), shares of the class of Common Stock specified in such Sections);

      (2) the Repurchase Date;

      (3) if applicable for the class of Common Stock subject to such repurchase, the Outstanding Interest Fraction for such class of Common Stock on the date of such notice;

      (4) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), are to be surrendered for delivery of certificates for the shares of common stock to be issued in exchange therefor;

      (5) a statement to the effect that, subject to Section 4(H)(x), dividends on shares of such class of Common Stock shall cease to be paid as of such Repurchase Date;

      (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (7) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to participate in such repurchase if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Repurchase Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G), if such holder thereafter converts, exchanges or exercises such Convertible Securities.

    (vii) Any notice required to be given each holder of shares of Common Stock or Convertible Securities pursuant to this Section 4(H) shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Company or the Company's transfer agent or registrar on the record date fixed for such notice. Neither the failure to mail any notice required by this Section 4(H) to any particular holder of Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Common Stock or of Convertible Securities or the validity of any such repurchase or repurchase.

    (viii) If less than all of the outstanding shares of any class of Common Stock are to be repurchased pursuant to Section 4(C)(i)(1)(b)(II) or
  Section 4(F)(i)(1)(b)(II), the shares to be repurchased by the Company shall be selected from among the holders of shares of such class of Common Stock outstanding at the close of business on the record date for such repurchase on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

    (ix) The Company shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of Common Stock upon any dividend or other distribution, repurchase or conversion pursuant to this Section 4. If more than one share of a class of Common Stock shall be held at the same time by the same holder, the Company may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any dividend or other distribution, repurchase or conversion (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of any class of Common Stock, the Company shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

    (x) No adjustments in respect of dividends shall be made upon the repurchase or conversion of shares of any class of Common Stock; provided, however, that if the Repurchase Date or Conversion Date, as the case may be, with respect to shares of any class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent repurchase or conversion of such shares.

    (xi) Before any holder of shares of any class of Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such class of Common Stock pursuant to this Section 4, such holder shall surrender (at such place as the Company shall specify) certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Company shall waive such requirement). The Company shall as soon as practicable after receipt of certificates representing such shares of Common Stock deliver to the person for whose account such shares of Common Stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 4(H)(ix), in each case without interest. If less than all of the shares of any class of Common Stock represented by any one certificate are to be repurchased, the Company shall issue and deliver a new certificate for the shares of such class of Common Stock not repurchased.

    (xii) From and after any applicable Repurchase Date or Conversion Date, as the case may be, all rights of a holder of shares of any class of Common Stock that were repurchased or converted shall cease except for the right, upon surrender of the certificates representing such shares of Common Stock as required by Section 4(H)(xi), to receive the certificates representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were repurchased or converted, together with any payment in respect of fractional shares contemplated by Section 4(H)(ix) and rights to dividends as provided in Section 4(H)(x), in each case without interest. No holder of a certificate that immediately prior to the applicable Repurchase Date or Conversion Date represented shares of any class of Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such class of Common Stock was repurchased or converted until the surrender as required by this Section 4 of such certificate for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Company as of a record date after the Repurchase Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Repurchase Date or Conversion Date, the Company shall, however, be entitled to treat the certificates for a class of Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Company for which the shares of such class of Common Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

    (xiii) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon repurchase or conversion of shares of any class of Common Stock pursuant to this Section 4. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such class of Common Stock so repurchased or converted were registered, and no such issuance or delivery shall be made unless the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

    (xiv) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this
  Section 4 as the Board of Directors shall determine to be appropriate.

  Section 5. Inter-Group Interest and Related Transfers Between and Among
Groups.

  (A) Changes in Inter-Group Interest. The Number of Shares Issuable with Respect to the Inter-Group Interest in any Group held by any other Group shall from time to time be:

    (i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the class of Common Stock related to the Group in which such Inter-Group Interest is held or any share dividend of shares of such class of Common Stock to holders of shares of such class of Common Stock or any reclassification of such class of Common Stock; provided that no such adjustment shall be made to the extent any such share dividend is paid to the holders of the class of Common Stock related to the Group holding such Inter-Group Interest as permitted by Section 1(C);

    (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the Board of Directors by:

      (1) the number of shares of the class of Common Stock related to the Group in which such Inter-Group Interest is held issued or sold by the Company that, immediately prior to such issuance or sale, were included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group;

      (2) the number of shares of such class of Common Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible
    Securities, were included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group;

      (3) the number of shares of such class of Common Stock issued by the Company as a share dividend or in connection with any reclassification or exchange of shares, including by exchange offer, to holders of the class of Common Stock related to the Group holding such Inter-Group Interest;

      (4) the number of shares of such class of Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Company as a share dividend or in connection with any reclassification or exchange of shares, including by exchange offer, to holders of the class of Common Stock related to the Group holding such Inter-Group Interest;

      (5) the number of shares of such class of Common Stock equal to the product of (x) a fraction, the numerator of which is the number of shares of such class of Common Stock repurchased or exchanged pursuant to Section 4(C)(i)(1)(b)(II) or Section 4(F)(i)(1)(b)(II) (or any similar provision in the Certificate of Designations creating any class of Additional Group Stock) and the denominator of which is the number of shares of such class of Common Stock outstanding and (y) the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group, in each case on the record date for determining such shares selected for such repurchase; and

      (6) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (x) the aggregate Fair Value as of the date of
    (I) contribution of properties or assets (including cash) transferred from the Group in which such Inter-Group Interest is held to the Group holding such Inter-Group Interest or (II) transfer of liabilities from the Group holding such Inter-Group Interest to the Group in which such Inter-Group Interest is held, in consideration of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest in the Group in which such Inter-Group Interest is held divided by (y) the average Market Value of one share of the class of Common Stock related to the Group in which such Inter-Group Interest is held during the period of 20 consecutive Trading Days ending on the date of such contribution or transfer;

    (iii) increased by action of the Board of Directors by:

      (1) the number of outstanding shares of the class of Common Stock related to the Group in which such Inter-Group Interest is held repurchased by the Company for consideration that is attributed as provided by the definitions of the Global Crossing Group and the GlobalCenter Group (or any similar provision in the Certificate of Designations creating any class of Additional Group Stock) to the Group holding such Inter-Group Interest;

      (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (x) the aggregate Fair Value as of the date of
    (I) contribution of properties or assets (including cash) transferred from the Group holding such Inter-Group Interest to the Group in which such Inter-Group Interest is held or (II) transfer of liabilities from the Group in which such Inter-Group Interest is held to the Group holding such Inter-Group Interest, in consideration of an increase in the Number of Shares Issuable with Respect to the Inter-Group Interest in the Group in which such Inter-Group Interest is held, divided by (y) the average Market Value of one share of the class of Common Stock related to the Group in which such Inter-Group Interest is held during the period of 20 consecutive Trading Days ending on the date of such contribution or transfer; and

      (3) the number of shares of such class of Common Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to Section 5(C) (or any such similar provision); and

    (iv) increased or decreased under such other circumstances as the Board of Directors determines appropriate to reflect the economic substance of any other event or circumstance; provided that, in each case, the adjustment shall be made in a manner that is fair and equitable to holders of Common Stock and intended to reflect the relative economic ownership of one or more Groups in any other Group.

  (B) Transfers Upon Certain Distributions. (i) From and after the payment date of any distribution with respect to shares of any class of Common Stock, each Group holding an Inter-Group Interest in the Group in respect of which such class of Common Stock has been issued shall be attributed an amount of assets or properties, previously attributed to the Group in which such Inter-Group Interest is held, of the same kind as were paid in such distribution as have a Fair Value on the record date for such distribution equal to the product of:

      (1) the Fair Value on such record date of the aggregate distribution to holders of shares of such class of Common Stock; and

      (2) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group held by the Group holding such Inter-Group Interest and the denominator of which is equal to the number of outstanding shares of the class of Common Stock related to such Group in which such Inter-Group Interest is held, in each case, in effect on the record date for such distribution;

provided that no such attribution shall be made in connection with the following transactions:

      (w) a repurchase pursuant to any provision similar to Section 4(C)(i)(1)(b)(II) or 4(F)(i)(1)(b)(II) (or any similar provision contained in the Certificate of Designations creating any class of Additional Group Stock), with respect to each of which an adjustment shall be made as provided in Section 5(B)(ii)(5);

      (x) a repurchase or conversion of such class pursuant to any provision similar to Section 4(A), Section 4(B), Section
    4(C)(i)(1)(b)(I), Section 4(C)(i)(2), Section 4(C)(iii), Section 4(D),
    Section 4(E), Section 4(F)(i)(1)(b)(I), Section 4(F)(i)(2) or Section 4(F)(iii) (or any such similar provision contained in the Certificate of Designations creating any class of Additional Group Stock);

      (y) any other distribution payable on shares of such class of Common Stock to the extent that a distribution permitted by Section 1(C) is paid on shares of the class of Common Stock related to the Group holding such Inter-Group Interest; and

      (z) a distribution payable in securities of the Company attributed to any Group in which an Inter-Group Interest is held for which provision shall be made as provided in Section 5(B)(ii).

    (ii) If the Company shall pay a distribution payable in securities of the Company that are attributed to any Group in which an Inter-Group Interest is held, each Group holding any such Inter-Group Interest shall be attributed an interest in the Group in which such Inter-Group Interest is held equivalent to the number or amount of such securities that is equal to the product of:

      (x) the number or amount of securities so distributed to holders of shares of the class of Common Stock related to the Group in which such Inter-Group Interest is held; and

      (y) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group held by the Group holding such Inter-Group Interest and the denominator of which is equal to the number of outstanding shares of the class of Common Stock related to such Group in which such Inter-Group Interest is held, in each case, in effect on the record date for such dividend or other distribution and, to the extent interest is or dividends are paid on the securities so distributed, each Group holding any such Inter-Group Interest shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by such Group holding such Inter-Group Interest if such securities were outstanding; provided that no such attribution shall be made in connection with the following transactions:

      (x) a repurchase pursuant to Section 4(C)(i)(1)(b)(II) or Section 4(F)(i)(1)(b)(II) (or any similar provision contained in the Certificate of Designations creating any class of Additional Group Stock), with respect to each of which an adjustment shall be made as provided in Section 5(B)(ii)(5);

      (y) a repurchase or conversion of such class pursuant to any provision similar to Section 4(A), Section 4(B), Section 4(C)(i)(1)(b)(I), Section 4(C)(i)(2), Section 4(C)(iii), Section 4(D),
    Section 4(E), Section 4(F)(i)(1)(b)(I), Section 4(F)(i)(2) or Section 4(F)(iii) (or any such similar provision contained in the Certificate of Designations creating any class of Additional Group Stock); and

      (z) any other distribution payable on shares of such class of Common Stock to the extent that a distribution permitted by Section 1(C) is paid on shares of the class of Common Stock related to the Group the class of Common Stock related to the Group holding such Inter-Group Interest.

  (C) Deemed Conversion of Certain Convertible Securities. The Company may (in addition to making an adjustment pursuant to Section 5(B)(ii)), to the extent Convertible Securities are paid as a dividend or other distribution to the holders of any class of Common Stock and at the time are convertible into or exchangeable or exercisable for shares of such class, treat such Convertible Securities as are so deemed to be held by any Group holding an Inter-Group Interest in the Group in respect of which such class of Common Stock has been issued to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, each Group holding such an Inter-Group Interest shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such Group in respect of which such class of Common Stock is issued shall be attributed such properties or assets)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by each Group holding such an Inter-Group Interest were so considered converted, exchanged or exercised shall be deemed held by such Group and such Convertible Securities shall no longer be deemed to be held by such Group holding such Inter-Group Interest. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by such Group and the properties or assets, if any, to be attributed to any other Group in consideration of such conversion, exchange or exercise, if any, shall be filed in the records of the actions of the Board of Directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

  (D) Permitted Inter-Group Interests. Any Group may hold an Inter-Group Interest in any other Group, unless with respect to any Additional Group the Certificate of Designations creating the class of Additional Group Stock related to such Group provides otherwise; provided that no Group may hold a direct Inter-Group Interest in any other Group if, immediately after the creation of such Inter-Group Interest, such two Groups would hold Inter-Group Interests in each other.

  Section 6. Application of Common Stock Terms.

  (A) Certain Determinations by the Board of Directors. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties and liabilities to be attributed to the Global Crossing Group and the GlobalCenter Group and, to the extent applicable, any Additional Group, (b) the application of the provisions of the Bye-laws of the Company (including all schedules attached thereto) to transactions to be engaged in by the Company and
(c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions rights of the holders of each class of Common Stock, as may be or become necessary or appropriate to the exercise of such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 6. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

    (i) Upon any acquisition by the Company or its subsidiaries of any businesses, assets or properties, or any assumption of liabilities, outside of the ordinary course of business of any Group, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Global Crossing Group, the GlobalCenter Group or any Additional Group or any combination thereof and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of the Global Crossing Group and the GlobalCenter Group in Section 7 (or any other similar provision in the Certificate of Designations creating any class of Additional Group Stock), as the case may be.

    (ii) Upon any issuance of shares of any class of Common Stock at a time when the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest (and, if more than one other Group then holds an Inter-Group Interest that comprises such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in such Group, the allocation of such reduction among such Groups).

    (iii) Upon any issuance by the Company or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of any class of Common Stock, if at the time such Convertible Securities are issued the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such class is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of such class of Common Stock pursuant thereto shall, in whole or in part, reduce such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest (and, if more than one Group then holds an Inter-Group Interest that comprises such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in such Group, the allocation of such reduction among such Groups).

    (iv) Upon any issuance of any shares of preferred stock of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of one or more Groups and any other relevant factors, the shares so issued entirely to the Global Crossing Group, entirely to the GlobalCenter Group or entirely to any Additional Group, or partly to any combination of the Groups, in such proportion as the Board of Directors shall determine.

    (v) Upon any repurchase or repurchase by the Company or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Company, the Board of Directors shall determine, based on the property used to repurchase or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations repurchased or repurchased shall be attributed to the Global Crossing Group, to the GlobalCenter Group or to any Additional Group, or any combination thereof, and, accordingly, how many of the shares of such series of the preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

    (vi) Upon any transfer of assets or liabilities attributed to any Group to any other Group, the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of such other Group or, if permitted by
  Section 5(D), a decrease or an increase in the Number of Shares of Shares Issuable with Respect to the Inter-Group Interest in such other Group, as described in Section 5(A)(ii)(6) or Section 5(A)(iii)(2).

    (vii) In connection with the creation of any Additional Group and the issuance of Additional Group Stock in respect thereof, the Board of Directors shall determine whether any businesses, assets, properties and/or liabilities that are, prior to the creation of such Additional Group, attributed to one or more other Groups shall be contributed to such Additional Group for the attribution of such consideration as the Board of Directors shall determine, including, without limitation, cash, securities of such Additional Group or a Number of Shares issuable with Respect to the Inter-Group Interest in such Additional Group.

  (B) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 6 or any other provision contained in a Certificate of Designations related to any other class of Common Stock, at any time when there are not outstanding more than one class of Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for more than one class of Common Stock), the Company need not:

      (i) attribute any of the businesses, assets, properties or liabilities of the Company or any of its subsidiaries to the Global Crossing Group, the GlobalCenter Group or any Additional Group; or

      (ii) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Certificate of Designations or any other Certificate of Designations related to another class of Common Stock, and in such circumstances the holders of the shares of Global Crossing Group Stock, GlobalCenter Group Stock and any Additional Group Stock outstanding, as the case may be, shall (unless otherwise specifically provided by this Certificate of Designations or any other Certificate of Designations related to another class of Common Stock) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock.

  (C) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Company under any provision of this Section 6 or otherwise in furtherance of the application of these resolutions shall be final and binding on all shareholders.

  Section 7. Certain Definitions and Rules of Interpretation.

  As used in this Article, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. For purposes of this Certificate of Designations, the Global Crossing Group Stock, when issued, shall be considered issued in respect of the Global Crossing Group and the GlobalCenter Group Stock, when issued, shall be considered issued in respect of the GlobalCenter Group. As used in this Section 7, a "contribution" or "transfer" of businesses, assets, properties or liabilities from one Group to another shall refer to the reattribution of such businesses, assets, properties or liabilities from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

  "Additional Group" shall mean, as of any date, all businesses, assets, properties and liabilities of the Company, whether at any time prior thereto part of one or more other Groups or acquired or assumed by the Company, that have been designated by the Board of Directors to comprise an additional business group of the Company in respect of which the Company shall have created and issued a class of Additional Group Stock pursuant to a Certificate of Designations adopted by the Board of Directors or by the shareholders of the Company in accordance with applicable law, and having terms that do not conflict with any of the voting powers, preferences, designations, rights, qualifications, limitations or restrictions contained in this Certificate of Designations. Additional Group Stock may be convertible into any other class of Common Stock on such terms as shall be determined by the Board of Directors.

  "Additional Group Stock" shall mean one or more additional classes of Common Stock of the Company issued from time to time in respect of any Additional Group, as provided in a Certificate of Designations adopted by the Board of Directors or by the shareholders of the Company in accordance with applicable law.

  "Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest" shall mean, with respect to any Group at any date, the sum of each of the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group held by all other Groups at such date.

  "Available Distribution Amount" shall mean, as the context requires, a reference to the Global Crossing Group Available Distribution Amount, GlobalCenter Group Available Distribution Amount or, if applicable, the available distribution amount (or comparable definition) with respect to any Additional Group Stock.

  "Board of Directors" shall mean the board of directors of the Company or a duly authorized committee thereof.

  "Common Stock" shall mean the collective reference to Global Crossing Group Stock, GlobalCenter Group Stock and, if applicable, any Additional Group Stock, and any of which may sometimes be called a class of Common Stock.

  "Conversion Date" shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of Global Crossing Group Stock into shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock, as the case may be, or shares of GlobalCenter Group Stock into shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock, as the case may be, as shall be set forth in the notice to holders of shares of the class of Common Stock subject to conversion and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock required pursuant to
Section 4(H)(v).

  "Convertible Securities" shall mean, at any time, any securities of the Company or of any subsidiary thereof (other than shares of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

  "Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, share exchange, sale or contribution of assets or stock or otherwise) of businesses, assets, properties or liabilities (including stock, other securities and goodwill).

  "Disposition Date" shall have the meaning specified in Section 4(C)(1) or
Section 4(F)(1), as applicable.

  "Excluded Transaction" shall mean, with respect to the Global Crossing Group or the GlobalCenter Group, as applicable:

    (i) the Disposition by the Company of all or substantially all of its businesses, properties and assets in one transaction or a series of related transactions in connection with the dissolution of the Company and the distribution of assets to shareholders as referred to in Section 3;

    (ii) the Disposition of the businesses, properties and assets of such Group as contemplated by Section 4(B) or 4(E) or otherwise to all holders of shares of the class of Common Stock related to such Group divided among such holders on a pro rata basis in accordance with the number of shares of such class of Common Stock outstanding and, to the extent that the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in such Group is greater than zero, to the Company or subsidiaries thereof, divided among such holders and the Company or subsidiaries thereof on a pro rata basis in accordance with the number of shares of such class of Common Stock outstanding and such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the related Group;

    (iii) to any person or entity controlled (as determined by the Board of Directors) by the Company;

    (iv) in connection with a Related Business Transaction in respect of such Group; or

    (v) a Disposition conditioned upon the affirmative vote of a majority of the votes cast by the holders of the class of Common Stock related to such Group, voting as a separate class.

  "Fair Value" shall mean:

    (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such Market Value, as so defined, can be determined);

    (ii) in the case of equity securities or debt securities of a class or series that has not previously been Publicly Traded for a period of at least 15 months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined in good faith by the Board of Directors;

    (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and, in the case of cash denominated in other than U.S. dollars, the face amount thereof repurchased into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

    (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors, which determination may be based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate.

Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

  "Global Crossing Group" shall mean, as of any date:

    (i) the interest of the Company or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Company or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed to the GlobalCenter Group or any other Group in accordance with this Certificate of Designations or any other Certificate of Designations related to another class of Common Stock;

    (ii) all businesses, assets, properties and liabilities transferred to the Global Crossing Group from the GlobalCenter Group or any other Group (other than in a transaction pursuant to clause (iv) below) pursuant to transactions in the ordinary course of business of the Global Crossing Group and the GlobalCenter Group or such other Group or otherwise as the Board of Directors may have directed;

    (iii) a proportionate undivided interest in each and every business, asset, property and liability attributed to the GlobalCenter Group or any other Group equal to the Inter-Group Interest in the GlobalCenter Group or such other Group, in each case held by the Global Crossing Group as of such date;

    (iv) all businesses, assets, properties and liabilities transferred to the Global Crossing Group from the GlobalCenter Group or any other Group in connection with an increase in the Inter-Group Interest in the Global Crossing Group held by the GlobalCenter Group or such other Group;

    (v) all businesses, assets, properties and liabilities transferred to the Global Crossing Group from the GlobalCenter Group or any other Group in connection with a decrease in the Inter-Group Interest in the GlobalCenter Group or such other Group, in each case held by the Global Crossing Group;

    (vi) the interest of the Company or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Company or any of its subsidiaries and attributed to the Global Crossing Group, as determined by the Board of Directors as contemplated by Section 6(A);

    (vii) any assets or properties, including securities, attributed to the Global Crossing Group pursuant to Section 5(B) or Section 5(C); and

    (viii) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

provided that from and after any permitted transfer of any businesses, assets, properties or liabilities from the Global Crossing Group to one or more other Groups, the Global Crossing Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in such other Group or Groups held by the Global Crossing Group); and provided further that, subject to Section 6(B), in the event that shares of Global

Crossing Group Stock are converted into shares of another class of Common Stock pursuant to Section 4(A), Section 4(B)(i)(2) or Section 4(B)(iii), the businesses, assets, properties and liabilities attributed to the Global Crossing Group immediately prior to the Conversion Date shall become businesses, assets, properties and liabilities attributed to the Group related to the class of Common Stock into which Global Crossing Group Stock is converted on the Conversion Date.

  "Global Crossing Group Available Distribution Amount" shall mean, on any date, the product of:

    (i) the Outstanding Interest Fraction with respect to Global Crossing Group Stock; and

    (ii) the lesser of:

      (x) any amount in excess of the minimum amount necessary to pay debts attributed to the Global Crossing Group as they become due in the usual course of business; and

      (y) the realisable value of the assets attributed to the Global Crossing Group less the sum of the total liabilities attributed to the Global Crossing Group together with the amount of the issued share capital and share premium account attributable to the Global Crossing Group.

Notwithstanding the foregoing, and consistent with Section 6(B), at any time when there are not outstanding both:

    (i) one or more shares of Global Crossing Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Global Crossing Group Stock; and

    (ii) one or more shares of GlobalCenter Group Stock or Additional Group Stock or Convertible Securities convertible into or exchangeable or exercisable for GlobalCenter Group Stock or Additional Group Stock,

the "Available Distribution Amount," on any calculation date during such time period, with respect to the Global Crossing Group Stock, the GlobalCenter Group Stock or Additional Group Stock, as the case may be (depending on which of such class of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

  "GlobalCenter Group" shall mean, as of any date:

    (i) all businesses, assets, properties and liabilities of GlobalCenter Inc. and its subsidiaries and any assets of the foregoing as of the Initial Issuance Date (the "GlobalCenter Group Companies");

    (ii) all businesses, assets, properties and liabilities of the Company and its subsidiaries attributed by the Board of Directors to the GlobalCenter Group, whether or not such businesses, assets, properties or liabilities are or were also businesses, assets, properties and liabilities of any of the GlobalCenter Group Companies;

    (iii) all businesses, assets, properties and liabilities transferred to the GlobalCenter Group from the Global Crossing Group or any other Group (other than in a transaction pursuant to clause (v) below) pursuant to transactions in the ordinary course of business of the GlobalCenter Group and the Global Crossing Group or such other Group or otherwise as the Board of Directors may have directed;

    (iv) a proportionate undivided interest in each and every business, asset, property and liability attributed to the Global Crossing Group or any other Group equal to the Inter-Group Interest in the Global Crossing Group or such other Group, in each case held by the GlobalCenter Group as of such date;

    (v) all businesses, assets, properties and liabilities transferred to the GlobalCenter Group from the Global Crossing Group or any other Group in connection with an increase in the Inter-Group Interest in the GlobalCenter Group held by the Global Crossing Group or such other Group;

    (vi) all businesses, assets, properties and liabilities transferred to the GlobalCenter Group from the Global Crossing Group or any other Group in connection with a decrease in the Inter-Group Interest in the Global Crossing Group or such other Group, in each case held by the GlobalCenter Group;

    (vii) the interest of the Company or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Company or any of its subsidiaries and attributed to the GlobalCenter Group, as determined by the Board of Directors as contemplated by Section 6(A);

    (viii) any assets, or properties, including securities, attributed to the GlobalCenter Group pursuant to Section 5(B) or Section 5(C); and

    (ix) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

provided that from and after any permitted transfer of any businesses, assets, properties or liabilities from the GlobalCenter Group to one or more other Groups, the GlobalCenter Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in such other Group or Groups held by the GlobalCenter Group); and provided further, subject to Section 6(B), that in the event the shares of GlobalCenter Group Stock are converted into shares of another class of Common Stock pursuant to Section 4(D), Section 4(E)(i)(2) or Section 4(E)(iii), the businesses, assets, properties and liabilities attributed to the GlobalCenter Group immediately prior to the Conversion Date shall become businesses, assets, properties and liabilities attributed to the Group related to the class of Common Stock into which GlobalCenter Group Stock is converted on the Conversion Date.

  "GlobalCenter Group Available Distribution Amount" shall mean, on any date the product of:

    (i) the Outstanding Interest Fraction with respect to GlobalCenter Group Stock; and

    (ii) the lesser of:

      (x) any amount in excess of the minimum amount necessary to pay debts attributed to the GlobalCenter Group as they become due in the usual course of business; and

      (y) the realisable value of the assets attributed to the GlobalCenter Group less the sum of the total liabilities attributed to the GlobalCenter Group together with the amount of the issued share capital and share premium account attributable to the GlobalCenter Group.

Notwithstanding the foregoing, and consistent with Section 6(B), at any time when there are not outstanding both:

    (i) one or more shares of GlobalCenter Group Stock or Convertible Securities convertible into or exchangeable or exercisable for GlobalCenter Group Stock; and

    (ii) one or more shares of Global Crossing Group Stock or Additional Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Global Crossing Group Stock or Additional Group Stock,

the "Available Distribution Amount," on any calculation date during such time period, with respect to the GlobalCenter Group Stock, the Global Crossing Group Stock or Additional Group Stock, as the case may be

(depending on which of such class of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

  "Group" shall mean, as of any date, the Global Crossing Group, the GlobalCenter Group or, if applicable, any Additional Group, as the case may be.

  "Initial Issuance Date" shall mean the date of first issuance of GlobalCenter Group Stock.

  "Inter-Group Interest" shall mean, as of any date with respect to any Group, the Number of Shares Issuable with Respect to the Inter-Group Interest in any other Group that are permitted to be held or held, as applicable, as of such date by such first Group.

  "Market Capitalization" shall mean, with respect to any class or series of capital stock on any date, the product of:

    (i) the Market Value of one share of such class or series of capital stock on such date; and

    (ii) the number of shares of such class or series of capital stock outstanding on such date.

  "Market Value" shall mean, with respect to a share of any class or series of capital stock of the Company on any day,

    (i) the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day; or

    (ii) in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape; or

    (iii) if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading; or

    (iv) if not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ National Market; or

    (v) if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on NASDAQ National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day, as furnished by any New York Stock Exchange member firm selected from time to time by the Company; or

    (vi) if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value;

provided that, for purposes of determining the Market Value of a share of any class or series of capital stock for any period:

    (x) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (y)(2) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution; and

    (y) the "Market Value" of any share of capital stock on any day prior to:

      (1) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period; or

      (2) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock;

  shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

  "Net Proceeds" shall mean, as of any date with respect to any Disposition of any of the businesses, assets, properties and liabilities attributed to either the Global Crossing Group or the GlobalCenter Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for:

    (i) any taxes the Company estimates will be payable by the Company (or which the Company estimates would have been payable but for the utilization of tax benefits attributable to any other Group) in respect of such Disposition or in respect of any resulting dividend or repurchase pursuant to Section 4(C)(i)(1)(a), 4(C)(i)(1)(b), Section 4(F)(i)(1)(a) or
  4(F)(i)(1)(b);

    (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

    (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Company incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group.

For purposes of this definition, any businesses, properties and assets attributed to the Group subject to such Disposition that remain after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such businesses, properties and assets.

  "Number of Shares Issuable with Respect to the Inter-Group Interest" in any Group held by any other Group shall be the number of shares of the class of Common Stock related to the Group in which the Inter-Group Interest is held that are deemed to be held from time to time by such other Group. The Number of Shares Issuable with Respect to the Inter-Group Interest shall initially be:

    (i) with respect to the Global Crossing Group Stock, zero;

    (ii) with respect to the GlobalCenter Group Stock, 233,500,000, all of which shall be deemed held by the Global Crossing Group; and

    (ii) with respect to any Additional Group Stock, as set forth in or pursuant to the Certificate of Designations creating such class of Additional Group Stock,

in each case as adjusted, increased or decreased from time to time pursuant to:

      (x) with respect to Global Crossing Group Stock and the GlobalCenter Group Stock, Section 5; and

      (y) with respect to any Additional Group with respect to the Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group or the GlobalCenter Group held by such Additional Group, and the Number of Shares Issuable with Respect to the Inter-Group Interest in such Additional Group held by the Global Crossing Group or the GlobalCenter Group, Section 5 and the Certificate of Designations creating such class of Additional Group Stock.

  "Outstanding Interest Fraction" shall mean, as of any date with respect to Global Crossing Group Stock, GlobalCenter Group Stock or any Additional Group Stock, as the case may be, the fraction (which may simplify to 1/1), the numerator of which shall be the number of outstanding shares of such class of Common Stock on such date and the denominator of which shall be the sum of the number of outstanding shares of such class of Common Stock on such date and the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such class of Common Stock on such date. A statement setting forth the Outstanding Interest Fraction for any class of Common Stock as of the record date for the payment of any dividend or distribution on any class of Common Stock and as of the end of each fiscal quarter of the Company shall be filed by the Secretary of the Company in the records of the actions of the Board of Directors not later than ten days after such date.

  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

  "Publicly Traded" shall mean, with respect to any security:

    (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law); and

    (ii) listed for trading on the New York Stock Exchange or the America Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the NASDAQ National Market (or any successor market system).

  "Related Business Transaction" shall mean any Disposition of all or substantially all of the businesses, assets, properties and liabilities attributed to the Global Crossing Group or the GlobalCenter Group, as the case may be, in a transaction or series of related transactions that result in the Company, one or more of its Subsidiaries or the holders of Common Stock receiving in consideration of such businesses, assets, properties and liabilities primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which:

    (i) acquires such assets or properties or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such assets or properties or controls such acquiror or successor; and

    (ii) the Board of Directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition.

  "Repurchase Date" shall mean the date fixed by the Board of Directors as the effective date for a repurchase of shares of any class of Common Stock, as set forth in a notice to holders thereof required pursuant to Section 4(H)(iii),
Section 4(H)(iv) or Section 4(H)(vi).

  "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

  "Substantially all of the business, properties and assets" shall have the meaning specified in Section 4(C)(ii) or Section 4(F)(ii), as applicable.

  "Tax Event" shall mean receipt by the Company of an opinion of tax counsel to the effect that, as a result of (a) any amendment to, clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of Bermuda or the United States or any political subdivision or taxing authority thereof or therein (including, but not limited to, the enactment of any legislation, the publication of any judicial or regulatory decision, determination or pronouncement or any announced proposed change in law by an applicable legislative committee or the chair thereof (but not including a legislative proposal by an administration until acted upon by the applicable legislative committee or chair thereof)), regardless of whether such amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving the Company, the Global Crossing Group or the GlobalCenter Group and whether or not subject to appeal, there is more than an insubstantial risk that:

    (b)(i) any issuance of Global Crossing Group Stock or GlobalCenter Group Stock would be treated for tax purposes as a sale or other taxable disposition by the Company or any of its subsidiaries of any of the assets, operations or relevant subsidiaries to which the Global Crossing Group Stock or GlobalCenter Group Stock relates;

    (ii) the issuance or existence of Global Crossing Group Stock or GlobalCenter Group Stock would subject the Company, its subsidiaries or affiliates, or any of their respective successors or shareholders, to the imposition of tax or to other adverse tax consequences that, in the reasonable discretion and good faith of the Company, are more than de minimis; or

    (iii) either Global Crossing Group Stock or GlobalCenter Group Stock is not or, at any time in the future will not be, treated for tax purposes solely as common stock of the Company.

  For purposes of rendering such an opinion, tax counsel will assume that any such legislative or administrative proposals will be adopted or enacted as proposed. For the avoidance of doubt, a tax event does not include the occurrence of any of the events listed in (a) above, if, as a result of a "grandfathering" provision, such event results in not more than an insubstantial risk that the issuance or existence of either Global Crossing group stock or GlobalCenter group stock would result in any of the consequences described in (b) above.

  "Trading Day" shall mean each weekday other than any day on which the relevant class of Common Stock of the Company is not traded on any national securities exchange or quoted on the NASDAQ National Market or otherwise in the over-the-counter market.

  Section 8. Headings. The headings of the paragraphs of this Schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

  Section 9. Bye-Laws. This Schedule shall be attached to the Bye-Laws of the Company but shall not form part of such Bye-Laws.

  IN WITNESS WHEREOF, the Company has caused this Certificate of Designations
to be duly signed on its behalf on this          day of        , 2000.

                                          GLOBAL CROSSING LTD., a company
                                          incorporated under the laws of
                                          Bermuda

                                          By:
                                             ----------------------------------
                                             Name:

                                                                       ANNEX III

                           POLICY STATEMENT REGARDING
        GLOBAL CROSSING GROUP STOCK AND GLOBALCENTER GROUP STOCK MATTERS

1. General Policy

  It is the policy of the Board of Directors of Global Crossing Ltd. ("Global Crossing") that:

    (A) all material matters as to which the holders of Global Crossing Group Stock and GlobalCenter Group Stock may have potentially divergent interests shall be resolved in a manner that the Board of Directors or the Capital Stock Committee of the Board of Directors determines to be in the best interests of Global Crossing, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate series of Common Stock of Global Crossing; and

    (B) a process of fair dealing will govern the relationship and the means by which the terms of any material transaction between the Groups will be determined, pursuant to which matters will be resolved in an equitable and impartial manner.

2. Role of Capital Stock Committee

  The Capital Stock Committee will have and exercise such powers, authority and responsibilities as the Board may delegate to such Committee, which will initially include authority to (a) interpret, make determinations under, and oversee the implementation of these policies, (b) adopt additional general policies governing the relationship between the Global Crossing Group and the GlobalCenter Group, and (c) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties. In making determinations in connection with these policies, the members of the Board and the Capital Stock Committee will act in a manner consistent with their fiduciary duty to consider whether a proposed action is for the overall benefit of Global Crossing Ltd. pursuant to legal guidance concerning these fiduciary obligations under applicable law.

3. Corporate Opportunities

  The Board of Directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Global Crossing Group and the GlobalCenter Group, in whole or in part, in a manner it considers to be in the best interests of Global Crossing as contemplated by this Policy Statement. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board of Directors in its business judgment or in accordance with procedures adopted by the Board of Directors from time to time to ensure that decisions will be made in the best interests of Global Crossing. Any such allocation may involve the consideration of a number of factors that the Board of Directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of a Group's business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

4. Relationships Between Groups

  Global Crossing will seek to manage the Global Crossing Group and the GlobalCenter Group in a manner designed to maximize the operations, unique assets and values of both Groups, and with complementary deployments of personnel, capital and facilities.

  (A) Exclusive Provision of Services

    (i) The Global Crossing Group will be the exclusive provider of GBLX Services to the GlobalCenter Group. As such, the Global Crossing Group will have the exclusive right to provide GBLX Services and related products and services to the GlobalCenter Group.

                                     III-1

  For purposes of the foregoing, "GBLX Services" means:

      (a) Internet Protocol transit service.

      (b) Dedicated Internet access.

      (c) Dial Internet access.

      (d) IP virtual private network.

      (e) IP exchange services--conditioned space for GBLX customers' routers for interconnection with GBLX and other provider networks.

    (ii) The GlobalCenter Group will be the exclusive provider of GCTR Services to the Global Crossing Group. As such, the GlobalCenter Group will have the exclusive right to provide GCTR Services and related products and services to the Global Crossing Group.

  For purposes of the foregoing, "GCTR Services" means:

      (a) Complex web hosting--Data Centers conditioned space and related services.

      (b) Data Center professional services--consulting, engineering, and other technology support services.

      (c) Data Center equipment hardware and software sales and support.

      (d) Value added services to support hosting and distribution, including but not limited to:

                     .  Storage-on-demand

                     .  Database

                     .  Security

                     .  Consulting services

                     .  Disaster recovery

                     .  Application hosting

                     .  Monitoring

                     .  Staging, sparing and laboratory test services

                     .  Managed services

  (B) Network and Service Management

    (i) Network and Services Management Committee.

      A committee of three senior executives from each Group will be formed to provide management and direction designed to fully implement this Policy with respect to the various services to be provided by one Group to the other (the "Network and Services Management Committee"). In

                                     III-2
    particular, the Network and Services Management Committee will (1) review and agree on data center bandwidth requirements by location and volume, (2) review and agree on network expansion plans as required to support the data centers and (3) establish service level targets for the data center connections and track performance against those targets.

    (ii) Service Level Agreement.

      Each Group will guarantee a level of service for the services it provides to the other Group that meets the standards committed to by the other Group to its customers and which have been approved by the Network and Services Management Committee.

    (iii) Monitoring.

      The GlobalCenter Group will have the right to monitor from its Data Center the related portion of the Global Crossing Internet Protocol network that the GlobalCenter Group relies upon to provide services to its customers as part of an integrated service offering. The monitoring rights will give the GlobalCenter Group the capability to view and monitor the end-to-end service in the same manner that the Global Crossing Group views the network. As determined by the Network and Services Management Committee, the GlobalCenter Group will either become one of or have the same monitoring capabilities as one of the Global Crossing network operations centers.

  (C) Terms of Inter-Group Transactions. All material transactions between the Global Crossing Group and the GlobalCenter Group which are determined by the Board of Directors to be in the ordinary course of business, including those described in Paragraph 4(A), are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings with unrelated third parties, taking into account a number of factors, including quality, availability, volume and pricing. In particular, the pricing for the access to its network provided by the Global Crossing Group to the GlobalCenter Group will be preferred market-based pricing, taking into account volume, term, the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing Group.

  (D) Marketing of Services. As a general matter, each Group will continue to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own selected sales channels. In addition, each Group will cooperate with the other in providing the use of their respective sales channels to offer their respective services. Each Group will operate in a manner that takes into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the two Groups.

  (E) Transfers of Other Assets and Liabilities. The Board of Directors may reallocate assets (including cash) and liabilities between the Global Crossing Group and the GlobalCenter Group in addition to transfers resulting from commercial transactions which the Board of Directors determines to be in the ordinary course of business of the Groups described in Paragraph 4(C). Any reallocation of assets and liabilities between the Groups not in the ordinary course of their respective businesses shall be effected by:

    (i) the reallocation by the transferee Group to the transferor Group of other assets or consideration or liabilities;

    (ii) the creation of inter-group debt owed by the transferee Group to the transferor Group;

    (iii) the reduction of inter-group debt owed by the transferor Group to the transferee Group;

    (iv) the creation of, or an increase in, an Inter-Group Interest in the transferee Group held by the transferor Group;

    (v) the reduction of an Inter-Group Interest in the transferor Group held by the transferee Group; or

    (vi) a combination of any of the foregoing,


                                     III-3
in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group and, in the case of the creation of or an increase or decrease in an Inter-Group Interest, in accordance with the provisions of the Certificate of Designations. For these purposes, the fair value of the assets or liabilities transferred will be determined by the Board of Directors in its sole discretion. The Board of Directors will approve any creation of, or increase or decrease in, an Inter-Group Interest.

  (F) Cash Management. Global Crossing will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of debt and the issuance and repurchase of Common Stock and preferred stock for the account of each Group.

  (G) Financing Arrangements. Loans from the Global Crossing or the GlobalCenter Group to the other Group will be made at the weighted average interest rate of the consolidated indebtedness of Global Crossing Ltd. and on such other terms and conditions as the Board of Directors or the Capital Stock Committee of the Board of Directors determines to be in the best interests of Global Crossing. Any fees incurred in connection with debt incurred for a particular Group will be allocated to the borrowing Group.

  (H) Intellectual Property. Global Crossing will manage on a centralized basis the intellectual property of Global Crossing attributed to the Groups, except that the GlobalCenter Group will manage the intellectual property attributed to it that is owned by the companies in the GlobalCenter Group.

  Each Group will have the right to use the intellectual property attributed to the other Group for appropriate business activities on appropriate terms.

  Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the Group that paid to develop the intellectual property sold or licensed. If the intellectual property being sold or licensed was jointly developed by the Groups and the Groups agree to allocate fees obtained in proportion to the development costs incurred by each Group, then any fees obtained through the sale or licensing will be so allocated. If such intellectual property was not predominantly developed by any one Group or was jointly developed by the Groups but the Groups do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through such sale or licensing will be allocated using the same general allocation as overhead expenses.

5. Dividend Policy

  Subject to the limitations set forth in the Certificate of Designations, any preferential rights of any series of preferred stock of Global Crossing, and to the limitations of applicable law, holders of shares of Global Crossing Stock or GlobalCenter Stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board of Directors.

  The payment of dividends on either class of Common Stock will be a business decision to be made by the Board of Directors from time to time based upon the results of operations, financial condition and capital requirements of the relevant Group and such other factors as the Board of Directors considers relevant. Payment of dividends may be restricted by loan agreements, indentures and other transactions entered into by Global Crossing from time to time. Because both Groups are expected to require significant capital commitments to finance their respective operations and fund future growth, Global Crossing does not expect to pay any dividends on either class of Common Stock for the foreseeable future.

6. Financial Reporting; Allocation Matters

  (A) Financial Reporting. Global Crossing will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of Global Crossing and combined financial statements of each of the Global Crossing Group and the GlobalCenter Group for so long as the related class of Common Stock is outstanding. The combined financial

                                     III-4
statements of each Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

  (B) Shared Corporate Services. A portion of Global Crossing's shared corporate services (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning, investor relations and corporate technology) will be allocated to the Global Crossing Group and the GlobalCenter Group based upon specific identification of such services used by that Group. Where determinations based on use alone are impracticable, other methods and criteria shall be used that management believes are fair and provide a reasonable estimate of the cost attributable to the Groups.

7. GlobalCenter Inc. Board of Directors

  The board of directors of GlobalCenter Inc. shall at all times be composed of six directors nominated by the Board of Directors of Global Crossing Ltd. and five directors nominated by the Chief Executive Officer of GlobalCenter Inc. The board of directors of GlobalCenter Inc. shall have the authority to:

    (i) appoint officers of GlobalCenter Inc.;

    (ii) approve the budget of the GlobalCenter Group;

    (iii) approve any acquisitions of businesses that are attributed to the GlobalCenter Group;

    (iv) approve the incurrence of indebtedness at GlobalCenter Inc. of up to 25% of the market capitalization of GlobalCenter group stock; and

    (v) approve the issuance of capital stock of GlobalCenter Inc. or the issuance of GlobalCenter group stock by Global Crossing Ltd.

With respect to the last three items, the board of directors of GlobalCenter Inc. shall only have such authority to the extent that such actions would not have any adverse effect on Global Crossing Ltd.

8. Amendment and Modification of Policy

  This Policy Statement and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board of Directors, and the Board of Directors may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board of Directors may determine, consistent with its fiduciary duties to Global Crossing.

9. Definitions

  Capitalized terms not defined in this Policy Statement shall have the meanings set forth in the Certificate of Designations. "Certificate of Designations" means the Certificate of Designations of Global Crossing Group Stock and GlobalCenter Group Stock, as amended from time to time.

                                     III-5

                                                                 ANNEX IV

                               GLOBALCENTER

                             MANAGEMENT STOCK PLAN

                        EFFECTIVE AS OF JANUARY 7, 2000

Section 1. Introduction.

  The Company's Board of Directors adopted this Plan as of January 7, 2000. The Board of Directors of Global Crossing Ltd. ratified this Plan as of April 12, 2000. To the extent Incentive Stock Options will be granted under the Plan, the stockholders of the Company and Global Crossing Ltd. will approve the Plan pursuant to the rules of Code Section 422. The Plan is effective as of January 7, 2000 (the "Effective Date").

  The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such selected persons to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

  The Plan seeks to achieve this purpose by providing for Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options) and Awards of Restricted Stock.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or Stock Option Agreement or Restricted Stock Agreement.

Section 2. Definitions.

  (a) "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual's "Service," this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

  (b) "Award" means any award of an Option or Restricted Stock under the Plan.

  (c) "Board" means the Board of Directors of Global Crossing Ltd., as constituted from time to time.

  (d) "Change In Control" except as may otherwise be provided in the Stock Option Agreement or Restricted Stock Agreement, means the occurrence of any of the following:

    (i) any Person (other than a Person holding securities representing 10% or more of the combined voting power of the Company's outstanding securities as of the Effective Date, the Company, any trustee or other fiduciary holding securities under any of the Company's employee benefit plans, or any company owned, directly or indirectly, by the Company's stockholders in substantially the same proportions as their ownership of the Company's stock), becomes the Beneficial Owner, directly or indirectly, of the Company's securities, representing 30% or more of the combined voting power of the Company's then-outstanding securities;

    (ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in (i), (iii) or (iv) of this definition, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

    (iii) The Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the Company's stockholders immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the Company's voting securities or the voting securities of such surviving entity outstanding immediately after such merger or consolidation; or

    (iv) The complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than the Company's liquidation into a wholly-owned subsidiary.

  For the purposes of this definition the term "Beneficial Owner" means a "beneficial owner," as such term is defined in Rule 13d-3 under the Exchange Act, and "Person" means a "person," as such term is used for purposes of
Section 13(d) or Section 14(d) of the Exchange Act.

  (e) "Code" means the Internal Revenue Code of 1986, as amended.

  (f) "Committee" means a committee consisting of one or more members of the Board that is appointed by the Board (as described in Section 3) to administer the Plan.

  (g) "Common Stock" means the Company's common stock, $0.001 par value per Share.

  (h) "Company" means GlobalCenter Inc., a Delaware corporation.

  (i) "Consultant" means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate other than as an Employee or Director or Non-Employee Director.

  (j) "Director" means a member of the Company's Board of Directors.

  (k) "Disability" means an illness or disability which has rendered the Employee or Director unable to perform on a full-time basis the duties of his or her employment for a period of more than twelve months during any twenty-four -month period.

  (l) "Employee" means any individual who is a common-law employee of the Company.

  (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (n) "Exercise Price" means the amount for which an Option may be exercised, as specified in the applicable Stock Option Agreement.

  (o) "Fair Market Value" means the market price of Stock, determined by the Committee as follows:

    (i) If the Stock were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

    (ii) If the Stock were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date;

    (iii) If the Stock were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

    (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

  Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal. Such determination shall be conclusive and binding on all persons.

  (p) "Grant" means any grant of an Option under the Plan.

  (q) "Incentive Stock Option" or "ISO" means an incentive stock option described in Code section 422(b).

  (r) "Nonstatutory Stock Option" or "NSO" means a stock option that is not an ISO.

  (s) "Option" means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

  (t) "Optionee" means an individual, estate or other entity that holds an Option.

  (u) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

  (v) "Participant" means an individual or estate or other entity that holds an Award.

  (w) "Plan" means this GlobalCenter Management Stock Plan as it may be amended from time to time.

  (x) "Qualified Public Offering" means a bona fide initial public offering of the Company's stock listed on a public exchange and/or a bona fide offering by Global Crossing Ltd. of the Tracking Stock listed on a public exchange.

  (y) "Restricted Stock" means a Share awarded under the Plan.

  (z) "Restricted Stock Agreement" means the agreement described in Section 8 evidencing each Award of Restricted Stock.

  (aa) "Securities Act" means the Securities Act of 1933, as amended.

  (bb) "Service" means service as an Employee, Director, Non-Employee Director or Consultant.

  (cc) "Shares" and "Stock" shall be used interchangeably to mean one share of Company Common Stock or one share of Tracking Stock issued by Global Crossing Ltd.

  (dd) "Stock Option Agreement" means the agreement described in Section 6 evidencing each Grant of an Option.

  (ee) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

  (ff) "Termination Without Cause" shall mean termination from Service for any reason other than:

    (i) conviction of a felony; or conviction of a crime of moral turpitude which causes serious economic injury or serious injury to the Company's reputation; or

    (ii) material breach of the Proprietary Information Agreement attached hereto as Exhibit "A" and incorporated herein by reference; or

    (iii) fraud or embezzlement; intentional misconduct or gross negligence which has caused serious and demonstrable injury to the Company or its affiliates; or

    (iv) egregious performance or failure to perform Employee or Director's duties; provided that a failure to achieve performance objectives shall not by itself constitute grounds for Termination for Cause; or

    (v) inability to perform duties by reason of a final, non-appealable determination by a court or arbitration board.

  (gg) "Tracking Stock" means a tracking stock issued by Global Crossing Ltd., registered on a publicly traded exchange, to track the business of the Company. Issuance of the Tracking Stock is subject to approval of the holders of Global Crossing Ltd. common stock pursuant to Bermuda law.

  (hh) "10-Percent Shareholder" means an individual who owns more than ten percent (10%) of the total Combined Voting Power of all classes of outstanding stock of the company, its parent or any of its subsidiaries. In determining stock ownership, the attribution rules of section 424(d) of the code shall be applied.

Section 3. Administration.

  (a) Committee Composition. A Committee appointed by the board shall administer the Plan. The Board shall designate one of the members of the Committee as chairperson. If no Committee has been approved, the entire Board shall constitute the committee. Members of the committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

  With respect to officers or directors subject to Section 16 of the Exchange Act, the Committee shall consist of those individuals who shall satisfy the requirements of Rule 16b-3 (or its successor) under the Exchange Act with respect to Awards granted to persons who are officers or directors of the Company under Section 16 of the Exchange Act.

  The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not qualify under Rule 16b-3, who may administer the Plan with respect to Key Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

  (b) Authority of the Committee. Subject to the provisions of the Plan and approval by the Global Crossing Ltd. Compensation Committee, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

    (i) selecting Employees, Directors and Consultants who are to receive Awards under the Plan;

    (ii) determining the type, number, vesting requirements and other features and conditions of such Awards;

    (iii) interpreting the Plan; and

    (iv) making all other decisions relating to the operation of the Plan.

  The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. Except as provided above, the Committee's determinations under the Plan shall be final and binding on all persons.

  (c) Indemnification. Each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement or any Restricted Stock Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, further, that such member shall not be indemnified for actions taken by him or her in bad faith. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

  (d) Financial Reports. To the extent required by applicable law, the Company shall furnish to Optionees the Company's summary financial information including a balance sheet regarding the Company's financial condition and results of operations, unless such Optionees have duties with the Company that assure them access to equivalent information. Such financial statements need not be audited.

Section 4. Eligibility.

  (a) General Rules. Only Employees, Directors and Consultants shall be eligible for Awards by the Committee.

  (b) Incentive Stock Options. Only Employees who are common-law employees of the Company shall be eligible for the grant of ISOs. In addition, an Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

Section 5. Shares Subject to Plan.

  (a) Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Stock or treasury Stock. The aggregate number of Stock reserved for Awards under the Plan shall not exceed 10% of the outstanding Stock of the Company upon adoption of the Plan, subject to adjustment pursuant to Section 9.

  (b) Additional Shares. If Awards are forfeited or terminate for any other reason before being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan.

  (c) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

  (d) Limits on Options and SARs. No Employee, Director or Consultant shall receive Options and/or SARs to purchase Shares during any fiscal year covering in excess of 5.5% of the outstanding Shares of the Company upon adoption of the Plan, subject to adjustment pursuant to Section 9.

  (e) Limits on Restricted Stock. No Employee, Director or Consultant shall receive Award(s) of Restricted Stock during any fiscal year covering in excess of 5.5% of the outstanding Shares of the Company upon adoption of the Plan, subject to adjustment pursuant to Section 9.

Section 6. Terms and Conditions of Options.

  (a) Stock Option Agreement. Each Grant under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

  (b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9.

  (c) Exercise Price. An Option's Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. To the extent required by applicable law the Exercise Price of an ISO shall not be less than 100% of the Fair Market Value (110% for 10-Percent Shareholders) of a Share on the date of Grant.

  (d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed ten (10) years from the date of Grant. An ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five (5) years. No Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's Service. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option.

  (e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

  (f) Transferability of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee.

  (g) Restrictions on Transfer. Any Shares issued upon exercise of an Option shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Stock generally and shall also comply to the extent necessary with applicable law.

Section 7. Payment for Option Shares.

  (a) General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows:

    (i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

    (ii) In the case of an NSO granted under the Plan, the Committee may in its discretion, at any time accept payment in any form(s) described in this
  Section 7.

  (b) Same Day Sale. Following a Qualified Public Offering, by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price.

Section 8. Terms and Conditions for Awards of Restricted Stock.

  (a) Time, Amount and Form of Awards. Awards under the Plan may be granted in the form of Restricted Stock.

  (b) Restricted Stock Agreement. Each Award of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the Participant and the Company. Such Award shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Restricted Stock Agreement. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

  (c) Payment for Restricted Stock. Restricted Stock may be issued with or without cash consideration under the Plan.

  (d) Vesting Conditions. Each Award of Restricted Stock shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant's death, Disability or retirement or other events.

  (e) Assignment or Transfer of Restricted Stock. Except as provided in Section 12, or in a Restricted Stock Agreement, or as required by applicable law, a Restricted Stock granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(e) shall be void. However, this Section 8(e) shall not preclude a Participant from designating a beneficiary who will receive any outstanding Restricted Stocks in the event of the Participant's death, nor shall it preclude a transfer of Restricted Stocks by will or by the laws of descent and distribution.

  (f) Trusts. Neither this Section 8 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Stock to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant's death, or (b) the trustee of any other trust to the extent approved in advance by the Committee in writing. A transfer or assignment of Restricted Stock from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Restricted Stock held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Restricted Stock Agreement, as if such trustee were a party to such Agreement.

  (g) Voting and Dividend Rights. The holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Stock invest any cash dividends received in additional Restricted Stock. Such additional Restricted Stock shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Stock shall not reduce the number of Shares available under Section 5.

Section 9. Adjustment Upon Certain Events.

  (a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or any distribution to shareholders of Shares other than regular cash dividends or any transactions similar to the foregoing, the Committee shall make such appropriate and equitable adjustment as it deems necessary in the number and kind of Shares or other securities issued or reserved for issuance under the Plan or pursuant to an outstanding Award or in the Exercise Price of any outstanding Award. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

  (b) Merger, Reorganization or Change in Control. In the event the Company is party to a merger or other reorganization, or in the event of a Change in Control, outstanding Awards shall be subject to the agreement of merger or reorganization, and the Committee shall make such appropriate and equitable adjustment as it deems necessary in the number and kind of Shares or other securities issued or reserved for issuance under the Plan or pursuant to an outstanding Award or in the Exercise Price of any outstanding Award. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

  (c) Tracking Stock. At the discretion of the Optionee, the Option shall be exercisable either for a percentage of Shares of common stock of the Company or for a percentage of shares of the Tracking Stock equal to the percentage of Shares subject to the Option, after taking into account the value of Company Inter-Group Interests of Global Crossing Ltd. in the Company, subject to such appropriate and equitable adjustment as the Committee deems necessary in the number and kind of Shares or other securities issued or reserved for issuance under the Plan or pursuant to an outstanding Award or in the Exercise Price of any outstanding Award, but without any adverse effect upon the Optionee. As used herein, "Inter-Group Interests" has the meaning given in that certain Certificate of Designations attached as a schedule to the Bye Laws of Global Crossing Ltd.

  (d) Participant Rights. Except as provided in this Section 9, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

Section 10. Limitations on Rights.

  (a) Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company's Certificate of Incorporation and Bylaws and a written employment agreement (if any).

  (b) Stockholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Section 9.

  (c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Section 11. Withholding Taxes.

  (a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

  (b) Share Withholding. If a public market for the Company's Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

Section 12. Duration and Amendments.

  (a) Term of the Plan. The Plan, as set forth herein, shall become effective as of the date of its adoption by the Company's Board of Directors, subject to ratification by the Board and the stockholders of the Company and Global Crossing Ltd. In the event that the stockholders of the Company and of Global Crossing Ltd. fail to approve the Plan within twelve (12) months after its adoption, any ISOs awarded shall be null and void and no additional ISOs shall be awarded. To the extent required by applicable law, the Plan shall terminate on the date that is ten (10) years after its adoption by the Board and may be terminated on any earlier date pursuant to Section 13(b).

  (b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not affect adversely any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan's termination. An amendment of the Plan shall be subject to the approval of the Company's stockholders and the stockholders of Global Crossing Ltd. only to the extent required by applicable laws, regulations or rules.

Section 13. Execution.

  To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.


                                          GLOBALCENTER INC.

                                                      Mark J. Coleman
                                          By___________________________________
                                                     Mark J. Coleman
                                                Executive Vice President &
                                                      General Counsel

                                          GLOBAL CROSSING LTD.

                                                      James C. Gorton
                                          By___________________________________
                                                     James C. Gorton
                                                  Senior Vice President &
                                                      General Counsel

                                                                    ANNEX V

                               GLOBALCENTER

                                2000 STOCK PLAN

1. Purpose of the Plan

  The purpose of the Plan is to aid the Company and its Subsidiaries in recruiting and retaining key individuals of outstanding ability and to motivate such individuals to exert their best efforts on behalf of the Company and its Subsidiaries by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key individuals will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2. Definitions

  The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

    (a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

    (b) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

    (c) Beneficial Owner: A "beneficial owner", as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

    (d) Board: The Board of Directors of the Company.

    (e) Change in Control: The occurrence of any of the following events:

      (i) any Person (other than a Person holding securities representing 10% or more of the combined voting power of the Company's outstanding securities as of the Effective Date, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, (a) in excess of the interest in the Company held by the shareholders of the Company as of the Effective Date (or their heirs or distributors by will or the laws of descent and distribution) and (b) representing 30% or more of the combined voting power of the Company's then-outstanding securities;

      (ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(e)(i),
    (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's shareholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

      (iii) the shareholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

      (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.

    (f) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

    (g) Committee: The Board.

    (h) Company: Global Crossing Ltd.

    (i) Disability: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

    (j) Effective Date: The date of initial issuance to the public of Shares.

    (k) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

    (l) IS0: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

    (m) LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

    (n) Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

    (o) Option: A stock option granted pursuant to Section 6 of the Plan.

    (p) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

    (q) Participant: An individual who is selected by the Committee to participate in the Plan.

    (r) Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

    (s) Person: A "person", as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

    (t) Plan: The GlobalCenter 2000 Stock Plan.

    (u) Public Offering: A sale of shares of the Company's common stock to the public pursuant to a registration statement under the Securities Act of 1933, as amended, that has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4 or Form S-8, or any other successor or other forms promulgated for similar purposes, or a registration statement in connection with an offering to employees of the Company and its Subsidiaries) that results in an active trading market in the Company's common stock; provided, that there shall be deemed to be an "active trading market" if the Company's common stock is listed or quoted on a national stock exchange or the NASDAQ National Market.

    (v) Shares: Shares of stock issued by the Company, registered on a public exchange, that track the business of GlobalCenter Inc.

    (w) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

    (x) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3. Shares Subject to the Plan

  The total number of Shares which may be issued under the Plan is 13,735,294. The maximum number of Shares for which Awards may be granted during a calendar year to any Participant shall be as determined by the Committee from time to time. The Shares may consist, in whole or in part, of unissued Shares or Shares that were issued and subsequently cancelled. The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4. Administration

  The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto). The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

5. Limitations

  No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

  Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

    (a) Option Price. The Option Price per Share shall be determined by the Committee.

    (b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

    (c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses
  (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months, (iii) partly in cash and partly in such Shares, (iv) through the withholding of Shares (which would otherwise be delivered to the Participant) with an aggregate Fair Market Value on the exercise date equal to the aggregate Option Price or (v) through the delivery of irrevocable instruments to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

    (d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of
  Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

7. Terms and Conditions of Stock Appreciation Rights

  (a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement).

  (b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

  (c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

  (d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term "Stock Appreciation Right" is used in the Plan, such term shall include LSARs.

8. Other Stock-Based Awards

  (a) Generally. The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

  (b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins;
(xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs;
(xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be 15,500,000 Shares. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.


9. Adjustments upon Certain Events

  Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

    (a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

    (b) Change in Control. Except as otherwise provided in an Award agreement, in the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.

10. No Right to Employment

  The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company's or Subsidiary's right to terminate the employment of such Participant.

11.  Successors and Assigns

  The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

12. Nontransferability of Awards

  Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.  Amendments or Termination

  The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the shareholders of the Company, would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or
(b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 9(b) of the Plan after the occurrence of a Change in Control.

14.  International Participants

  With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) "covered employees" within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

15.  Choice of Law

  The Plan shall be governed by and construed in accordance with the laws of the State of New York.

16.  Effectiveness of the Plan

  The Plan shall be effective as of the Effective Date. If the Plan is not approved by the shareholders of the Company prior to the first anniversary of the Effective Date, no Awards may be granted thereafter.

                                                              FORM OF PROXY

                                     PROXY

                              GLOBAL CROSSING LTD.

                   Proxy for Special Meeting of Shareholders

                                      , 2000

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary Winnick and Lodwrick M. Cook, and each of them, with power of substitution, as proxies at the special meeting of
shareholders of GLOBAL CROSSING LTD. to be held on          , 2000, and at any
adjournment thereof, and to vote shares of stock of the company which the undersigned would be entitled to vote if personally present.

This proxy will be voted as directed with respect to the proposals referred to in Items 1 through 4 on the reverse side, but in the absence of such direction this proxy will be voted FOR the proposals referred to in Items 1 through 4.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.




  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE  SEE REVERSE
      SIDE                                                         SIDE

[LOGO] Global Crossing(TM)

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

GLC40A
                                  DETACH HERE

[X] Please mark
  votes as in
  this example.

The Board of Directors recommends a vote FOR proposals 1 through 4.

    1.  Proposal to increase            FOR        AGAINST       ABSTAIN
        authorized share capital of     [_]          [_]           [_]
        Global Crossing Ltd.

    2.  Proposal to authorize board     FOR        AGAINST       ABSTAIN
        of directors to establish       [_]          [_]           [_]
        multiple classes of Global
        Crossing common stock and
        redesignate outstanding
        shares of Global Crossing
        common stock as Global
        Crossing group stock.

    3.  Proposal to approve the         FOR        AGAINST       ABSTAIN
        GlobalCenter Management         [_]          [_]           [_]
        Stock Plan.

    4.  Proposal to approve the         FOR        AGAINST       ABSTAIN
        GlobalCenter 2000 Stock         [_]          [_]           [_]
        Plan.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                      [_]

Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Signature: _________ Date: __________     Signature: _________ Date: __________